As filed with the Securities and Exchange Commission, via EDGAR, on May 27, 2004
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form S-11

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

First Potomac Realty Trust

(Exact Name of Registrant as Specified in its Governing Instruments)

7200 Wisconsin Avenue, Suite 310, Bethesda, Maryland 20814

(301) 986-9200
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)

Douglas J. Donatelli

7200 Wisconsin Avenue, Suite 310
Bethesda, Maryland 20814
(301) 986-9200
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

with a copy to:

David C. Wright Edward W. Elmore, Jr. Hunton & Williams LLP Riverfront Plaza, East Tower 951 E. Byrd Street Richmond, Virginia 23219 (804) 788-8200	John J. Jenkins Calfee, Halter & Griswold LLP 1400 McDonald Investment Center 800 Superior Avenue Cleveland, OH 44114 (216) 622-8200

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:     ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:     ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:     ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:     ☐

CALCULATION OF REGISTRATION FEE

Title of Securities Being Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Common Shares of Beneficial Interest, $0.001 par value	$85,790,000	$10,870

(1)	Computed in accordance with Rule 457(o) under the Securities Act.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 27, 2004

PROSPECTUS

4,000,000 Common Shares

First Potomac Realty Trust

      We are offering 4,000,000 common shares of beneficial interest through a syndicate of underwriters.

      Our common shares are traded on the New York Stock Exchange under the symbol “FPO.” The last reported sale price of our common shares on the New York Stock Exchange on May 25, 2004 was $18.65 per share.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

       Investing in our common shares involves risks. See “Risk Factors” beginning on page 14.

	Per Share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds to us (before expenses)	$	$

      We have granted the underwriters an option to purchase up to 600,000 common shares to cover over-allotments.

      We expect that the common shares will be ready for delivery on or about                      , 2004.

KEYBANC CAPITAL MARKETS

The date of this prospectus is                     , 2004.

Suburban Maryland Portfolio

(acquisition pending)

7561 Lindbergh Drive
Gaithersburg, Maryland

6900 English Muffin Way
Frederick, Maryland

Gateway West
Westminster, Maryland

Deer Park
Randallstown, Maryland

4451 Georgia Pacific Blvd.
Frederick, Maryland

15 Worman's Mill Court
Frederick, Maryland

Girard Place
Gaithersburg, Maryland

Girard Business Center
Gaithersburg, Maryland

Gateway Center
Gaithersburg, Maryland

Woodlands Business Center
Largo, Maryland

20270 Goldenrod Lane
Germantown, Maryland

WestPark
Frederick, Maryland

Patrick Center
Frederick, Maryland

Old Courthouse Square
Martinsburg, West Virginia

Aquia Commerce Center I & II

(acquisition pending)

Stafford, Virginia

      No dealer, salesperson or other individual has been authorized to give any information or to make any representation other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us or the underwriters. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained in this prospectus is correct as of any time subsequent to the date of this prospectus or dates indicated in this prospectus.

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SUMMARY

      The following summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus, including “Risk Factors,” before making a decision to invest in our common shares. In this prospectus, unless the context suggests otherwise, (i) references to “our company,” “the company,” “we,” “us” and “our” mean First Potomac Realty Trust, including First Potomac Realty Investment Limited Partnership, our operating partnership, and our other subsidiaries and their predecessor entities and (ii) the information assumes the sale of 4,000,000 shares in this offering at $18.65, the closing price of our common shares on the New York Stock Exchange on May 25, 2004, and no exercise by the underwriters of their over-allotment option to purchase up to an additional 600,000 common shares.

Our Company

      We are a self-managed, self-administered real estate investment trust, or REIT, that owns and operates industrial and flex properties in the Washington, D.C. metropolitan area and other major markets in Virginia and Maryland, which we collectively refer to as the southern Mid-Atlantic region. We closed our initial public offering on October 28, 2003 and raised net proceeds of approximately $118.0 million. We used the proceeds to repay debt, including prepayment fees, to acquire the remaining joint venture interests in four of our properties and to acquire five additional properties. We own our properties through our operating partnership. Our current portfolio consists of 18 industrial and flex properties totaling approximately 3.0 million rentable square feet.

      Our senior management team, led by Douglas J. Donatelli, our President and CEO, and Louis T. Donatelli, Chairman of our Board of Trustees, averages more than 20 years of real estate experience in the Washington, D.C. metropolitan area. All of the members of our senior management team are natives of the areas where our properties are located. Our senior management team and trustees together beneficially own approximately 10.4% of the equity interests in our company, through ownership of our common shares and units of limited partnership interest in our operating partnership.

      We seek to acquire properties that can benefit from active property management to increase their profitability and value. Our portfolio contains a mix of single-tenant and multi-tenant industrial and flex properties. Industrial properties generally are used as warehouse, distribution and manufacturing facilities, while flex properties combine office building features with industrial property space.

      The properties that we have acquired since our initial public offering fit our strategy. These properties were, on average, 73% leased at the time of our acquisition but, nonetheless, generated an unleveraged average return based on their in-place property level operating income at the time of acquisition of approximately 8.5%. As of April 30, 2004, we had increased the average occupancy of these newly acquired properties to 80%. When combined with the portfolio we held prior to our initial public offering, which was 94% leased at April 30, 2004, our total portfolio was 90% leased as of April 30, 2004, to a total of 176 tenants. Our largest tenant is the U.S. Government, which leases approximately 550,000 square feet under 17 leases, representing approximately 25% of our annualized base rent as of April 30, 2004.

      We recently entered into a contract to purchase a portfolio of 14 properties (26 buildings) containing approximately 1.4 million rentable square feet located primarily in the Maryland suburbs of Washington, D.C., which we refer to as the “Suburban Maryland Portfolio,” for $123.0 million. Additionally, we have entered into a contract to purchase Aquia Commerce Center I & II, comprised of two buildings containing approximately 64,000 rentable square feet in Stafford, Virginia, for $11.2 million. We refer to the Suburban Maryland Portfolio and Aquia Commerce Center I & II in this prospectus as our “acquisition properties.” In the aggregate, our acquisition properties total approximately 1.5 million rentable square feet with current annualized base rent of approximately $13.0 million and average occupancy at April 30, 2004 of 93%. In addition to industrial and flex properties, the Suburban Maryland Portfolio includes four non-core properties comprised of three multi-story office buildings and one retail property. These non-core properties comprise approximately 24% of the rentable square footage and approximately 28% of the annualized base rent of the Suburban Maryland Portfolio at April 30, 2004. We intend to sell these non-core properties when practicable. However, all of the properties included in the Suburban Maryland Portfolio are financed by a single first mortgage loan with an outstanding balance of approximately $78.0 million at March 31, 2004. This financing, which we are assuming in connection with the acquisition, will limit our ability to sell these properties prior to the loan’s maturity in September 2008. Our acquisition of the acquisition properties is subject to satisfactory completion of due diligence and customary closing conditions, including lender approval of our assumption of the outstanding mortgage debt. We expect to complete these acquisitions by the end of July 2004.

Our Market

      Ownership of industrial and flex properties in the southern Mid-Atlantic region is highly fragmented. According to a report by Delta Associates, a real estate market research firm, the southern Mid-Atlantic region contains more than 475 million square feet of industrial and flex property, which we estimate have an aggregate fair market value of more than $25 billion based on our knowledge of comparable per square foot sale prices of these property classes in this region. According to CoStar Group, a real estate market research firm, these properties are owned by hundreds of different owners, ranging from large institutional investors to small investors and owner/ occupants, with no single owner holding a significant share of the property market. For example, in our primary market, the Washington, D.C. metropolitan area, the largest owner of industrial and flex property, as measured by square footage, owns approximately 1.5% and the top five owners collectively own less than 7% of the industrial and flex market.

      The Washington, D.C. metropolitan area, our largest target market, has one of the most stable economies in the country, primarily attributable to the presence of the U.S. Government and private contractors that service the U.S. Government. The private sector is supported by the procurement spending of the U.S. Government, which has enhanced the area’s technology industry and tempered the negative impact of national economic cycles. The Washington, D.C. area is the country’s sixth largest metropolitan area in population, fifth in jobs and fourth in economic output according to the report by Delta Associates. The report also states that the area has 5.2 million residents, 3.5 million jobs, a 2002 gross regional product of $236.5 billion and more jobs per household than any other metropolitan area in the country.

      Our other principal markets are the Norfolk, Virginia, Baltimore, Maryland and Richmond, Virginia metropolitan areas. Norfolk is home to the largest military station in the world, according to the United States Navy, and has an even larger percentage of federal government employees than Washington, D.C. The Baltimore metropolitan area, with approximately 157 million square feet of industrial space, has recently strengthened its position as a major trade and distribution center with strong employment growth in wholesale and retail trade. Richmond, the capital of Virginia, is strategically located in the middle of the eastern seaboard, equidistant between Boston and Atlanta.

      Increased defense spending by the U.S. Government and creation of the Department of Homeland Security has begun to benefit the industrial and flex market in the southern Mid-Atlantic region. Over the two most recently completed quarters, we experienced increased leasing and reduced vacancy in our target markets, which we attribute, at least in part, to this additional spending. We believe that additional defense and homeland security related spending will continue to create further demand for industrial and flex property in our markets.

Our Strategy

      Our operating partnership was formed in 1997 to leverage our management’s knowledge of and experience in the southern Mid-Atlantic real estate market to create the leading industrial and flex property owner in the region. We believe that the large number of properties meeting our investment criteria and the fragmented ownership of industrial and flex property in the region create an opportunity for us to achieve this goal.

      We typically seek to acquire individual properties or portfolios that are smaller in transaction size than those pursued by many institutional investors, such as Aquia Commerce Center I & II, often enabling us to avoid competitively bid acquisitions. The Suburban Maryland Portfolio is a large transaction, but represents a unique opportunity for us to acquire a large portfolio of industrial and flex properties in one of our target markets. We typically finance our properties with fixed-rate first mortgage debt financing at levels that approximate 50% to 60% of the properties’ value. Our financing strategy is flexible enough to allow us to acquire properties encumbered by non-prepayable debt representing 40% to 60% of the properties’ value, which is an amount often not suited to either private buyers, who generally prefer more debt, or institutional buyers, who generally prefer no debt at all. We believe this strategy allows us to compete effectively to acquire these types of properties.

      We intend to use our contacts, relationships and local market knowledge to continue to identify and opportunistically acquire additional industrial and flex properties in our target markets. We believe that our reputation for superior property management allows us to attract high-quality tenants to the properties that we acquire, enabling us to increase the profitability and value of our properties.

Our Competitive Advantage

      We believe that our business strategy and operating model distinguish us from many other owners, operators and acquirors of real estate in our target markets in a number of ways, including:

•	Experienced Management Team with Large Ownership Stake. Our senior management team averages more than 20 years of real estate experience in the Washington, D.C. area. Our senior management team and our trustees collectively own approximately 10.4% of the equity interests in our company prior to completion of this offering.

•	Focused Strategy. We are the only publicly traded REIT focused primarily on industrial and flex properties in the southern Mid-Atlantic region, which includes some of the largest and most stable markets for properties of this type.

•	Value-Added Management Approach. Through our hands-on approach to management, leasing, renovation and repositioning, we endeavor to add significant value to the properties that we acquire from absentee institutional landlords and smaller, less sophisticated owners, by improving tenant quality and increasing occupancy rates and net rent per square foot.

•	Strong Market Dynamics. Our target markets exhibit stable rental rates, frequent acquisition opportunities, and strong tenant bases, according to Delta Associates. We believe that additional U.S. Government spending for national defense and homeland security will increase demand for industrial and flex space in our markets by both U.S. Government agencies and government contractors.

•	Local Market Knowledge. We have established relationships with local owners, the brokerage community, prospective tenants and property managers in our markets. We believe these relationships enhance our efforts to locate attractive acquisition opportunities and lease space in our properties.

•	Acquisition Opportunities. We believe we have significant opportunities to acquire attractive properties in our target markets that are either below the minimum size thresholds of most institutional investors or that are encumbered by debt in an amount that is not suited to either private buyers, who generally prefer more debt, or institutional buyers, who prefer no debt at all. We believe these acquisitions often yield more attractive pricing than unencumbered properties or larger portfolios that attract institutional interest and more competitive bidding.

•	Favorable Lease Terms. As of April 30, 2004, 127 of our 210 leases (representing 62% of the leased space in our portfolio) are triple net leases, under which tenants are contractually obligated to reimburse us for virtually all costs of occupancy, including property taxes, utilities, insurance and maintenance. In addition, our leases generally provide for rent growth through contractual rent increases.

•	Tenant Mix. As of April 30, 2004, our tenants included the U.S. Government (25% of our annualized base rent), government contractors (23%), Fortune 500 companies (10%) and approximately 130 smaller tenants, most of which hold leases covering less than 15,000 square feet (42%). In our experience, smaller leases generally provide a premium rent per square foot. As of April 30, 2004, the rental rates on our smaller leases were, on average, over 20% higher than the rental rates on our larger leases. We believe our current tenant base provides a desirable mix of stability, diversity and rental growth potential.

•	Participation in General Services Administration’s Advanced Acquisition Program. Our Washington, D.C. area properties generally participate in the General Services Administration’s Advanced Acquisition Program (AAP), which pre-approves Washington, D.C. area landlords to lease space to government agencies. We intend to include all of our eligible properties in the AAP program.

Summary Risk Factors

      You should carefully consider the matters discussed in the “Risk Factors” section prior to deciding whether to invest in our common shares. Some of these risks include:

•	if we are unable to complete our acquisitions under contract in a timely fashion or at all, we will have no designated use for the proceeds of this offering and may experience delays in locating and securing attractive alternative investments;

•	we recently have experienced rapid growth and may not be able to adapt our management and operational systems to respond to the acquisition and integration of a large portfolio, such as the Suburban Maryland Portfolio, or any additional acquisitions in the future, without unanticipated disruption or expense;

•	the ownership and management of the multi-level office buildings and retail properties included in the Suburban Maryland Portfolio differ from industrial and flex properties and we may experience difficulties in managing these properties;

•	we are subject to the credit risk of our tenants, which may fail to make lease payments and thereby cause a significant decrease in our revenues;

•	loss of a significant tenant could lead to a substantial decrease in our cash flow and an impairment of the value of our properties;

•	we have a limited operating history as a REIT and limited experience operating a public company;

•	our debt level may have a negative impact on our ability to make distributions to our shareholders and pursue our business plan;

•	we compete with other parties for tenants and property acquisitions and many of these parties have substantially greater resources than we have;

•	all of our properties are located in the southern Mid-Atlantic region, making us vulnerable to changes in economic conditions in that region, including the adverse impacts of decreased government spending;

•	we may be unable to renew expiring leases or re-lease vacant space on a timely basis or on attractive terms, which could significantly decrease our cash flow;

•	our rights and the rights of our shareholders to take action against our trustees and officers are limited, which could limit your recourse in the event of actions not in your best interests;

•	real estate investments are inherently risky, which could adversely affect our profitability and our ability to make distributions to our shareholders;

•	if we fail to remain qualified as a REIT for federal income tax purposes, we will not be able to deduct our distributions, and our income will be subject to taxation; and

•	distribution requirements relating to qualification as a REIT for federal income tax purposes limit our flexibility in executing our business plan.

Our Properties

      Current Properties. The following table describes our current property portfolio:

						Annualized
						Base Rent	Occupancy at
		No. of		Year of	Square	at April 30,	April 30,
Property	Property Type	Bldgs.	Location	Acquisition	Footage	2004	2004(1)	Primary Tenants

Plaza 500	Multi-tenant industrial	2	Alexandria, VA	1997	505,945	$5,102,327	97%	U.S. Govt.; Carolina Holdings
Van Buren Business Park	Flex	5	Herndon, VA	1997	109,233	1,234,115	63%	Fibertek
6600 Business Parkway	Single-tenant industrial	1	Elkridge, MD	1997	172,200	976,816	100%	REICO Distributors
13129 Airpark Road	Multi-tenant industrial	1	Culpeper, VA	1997	150,400	440,720	66%	Packard Humanities
4200 and 4212 Technology Court	Flex	2	Chantilly, VA	1998	64,064	790,845	91%	National Christian Foundation
Newington Business Park Center	Multi-tenant industrial	7	Lorton, VA	1999	254,114	2,245,463	99%	U.S. Government
Crossways Commerce Center I	Multi-tenant industrial	1	Chesapeake, VA	1999	352,615	1,781,745	100%	Anteon; Visteon
Crossways Commerce Center II	Flex	2	Chesapeake, VA	1999	143,736	1,387,440	97%	First Data
Coast Guard Building	Flex	1	Chesapeake, VA	1999	61,992	947,738	100%	U.S. Government
Snowden Center	Flex	4	Columbia, MD	2002	140,438	1,641,329	86%	Paratek Microwave
Rumsey Center	Flex	4	Columbia, MD	2002	134,654	1,390,116	90%	Advance Med (CSC)
Greenbrier Technology Center II	Flex	1	Chesapeake, VA	2002	79,684	1,146,833	96%	AMSEC
Norfolk Business Center	Flex	1	Norfolk, VA	2002	90,682	803,609	97%	Dataline; Verizon
Virginia Center	Flex	1	Glen Allen, VA	2003	119,672	911,196	70%	Service Partners, DaimlerChrysler
Interstate Plaza	Single-tenant industrial	1	Alexandria, VA	2003	107,320	1,262,268	100%	U.S. Government
Alexandria Corporate Park	Multi-tenant industrial	1	Alexandria, VA	2003	278,130	4.185,959	80%	U.S. Government; CACI
6251 Ammendale Road	Flex	1	Beltsville, MD	2003	86,818	516,622	38%	Lockheed Martin
Herndon Corporate Center	Flex	4	Herndon, VA	2004	127,353	2,499,648	100%	U.S. Government

Total/ Average		40			2,979,050	$29,264,788	90%

(1)	Occupancy percentage includes leases executed as of April 30, 2004 that commence in future periods. The 6251 Ammendale Road property was acquired in December 2003 with 38% occupancy at the time of acquisition.

     As of April 30, 2004, the weighted average remaining lease term for all of our current properties, based on 2004 contractual base rent, was 4.4 years.

      Acquisition Properties. The following table describes the acquisition properties we have under contract to purchase:

						Annualized
						Base Rent	Occupancy at
		No. of		Purchase	Square	at April 30,	April 30,
Property	Property Type	Bldgs.	Location	Price	Footage	2004	2004	Primary Tenants

Suburban Maryland Portfolio
Deer Park	Flex	4	Randallstown, MD		171,140	$1,200,407	93%	Mattei Compressors
Gateway Center	Flex	2	Gaithersburg, MD		44,307	604,935	100%	Montgomery County Auto Parts
Gateway West	Flex	4	Westminster, MD		110,147	827,342	68%	Carroll County Public Library
Girard Business Center	Flex	3	Gaithersburg, MD		123,900	1,276,194	95%	Aspen Systems Corporation
Girard Place	Flex	4	Gaithersburg, MD		175,190	1,405,502	100%	Spirent Communications
15 Worman’s Mill Court	Flex	1	Frederick, MD		39,966	385,018	100%	SAIC
20270 Goldenrod Lane	Flex	1	Germantown, MD		24,468	368,746	100%	Microlog Corporation
6900 English Muffin Way	Multi-tenant industrial	1	Frederick, MD		165,690	1,061,001	100%	BP Solarex; Capricorn Pharma
4451 Georgia Pacific Blvd	Multi-tenant industrial	1	Frederick, MD		169,750	1,080,658	100%	American Records Management
7561 Lindbergh Drive	Single-tenant industrial	1	Gaithersburg, MD		36,000	283,190	100%	Thomas AAA Moving
Patrick Center	Office	1	Frederick, MD		66,706	1,238,401	97%	Miles & Stockbridge; Merrill Lynch
WestPark	Office	1	Frederick, MD		28,915	469,319	100%	U.S. Government; Batelle Memorial Institute
Woodlands Business Center	Office	1	Largo, MD		37,940	543,357	78%	SFA; Comcast Cable
Old Courthouse Square	Retail	1	Martinsburg, WV		201,350	997,041	83%	U.S. Government; Food Lion

Subtotal —		26		$123,000,000	1,395,469	$11,741,112	92%

Aquia Commerce Center I & II	Flex	2	Stafford, VA	$11,200,000	64,488	$1,475,165	100%	U.S. Government

Total/Average Acquisition
Properties		28		$134,200,000 (1)	1,459,957	$13,216,277	93%

Total/Average — Current Portfolio and Acquisition
Properties		68			4,439,007	$42,481,065	91%

(1)	Purchase price includes our assumption of approximately $79 million in existing debt.

     As of April 30, 2004, the weighted average remaining lease term for the acquisition properties, based on 2004 contractual base rent, was 3.5 years.

Acquisition Strategy

      We focus on acquisitions of industrial and flex properties in our target markets that generally meet the following investment criteria:

•	established locations;

•	high occupancy rates, but ideally with some lease expirations in the first three years after acquisition;

•	below-market rents; and

•	absentee ownership.

      We also target properties that we believe can be converted, in whole or in part, to a higher use. With flex property in particular, we have found that, over time, the property can be improved by converting space that is primarily warehouse space into space that contains more office use. Because office rents are generally higher than warehouse rents, we have been able to add revenue and value by converting space as market demand allows.

Structure of Our Company

      We own our properties and conduct substantially all of our operations through our operating partnership, First Potomac Realty Investment Limited Partnership, and its subsidiaries. As the sole general partner of our operating partnership, we have the exclusive power to manage and conduct our operating partnership’s business, subject to certain limitations described in the partnership agreement of our operating partnership. We currently own an 86.1% interest in our operating partnership and will own a 90.0% interest upon completion of this offering and contribution of the net proceeds to our operating partnership. The remaining interests in the operating partnership are owned by limited partners, including certain of our executive officers and trustees, who contributed properties and other assets to our operating partnership in exchange for limited partnership units. Limited partners may, subject to certain restrictions, tender their units for redemption for, at our option, (1) common shares on a one-for-one basis (one unit for one share), subject to adjustments for stock splits, dividends, recapitalizations and similar events, or (2) a cash amount equal to the value of the common shares. Limited partners receive distributions per unit equivalent to the per share distributions we make to holders of our common shares. See “Partnership Agreement.”

      The following chart illustrates the structure of our company and respective ownership interests following completion of this offering:

(1)	Our operating partnership owns 100% of the capital interests in FPM Management, LLC and 95.5% of the profits interests. The remaining profits interests are held by William Kenefic, Scott Dodson and George Ireland, three non-executive employees of FPM Management, LLC. See “Certain Relationships and Related Party Transactions.”

     Our executive offices are located at 7200 Wisconsin Avenue, Suite 310, Bethesda, Maryland 20814 and our telephone number is (301) 986-9200. We maintain a web site at http://www.first-potomac.com. The information on our web site does not constitute a part of this prospectus.

Conflicts of Interest

      There are conflicts of interest between certain executive officers and trustees, on the one hand, and us and our shareholders, on the other, as well as conflicts of interest between our underwriters and certain of their affiliates, which could result in decisions not in your best interest.

      Our Chairman, Louis T. Donatelli, beneficially owns 548,716 units of partnership interest in our operating partnership, or approximately 5.5% of the total number of units issued and outstanding, comprised of 79,397 units directly held, 85,050 units indirectly held through First Potomac Management, Inc. and 383,369 units indirectly held through Plaza 500 Limited Partnership. Mr. Donatelli is the sole shareholder of the general partner of Plaza 500, Donatelli & Klein, Inc. (D&K). Plaza 500 Limited Partnership became a unitholder in December 1997 in connection with the initial formation of our operating partnership when it contributed one of our initial properties, Plaza 500, to our operating partnership. By contributing Plaza 500 to our operating partnership in exchange for units, Plaza 500 Limited Partnership was able to defer the taxable gain that it would have otherwise realized upon the transfer of Plaza 500. Certain transactions that we might undertake with regard to Plaza 500, including a disposition or refinancing of that property, could cause Plaza 500 Limited Partnership to recognize part or all of any taxable gain that has thus far been deferred. Mr. Donatelli may have a conflict of interest in our board’s consideration of any proposed disposition or refinancing of Plaza 500 because of the tax liability that could be recognized by Plaza 500 Limited Partnership. Thus, decisions with respect to that property may not fully reflect your interests.

      In addition, Mr. Donatelli could have a conflict of interest because of the nature of the business of D&K. D&K is a real estate investment firm primarily focused on developing multifamily properties. In the past, D&K has acquired, redeveloped or repositioned commercial real estate in the Washington, D.C. metropolitan area, and thus could potentially compete with us. Mr. Donatelli has entered into an employment contract with us under which he and his affiliates, including D&K, have agreed not to compete with us in acquiring, operating and developing industrial or flex properties in a specific geographic area during the term of his employment and for an additional one-year period following his termination of employment with us. Mr. Donatelli’s agreement not to compete with us does not extend to office and retail properties. See “Certain Relationships and Related Party Transactions — Our Relationship with Donatelli & Klein, Inc.”

      One of our trustees, Terry L. Stevens, currently serves as Vice President, Chief Financial Officer and Treasurer of Highwoods Properties, Inc., a fully integrated, North Carolina based REIT that owns, leases, manages, develops, and constructs office, industrial and retail properties, some of which are located in our target markets. Another of our trustees, Richard B. Chess, currently serves as Director — 1031 Transactions for Triple Net Properties, a real estate sponsor that invests in, acquires, repositions and develops real estate, primarily in the western United States. As a result, conflicts may arise when our company and Highwoods Properties Inc. or Triple Net Properties compete in the same markets for properties, tenants, personnel and other services.

      Certain other of our trustees and executive officers beneficially own units of interest in our operating partnership: Douglas J. Donatelli (148,708 units); Robert H. Arnold (99,948 units owned by R.H. Arnold & Company, Inc.); Nicholas R. Smith (79,323 units); Barry H. Bass (39,835 units); Kyung Rhee (44,900 units); and James H. Dawson (32,385 units). These trustees and executive officers may have conflicting duties because, in their capacities as our trustees and executive officers, they have a duty to us and our shareholders, while at the same time, in our capacity as general partner of our operating partnership, they have a fiduciary duty to the limited partners, and they themselves are limited partners. Conflicts may arise when the interests of our shareholders and the limited partners of the operating partnership diverge, particularly in circumstances in which there may be an adverse tax consequence to the limited partners, such as upon the sale of assets or the repayment of indebtedness. The amended and restated partnership agreement of the operating partnership provides that, in the event of a conflict of interest between our shareholders and the limited partners of our operating partnership, we shall endeavor in good faith to resolve the conflict in a manner not adverse to either our shareholders or the limited partners of our operating partnership, and, if we, in our sole discretion as general partner of the operating partnership, determine that a conflict cannot be resolved in a manner not adverse to either our shareholders or the limited partners of our operating partnership, the conflict will be resolved in favor of our shareholders. In addition, our board of trustees has adopted a policy under which any disposition or refinancing of a property in which a trustee has an interest, must be approved by a majority of the disinterested trustees.

      We have commercial relationships with an affiliate of our lead managing underwriter. KeyBank National Association, an affiliate of KeyBanc Capital Markets, has committed to provide us a $35.0 million bridge loan and is a lender under our revolving line of credit. In the event we acquire the acquisition properties before we complete this offering, we intend to borrow under the bridge loan and our revolving line of credit to fund the cash portion of the purchase prices of our acquisition properties. These competing funding sources may result in conflicts of interest.

Distributions

      On January 20, 2004, we paid a dividend of $.10 per common share for the partial period from October 23, 2003, the date of our initial public offering, through December 31, 2003. On May 10, 2004, we paid a dividend of $.20 per common share for the first quarter of 2004.

      We intend to make regular quarterly distributions to holders of our common shares. Distributions will be authorized by our board of trustees based upon a number of factors, including:

•	the amount of funds from operations;

•	our overall financial condition;

•	debt service requirements;

•	capital expenditure requirements for our properties;

•	our taxable income;

•	the annual distribution requirements under the REIT provisions of the Internal Revenue Code; and

•	other factors our trustees deem relevant.

      Our ability to make distributions to our shareholders will depend on our receipt of distributions from our operating partnership, which in turn depend upon the receipt of lease payments from our lessees.

The Offering

Common shares offered	4,000,000 shares(1)

Common shares to be outstanding upon completion of this offering	12,634,000 shares(1)(2)(3)

Common shares and units of our operating partnership to be outstanding upon completion of this offering	14,030,523 shares/units(1)(3)

Use of Proceeds	We intend to use the net proceeds of this offering, which we expect to be approximately $70.1 million after deducting the underwriting discount and estimated offering fees and expenses payable by us, as follows:

• approximately $56.2 million to fund the cash portion of our purchase of the acquisition properties and related closing costs;

• approximately $4.5 million to pay down our revolving line of credit; and

• the remainder for general corporate and working capital purposes, including possible future acquisitions.

If we acquire the acquisition properties before completion of this offering, we intend to use borrowings under our revolving line of credit and a short term bridge facility to fund the cash portion of the purchase prices. In that event, we will use a portion of the net proceeds from this offering to repay these borrowings.

Pending these uses, we intend to invest the net offering proceeds in marketable investment grade securities or money market accounts which are consistent with our intention to qualify as a REIT.

NYSE symbol	FPO

(1)	Excludes up to 600,000 common shares that may be issued by us upon exercise of the underwriters’ over-allotment option.

(2)	Excludes 1,396,523 common shares issuable upon redemption of outstanding units of our operating partnership. See “Partnership Agreement — Redemption Rights.”

(3)	Excludes 555,000 common shares currently reserved for issuance upon exercise of outstanding options to purchase common shares.

Summary Combined Financial Data

      You should read the following summary financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the financial statements and related notes which are included elsewhere in this prospectus.

      The following table sets forth summary consolidated and combined financial and operating information of our company. The financial information has been derived from the consolidated balance sheets and statements of operations of our company and the combined balance sheets and the statements of operations of First Potomac Predecessor, the designation for the entities comprising our company’s historical operations prior to the closing of our initial public offering on October 28, 2003. The historical operations include the activities of First Potomac Realty Investment Limited Partnership, our operating partnership, First Potomac Realty Investment Trust, Inc. (the predecessor general partner of our operating partnership) and First Potomac Management, Inc. (the predecessor management company that managed all of our assets).

      The consolidated balance sheet as of December 31, 2003 and the historical combined balance sheet data as of December 31, 2002, 2001 and 2000 of our company and First Potomac Predecessor, respectively, as well as the combined statement of operations data for the years ended December 31, 2003, 2002, 2001 and 2000 of our company and First Potomac Predecessor have been derived from the consolidated financial statements of our company and the historical combined financial statements of First Potomac Predecessor audited by KPMG LLP, independent auditors, whose report with respect thereto is included elsewhere in this prospectus.

      The consolidated balance sheet data as of March 31, 2004 and consolidated and combined statements of operations for the three months ended March 31, 2004 and 2003 have been derived from the unaudited consolidated statements of operations of our company and the unaudited combined financial statements of First Potomac Predecessor, respectively. In the opinion of our management, the consolidated and combined statements of operations for the three months ended March 31, 2004 and 2003 include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. Our results for the interim period ended March 31, 2004 are not necessarily indicative of the results for the full fiscal year.

      Our unaudited summary pro forma consolidated financial statements and operating information as of and for the three months ended March 31, 2004 and for the year ended December 31, 2003 assume completion of this offering, completion of the acquisitions under contract, a full-year impact for all acquisitions completed in the fourth quarter of 2003, the application of the net proceeds from our initial public offering and application of the net proceeds as described in “Use of Proceeds” as of the beginning of the periods presented for the operating data and as of the stated date for the balance sheet. Our pro forma financial data is not necessarily indicative of what our actual financial position and results of operations would have been as of the date and for the periods indicated, nor does it purport to represent our future financial position or results of operations.

The Company and First Potomac Predecessor

	Three Months Ended March 31,			Year Ended December 31,

	Pro Forma			Pro Forma
	2004	2004	2003	2003	2003	2002	2001	2000	1999

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)					(Unaudited)
Statement of Operations Data:
Operating revenues
Rental revenues	$10,480,254	$6,651,804	$3,688,283	$40,591,603	$15,341,194	$9,844,553	$8,184,640	$9,024,402	$9,201,709
Tenant reimbursements	1,798,123	1,060,695	625,657	8,078,469	3,021,575	1,668,721	1,483,401	1,621,933	1,475,229

Total operating revenues	12,278,377	7,712,499	4,313,940	48,670,072	18,362,769	11,513,274	9,668,041	10,646,335	10,676,938

Operating expenses
Property operating	2,593,402	1,631,794	648,261	9,192,623	3,338,647	1,541,627	1,324,715	1,225,471	1,346,190
Real estate taxes and insurance	1,109,901	709,137	399,883	4,168,198	1,573,812	1,098,457	937,732	884,782	847,109
General and administrative	720,098	720,098	542,742	3,156,466	4,306,466	2,314,421	2,352,057	1,886,496	2,284,149
Depreciation and amortization	4,288,426	2,604,911	1,064,243	17,157,262	5,128,079	2,639,058	1,496,712	1,297,469	2,384,476
Other	—	—	—	—	—	—	—	131,748	345,848

Total operating expenses	8,711,827	5,665,940	2,655,129	33,674,549	14,347,004	7,593,563	6,111,216	5,425,966	7,207,772

Operating income	3,566,550	2,046,559	1,658,811	14,995,523	4,015,765	3,919,711	3,556,825	5,220,369	3,469,166

Other expenses (income):
Interest income	(35,062)	(35,062)	(99,617)	(148,955)	(221,626)	(624,951)	(325,079)	(39,793)	(46,641)
Interest expense	3,436,583	2,067,606	2,749,027	13,713,115	11,074,922	8,431,981	6,515,208	5,431,231	4,847,517
Equity in net (income) loss of real estate investees	—	—	54	—	46,953	114,786	(86,047)	186,438	—
Cumulative effect of change in accounting principle	—	—	—	—	—	—	—	—	440,147
Loss on early retirement of debt	212,250	212,250	—	4,566,782	4,566,782	423,194	—	—	—
Minority interest	(4,699)	(27,629)	(82,758)	(311,973)	(1,308,038)	1,700,232	—	—	—

Net loss	$(42,522)	$(170,606)	$(907,895)	$(2,823,446)	$(10,143,228)	$(6,125,531)	$(2,547,257)	$(357,507)	$(1,771,857)

Basic and diluted loss per share(1)	$(0.00)	$(0.02)	$—	$(0.22)	$(0.73)	—	—	—	—
Weighted average common shares outstanding — basic and diluted(2)	12,634,000	8,634,000	—	12,634,000	8,177,478	—	—	—	—
Balance Sheet Data (at period end):
Investment in real estate, after accumulated depreciation and amortization	$356,982,883	$206,939,622	$108,410,510	$—	$208,334,677	$104,635,593	$65,765,535	$67,175,839	$68,378,538
Total assets	$398,744,924	$235,910,505	$127,111,744	$—	$244,148,008	$126,592,422	$72,246,109	$70,799,641	$72,306,762
Mortgages and other secured loans	$210,988,539	$120,543,017	$121,770,117	$—	$127,840,126	$123,937,710	$64,140,016	$60,680,473	$60,007,952
Total liabilities	$217,822,795	$125,112,376	$126,237,769	$—	$132,148,692	$127,500,971	$65,884,345	$61,693,523	$61,957,890
Minority interest	$19,699,747	$19,699,747	$333,256	$—	$19,866,928	$416,014	—	—	—
Stockholders’/owners’ equity (deficit)	$161,222,382	$91,098,382	$540,719	$—	$92,132,388	$(1,324,563)	$6,361,764	$9,106,118	$10,348,872
Total liabilities and stockholders’/owners’ equity	$398,744,924	$235,910,505	$12,111,744	$—	$244,148,008	$126,592,422	$72,246,109	$70,799,641	$72,306,762

	Three Months Ended March 31,			Year Ended December 31,

	Pro Forma			Pro Forma
	2004	2004	2003	2003	2003	2002	2001	2000	1999

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)					(Unaudited)
Other Data:
Funds from operations (FFO)(3)	$4,241,204	$2,406,676	—	$14,021,844	—	—	—	—	—
Pro forma weighted average common shares and partnership units outstanding — diluted	14,094,612			14,094,612
Cash flow from:
Operating activities	—	$1,670,467	$166,058	—	$(12,331,253)	$592,185	$(1,827,724)	$(261,753)	—
Investing activities	—	$(739,353)	$1,896,591	—	$(49,960,179)	$(16,242,056)	$(92,941)	$(221,513)	—
Financing activities	—	$(8,489,722)	$(2,167,593)	—	$77,376,540	$16,601,706	$1,838,065	$(854,744)	—

(1)	Pro forma basic and diluted loss per share are computed assuming this offering and the initial public offering were consummated as of the first day of the period presented and equal pro forma net loss divided by the number of common shares to be outstanding after these offerings.

(2)	Basic and diluted common shares outstanding exclude 1,396,523 operating partnership units as they are antidilutive.

(3)	As defined by the National Association of Real Estate Investment Trusts, or NAREIT, funds from operations represents income (loss) before minority interest (computed in accordance with generally accepted accounting principles, or GAAP), including losses from debt restructuring and excluding gains (losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management considers funds from operations a useful additional measure of performance for an equity REIT because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, we believe that funds from operations provides a meaningful supplemental indication of our performance. We compute funds from operations in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating funds from operations utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, funds from operations does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions. Funds from operations should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

      The following table presents a reconciliation of our pro forma net loss to our pro forma funds from operations for the periods presented:

	Pro Forma

	Three Months	Year Ended
	Ended	December 31,
	March 31, 2004	2003

Pro forma net loss	$(42,522)	$(2,823,446)
Plus: minority interest	(4,699)	(311,973)
Plus: pro forma real estate depreciation and amortization	4,288,425	17,157,263

Pro forma funds from operations	$4,241,204	$14,021,844

RISK FACTORS

      Before you invest in our common shares, you should be aware that the occurrence of any of the events described in this risk factors section and elsewhere in this prospectus could have a material adverse effect on our business, financial condition and results of operations. You should carefully consider these risk factors, together with all other information included in this prospectus, before you decide to purchase our common shares.

Risks Related to Our Business and Properties

If we are unable to complete our acquisitions under contract in a timely fashion or at all, we will have no designated use for the proceeds of this offering and may experience delays in locating and securing attractive alternative investments.

      As of May 26, 2004, we have entered into contracts to purchase properties for an aggregate of approximately $134.2 million. See “Our Business and Properties — Description of Acquisition Properties.” We expect the closing of these acquisitions to occur after completion of this offering. However, our ability to complete these acquisitions is dependent upon many factors, such as satisfactory completion of due diligence, customary closing conditions, including lender approval of our assumption of the outstanding mortgage debt, and our ability to obtain sufficient financing. Our inability to complete these acquisitions or any portion thereof within our anticipated time frame or at all could have a material adverse effect on our results of operations, financial condition and on our dividends to shareholders. If we are unable to complete the purchase of the acquisition properties, we will have no specific designated use for a substantial portion of the net proceeds from this offering and investors will be unable to evaluate in advance the manner in which we invest the net proceeds or the economic merits of the properties we may ultimately acquire with the net proceeds.

We have recently experienced rapid growth and may not be able to adapt our management and operational systems to respond to the acquisition and integration of a large portfolio, such as the Suburban Maryland Portfolio, or any additional acquisitions in the future, without unanticipated disruption or expense.

      We are currently experiencing a period of rapid growth. Since our initial public offering in October 2003, we have acquired five properties containing approximately 719,000 rentable square feet. In addition, we have recently entered into contracts for two additional transactions, one to purchase a two-building property, and another to acquire a portfolio, comprised of 14 properties and 26 buildings containing approximately 1.5 million rentable square feet. Completion of our anticipated acquisitions coupled with our acquisition of five properties subsequent to our initial public offering, nearly doubles the rentable square feet in our portfolio. See “Our Business and Properties — Description of Acquisition Properties.” As a result of our rapid growth and the size of our anticipated acquisitions, we cannot assure you that we will be able to adapt our management, administrative, accounting and operational systems, or hire and retain sufficient operational staff to integrate these additional properties into our portfolio or manage any future acquisitions of properties without operating disruptions or unanticipated costs. Our anticipated acquisitions and any future acquisition of properties will generate additional operating expenses that we will be required to pay. As we acquire additional properties, we will be subject to risks associated with managing new properties, including tenant retention and mortgage default. Our failure to successfully integrate our anticipated acquisitions and any future acquisitions into our portfolio could have a material adverse effect on our results of operations and financial condition.

The ownership and management of the multi-level office buildings and retail properties included in the Suburban Maryland Portfolio differ from industrial and flex properties and we may experience difficulties in managing these properties.

      Our current portfolio consists of single-tenant and multi-tenant industrial and flex properties, a majority of which are leased under triple net leases where tenants are contractually obligated to reimburse us for virtually all costs of occupancy. In addition to these types of properties, the Suburban Maryland Portfolio includes three multi-level office buildings and a retail shopping center. We do not currently own or operate properties of this type and have limited experience in managing these types of properties. We may be unable to efficiently manage these new properties and may be unable to dispose of them in a timely fashion, on favorable terms, or at all. We may experience substantial unanticipated difficulties or expenses involved in owning and managing multi-level office buildings and retail properties, which could have an adverse effect on our financial condition and results of operations.

We are subject to the credit risk of our tenants, which may fail to make lease payments and thereby cause a significant decrease in our revenues.

      We are subject to the credit risk of our tenants. We cannot assure you that our tenants will not default on their leases and fail to make rental payments to us. In particular, local economic conditions and factors affecting the industries in which our tenants operate may affect our tenants’ ability to make lease payments to us. Moreover, we may be unable to locate a replacement tenant in a timely manner or on comparable or better terms if a tenant defaults on its lease. The loss of rental revenues from a number of our tenants and our inability to replace such tenants may adversely affect our profitability and our ability to meet our financial obligations.

      More than 100 of our 176 tenants hold leases covering less than 15,000 square feet. Many of these tenants are small companies with nominal net worth. The loss of rental revenues from a number of our tenants may adversely affect our profitability and our ability to meet our financial obligations.

Loss of the U.S Government as a tenant could lead to a substantial decrease in our cash flow and an impairment of the value of our properties.

      We consider the U.S. Government to be our only significant tenant because it is the only tenant that accounted for more than 10% of our 2003 annualized base rent. The federal government accounted for approximately 25% of our annualized base rent as of April 30, 2004. The loss of the federal government as a tenant or the loss of a future significant tenant would have an adverse effect on our financial results and the value of our affected properties. A reduction or elimination of rent from significant tenants would reduce our cash flow and may adversely affect our ability to make distributions to our shareholders.

We have a limited operating history as a REIT and limited experience operating a public company and may not be able to successfully and profitably operate our business.

      We completed our initial public offering in October 2003. Although our senior management team has experience acquiring, operating and developing industrial and flex properties, it has limited experience operating a REIT and managing a publicly owned company. Therefore, you should be cautious about drawing conclusions about our ability to execute our business plan.

Our debt level may have a negative impact on our ability to make distributions to our shareholders and pursue our business plan.

      We have incurred indebtedness in connection with the acquisition of our properties, and we will incur new indebtedness in the future in connection with our acquisition, development and operating activities. We expect to have approximately $200 million of consolidated indebtedness upon completion of this offering and upon application of the net proceeds as described in “Use of Proceeds.”

      Our use of debt financing creates risks, including:

•	that our cash flow will be insufficient to make required payments of principal and interest;

•	that we will be unable to refinance some or all of our indebtedness or that any refinancing will not be on terms as favorable as those of the existing indebtedness;

•	that required debt payments are not reduced if the economic performance of any property declines;

•	that debt service obligations will reduce funds available for distribution to our shareholders and funds available for acquisitions; and

•	that any default on our indebtedness could result in acceleration of those obligations and possible loss of property to foreclosure.

      If the economic performance of any of our properties declines, our ability to make debt service payments would be adversely affected. If a property is mortgaged to secure payment of indebtedness and we are unable to meet mortgage payments, we may lose that property to lender foreclosure with a resulting loss of income and asset value.

      We do not have a policy limiting the amount of debt that we may incur, although we have established 55% to 65% as the target range for our total debt to market capitalization. Accordingly, our management and board of trustees have discretion to increase the amount of our outstanding debt at any time. Our leverage levels may make it difficult to obtain any additional financing based on our current portfolio or to refinance existing debt on favorable terms or at all. In addition, the terms of our revolving credit facility limit the amount of indebtedness that we may incur. Failure to obtain additional financing could impede our ability to grow and develop our business. Our leverage levels also may adversely affect the market value of our common shares if an investment in our company is perceived to be more risky than an investment in our peers.

Our variable rate debt subjects us to interest rate risk.

      Upon completion of this offering and the application of the proceeds as described in “Use of Proceeds,” we expect that we will have approximately $25.5 million of variable rate debt. In addition, we have a three-year, $50.0 million secured revolving credit facility with Fleet National Bank that bears interest at a variable rate on any amounts drawn on the facility. We may incur additional variable rate debt in the future. Increases in interest rates on variable rate debt would increase our interest expense, which would adversely affect net earnings and cash available for payment of our debt obligations and distributions to our shareholders.

We compete with other parties for tenants and property acquisitions and many of these parties have substantially greater resources than we have.

      Our business strategy contemplates expansion through acquisition. The commercial real estate industry is highly competitive, and we compete with substantially larger companies, including substantially larger REITs, for the acquisition, development and leasing of properties. Some of these companies are national or regional operators with far greater resources than we have. As a result, we may not be able or have the opportunity to make suitable investments on favorable terms in the future. Competition in a particular area also could adversely affect our ability to lease our properties or to increase or maintain rental rates.

Newly developed and acquired properties may not produce the cash flow that we expect, which could adversely affect our overall financial performance.

      Over the last few years, we have focused our efforts on the acquisition and redevelopment of industrial and flex properties. We intend to continue to acquire, and may in the future develop, industrial and flex properties. In deciding whether to acquire or develop a particular property, we make assumptions regarding the expected future performance of that property. In particular, we estimate the return on our investment based on expected occupancy and rental rates. If our estimated return on investment proves to be inaccurate, and the property is unable to achieve the expected occupancy and rental rates, it may fail to perform as we expected in analyzing our investment. When we acquire a property, we often plan to reposition or redevelop that property with the goal of increasing profitability. Our estimate of the costs of repositioning or redeveloping an acquired property may prove to be inaccurate, which may result in our failure to meet our profitability goals. Additionally, we may acquire new properties not fully leased, and the cash flow from existing operations may be insufficient to pay the operating expenses and debt service associated with that property until the property is more fully leased. If one or more of these new properties do not perform as expected or we are unable to successfully integrate new properties into our existing operations, our financial performance may be adversely affected.

All of our properties are located in the southern Mid-Atlantic region, making us vulnerable to changes in economic conditions in that region.

      Economic conditions in the southern Mid-Atlantic region may significantly affect the occupancy and rental rates of our properties. A decline in occupancy and rental rates, in turn, may significantly affect our profitability and our ability to satisfy our financial obligations. The economic condition of the region may depend on one or more industries and, therefore, an economic downturn in one of these industry sectors may adversely affect our performance. Local real estate market conditions may include a large supply of competing space, and we will need to compete for tenants based on rental rates, attractiveness and location of a property, and quality of maintenance and management services. As a result of the geographic concentration of our properties, our performance, our ability to make cash distributions, and the value of one or more of our properties will depend upon economic conditions in the region, including local real estate conditions and competition. There can be no assurance that these markets will continue to grow or that economic conditions will remain favorable. If unfavorable economic conditions occur in the region, our ability to make distributions to our shareholders could be adversely affected. In particular, we are directly affected by decreases in federal government spending.

Development and construction risks could adversely affect our profitability.

      We may develop new properties in the future. Our renovation, redevelopment, development and related construction activities may subject us to the following risks:

•	we may be unable to obtain, or suffer delays in obtaining, necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations, which could result in increased costs or our abandonment of these projects.

•	we may incur construction costs for a property which exceed our original estimates due to increased costs for materials or labor or other costs that we did not anticipate.

•	we may not be able to obtain financing on favorable terms, which may render us unable to proceed with our development activities.

•	we may be unable to complete construction and lease-up of a property on schedule, which could result in increased debt service expense or construction costs.

      Additionally, the time frame required for development, construction and lease-up of these properties means that we may have to wait years for a significant cash return. Because we are required to make cash distributions to our shareholders, if the cash flow from operations or refinancing is not sufficient, we may be forced to borrow additional money to fund such distributions.

Failure to succeed in new markets may limit our growth.

      We may make selected acquisitions outside our current geographic market from time to time as appropriate opportunities arise. Our historical experience is in the southern Mid-Atlantic region, and we may not be able to operate successfully in other market areas. We may be exposed to a variety of risks if we choose to enter new markets. These risks include:

•	a lack of market knowledge and understanding of the local economies;

•	an inability to identify promising acquisition or development opportunities;

•	an inability to obtain construction trades people; and

•	an unfamiliarity with local government and permitting procedures.

      Any of these factors could adversely affect the profitability of projects outside our current markets and limit the success of our acquisition and development strategy. If our acquisition and development strategy is negatively affected, the profitability, growth, and development of our business may be impeded.

We may be unable to renew expiring leases or re-lease vacant space on a timely basis or on attractive terms, which could significantly decrease our cash flow.

      Leases representing approximately 28% of our annualized base rent at April 30, 2004, expire on or before December 31, 2006. Current tenants may not renew their leases upon the expiration of their terms. Alternatively, current tenants may attempt to terminate their leases prior to the expiration of their current terms. If non-renewals or terminations occur, we may not be able to locate qualified replacement tenants and, as a result, we would lose a significant source of revenue while remaining responsible for the payment of our obligations. Moreover, the terms of a renewal or new lease may be less favorable than the current lease terms. Any of these factors could cause a decline in lease revenue, which would have a negative impact on our profitability.

Under some of our leases, tenants have the right to terminate prior to the scheduled expiration of the lease.

      Some of our leases for our current properties provide tenants with the right to terminate prior to the scheduled expiration of the lease. For example, the U.S. Government leases space from us under a full service lease in the Coast Guard Building with annualized base rent of approximately $948,000, or approximately 3.2% of our annualized base rent as of April 30, 2004. The space is utilized by the U.S. Coast Guard. Under the terms of the lease, the U.S. Government may terminate the lease in its sole discretion, in whole or in part, in 2006, prior to the scheduled expiration of the lease in 2009. By purchasing the acquisition properties, we will assume additional leases that provide tenants with the right to terminate prior to the scheduled expiration of the lease. See “Our Business and Properties — Description of Properties Acquired Since our Initial Public Offering, and — Description of Acquisition Properties.”

Property owned through joint ventures, or in limited liability companies and partnerships in which we are not the sole equity holder, may limit our ability to act exclusively in our interests.

      We may make investments through joint ventures in the future. Partnership, limited liability company or joint venture investments may involve various risks, including the following:

•	our partners, co-members or joint venturers might become bankrupt (in which event we and any other remaining general partners, members, or joint venturers would generally remain liable for the liabilities of the partnership, limited liability company or joint venture);

•	our partners, co-members or joint venturers might at any time have economic or other business interests or goals that are inconsistent with our business interests or goals;

•	our partners, co-members or joint venturers may be in a position to take action contrary to our instructions, requests, policies, or objectives, including our current policy with respect to maintaining our qualification as a real estate investment trust; and

•	agreements governing joint ventures, limited liability companies and partnerships often contain restrictions on the transfer of a joint venturer’s, member’s or partner’s interest or “buy-sell” or other provisions that may result in a purchase or sale of the interest at a disadvantageous time or on disadvantageous terms.

      Our organizational documents do not limit the amount of available funds that we may invest in partnerships, limited liability companies or joint ventures. The occurrence of one or more of the events described above could adversely affect our financial condition, results of operations, cash flow and ability to make distributions with respect to, and the market price of, our common shares.

Risks Related to Our Organization and Structure

Our executive officers have agreements that provide them with benefits in the event of a change in control of our company or if their employment agreement is not renewed.

      We have entered into employment agreements with our executive officers, Louis T. Donatelli, Douglas J. Donatelli, Nicholas R. Smith, Barry H. Bass and James H. Dawson, that provide them with severance benefits if their employment ends under certain circumstances following a change in control of our company or if the executive officer resigns for “good reason” as defined in the employment agreements. See “Management — Employment Agreements.” These benefits could increase the cost to a potential acquirer of our company and thereby prevent or deter a change in control of the company that might involve a premium price for our common shares or otherwise be in the interests of our shareholders.

We may experience conflicts of interest with several members of our board of trustees and our executive officers relating to their ownership of units of our operating partnership.

      Our trustees and executive officers may have conflicting duties because, in their capacities as our trustees and executive officers, they have a duty to our company, and in our capacity as general partner of our operating partnership, they have a fiduciary duty to the limited partners, and they themselves are limited partners. These conflicts of interest could lead to decisions that are not in your best interest. Conflicts may arise when the interests of our shareholders and the limited partners of our operating partnership diverge, particularly in circumstances in which there may be an adverse tax consequence to the limited partners, such as upon the sale of assets or the repayment of indebtedness.

We depend on key personnel with long-standing business relationships, the loss of whom could threaten our ability to operate our business successfully.

      Our future success depends, to a significant extent, upon the continued services of our senior management team, including Douglas J. Donatelli, Nicholas R. Smith and Louis T. Donatelli. In particular, the extent and nature of the relationships that Messrs. Donatelli and Mr. Smith and the other members of our management team have developed in the real estate community in our markets is critically important to the success of our business. Although we have employment agreements with Messrs. Donatelli and Mr. Smith and other key executives, there is no guarantee that Messrs. Donatelli and Mr. Smith or these other key executive officers will remain employed with us. We do not maintain key person life insurance on any of our officers. The loss of services of one or more members of our senior management team, particularly Messrs. Donatelli and Mr. Smith, would harm our business and prospects. Further, loss of a key member of our senior management team could be negatively perceived in the capital markets, which could have an adverse effect on the market price of our common shares.

The chairman of our board of trustees, Louis T. Donatelli, has other business interests that may hinder his ability to allocate sufficient time to the management of our operations, which could jeopardize our ability to execute our business plan and he and certain other of our trustees may have conflicts of interest with our company.

      Our Chairman, Louis T. Donatelli, has other business interests that may hinder his ability to spend adequate time on our business. Louis T. Donatelli is also Chairman of Donatelli & Klein, Inc., a real estate investment firm that focuses on the Washington, D.C. area (D&K). Mr. Donatelli’s employment agreement permits him to continue to provide management and other services to D&K. The provision of those services may reduce the time Mr. Donatelli is able to devote to our business. In addition, the terms of Mr. Donatelli’s employment agreement permit him to compete against us outside of a specific geographic area and outside of the industrial or flex property market during the term of his employment agreement. See “Management — Employment Agreements.”

      One of our trustees, Terry L. Stevens, currently serves as Vice President, Chief Financial Officer and Treasurer of Highwoods Properties, Inc., a fully integrated, North Carolina based REIT that owns, leases, manages, develops, and constructs office, industrial and retail properties, some of which are located in our target markets. Another of our trustees, Richard B. Chess, currently serves as Director — 1031 Transactions for Triple Net Properties, a real estate sponsor that invests in, acquires, repositions and develops real estate, primarily in the western United States. As a result, conflicts may arise when our company and Highwoods Properties Inc. or Triple Net Properties compete in the same markets for properties, tenants, personnel and other services.

Our rights and the rights of our shareholders to take action against our trustees and officers are limited, which could limit your recourse in the event of actions not in your best interests.

      Maryland law provides that a trustee has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Our declaration of trust authorizes us to indemnify our trustees and officers for actions taken by them in those capacities to the extent permitted by Maryland law. In addition, our declaration of trust limits the liability of our trustees and officers for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the trustee or officer that was material to the cause of action adjudicated.

      As a result, we and our shareholders may have more limited rights against our trustees and officers than might otherwise exist. Our bylaws require us to indemnify each trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service to us. In addition, we may be obligated to fund the defense costs incurred by our trustees and officers. See “Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws — Limitation of Liability and Indemnification.”

Our board of trustees may approve the issuance of preferred shares with terms that may discourage a third party from acquiring us.

      Our declaration of trust permits our board of trustees initially to issue up to 50,000,000 preferred shares, issuable in one or more classes or series. Our board of trustees may increase the number of preferred shares authorized by our declaration of trust without shareholder approval. Our board of trustees may also classify or reclassify any unissued preferred shares and establish the preferences and rights (including the right to vote, participate in earnings and to convert into common shares) of any such preferred shares, which rights may be superior to those of our common shares. Thus, our board of trustees could authorize the issuance of preferred shares with terms and conditions that could have the effect of discouraging a takeover or other transaction in which holders of some or a majority of the common shares might receive a premium for their shares over the then current market price of our common shares. See “Description of Shares — Power to Reclassify Shares.”

Our ownership limitations may restrict business combination opportunities.

      To qualify as a REIT under the Internal Revenue Code, no more than 50% of our outstanding shares of beneficial interest may be owned, directly or under applicable attribution rules, by five or fewer individuals (as defined to include certain entities) during the last half of each taxable year (other than our first REIT taxable year). To preserve our REIT qualification, our declaration of trust generally prohibits direct or indirect ownership by any person of (i) more than 8.75% of the number or value of our outstanding common shares or (ii) more than 8.75% of the value of our outstanding shares of all classes. Generally, shares owned by affiliated owners will be aggregated for purposes of the ownership limitation. Our declaration of trust has created a special higher ownership limitation of no more than 14.9% for the group comprised of Louis T. Donatelli, Douglas J. Donatelli and certain related persons. Unless the applicable ownership limitation is waived by our board of trustees prior to transfer, any transfer of our common shares that would violate the ownership limitation will be null and void, and the intended transferee will acquire no rights in such shares. Common shares that would otherwise be held in violation of the ownership limit will be designated as “shares-in-trust” and transferred automatically to a trust effective on the day before the purported transfer or other event giving rise to such excess ownership. The beneficiary of the trust will be one or more charitable organizations named by us. The ownership limitation could have the effect of delaying, deterring or preventing a change in control or other transaction in which holders of common shares might receive a premium for their common shares over the then current market price or that such holders might believe to be otherwise in their best interests. The ownership limitation provisions also may make our common shares an unsuitable investment vehicle for any person seeking to obtain, either alone or with others as a group, ownership of (i) more than 8.75% of the number or value of our outstanding common shares or (ii) more than 8.75% in value of our outstanding shares of all classes.

Our board of trustees may change our investment and operational policies and practices without a vote of our common shareholders, which limits your control of our policies and practices.

      Our major policies, including our policies and practices with respect to investments, financing, growth, debt capitalization, REIT qualification and distributions, are determined by our board of trustees. Although we have no present intention to do so, our board of trustees may amend or revise these and other policies from time to time without a vote of our shareholders. Accordingly, our shareholders will have limited control over changes in our policies.

      Our declaration of trust and bylaws do not limit the amount of indebtedness that we or our operating partnership may incur. If we become highly leveraged, then the resulting increase in debt service could adversely affect our ability to make payments on our outstanding indebtedness and harm our financial condition.

Our declaration of trust contains provisions that make removal of our trustees difficult, which could make it difficult for our shareholders to effect changes to our management.

      Our declaration of trust provides that a trustee may only be removed upon the affirmative vote of holders of a majority of our outstanding common shares. Vacancies may be filled by the board of trustees. This requirement makes it more difficult to change our management by removing and replacing trustees.

Our bylaws may only be amended by our board of trustees, which could limit your control of certain aspects of our corporate governance.

      Our board of trustees has the sole authority to amend our bylaws. Thus, the board is able to amend the bylaws in a way that may be detrimental to your interests.

Maryland law may discourage a third party from acquiring us.

      Maryland law provides broad discretion to our board of trustees with respect to its fiduciary duties in considering a change in control of our company, including that our board is subject to no greater level of scrutiny in considering a change in control transaction than with respect to any other act by our board.

      The Maryland Business Combination Act restricts mergers and other business combinations between our company and an interested shareholder. An “interested shareholder” is defined as any person who is the beneficial owner of 10% or more of the voting power of our common shares and also includes any of our affiliates or associates that, at any time within the two year period prior to the date of a proposed merger or other business combination, was the beneficial owner of 10% or more of our voting power. Additionally, the “control shares” provisions of the Maryland General Corporation Law, or MGCL, are applicable to us as if we were a corporation. These provisions eliminate the voting rights of shares acquired in quantities so as to constitute “control shares,” as defined under the MGCL. Our amended and restated declaration of trust and/or bylaws provide that we are not bound by the Business Combination Act or the control share acquisition statute. However, in the case of the control share acquisition statute, our board of trustees may opt to make this statute applicable to us at any time, and may do so on a retroactive basis. See “Certain

Provisions of Maryland Law and of Our Declaration of Trust and Bylaws — Business Combinations” and “— Control Share Acquisitions.”

      Finally, the “unsolicited takeovers” provisions of the MGCL permit our board of trustees, without shareholder approval and regardless of what is currently provided in our declaration of trust or bylaws, to implement takeover defenses that we do not yet have. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for our company or of delaying, deferring or preventing a change in control of our company under circumstances that otherwise could provide the holders of our common shares with the opportunity to realize a premium over the then current market price or would otherwise be in the interests of our shareholders.

Risks Related to the Real Estate Industry

Real estate investments are inherently risky, which could adversely affect our profitability and our ability to make distributions to our shareholders.

      Real estate investments are subject to varying degrees of risk. If we acquire or develop properties and they do not generate sufficient operating cash flow to meet operating expenses, including debt service, capital expenditures and tenant improvements, our income and ability to make distributions to our shareholders will be adversely affected. Income from properties may be adversely affected by:

•	decreases in rent and/or occupancy rates due to competition or other factors;

•	increases in operating costs such as real estate taxes, insurance premiums, site maintenance and utilities;

•	changes in interest rates and the availability of financing; and

•	changes in laws and governmental regulations, including those governing real estate usage, zoning and taxes.

General economic conditions may adversely affect our financial condition and results of operations.

      Periods of economic slowdown or recession in the United States and in other countries, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults by our tenants under existing leases, which could adversely affect our financial position, results of operations, cash flow, trading price of our common shares and our ability to satisfy our debt service obligations and to make distributions to our shareholders.

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties and harm our financial condition.

      Because real estate investments are relatively illiquid, our ability to promptly sell one or more properties in our portfolio in response to adverse changes in the performance of such properties may be limited, thus harming our financial condition. The real estate market is affected by many factors that are beyond our control, including:

•	adverse changes in national and local economic and market conditions;

•	changes in interest rates and in the availability, cost and terms of debt financing;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and costs of compliance with laws and regulations, fiscal policies and ordinances;

•	the ongoing need for capital improvements, particularly in older buildings;

•	changes in operating expenses; and

•	civil unrest, acts of war and natural disasters, including earthquakes and floods, which may result in uninsured and underinsured losses.

      We cannot predict whether we will be able to sell any property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property.

      We may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure you that we will have funds available to correct those defects or to make those improvements. In acquiring a property, we may agree to lock-out provisions that materially restrict us from selling that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. We may also acquire properties, such as the Suburban Maryland Portfolio, that are subject to a mortgage loan that may limit our ability to sell the properties prior to the loan’s maturity. These factors and any others that would impede our ability to respond to adverse changes in the performance of our properties could have a material adverse effect on our operating results and financial condition, as well as our ability to make distributions to our shareholders.

The costs of compliance with or liabilities under environmental laws may harm our operating results.

      Our operating expenses could be higher than anticipated due to the cost of complying with existing or future environmental laws and regulations. An owner of real property can face liability for environmental contamination created by the presence or discharge of hazardous substances on the property. We may face liability regardless of:

•	our knowledge of the contamination;

•	the timing of the contamination;

•	the cause of the contamination; or

•	the party responsible for the contamination of the property.

      There may be environmental problems associated with our properties of which we are unaware. Some of our properties contain, or may have contained in the past, underground tanks for the storage of petroleum-based or waste products that could create a potential for release of hazardous substances. If environmental contamination exists on our properties, we could become subject to strict, joint and several liability for the contamination by virtue of our ownership interest.

      Low levels of groundwater contamination have been found under the Newington Business Park Center. The groundwater contamination was caused by the release of petroleum products from underground storage tanks previously located on the property adjacent to the Newington Business Park Center. Liability for future clean up, if any, of this groundwater contamination should be imposed on the former owner of the adjacent property, and we do not expect that the contamination will have a material adverse effect on our results of operations or financial condition. See “Our Business and Properties — Environmental Matters.”

      The presence of hazardous substances on a property may adversely affect our ability to sell the property and we may incur substantial remediation costs, thus harming our financial condition. In addition, although our leases generally require our tenants to operate in compliance with all applicable laws and to indemnify us against any environmental liabilities arising from a tenant’s activities on the property, we could nonetheless be subject to strict liability by virtue of our ownership interest for environmental liabilities created by our tenants, and we cannot be sure that our tenants would satisfy their indemnification obligations under the applicable sales agreement or lease. The discovery of material environmental liabilities attached to our properties could have a material adverse effect on our results of operations and financial condition and our ability to make distributions to our shareholders.

Our properties may contain or develop harmful mold, which could lead to liability for adverse health effects and costs of remediating the problem.

      When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing as exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold at any of our properties could require us to undertake a costly remediation program to contain or remove the mold from the affected property. In addition, the presence of significant mold could expose us to liability from our tenants, employees of our tenants and others if property damage or health concerns arise.

Compliance with the Americans with Disabilities Act and fire, safety and other regulations may require us to make unintended expenditures that adversely impact our ability to pay dividends to shareholders.

      All of our properties are required to comply with the Americans with Disabilities Act, or the ADA. The ADA has separate compliance requirements for “public accommodations” and “commercial facilities,” but generally requires that buildings be made accessible to people with disabilities. Compliance with the ADA requirements could require removal of access barriers and non-compliance could result in imposition of fines by the U.S. Government or an award of damages to private litigants, or both. While the tenants to whom we lease properties are obligated by law to comply with the ADA provisions, and typically under our leases are obligated to cover costs associated with compliance, if required changes involve greater expenditures than anticipated, or if the changes must be made on a more accelerated basis than anticipated, the ability of these tenants to cover costs could be adversely affected and we could be required to expend our own funds to comply with the provisions of the ADA, which could adversely affect our results of operations and financial condition and our ability to make distributions to shareholders. In addition, we are required to operate our properties in compliance with fire and safety regulations, building codes and other land use regulations, as they may be adopted by governmental agencies and bodies and become applicable to our properties. We may be required to make substantial capital expenditures to comply with those requirements and these expenditures could have a material adverse effect on our ability to make distributions to our shareholders.

An uninsured loss or a loss that exceeds the policies on our properties could subject us to lost capital or revenue on those properties.

      Under the terms and conditions of the leases currently in force on our properties, tenants generally are required to indemnify and hold us harmless from liabilities resulting from injury to persons, air, water, land or property, on or off the premises, due to activities conducted on the properties, except for claims arising from the negligence or intentional misconduct of us or our agents. Additionally, tenants are generally required, at the tenant’s expense, to obtain and keep in full force during the term of the lease, liability and full replacement value property damage insurance policies. Our largest tenant, the federal government (approximately 25% of our annualized base rent as of April 30, 2004) is not required to maintain property insurance at all. We have obtained comprehensive liability, casualty, flood and rental loss insurance policies on our properties. All of these policies may involve substantial deductibles and certain exclusions. In addition, we cannot assure you that our tenants will properly maintain their insurance policies or have the ability to pay the deductibles. Should a loss occur that is uninsured or in an amount exceeding the combined aggregate limits for the policies noted above, or in the event of a loss that is subject to a substantial deductible under an insurance policy, we could lose all or part of our capital invested in, and anticipated revenue from, one or more of the properties, which could have a material adverse effect on our operating results and financial condition, as well as our ability to make distributions to our shareholders.

Terrorist attacks, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other acts of violence or war may affect any market on which our common shares trade, the markets in which we operate, our operations and our profitability.

      Terrorist attacks may negatively affect our operations and your investment in our common shares. These attacks or armed conflicts may directly impact the value of our properties through damage, destruction, loss or increased security costs. The terrorism insurance that we obtain may not be sufficient to cover loss for damages to our properties as a result of terrorist attacks. In addition, certain losses resulting from these types of events are uninsurable and others would not be covered by our current terrorism insurance. Additional terrorism insurance may not be available at a reasonable price or at all.

      The United States may enter into armed conflicts in the future. The consequences of any armed conflicts are unpredictable, and we may not be able to foresee events that could have an adverse effect on our business.

      Any of these events could result in increased volatility in or damage to the United States and worldwide financial markets and economy. They also could result in a continuation of the current economic uncertainty in the United States or abroad. Adverse economic conditions could affect the ability of our tenants to pay rent, which could have a material adverse effect on our operating results and financial condition, as well as our ability to make distributions to our shareholders, and may result in volatility in the market price for our securities.

Tax Risks of our Business and Structure

If we fail to remain qualified as a REIT for federal income tax purposes, we will not be able to deduct our distributions, and our income will be subject to taxation.

      We will elect to be taxed as a REIT under the Internal Revenue Code commencing with our short taxable year ending December 31, 2003, which will afford us significant tax advantages. The requirements for qualification as a REIT, however, are complex and our management has limited experience in operating a REIT. If we fail to meet these requirements, our distributions to our shareholders will not be deductible by us and we will be subject to a corporate level tax on our taxable income. This would substantially reduce our cash available to make distributions to our shareholders and your yield on your investment. In addition, incurring corporate income tax liability might cause us to borrow funds, liquidate some of our investments or take other steps that could negatively affect our operating results. Moreover, if our REIT status is terminated because of our failure to meet a REIT qualification requirement or if we voluntarily revoke our election, we would be disqualified from electing treatment as a REIT for the four taxable years following the year in which REIT status is lost.

Distribution requirements relating to qualification as a REIT for federal income tax purposes limit our flexibility in executing our business plan.

      Our business plan contemplates growth through acquisitions. To qualify and maintain our status as a REIT for federal income tax purposes, we generally are required to distribute to our shareholders at least 90% of our REIT taxable income each year. REIT taxable income is determined without regard to the deduction for dividends paid and by excluding net capital gains. We are also required to pay tax at regular corporate rates to the extent that we distribute less than 100% of our taxable income (including net capital gains) each year. In addition, we are required to pay a 4% nondeductible excise tax on the amount, if any, by which certain distributions we pay with respect to any calendar year are less than the sum of 85% of our ordinary income for that calendar year, 95% of our capital gain net income for the calendar year and any amount of our income that was not distributed in prior years.

      We have distributed, and intend to distribute, to our shareholders all or substantially all of our taxable REIT income each year in order to comply with the distribution requirements of the Internal Revenue Code and to avoid federal income tax and the 4% nondeductible excise tax. Our distribution requirements limit our ability to fund acquisitions and capital expenditures through retained earnings. Thus, our ability to grow through acquisitions will be limited if we are unable to obtain debt or equity financing. In addition, differences in timing between the receipt of income and the payment of expenses in arriving at REIT taxable income and the effect of required debt amortization payments could require us to borrow funds to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT.

      Moreover, even if we maintain our status as a REIT, the net income of the taxable REIT subsidiaries owned by our operating partnership will be subject to federal and state income taxes at regular corporate rates.

Your investment in our common shares has various federal, state and local income tax risks that could affect the value of your investment.

      Although the provisions of the Internal Revenue Code relevant to your investment in our common shares are generally described in “Federal Income Tax Considerations,” we strongly urge you to consult your own tax advisor concerning the effects of federal, state and local income tax law on an investment in our common shares because of the complex nature of the tax rules applicable to REITs and their shareholders.

Our disposal of properties may have negative implications, including unfavorable tax consequences.

      If we make a sale of a property directly or through an entity that is treated as a partnership for federal income tax purposes, and it is deemed to be a sale of dealer property or inventory, the sale may be deemed to be a “prohibited transaction” under federal tax laws applicable to REITs, in which case our gain, or our share of the gain, from the sale would be subject to a 100% penalty tax. If we believe that a sale of a property might be treated as a prohibited transaction, we may dispose of that property through a taxable REIT subsidiary, in which case the gain from the sale would be subject to corporate income tax but not the 100% prohibited transaction tax. We cannot assure you, however, that the Internal Revenue Service will not assert successfully that sales of properties that we make directly or through an entity that is treated as a partnership for federal income tax purposes, rather than through a taxable REIT subsidiary, are sales of dealer property or inventory, in which case the 100% penalty tax would apply.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common shares.

      At any time, the federal income tax laws governing REITs or the administrative interpretations of those laws may be amended. Any of those new laws or interpretations may take effect retroactively and could adversely affect us or you as a shareholder.

If we or our predecessor entity failed to qualify as an S corporation for any of our tax years prior to our initial public offering, we may fail to qualify as a REIT.

      We will not qualify as a REIT for any year if at the close of such year we had undistributed “earnings and profits” accumulated in any non-REIT year for which we or our predecessor, First Potomac Realty Investment Trust, Inc., did not qualify as an S corporation. Although we believe that we and our predecessor corporation have qualified as an S corporation for federal income tax purposes for all tax years prior to our initial public offering, if it is determined that we did not so qualify, we may inadvertently fail to qualify as a REIT. Any such failure to qualify may also prevent us from qualifying as a REIT for any of the following four tax years.

Recent changes in the taxation of corporate dividends may adversely affect the value of our common shares.

      The Jobs and Growth Tax Relief Reconciliation Act of 2003, which was signed into law on May 28, 2003, among other things, generally reduces to 15% the maximum marginal rate of tax payable by most domestic noncorporate taxpayers on dividends received from a regular subchapter C corporation. This reduced tax rate, however, generally will not apply to dividends paid to most domestic noncorporate taxpayers by a REIT on its stock, except for certain limited amounts. Although the earnings of a REIT that are distributed to its shareholders still generally will be subject to less total federal income taxation than earnings of a non-REIT subchapter C corporation that are distributed to its shareholders net of corporate-level income tax, this legislation could cause domestic noncorporate investors to view the stock of non-REIT subchapter C corporations as more attractive relative to the stock of a REIT than was the case prior to the enactment of the legislation, because dividends from non-REIT subchapter C corporations generally will be taxed at a lower rate to the investor while dividends from REITs generally will be taxed at the same rate as the investor’s other ordinary income. We cannot predict what effect, if any, the enactment of this legislation may have on the value of the stock of REITs in general or on our common shares in particular, either in terms of absolute price or relative to other investments.

Risks Related to This Offering

We may be affected by conflicts of interest that arise out of a contractual relationship with an affiliate of our lead managing underwriter.

      We have commercial relationships with an affiliate of our lead managing underwriter. KeyBank National Association, an affiliate of KeyBanc Capital Markets, has committed to provide us a $35.0 million bridge loan and is a lender under our revolving line of credit. In the event we are unable to complete this offering before completion of the purchase of our acquisition properties, we intend to borrow under the bridge loan and our revolving line of credit to fund a portion of the purchase price of our acquisition properties. These competing funding sources may result in conflicts of interest.

Our common shares trade in a limited market which could hinder your ability to sell our shares.

      Our equity market capitalization places us at the low end of market capitalization among all REITs. Because of our small market capitalization, many of our investors are individuals. Our common shares experience limited trading volume, and many investors may not be interested in owning our common shares because of the inability to acquire or sell a substantial block of our common shares at one time. This illiquidity could have an adverse effect on the market price of our common shares. In addition, a shareholder may not be able to borrow funds using our common shares as collateral because lenders may be unwilling to accept the pledge of securities having such a limited market. Any substantial sale of our common shares could have a material adverse effect on the market price of our common shares.

The market price and trading volume of our common shares may be volatile following this offering.

      Following this offering, the market price of our common shares may become highly volatile and be subject to wide fluctuations. In addition, the trading volume in our common shares may fluctuate and cause significant price variations to occur. If the market price of our common shares declines significantly, you may be unable to resell your common shares at or above the price you paid for our common shares. We cannot assure you that the market price of our common shares will not fluctuate or decline significantly, including a decline below the price you paid for our common shares, in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common shares include:

•	actual or anticipated declines in our quarterly operating results or distributions;

•	reductions in our funds from operations;

•	increases in market interest rates that lead purchasers of our common shares to demand a higher dividend yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional shareholders;

•	speculation in the press or investment community; and

•	general market and economic conditions.

      The public offering price does not necessarily bear any relationship to our book value or the fair market value of our assets.

Broad market fluctuations could negatively impact the market price of our common shares.

      In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market price of many companies that have been unrelated to these companies’ operating performances. These broad market fluctuations could reduce the market price of our common shares. Furthermore, our operating results and prospects may be below the expectations of investors or may be lower than those of companies with comparable market capitalizations, which could lead to a material decline in the market price of our common shares.

An increase in market interest rates may have an adverse effect on the market price of our common shares.

      One of the factors that investors may consider in deciding whether to buy or sell our common shares is our distribution rate as a percentage of our share price, relative to market interest rates. If market interest rates increase, prospective investors may desire a higher distribution rate on our common shares or seek securities paying higher dividends or interest. The market price of our common shares likely will be based primarily on the earnings that we derive from rental income with respect to our properties and our related distributions to shareholders, and not from the underlying appraised value of the properties themselves. As a result, interest rate fluctuations and capital market conditions can affect the market price of our common shares. For instance, if interest rates rise without an increase in our distribution rate, the market price of our common shares could decrease because potential investors may require a higher yield on our common shares as market rates on interest-bearing securities, such as bonds, rise. In addition, rising interest rates would result in increased interest expense on our variable rate debt, thereby adversely affecting cash flow and our ability to service our indebtedness and make distributions to our shareholders.

Common shares eligible for future sale may have adverse effects on our share price.

      We cannot predict the effect, if any, of future sales of common shares, or the availability of shares for future sales, on the market price of our common shares. Sales of substantial amounts of common shares, including up to approximately 2,000,000 common shares issuable upon (i) the conversion of units of our operating partnership, and (ii) exercise of options, or the perception that these sales could occur, may adversely affect prevailing market prices for our common shares and impede our ability to raise capital.

      We also may issue from time to time additional common shares or units of our operating partnership in connection with the acquisition of properties, and we may grant demand or piggyback registration rights in connection with these issuances. Sales of substantial amounts of common shares or the perception that these sales could occur may adversely affect the prevailing market price for our common shares. In addition, the sale of these shares could impair our ability to raise capital through a sale of additional equity securities.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

      We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements are made in accordance with Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Statements regarding the following subjects are forward-looking by their nature:

•	our business strategy;

•	our projected operating results;

•	our ability to obtain future financing arrangements;

•	estimates relating to our ability to make distributions to our shareholders in the future;

•	our understanding of our competition;

•	market trends;

•	pending acquisitions of properties;

•	projected capital expenditures; and

•	use of the proceeds of this offering.

      The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common shares, along with the following factors that could cause actual results to vary from our forward-looking statements:

•	the factors referenced in this prospectus, including those set forth under the sections captioned “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Our Business and Properties;”

•	general volatility of the capital markets and the market price of our common shares;

•	changes in our business strategy;

•	availability, terms and deployment of capital;

•	availability of qualified personnel;

•	changes in our industry, interest rates or the general economy; and

•	the degree and nature of our competition.

      When we use the words “believe,” “expect,” “anticipate,” “estimate” or similar expressions, we intend to identify forward-looking statements. You should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

      We expect to receive net proceeds from this offering of approximately $70.1 million after deducting the underwriting discount and estimated offering fees and expenses payable by us. If the underwriters exercise their over-allotment option in full, we expect to receive net proceeds of approximately $80.6 million. We expect to use the net proceeds that we receive from this offering as follows:

•	approximately $56.2 million to fund the cash portion of the purchase prices of our acquisition properties and related closing costs;

•	approximately $4.5 million to pay down our revolving line of credit; and

•	the remainder for general corporate and working capital purposes, including possible future acquisitions.

      If we complete the acquisition of Aquia Commerce Center I & II prior to completion of this offering, we intend to fund the cash portion of the purchase price and related closing costs through borrowings under our revolving line of credit and will use a portion of the net proceeds of this offering to repay these borrowings. If we complete our purchase of the Suburban Maryland Portfolio prior to completion of this offering, we intend to fund the cash portion of the purchase price and related closing costs through borrowings under our revolving line of credit and a short term bridge facility described below and will use a portion of the net proceeds of this offering to repay those borrowings. Our revolving line of credit bears interest at LIBOR plus 1.9% to 2.5% depending on the ratio of our total indebtedness to our total asset value. The interest rate for outstanding borrowings under our revolving line of credit was 3.35% at May 26, 2004. The $4.5 million currently outstanding under the revolving line of credit was used to fund a portion of the purchase price for our acquisition of Herndon Corporate Center in April 2004. KeyBank National Association, an affiliate of KeyBanc Capital Markets, is one of our lenders under our revolving line of credit. KeyBank National Association has committed, subject to customary conditions, to provide us up to $35.0 million under a bridge loan to fund a portion of the cash purchase price for the Suburban Maryland Portfolio if we acquire the Suburban Maryland Portfolio prior to completion of this offering. The bridge loan, if drawn, would mature on September 30, 2004 if not repaid before then, would provide for customary fees, and would bear interest at LIBOR plus 3.25% for the first month, LIBOR plus 4.50% for the second month and LIBOR plus 5.25% thereafter. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” and “Underwriting.”

      Pending these uses, we intend to invest the net offering proceeds in interest-bearing, short-term, marketable investment grade securities or money market accounts which are consistent with our intention to qualify as a REIT. These investments may include, for example, government and government agency securities, certificates of deposit, interest-bearing bank deposits and mortgage loan participations.

DISTRIBUTIONS AND PRICE RANGE OF COMMON SHARES

      Our common shares trade on the New York Stock Exchange under the symbol “FPO.” As of March 26, 2003, there were 8,634,000 of our common shares outstanding held by 32 shareholders of record and an estimated 4,800 beneficial owners. The following table sets forth the high and low sale prices of our common shares as reported by the New York Stock Exchange and the distributions declared on our common shares for the periods indicated.

	Price Range		Cash
			Distribution
	High	Low	Per Share(1)

Year Ended December 31, 2003
Fourth Quarter (from October 23, 2003, date of initial public offering)	$18.85	$15.50	$—
Year Ending December 31, 2004
First Quarter	21.40	18.41	$0.10
Second Quarter (through May 26, 2004)	20.95	16.33	0.20

(1)	We pay our dividend for any particular quarter in the following quarter. For example, the $0.10 dividend paid in the first quarter of 2004 was related to our partial fourth quarter of 2003.

      We intend to distribute to our shareholders each year all, or substantially all, of our REIT taxable income to minimize corporate income and excise taxes on our earnings and to qualify for the tax benefits accorded to REITs under the Internal Revenue Code of 1986, as amended. Distributions are authorized at the sole discretion of our board of trustees and declared by us based upon a number of factors, including:

•	the amount of funds from operations;

•	our overall financial condition;

•	debt service requirements;

•	capital expenditure requirements;

•	our taxable income;

•	the annual distribution requirements under the REIT provisions of the Internal Revenue Code; and

•	other factors our trustees deem relevant.

      Our ability to make distributions to our shareholders will depend on our receipt of distributions from our operating partnership, which in turn depend upon the receipt of lease payments from our tenants.

CAPITALIZATION

      The following table sets forth our capitalization as of March 31, 2004, on a historical basis, and as adjusted to give effect to (i) our April 27, 2004 acquisition of Herndon Corporate Center (ii) our acquisition of the acquisition properties and (iii) the sale on that date of 4,000,000 common shares at an assumed public offering price of $18.65 per share.

      This table should be read in conjunction with the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical and unaudited pro forma financial information and related notes included elsewhere in this prospectus.

	As of March 31, 2004

		Pro Forma,
	Historical	as Adjusted

	(in thousands)
Cash and cash equivalents	$8,749	$11,339

Debt
Mortgage loans	$120,543	$210,989
Minority Interest	19,700	19,700
Owners’/Shareholders’ Equity
Preferred shares, $0.001 par value, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common shares, $0.001 par value, 150,000,000 shares authorized, 8,634,000 shares issued and outstanding, 12,634,000 shares issued and outstanding as adjusted(1)	9	13
Additional paid-in capital	117,525	187,645
Deficit	(26,436)	(26,436)
Total shareholders’ equity	91,098	161,222

Total Capitalization	$231,341	$391,911

(1)	Excludes (i) 1,396,523 common shares issuable upon redemption of outstanding units of our operating partnership, (ii) 555,000 common shares currently reserved for issuance upon exercise of outstanding options to purchase common shares and (iii) 600,000 common shares issuable upon exercise of the underwriters’ over-allotment option.

DILUTION

Net Tangible Book Value

      As of March 31, 2004, we had a net tangible book value of $78.7 million, or approximately $9.81 per common share, assuming the redemption of currently outstanding units for our common shares on a one-for-one basis. Net tangible book value per share represents the amount of our total tangible assets (consisting of total assets less intangible assets and deferred costs), less our total liabilities, divided by the number of common shares and units currently outstanding.

Dilution After This Offering

      Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of common shares in this offering and the net tangible book value per common share immediately after this offering and the application of the estimated net proceeds. Our pro forma net tangible book value as of March 31, 2004 would have been approximately $158.3 million, or $11.28 per common share, assuming the redemption of all currently outstanding units of our operating partnership for common shares, after giving effect to:

•	the sale of the common shares offered by this prospectus at an offering price of $18.65 per share, and our receipt of approximately $70.1 million in net proceeds from this offering, after deducting the underwriting discount and estimated offering expenses;

•	the acquisition of Herndon Corporate Center, and the application of the net proceeds from this offering to fund the cash portion of the purchase price for the acquisition properties and related closing costs, and to repay amounts outstanding under our line of credit;

•	the issuance of 1,396,523 common shares issuable upon the redemption of outstanding units of our operating partnership.

This amount represents an immediate increase in net tangible book value of $1.47 per share to existing shareholders and an immediate dilution in pro forma net tangible book value of $7.37 per common share to new investors. The following table illustrates this per share dilution.

Public offering price		$18.65
Net tangible book value per share as of March 31, 2004	9.81
Increase in pro forma net tangible book value per share attributable to this offering(1)	1.47

Pro forma net tangible book value per share after completion of this offering(2)		11.28

Dilution per share to new investors(3)		$7.37

(1)	Represents increase in net tangible book value per share attributable to this offering and the application of the estimated net proceeds therefrom. This amount is calculated after deducting underwriting discounts and estimated expenses of this offering.

(2)	Based on pro forma net tangible book value of approximately $158.3 million divided by the 14,030,523 common shares to be outstanding following the consummation of this offering, assuming the redemption of all currently outstanding units of our operating partnership for common shares but not including 555,000 common shares issuable upon exercise of outstanding options. There is no further impact on book value dilution attributable to the redemption of units due to the effect of minority interest.

(3)	Dilution is determined by subtracting (i) pro forma net tangible book value per share of our common shares after giving effect to this offering and the application of the net proceeds therefrom from (ii) the offering price per share in this offering.

SELECTED FINANCIAL INFORMATION

      You should read the following selected financial data in conjunction with our historical and unaudited pro forma financial statements and the related notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included elsewhere in this prospectus.

      The following table sets forth summary consolidated and combined financial and operating information of our company. The financial information has been derived from the consolidated balance sheets and statements of operations of our company and the combined balance sheets and the statements of operations of First Potomac Predecessor, the designation for the entities comprising our company’s historical operations prior to the closing of our initial public offering on October 28, 2003. The historical operations include the activities of First Potomac Realty Investment Limited Partnership, our operating partnership, First Potomac Realty Investment Trust, Inc. (the predecessor general partner of our operating partnership) and First Potomac Management, Inc. (the predecessor management company that managed all of our assets).

      The consolidated balance sheet as of December 31, 2003 and the historical combined balance sheet data as of December 31, 2002, 2001 and 2000 of our company and First Potomac Predecessor, respectively, as well as the combined statement of operations data for the years ended December 31, 2003, 2002, 2001 and 2000 of our company and First Potomac Predecessor have been derived from the consolidated financial statements of our company and the historical combined financial statements of First Potomac Predecessor audited by KPMG LLP, independent auditors, whose report with respect thereto is included elsewhere in this prospectus.

      The consolidated balance sheet data as of March 31, 2004 and consolidated and combined statements of operations for the three months ended March 31, 2004 and 2003 have been derived from the unaudited consolidated statements of operations of our company and the unaudited combined financial statements of First Potomac Predecessor, respectively. In the opinion of our management, the consolidated and combined statements of operations for the three months ended March 31, 2004 and 2003 include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. Our results for the interim period ended March 31, 2004 are not necessarily indicative of the results for the full fiscal year.

      Our unaudited summary pro forma consolidated financial statements and operating information as of and for the three months ended March 31, 2004 and for the year ended December 31, 2003 assume completion of this offering, completion of the acquisitions under contract, a full-year impact for all acquisitions completed in the fourth quarter of 2003, application of the net proceeds from our initial public offering and application of the net proceeds as described in “Use of Proceeds” as of the beginning of the periods presented for the operating data and as of the stated date for the balance sheet. Our pro forma financial data is not necessarily indicative of what our actual financial position and results of operations would have been as of the date and for the periods indicated, nor does it purport to represent our future financial position or results of operations.

The Company and First Potomac Predecessor

	Three Months Ended March 31,			Year Ended December 31,

	Pro Forma			Pro Forma
	2004	2004	2003	2003	2003	2002	2001	2000	1999

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)					(Unaudited)
Statement of Operations Data:
Operating revenues
Rental revenues	$10,480,254	$6,651,804	$3,688,283	$40,591,603	$15,341,194	$9,844,553	$8,184,640	$9,024,402	$9,201,709
Tenant reimbursements	1,798,123	1,060,695	625,657	8,078,469	3,021,575	1,668,721	1,483,401	1,621,933	1,475,229

Total operating revenues	12,278,377	7,712,499	4,313,940	48,670,072	18,362,769	11,513,274	9,668,041	10,646,335	10,676,938

Operating expenses
Property operating	2,593,402	1,631,794	648,261	9,192,623	3,338,647	1,541,627	1,324,715	1,225,471	1,346,190
Real estate taxes and insurance	1,109,901	709,137	399,883	4,168,198	1,573,812	1,098,457	937,732	884,782	847,109
General and administrative	720,098	720,098	542,742	3,156,466	4,306,466	2,314,421	2,352,057	1,886,496	2,284,149
Depreciation and amortization	4,288,426	2,604,911	1,064,243	17,157,262	5,128,079	2,639,058	1,496,712	1,297,469	2,384,476
Other	—	—	—	—	—	—	—	131,748	345,848

Total operating expenses	8,711,827	5,665,940	2,655,129	33,674,549	14,347,004	7,593,563	6,111,216	5,425,966	7,207,772

Operating income	3,566,550	2,046,559	1,658,811	14,995,523	4,015,765	3,919,711	3,556,825	5,220,369	3,469,166

Other expenses (income):
Interest income	(35,062)	(35,062)	(99,617)	(148,955)	(221,626)	(624,951)	(325,079)	(39,793)	(46,641)
Interest expense	3,436,583	2,067,606	2,749,027	13,713,115	11,074,922	8,431,981	6,515,208	5,431,231	4,847,517
Equity in net (income) loss of real estate investees	—	—	54	—	46,953	114,786	(86,047)	186,438	—
Cumulative effect of change in accounting principle	—	—	—	—	—	—	—	—	440,147
Loss on early retirement of debt	212,250	212,250	—	4,566,782	4,566,782	423,194	—	—	—
Minority interest	(4,699)	(27,629)	(82,758)	(311,973)	(1,308,038)	1,700,232	—	—	—

Net loss	$(42,522)	$(170,606)	$(907,895)	$(2,823,446)	$(10,143,228)	$(6,125,531)	$(2,547,257)	$(357,507)	$(1,771,857)

Basic and diluted loss per share(1)	$(0.00)	$(0.02)	$—	$(0.22)	$(0.73)	—	—	—	—
Weighted average common shares outstanding — basic and diluted(2)	12,634,000	8,634,000	—	12,634,000	8,177,478	—	—	—	—
Balance Sheet Data (at period end):
Investment in real estate, after accumulated depreciation and amortization	$356,982,883	$206,939,622	$108,410,510	$—	$208,334,677	$104,635,593	$65,765,535	$67,175,839	$68,378,538
Total assets	$398,744,924	$235,910,505	$127,111,744	$—	$244,148,008	$126,592,422	$72,246,109	$70,799,641	$72,306,762
Mortgages and other secured loans	$210,988,539	$120,543,017	$121,770,117	$—	$127,840,126	$123,937,710	$64,140,016	$60,680,473	$60,007,952
Total liabilities	$217,822,795	$125,112,376	$126,237,769	$—	$132,148,692	$127,500,971	$65,884,345	$61,693,523	$61,957,890
Minority interest	$19,699,747	$19,699,747	$333,256	$—	$19,866,928	$416,014	—	—	—
Stockholders’/owners’ equity (deficit)	$161,222,382	$91,098,382	$540,719	$—	$92,132,388	$(1,324,563)	$6,361,764	$9,106,118	$10,348,872
Total liabilities and stockholders’/owners’ equity	$398,744,924	$235,910,505	$12,111,744	$—	$244,148,008	$126,592,422	$72,246,109	$70,799,641	$72,306,762
Other Data:
Funds from operations (FFO)(3)	$4,241,204	$2,406,676	—	$14,021,844	—	—	—	—	—
Pro forma weighted average common shares and partnership units outstanding — diluted	14,094,612			14,094,612
Cash flow from:
Operating activities	—	$1,670,467	$166,058	—	$(12,331,253)	$592,185	$(1,827,724)	$(261,753)	—
Investing activities	—	$(739,353)	$1,896,591	—	$(49,960,179)	$(16,242,056)	$(92,941)	$(221,513)	—
Financing activities	—	$(8,489,722)	$(2,167,593)	—	$77,376,540	$16,601,706	$1,838,065	$(854,744)	—

(1)	Pro forma basic and diluted loss per share are computed assuming this offering and the initial public offering were consummated as of the first day of the period presented and equal pro forma net loss divided by the number of common shares to be outstanding after these offerings.

(2)	Basic and diluted common shares outstanding exclude 1,396,523 operating partnership units as they are antidilutive.

(3)	As defined by the National Association of Real Estate Investment Trusts, or NAREIT, funds from operations represents income (loss) before minority interest (computed in accordance with generally accepted accounting principles, or GAAP), including losses from debt restructuring and excluding gains (losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management considers funds from operations a useful additional measure of performance for an equity REIT because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, we believe that funds from operations provides a meaningful supplemental indication of our performance. We compute funds from operations in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating funds from operations utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, funds from operations does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions. Funds from operations should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

      The following table presents a reconciliation of our pro forma net loss to our pro forma funds from operations for the periods presented:

	Pro Forma

	Three Months
	Ended	Year Ended
	March 31, 2004	December 31, 2003

Pro forma net loss	$(42,522)	$(2,823,446)
Plus: minority interest	(4,699)	(311,973)
Plus: pro forma real estate depreciation and amortization	4,288,425	17,157,263

Pro forma funds from operations	$4,241,204	$14,021,844

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion and analysis of our company’s and “First Potomac Predecessor’s” financial condition and results of operations should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this prospectus. The discussion and analysis is derived from the combined consolidated operating results and activities of our company.

Overview

      We are a self-managed, self-administered Maryland real estate investment trust, or REIT. We own and operate industrial and flex properties in the Washington, D.C. metropolitan area and other major markets in Virginia and Maryland, which we collectively refer to as the southern Mid-Atlantic region.

      We were formed in July 2003 to be the successor general partner to First Potomac Realty Investment Trust, Inc., the general partner of First Potomac Realty Investment Limited Partnership, our operating partnership. We own all of our properties and conduct our business through the operating partnership. We closed on our initial public offering on October 28, 2003. We are the sole general partner of, and currently own an 86.1% interest in our operating partnership, and will own a 90.0% interest upon completion of this offering.

      First Potomac Predecessor is not a legal entity but rather a combination of the following entities that comprised the historical operations of our company:

•	First Potomac Realty Investment Trust, Inc., the general partner of our operating partnership since 1997;

•	First Potomac Realty Investment Limited Partnership, our operating partnership; and

•	First Potomac Management, Inc., the predecessor property management company that managed all of our assets.

Critical Accounting Policies and Estimates

      Our consolidated and combined financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, that require us to make certain estimates and assumptions. Critical accounting policies and estimates are those that require subjective or complex judgments and are the policies and estimates that we deem most important to the portrayal of our financial condition and results of operations. The use of different reasonable estimates or assumptions in making these judgments could result in materially different amounts being reported in our Consolidated Financial Statements. Our critical accounting policies relate to revenue recognition, including evaluating the collectibility of accounts receivable, impairment of long-lived assets and purchase accounting for acquisitions of real estate.

      The following section is a summary of certain aspects of these critical accounting policies.

     Revenue Recognition

      Rental income with scheduled rent increases is recognized using the straight-line method over the term of the leases. Accrued straight-line rents included in our consolidated and combined balance sheets represents the aggregate excess of rental revenue recognized on a straight-line basis over cash received under applicable lease provisions. Our leases generally contain provisions under which our tenants reimburse us for a portion of property operating expenses and real estate taxes incurred by us. These reimbursements are recognized in the period that the expenses are incurred. Lease termination fees are recognized when the related leases are canceled and we have no continuing obligation to provide services to such former tenants.

      Our company must make estimates related to the collectibility of our accounts receivable related to minimum rent, deferred rent, tenant reimbursements, lease termination fees and other income. We specifically analyze accounts receivable and historical bad debts, tenant concentrations, tenant creditworthiness and current economic trends when evaluating the adequacy of the allowance for doubtful accounts receivable. These estimates have a direct impact on our net income because a higher bad debt allowance would result in lower net income.

     Investments in Real Estate and Real Estate Entities

      Investments in real estate are recorded at cost. Improvements and replacements are capitalized when they extend the useful life, increase capacity, or improve the efficiency of the asset. Repairs and maintenance are charged to expense as incurred.

      Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives as follows:

Buildings and improvements	39 years
Tenant improvements	Shorter of the useful lives or the terms of the related leases
Furniture, fixtures, and equipment	5 to 15 years

      We are required to make subjective assessments as to the useful lives of our properties for purposes of determining the amount of depreciation to record on an annual basis with respect to our rental properties. These assessments have a direct impact on our net income because if we were to shorten the expected useful lives of our rental properties, we would depreciate such investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

      When circumstances such as adverse market conditions indicate a possible impairment of the value of a property, we review the recoverability of the property’s carrying value. Our review of recoverability is based on an estimate of the future undiscounted cash flows (excluding interest charges) expected to result from the real estate investment’s use and eventual disposition. These cash flows consider factors such as expected future operating income, trends and prospects, as well as the effects of leasing demand, competition and other factors. If impairment exists due to the inability to recover the carrying value of a real estate investment, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property. We are required to make subjective assessments as to whether there are impairments in the values of our investments in real estate, including any indirect investments in real estate through entities that we do not control and which we account for using the equity method of accounting. These assessments have a direct impact on our net income because recording an impairment loss results in an immediate negative adjustment to net income.

      We estimate the fair value of rental properties utilizing a discounted cash flow analysis that includes projections of future revenues, expenses and capital improvement costs, similar to the income approach that is commonly used by appraisers.

     Purchase Accounting

      We are required to make subjective assessments as to the fair value of assets and liabilities in connection with purchase accounting adjustments recorded related to rental properties and additional interests in real estate entities acquired by us. These assessments include allocating the purchase price of real estate acquired to the fair value of the building, land, tenant improvements, in place leases and other intangibles.

      We allocate the components of real estate acquisitions using relative fair values computed that are based on our estimates and assumptions. These estimates and assumptions affect the amount of costs allocated between land, building, tenant improvements, furniture, fixtures and equipment and certain intangible assets. These allocations also impact depreciation expense and gains or losses recorded on sales of real estate. We also value in-place operating leases carrying rents above or below market as of the date of the acquisition; we then amortize these values over the lives of the related leases. Our determination of these values requires us to estimate market rents for each of the leases and make certain other assumptions. These estimates and assumptions affect the rental revenue, depreciation expense and amortization expense we recognize for these leases and associated intangibles.

Results of Operations

     Comparison of the Three Months Ended March 31, 2004 to the Three Months Ended March 31, 2003

      Our results of operations for the three months ended March 31, 2004, represent our first complete quarter of earnings and activities subsequent to our initial public offering completed in the fourth quarter of 2003. Our results of operations for the three months ended March 31, 2003 are based on the combined historical statements of operations of First Potomac Predecessor.

      We acquired the remaining joint venture interest in the entities that owned interests in Rumsey Center, Snowden Center, Greenbrier Technology II and Norfolk Business Center in connection with our initial public offering. Our acquisition of these ownership interests increased our ownership to 100 percent of the interests in these properties, and we therefore began consolidating the results of operations of these activities effective November 1, 2003. Prior to this date, and throughout the first quarter of 2003, we accounted for our interests in these properties using the equity method.

      We also acquired four properties, Virginia Center, Interstate Plaza, Alexandria Corporate Park and 6251 Ammendale Road, in the fourth quarter of 2003 subsequent to the closing of our initial public offering.

Total Revenues

     Rental Revenues

      Rental revenue is summarized as follows:

	Three Months
	Ended March 31,
				Percent
	2004	2003	Increase	Change

Rental income	$6,651,804	$3,688,283	$2,963,521	80%
Tenant reimbursement and other revenues	$1,060,695	$625,657	$435,038	70%

      Rental Revenues. Rental revenue is comprised of contractual rent, including the impacts of straight-line revenue, and deferred market rental revenue. The $2,963,521 increase in rental income in 2004 was due primarily to the acquisitions of Virginia Center, Interstate Plaza, Alexandria Corporate Park and 6251 Ammendale Road which contributed $1,697,408 in rental revenue. The increase is also attributable to the consolidation of the results of Rumsey Center, Snowden Center, Greenbrier Technology II and Norfolk Business Center subsequent to acquisition of the remaining joint venture interests in the entities that owned these properties in the fourth quarter of 2003, resulting in an additional $1,302,927 of rental revenue. These investments were accounted for under the equity method in the first quarter of 2003. Average rental rates on new leases and on renewal leases increased 18% and 4%, respectively, for leases executed during the quarter ended March 31, 2004.

      Occupancy at the four properties we acquired in the fourth quarter of 2003 was 68%, and the remaining portfolio occupancy at March 31, 2004 was 94%. Overall occupancy of the Company’s properties was 90% at March 31, 2004 compared to 92% at March 31, 2003.

      Tenant Reimbursement and Other Revenues. Tenant reimbursement revenue includes operating and common area maintenance costs reimbursed by our tenants, as well as incidental other revenues such as late fees. The $435,038 increase in 2004 from 2003 was primarily due to the fourth quarter 2003 acquisitions of Virginia Center, Interstate Plaza, Alexandria Corporate Park and 6251 Ammendale Road resulting in $258,784 of additional tenant reimbursement revenue. The consolidation of Rumsey Center, Snowden Center, Greenbrier Technology Center II and Norfolk Business Center contributed the remaining increase in tenant reimbursement and other revenue from 2003 to 2004.

Total Expenses

     Property Operating Expenses

      Property operating expenses are summarized as follows:

	Three Months
	Ended March 31,
				Percent
	2004	2003	Increase	Change

Property operating expense	$1,631,794	$648,261	$983,533	152%
Real estate taxes and insurance	$709,137	$399,883	$309,254	77%

      Property Operating. The $983,533 increase in property operating expenses in 2004 from 2003 was due primarily to $437,841 of property operating expenses for Virginia Center, Interstate Plaza, Alexandria Corporate Park and 6251 Ammendale Road. The consolidation of Rumsey Center, Snowden Center, Greenbrier Technology Center II and Norfolk Business Center resulted in an increase of $322,312 in operating expenses from 2003 to 2004. The remaining difference can be primarily attributed to higher utilities and administrative expenses incurred on our remaining portfolio.

      Real Estate Taxes and Insurance. Real estate taxes and insurance increased $309,254 in 2004 compared to 2003. The consolidation of Rumsey Center, Snowden Center, Greenbrier Technology Center II and Norfolk Business Center resulted in $155,724 of additional real estate taxes and insurance costs in 2004. The remaining increase was due primarily to $136,379 in real estate taxes and insurance costs for Virginia Center, Interstate Plaza, Alexandria Corporate Park and 6251 Ammendale Road. We also experienced higher real estate taxes at the majority of our other properties as a result of anticipated higher assessed values and higher tax rates in 2004. Property insurance costs also increased in 2004 as a result of higher premiums upon renewal in January 2004.

     Other Operating Expenses

      General and administrative expenses are summarized as follows:

	Three Months
	Ended March 31,
				Percent
	2004	2003	Increase	Change

General and administrative	$720,098	$542,742	$177,356	33%

      General and administrative expenses increased in 2004 from 2003 due primarily to increased personnel resulting in additional compensation expense, increased professional fees and increased investor and shareholder related costs associated with being a publicly-held company.

      Real estate depreciation and amortization expenses are summarized as follows:

	Three Months
	Ended March 31,
				Percent
	2004	2003	Increase	Change

Depreciation and amortization expense	$2,604,911	$1,064,243	$1,540,668	145%

      Depreciation and amortization expense increased $1,540,668 in 2004 from 2003 due primarily to the consolidation of Rumsey Center, Snowden Center, Greenbrier Technology Center II and Norfolk Business Center, resulting in $928,554 in depreciation and amortization expense. The remaining increase was due primarily to $610,169 of depreciation and amortization expense for Virginia Center, Interstate Plaza, Alexandria Corporate Park and 6251 Ammendale Road.

     Interest Expense

      Interest expense is summarized as follows:

	Three Months
	Ended March 31,
				Percent
	2004	2003	Decrease	Change

Interest expense	$2,067,606	$2,749,027	$(681,421)	25%

      Interest expense decreased $681,421 in 2004 from 2003 due primarily to a decrease in interest expense from mezzanine indebtedness that was paid in full in October 2003 subsequent to our initial public offering. This was partially offset by an increase in mortgage interest and amortized debt costs arising from the consolidation of Rumsey Center, Snowden Center, Greenbrier Technology Center II and Norfolk Business Center, and the mortgage debt assumed with our acquisition of Interstate Plaza in the fourth quarter of 2003.

     Loss From Early Retirement of Debt

      The loss from early retirement of debt incurred in 2004 resulted from the write-off of unamortized debt costs associated with the repayment of $7,000,000 of the $22,000,000 first mortgage loan encumbering the Rumsey and Snowden properties.

     Minority Interest

      Minority interests subsequent to our initial public offering reflect the ownership of our operating partnership held by parties other than us. At March 31, 2004, 13.9% of the interests in our operating partnership were owned by limited partners, or minority interests. Minority interest expense for 2004 represents the limited partners’ allocable share of net loss. Minority interests at March 31, 2003 reflect interests held by parties other than our company in the entities that owned Crossways Commerce Center I, Crossways Commerce Center II, Coast Guard Building and Newington Business Park Center.

      Minority interest expense decreased by $55,129 in 2004 from 2003 primarily as a result of allocating the net loss incurred for the three months ended March 31, 2004 to the limited partnership interests. Minority interests for the three months ended March 31, 2003 represented the allocation of net loss to the minority owners of the joint venture entities that owned Crossways Commerce Center I, Crossways Commerce Center II, Coast Guard Building and Newington Business Park Center.

     Comparison of the Year Ended December 31, 2003 to the Year Ended December 31, 2002

      Our results of operations for the year ended December 31, 2003, are based on the combined historical statements of operations of the First Potomac Predecessor prior to the closing of our initial public offering on October 28, 2003, and our company’s earnings and activities subsequent to that date through December 31, 2003.

      We acquired four properties in the fourth quarter 2003 subsequent to the closing of our initial public offering: Virginia Center, Interstate Plaza, Alexandria Corporate Park and 6251 Ammendale Road. Virginia Center and Interstate Plaza were acquired on October 29, 2003 and December 1, 2003, respectively, and Alexandria Corporate Park and 6251 Ammendale Road were acquired in late December.

      Prior to our initial public offering in October 2003, we acquired the remaining joint venture interest in the entities that owned interests in Rumsey Center, Snowden Center, Greenbrier Technology II and Norfolk Business Center. Acquisition of these ownership interests increased our ownership to 100 percent of the interests in these properties. Therefore, we began consolidating the results of operations of these activities effective November 1, 2003. Prior to this date, and throughout all of 2002, we accounted for our interests in these properties using the equity method of accounting.

      In September 2002, we acquired the controlling interest in the entities that owned four of our properties, Crossways Commerce Center I, Crossways Commerce Center II, the Coast Guard Building and Newington Business Park Center, and, as a result, we began consolidating these properties as of that date. As a result, the year ended December 31, 2003 includes the results of operations from these properties, whereas these properties were accounted for under the equity method in 2002 prior to our acquisition of the controlling interest in September 2002.

Total Revenues

     Rental Revenues

      Rental revenue is summarized as follows:

	Years Ended December 31,
				Percent
	2003	2002	Increase	Change

Rental income	$15,341,194	$9,844,553	$5,496,641	56%
Tenant reimbursement and other revenues	$3,021,575	$1,668,721	$1,352,854	81%

      Rental Revenues. Rental revenue is comprised of contractual rent, including the impacts of straight-line revenue, and lease termination fees. The $5,496,641 increase in rental income in 2003 was due primarily to the consolidation of our Crossways Commerce Center I, Crossways Commerce Center II, the Coast Guard Building and Newington Business Park Center properties and a 15.6% growth in our average rental rates on new leases and 12.2% increase on renewal leases for leases executed during the year ended December 31, 2003. We anticipate overall contractual rent to continue to increase in 2004 as a result of new leasing activity and re-leasing space at higher rates than those in effect under expiring leases. Additionally, the consolidation of Rumsey Center, Snowden Center, Greenbrier Technology Center II and Norfolk Business Center, and the acquisitions of Virginia Center and Interstate Plaza, which all occurred in the fourth quarter of 2003, contributed to the remaining increase in rental revenue from 2002 to 2003.

      Occupancy at our properties owned prior to our initial public offering, was 94% at December 31, 2003 compared to 92% at December 31, 2002. Occupancy at the four properties acquired by us in the fourth quarter of 2003 subsequent to our initial public offering was 68%, bringing our overall portfolio occupancy to 89% at December 31, 2003.

      Tenant Reimbursement and Other Revenues. Tenant reimbursement revenue includes operating and common area maintenance costs reimbursed by our tenants, as well as incidental other revenues such as late fees. The $1,352,954 increase in 2003 from 2002 was primarily due to the consolidation of Crossways Commerce Center I, Crossways Commerce Center II, the Coast Guard Building and Newington Business Park Center in September 2003. The consolidation of Rumsey Center, Snowden Center, Greenbrier Technology Center II and Norfolk Business Center, and the acquisitions of Virginia Center and Interstate Plaza in the fourth quarter of 2003, also contributed to the remaining increase in tenant reimbursement and other revenue from 2002 to 2003.

Total Expenses

     Property Operating Expense

      Property operating expenses are summarized as follows:

	Years Ended December 31,
				Percent
	2003	2002	Increase	Change

Property operating expense	$3,338,647	$1,541,627	$1,797,020	117%
Real estate taxes and insurance	$1,573,812	$1,098,457	$475,355	43%

      Property Operating Expense. The $1,797,020 increase in property operating expenses in 2003 from 2002 was due primarily to the property operating expenses of Crossways Commerce Center I, Crossways Commerce Center II, the Coast Guard Building and Newington Business Park Center, whose operations we began to consolidate in September 2002. Building maintenance and common area expenses were also higher due to increased snow removal costs in January and February 2003 and increased occupancy, which affects variable costs, such as utilities and janitorial expenses. The consolidation of Rumsey Center, Snowden Center, Greenbrier Technology Center II and Norfolk Business Center, and the acquisitions of Virginia Center and

Interstate Plaza in the fourth quarter of 2003, caused the majority of the remaining increase in our operating expenses from 2002 to 2003.

      Real Estate Taxes and Insurance. Real estate taxes and insurance increased $475,355 in 2003 compared to 2002. This increase was due primarily to real estate taxes and insurance costs for Crossways Commerce Center I, Crossways Commerce Center II, the Coast Guard Building and Newington Business Park Center. The consolidation of Rumsey Center, Snowden Center, Greenbrier Technology Center II and Norfolk Business Center, and the acquisitions of Virginia Center and Interstate Plaza in the fourth quarter of 2003, also contributed to the increase in real estate taxes and insurance from 2002 to 2003. We also experienced higher real estate taxes at the majority of our properties as a result of higher assessed values in 2003. The cost to insure our properties also increased in 2003, and we expect the trend of higher real estate taxes and insurance premiums to continue in 2004.

     Other Operating Expenses

      General and administrative expenses are summarized as follows:

	Years Ended December 31,
				Percent
	2003	2002	Increase	Change

General and administrative	$4,306,466	$2,314,421	$1,992,045	86%

      General and administrative expenses increased in 2003 from 2002 due primarily to a $1,400,000 charge arising from the acquisition of FPM Management, LLC’s in-place workforce subsequent to our initial public offering. FPM Management, LLC is a wholly-owned subsidiary of First Potomac Management, Inc., the entity that managed our properties prior to our initial public offering. This $3,500,000 acquisition was accounted for as a business combination, and $2,100,000 of the purchase price was allocated to the value of the acquired in-place workforce, and the remaining $1,400,000 was treated as a termination charge related to extinguishment of the acquired management contracts. Other increases in general and administrative expenses in 2003 are due to $151,000 of compensation expense for common share awards and for Common Shares issued at below market prices, increased personnel resulting in additional compensation expense and increased investor and shareholder related costs associated with being a publicly held company.

      Real estate depreciation and amortization expenses are summarized as follows:

	Years Ended December 31,
				Percent
	2003	2002	Increase	Change

Depreciation and amortization expense	$5,128,079	$2,639,058	$2,489,021	94%

      Depreciation and amortization expense increased $2,489,021 in 2003 from 2002 due primarily to depreciation and amortization expense for Crossways Commerce Center I, Crossways Commerce Center II, Coast Guard Building and Newington Business Park Center. The consolidation of Rumsey Center, Snowden Center, Greenbrier Technology Center II and Norfolk Business Center, and the acquisitions of Virginia Center and Interstate Plaza in the fourth quarter of 2003, contributed the majority of the remaining increase in our depreciation and amortization expense from 2002 to 2003.

     Interest Expense

      Interest expense is summarized as follows:

	Years Ended December 31,
				Percent
	2003	2002	Increase	Change

Interest expense	$11,074,922	$8,431,981	$2,642,941	31%

      Interest expense increased $2,642,941 in 2003 from 2002 due primarily to mortgage interest and amortized debt costs associated with Crossways Commerce Center I, Crossways Commerce Center II, Coast Guard Building and Newington Business Park Center. The consolidation of Rumsey Center, Snowden Center, Greenbrier Technology Center II and Norfolk Business Center, and the mortgage debt assumed with the acquisition of Interstate Plaza in the fourth quarter of 2003, also contributed to the increase. The remaining increase resulted from borrowings on our line of credit and note payable balances outstanding for much of 2003. These balances were paid in full in October 2003 with proceeds from our initial public offering. This was partially offset by a slight decrease in interest expense from mezzanine indebtedness that was also paid in full in October 2003 subsequent to our initial public offering.

     Loss From Early Retirement of Debt and Write-off of Assets

      Loss from early retirement of debt is summarized as follows:

	Years Ended December 31,
				Percent
	2003	2002	Increase	Change

Loss from early retirement of debt	$4,566,782	$116,408	$4,450,374	3823%

      The loss from early retirement of debt was incurred in the fourth quarter of 2003 as a result of prepayment penalties and the write-off of unamortized debt costs associated with the early repayment of $36 million in mezzanine financing. The loss in 2002 was attributable to writing off unamortized debt costs in connection with the refinancing of Crossways Commerce I, Crossways Commerce II, the Coast Guard Building and Newington Business Park Center in September 2002.

      During 2002, we wrote off $306,786 of tenant improvements and other receivables of a bankrupt tenant that vacated its space.

     Minority Interest

      Minority interest is summarized as follows:

	Years Ended December 31,
				Percent
	2003	2002	Increase	Change

Minority interest	$(1,308,038)	$1,700,232	$(3,008,270)	177%

      Minority interests at December 31, 2002 reflected interests held in the entities that owned Crossways Commerce I, Crossways Commerce II, the Coast Guard Building and Newington Business Park Center. Minority interests subsequent to our public offering reflect the ownership of our operating partnership held by parties other than us. At December 31, 2003, 13.9% of the interests in our operating partnership were owned by limited partners, or minority interests.

      Minority interest expense decreased by $3,008,270 in 2003 from 2002 primarily as a result of allocating net losses incurred subsequent to our initial public offering and through the period ended December 31, 2003 to the limited partnership interests. Minority interests for the year ended December 31, 2002 represented the allocation of net income to the minority owners of the entities that owned Crossways Commerce Center I, Crossways Commerce Center II, Coast Guard Building and Newington Business Park Center.

Comparison of the Year Ended December 31, 2002 to the Year Ended December 31, 2001

      Our results of operations for the years ending December 31, 2002 and 2001 reflect the results of First Potomac Predecessor which is the combination of (i) our operating partnership, First Potomac Realty Investment Limited Partnership, (ii) the former general partner of our operating partnership, First Potomac Realty Investment Trust, Inc. and (iii) our former property management company, First Potomac Management, Inc.

      The following table presents selected financial and operating information for the years ended December 31, 2002 and December 31, 2001. The ensuing discussion should be read in conjunction with the information presented in this table.

	Years Ended December 31,
			Increase	Percent
	2002	2001	(decrease)	Change

Rental revenues	$9,844,553	$8,184,640	$1,659,913	20%
Tenant reimbursements	1,688,721	1,483,401	205,320	14%
Property operating	1,541,627	1,324,715	216,912	16%
Real estate taxes and insurance	1,098,457	937,732	160,725	17%
General and administrative	2,314,421	2,352,057	(37,636)	(2% )
Depreciation and amortization	2,639,058	1,496,712	1,142,346	76%
Interest expense	8,431,981	6,515,208	1,916,773	29%
Loss on retirement of debt and write-off of assets	423,194	—	423,194	100%
Minority interest	1,700,232	—	1,700,232	100%

      On September 9, 2002, we acquired the controlling interest in the entities that owned four of our properties, Crossways Commerce Center I, Crossways Commerce Center II, the Coast Guard Building and Newington Business Park Center, and, as a result, these investments were consolidated as of that date.

      The consolidation of these properties was primarily responsible for the majority of the change in rental revenues, tenant reimbursement revenues, real estate taxes and insurance and depreciation and amortization expenses for the year ended December 31, 2002 compared to the year ended December 31, 2001. The activities for these properties were accounted for using the equity method in 2001 and through September 9, 2002.

      Property operating expenses in 2002 increased $216,912 compared to 2001 primarily as a result of consolidation of Crossways Commerce Center I, Crossways Commerce Center II, the Coast Guard Building and Newington Business Park Center.

      General and administrative expenses decreased $37,636 in 2002 from 2001 primarily as a result of lower legal expenses incurred related to a lawsuit settled in 2001.

      Interest expense increased $1,916,773 in 2002 from 2001 as a result of consolidating the debt associated with Commerce Center I, Crossways Commerce Center II, Coast Guard Building and Newington Business Park Center.

      Loss on early retirement of debt for the year ended December 31, 2002 represented $116,408 of deferred financing costs written off in connection with the refinancing of Commerce Center I, Crossways Commerce Center II, Coast Guard Building and Newington Business Park Center in September 2002. During 2002, we wrote off $306,786 of tenant improvements and other receivables of a bankrupt tenant that vacated its space.

      Minority interest for 2002 was $1,700,232 compared to no minority interest for the year ended December 31, 2001. The minority interest for 2002 represented the minority partners’ share of operations subsequent to our consolidation of our real estate investments in September 2002 which were previously equity method investments.

Cash Flows

Comparison of the Three Months Ended March 31, 2004 to the Three Months Ended March 31, 2003

      Consolidated cash flow information for the three months ended March 31, 2004 and 2003 is summarized as follows:

	Three Months Ended
	March 31,

	2004	2003	Change

Cash and cash equivalents	$8,748,900	$565,333	$8,183,567
Cash provided by operating activities	1,670,467	166,058	1,504,409
Cash (used in) provided by investing activities	(739,353)	1,896,591	(2,635,944)
Cash used in financing activities	8,489,722	2,167,593	6,322,129

      Net cash provided by operating activities increased $1,504,409 in 2004 due primarily to operations of Virginia Center, Interstate Plaza, Alexandria Corporate Park and 6251 Ammendale Road acquired in the fourth quarter of 2003. Cash provided by operating activities also increased in 2004 due to the consolidation of Rumsey Center, Snowden Center, Greenbrier Technology Center II and Norfolk Business Center.

      Cash used in investing activities increased $2,635,944 in 2004. Investing activities in 2004 were comprised of capital and tenant improvement costs of $739,353 compared to $335,062 in 2003 as a result of our company owning more properties. In 2003, we received $2,231,653 in distributions from investments in real estate entities (reflecting our joint venture interests in four properties prior to our initial public offering) compared to $0 distributions in 2004.

      Net cash used in financing activities increased $6,322,129 in 2004 from 2003 due primarily as a result of debt repayments of $7,297,109, including a $7,000,000 partial paydown of the $22,000,000 mortgage that encumbers our Rumsey Center and Snowden Center properties. Additionally, we paid dividends and distributions of $1,002,953 in 2004 for the partial fourth quarter of 2003 subsequent to our initial public offering.

      Consolidated cash flow information for the years ended December 31, 2003, 2002 and 2001 is summarized as follows:

	Years ended December 31,			Change

	2003	2002	2001	2003 vs. 2002	2002 vs. 2001

Cash and cash equivalents	$16,307,508	$1,222,400	$270,565	$15,085,108	$951,835
Cash (used in) provided by operating activities	(12,331,253)	592,185	(1,827,724)	(12,923,438)	2,419,909
Cash used in investing activities	49,960,179	16,242,056	92,941	(33,718,123)	(16,149,115)
Cash provided by financing activities	77,376,540	16,601,706	1,838,065	60,774,834	14,763,641

Comparison of the Year Ended December 31, 2003 to the Year Ended December 31, 2002

      Net cash used in operating activities increased $12,923,438 in 2003 due largely as a result of various non-recurring costs incurred in 2003 including a $3,000,000 prepayment penalty associated with the early retirement of debt and a $1,400,000 charge associated with a termination charge related to extinguishment of the acquired management contracts from FPM Management, LLC and the allocation of approximately $3,000,000 of additional minority interest. The remaining reduction in cash flows from operating activities was attributable to increased cash used in operating activities related to Crossways Commerce Center I, Crossways Commerce Center II, the Coast Guard Building and Newington Business Park Center, the consolidation of Rumsey Center, Snowden Center, Greenbrier Technology Center II and Norfolk Business Center, and the fourth quarter of 2003 acquisitions of Virginia Center, Interstate Plaza, Alexandria Corporate Park and 6251 Ammendale Road.

      Net cash used in investing activities increased $33,718,123 in 2003 primarily as a result of an increase in real estate acquisitions arising from our purchase of Virginia Center, Interstate Plaza, Alexandria Corporate Park and 6251 Ammendale Road. Cash used to acquire real estate was offset by a $2,469,846 higher distributions from real estate entities and an $11,859,159 lower contributions to real estate entities as no contributions were made during 2003.

      Net cash provided by financing activities increased $60,774,834 in 2003 from 2002 due primarily as a result of the $117,429,263 net proceeds from our initial public offering, offset by the net repayment of approximately $56,000,000 in mezzanine debt, line of credit borrowings, mortgage payments and notes payable between the years.

Comparison of the Year Ended December 31, 2002 to the Year Ended December 31, 2001

      Net cash provided by operating activities increased $2,419,909 for the year ended December 31, 2002 compared to the year ended December 31, 2001. The increase was primarily the result of the changes in the results of operations described above as well as the inclusion of the net cash provided by Crossways Commerce Center I, Crossways Commerce Center II, the Coast Guard Building and Newington Business Park for the last 114 days of the year ended December 31, 2002 that was not included for the year ended December 31, 2001.

      Net cash used in investing activities decreased $16,149,115 for the year ended December 31, 2002 compared to the year ended December 31, 2001. The increase was primarily the result of $3,911,445 paid during the year ended December 31, 2002 to acquire a controlling interest in Crossways Commerce Center I, Crossways Commerce Center II, the Coast Guard Building and Newington Business Park compared to $0 during the year ended December 31, 2001 and approximately $11,900,000 used to invest in the entities that own Rumsey Center, Snowden Center, Greenbrier Technology Center II and Norfolk Business Center compared to $0 for the year ended December 31, 2001.

      Net cash provided by financing activities increased $14,763,641 for the year ended December 31, 2002 compared to the year ended December 31, 2001. The increase was primarily due to net additional borrowings of approximately $18,400,000 in the year ended December 31, 2002 to refinance Crossways Commerce Center I, Crossways Commerce Center II, the Coast Guard Building and Newington Business Park and to acquire interests in the entities that own Crossways Commerce Center I, Crossways Commerce Center II, the Coast Guard Building and Newington Business Park compared to net additional borrowings of approximately $3,500,000 in the year ended December 31, 2001 provided by the refinancing of our original portfolio.

Liquidity and Capital Resources

      We expect to meet short-term liquidity requirements generally through working capital, net cash provided by operations, and, if necessary, borrowings on our revolving credit facility. As a REIT, we are required to distribute at least 90% of our REIT taxable income to our shareholders on an annual basis. We also regularly require capital to invest in our existing portfolio of properties for capital projects. These capital projects include routine capital improvements and maintenance and leasing-related costs, including tenant improvements and leasing commissions.

      As of March 31, 2004, we had used approximately $111 million of the $118 million in net proceeds from our initial public offering to (i) repay debt, including accrued interest and prepayment fees ($48 million); (ii) acquire joint venture interests held by an institutional partner in four of our properties ($3 million); and (iii) acquire four additional properties ($60 million) net of $9 million of indebtedness assumed. We intend to use the remaining proceeds for general corporate and working capital purposes, including possible future acquisitions.

      On December 31, 2003, we entered into a $50 million secured revolving credit facility agreement with Fleet National Bank as managing administrative agent. The facility has a three-year term with a one-year extension option. We have the option to increase the facility by up to an additional $50 million prior to December 31, 2005. Availability under the facility is based upon the value of unencumbered assets that we pledge to secure the facility. Alexandria Corporate Park and Virginia Center were the first assets pledged as security. Borrowings under the facility bear interest at LIBOR plus 1.9% to 2.5% basis points. The exact interest rate payable under the facility depends upon the ratio of our total indebtedness to our total asset value. Generally, if this ratio exceeds 65%, we may not make any additional borrowings under the facility. There were no draws during the three months ended March 31, 2004, and no balance was outstanding at that date. On April 27, 2004, we borrowed $4.5 million to partially fund our acquisition of Herndon Corporate Center, a 127,353 square-foot, single-story flex property located in Herndon, Virginia.

      If we acquire Aquia Commerce Center I & II prior to completion of this offering, we intend to use borrowings under our revolving line of credit to fund the cash portion of the purchase price and will use a portion of the net proceeds of this offering to repay those borrowings. If we acquire the Suburban Maryland Portfolio prior to completion of this offering, we intend to use borrowings under our revolving line of credit and a short-term bridge facility described below to fund the cash portion of the purchase price. KeyBank National Association, an affiliate of KeyBanc Capital Markets, has committed to provide us up to $35.0 million under a bridge loan. The commitment is subject to customary conditions. The bridge loan, if drawn, would mature on September 30, 2004 if not repaid before then, would provide for customary fees, and would bear interest at LIBOR plus 3.25% for the first month, LIBOR plus 4.50% for the second month and LIBOR plus 5.25% thereafter. We would pledge our equity interests in our operating partnership and our real property-owning subsidiaries, to the extent permitted under our other debt obligations, and deliver a portion of the bridge loan proceeds into escrow to secure the bridge loan, and the bridge loan would prohibit us from incurring additional recourse debt outside of our existing $50 million revolving credit facility. If we borrow under the bridge loan and our revolving line of credit to fund the purchase of the Suburban Maryland Portfolio, we will use a portion of the proceeds of this offering to repay the bridge loan.

      We intend to meet long-term liquidity requirements for the funding of property acquisitions and other non-recurring capital improvements through net cash from operations, long-term secured and unsecured indebtedness, including borrowings under our revolving credit facility, and the issuance of equity and debt securities, including the proceeds from this offering. Our ability to raise funds through sales of debt and equity securities is dependent on, among other things, general economic conditions, general market conditions for REITs, rental rates, occupancy levels, market perceptions and the trading price of our shares. We will continue to analyze which source of capital is most advantageous to us at any particular point in time, but the capital markets may not be consistently available on terms that are attractive.

      We also intend to fund property acquisitions and other non-recurring capital improvements using borrowings, by potentially refinancing properties in connection with their acquisition, and by assuming existing indebtedness on acquired properties as well as potentially raising equity through joint ventures. We could also issue units of limited partnership interest in our operating partnership to fund a portion of the purchase prices for some of our future property acquisitions.

      Debt Financing. The following table sets forth certain information with respect to indebtedness outstanding as of March 31, 2004.

			Principal			Scheduled
			Balance	Annual Debt		Balance
	Interest Rate		March 31, 2004	Service	Maturity Date	at Maturity

	(in thousands)
Fixed Rate Debt
Plaza 500	7.26%		$25,630,646	$2,246,000	12/11/2007	$24,093,000
Van Buren Business Park	7.26%		6,769,621	593,000	12/11/2007	6,364,000
6600 Business Parkway	7.26%		4,578,299	401,000	12/11/2007	4,304,000
13129 Airpark Road	7.26%		2,152,192	189,000	12/11/2007	2,023,000
4200 Tech Court	8.07%		1,830,619	168,000	10/1/2009	1,703,000
4212 Tech Court	8.53%		1,775,518	169,000	6/1/2010	1,653,000
Crossways Commerce Center	6.70%		26,569,945	2,087,000	10/1/2012	23,314,000
Newington Business Park Center	6.70%		16,760,262	1,316,000	10/1/2012	14,706,000
Interstate Plaza(1)	5.30%	(1)	8,975,9151 (1)	726,000	1/1/2007	8,282,000

			$95,043,017	$7,895,000		$86,442,000
Floating Rate Debt
Greenbrier/ Norfolk	LIBOR+2.45%		$10,500,000	$375,000	11/30/2005	$10,500,000
Rumsey/ Snowden	LIBOR+2.45%		15,000,000	1,005,000	12/31/2006	15,000,000

			25,500,000	1,380,000		25,500,000
Total			$120,543,017	$9,275,000		$111,942,000

(1)	The balance at March 31, 2004, includes $445,900 related to the fair value impact recorded upon assumption of this debt. The actual interest rate is 7.45% and the actual principal balance at March 31, 2004 was $8,530,015.

      All of our outstanding debt contains customary, affirmative covenants including financial reporting, standard lease requirements and certain negative covenants, all of which our company met as of March 31, 2004. Our bridge loan, if drawn, would include similar covenants. We are also subject to cash management agreements with most of our lenders. These agreements require that income generated by the subject property be deposited into a clearing account and then swept into a cash collateral account for the benefit of the lender from which cash is distributed only after funding of improvement, leasing and maintenance reserves and payment of debt service, insurance, taxes, capital expenditures and leasing costs.

Derivative Financial Instruments

      We use interest rate protection, or “cap” agreements to reduce the impact of interest rate changes on our variable rate debt. We had interest rate cap agreements in the notional amount of $25.5 million as of March 31, 2004. The fair value of the cap agreements at March 31, 2004 approximated its carrying value. Under the terms of these agreements, we pay an initial premium payment to a counterparty in exchange for the right to receive payments from the counterparty if interest rates exceed specified levels during the term of the agreement. We are subject to market risk for changes in interest rates and credit risk in the event of non-performance by the counterparty. We only enter into these agreements with highly rated institutional counterparts and do not expect that any counterparties will fail to meet contractual obligations.

Off-Balance Sheet Arrangements

      We are not party to any joint venture interests and have no off-balance sheet arrangements as of March 31, 2004. Prior to our initial public offering, we held properties through joint ventures, the interests in which we subsequently acquired using proceeds from our offering and through the exchange of limited partnership units in our operating partnership.

Disclosure of Contractual Obligations

      The following table summarizes known material contractual obligations associated with investing and financing activities as of March 31, 2004.

		Payments due by period

Contractual Obligations	Total	2004	2005 – 2006	2007 – 2008	Thereafter

Mortgage loans payable	$120,543,017	$1,000,405	$28,366,018	$2,920,374	$88,256,220
Operating lease	1,715,013	173,531	483,792	513,240	544,450

      In addition to these obligations, we had tenant improvement cost obligations of $0.8 million that we expect to incur in 2004 on leases in place at March 31, 2004. We had no other material contractual obligations as of March 31, 2004.

      On a pro forma basis at March 31, 2004, after giving effect to our acquisition of the Herndon Corporate Center completed on April 27, 2004, the acquisition of the acquisition properties that we have under contract to purchase and completion of this offering, our mortgage loans and notes payable would have increased to approximately $208 million.

Funds From Operations

      Investors and analysts following the real estate industry utilize funds from operations (“FFO”) as a supplemental performance measure. While we believe net income available to common shareholders as defined by GAAP is the most appropriate measure, our company’s management considers FFO an appropriate supplemental measure given its wide use by and relevance to investors and analysts. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets, which assume that the value of real estate diminishes predictably over time.

      As defined by the National Association of Real Estate Investment Trusts, or NAREIT, FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (losses) on sales of real estate, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. FFO should not be viewed as a substitute measure of our company’s operating performance since it does not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, which are significant economic costs that could materially impact our results of operations.

      The following table presents a reconciliation of our net loss to funds from operations for the three months ended March 31, 2004.

Funds From Operations
Three Months Ended
March 31, 2004

Net Loss	$(170,606)
Add: Real estate depreciation and amortization	2,604,911
Minority Interest	(27,629)

FFO	$2,406,676

Inflation

      Substantially all of our leases contain provisions designed to mitigate the adverse impact of inflation. These provisions generally increase rental rates or reimbursable expenses during the terms of the leases either at (i) fixed rates, (ii) indexed escalations (based on the Consumer Price Index or other measures) or (iii) the lesser of a fixed rate or an indexed escalation. We may be adversely impacted by inflation on the leases that do not contain indexed escalation provisions. In addition, most of our leases require the tenant to pay an allocable share of operating expenses, including common area maintenance costs, real estate taxes and insurance. This may reduce our exposure to increases in costs and operating expenses resulting from inflation.

Qualitative and Quantitative Disclosures about Market Risk

      Our future income, cash flows and fair values relevant to financial instruments are dependent upon prevailing market interest rates. Market risk refers to the risk of loss from adverse changes in market interest rates. We use derivative financial instruments to manage, or hedge, interest rate risks related to our borrowings. We do not use derivatives for trading or speculative purposes and only enter into contracts with major financial institutions based on our credit rating and other factors.

      Upon closing of our initial public offering on October 28, 2003, we paid off various debts outstanding and also assumed debts associated with our acquisition of Rumsey Center, Snowden Center, Greenbrier Technology II and Norfolk Business Center. As of March 31, 2004 we had $25.5 million in variable rate debt, representing 21% of our total $120.5 million debt outstanding as of that date.

      For fixed rate debt, changes in interest rates generally affect the fair value of debt but not the earnings or cash flow of our company. Our fixed rate debt totaled $95.0 million at March 31, 2004.

      We estimate the fair value of our fixed rate mortgage debt outstanding at March 31, 2004 to be $101.2 million compared to the $95.0 million carrying value at that date.

      We use interest rate protection, or “cap” agreements to reduce the impact of interest rate changes on our variable rate debt. We had interest rate cap agreements in the notional amount of $25.5 million as of March 31, 2004. The fair value of the cap agreements at March 31, 2004 approximated its carrying value. Under the terms of these agreements, we pay an initial premium payment to a counterparty in exchange for the right to receive payments from the counterparty if interest rates exceed specified levels during the terms of the agreement. We are subject to market risk for changes in interest rates and credit risk in the event of non-performance by the counterparty. We only enter into these agreements with highly rated institutional counterparts and do not expect that any counterparties will fail to meet contractual obligations.

OUR BUSINESS AND PROPERTIES

Our Company

      We are a self-managed, self-administered real estate investment trust, or REIT, that owns and operates industrial and flex properties in the Washington, D.C. metropolitan area and other major markets in Virginia and Maryland, which we collectively refer to as the southern Mid-Atlantic region. We closed our initial public offering on October 28, 2003 and raised net proceeds of approximately $118.0 million. We used the proceeds to repay debt, including prepayment fees, to acquire the remaining joint venture interests in four of our properties and to acquire five additional properties. We own our properties through our operating partnership. Our current portfolio consists of 18 industrial and flex properties totaling approximately 3.0 million rentable square feet.

      Our senior management team, led by Douglas J. Donatelli, our President and CEO, and Louis T. Donatelli, Chairman of our Board of Trustees, averages more than 20 years of real estate experience in the Washington, D.C. metropolitan area. All of the members of our senior management team are natives of the areas where our properties are located. Our senior management team and trustees together beneficially own approximately 10.4% of the equity interests in our company, through ownership of our common shares and units of limited partnership interest in our operating partnership.

      We seek to acquire properties that can benefit from active property management to increase their profitability and value. Our portfolio contains a mix of single-tenant and multi-tenant industrial and flex properties. Industrial properties generally are used as warehouse, distribution and manufacturing facilities, while flex properties combine office building features with industrial property space.

      The properties that we have acquired since our initial public offering fit our strategy. These properties were, on average, 73% leased at the time of our acquisition but, nonetheless, generated an unleveraged average return based on their in-place property level operating income at the time of acquisition of approximately 8.5%. As of April 30, 2004, we had increased the average occupancy of these newly acquired properties to 80%. When combined with the portfolio we held prior to our initial public offering, which was 94% leased at April 30, 2004, our total portfolio was 90% leased as of April 30, 2004, to a total of 176 tenants. Our largest tenant is the U.S. Government, which leases approximately 550,000 square feet under 17 leases, representing approximately 25% of our annualized base rent as of April 30, 2004.

      We recently entered into a contract to purchase a portfolio of 14 properties (26 buildings) containing approximately 1.4 million rentable square feet located primarily in the Maryland suburbs of Washington, D.C., which we refer to as the “Suburban Maryland Portfolio,” for $123.0 million. Additionally, we have entered into a contract to purchase Aquia Commerce Center I & II, comprised of two buildings containing approximately 64,000 rentable square feet in Stafford, Virginia, for $11.2 million. We refer to the Suburban Maryland Portfolio and Aquia Commerce Center I & II in this prospectus as our “acquisition properties.” In the aggregate, our acquisition properties total approximately 1.5 million rentable square feet with current annualized base rent of approximately $13.0 million and average occupancy at April 30, 2004 of 93%. In addition to industrial and flex properties, the Suburban Maryland Portfolio includes four non-core properties comprised of three multi-story office buildings and one retail property. These non-core properties comprise approximately 24% of the rentable square footage and approximately 28% of the annualized base rent of the Suburban Maryland Portfolio at April 30, 2004. We intend to sell these non-core properties when practicable. However, all of the properties included in the Suburban Maryland Portfolio are financed by a single first mortgage loan with an outstanding balance of approximately $78.0 million at March 31, 2004. This financing, which we are assuming in connection with the acquisition, will limit our ability to sell these properties prior to the loan’s maturity in September 2008. Our acquisition of the acquisition properties is subject to satisfactory completion of due diligence and customary closing conditions, including lender approval of our assumption of the outstanding mortgage debt. We expect to complete these acquisitions by the end of July 2004.

Our Market

      Ownership of industrial and flex properties in the southern Mid-Atlantic region is highly fragmented. According to a report by Delta Associates, a real estate market research firm, the southern Mid-Atlantic region contains more than 475 million square feet of industrial and flex property, which we estimate have an aggregate fair market value of more than $25 billion based on our knowledge of comparable per square foot sale prices of these property classes in this region. According to CoStar Group, a real estate market research firm, these properties are owned by hundreds of different owners, ranging from large institutional investors to small investors and owner/ occupants, with no single owner holding a significant share of the property market. For example, in our primary market, the Washington, D.C. metropolitan area, the largest owner of industrial and flex property, as measured by square footage, owns approximately 1.5% and the top five owners collectively own less than 7% of the industrial and flex market.

      The Washington, D.C. metropolitan area, our largest target market, has one of the most stable economies in the country, primarily attributable to the presence of the U.S. Government and private contractors that service the U.S. Government. The private sector is supported by the procurement spending of the U.S. Government, which has enhanced the area’s technology industry and tempered the negative impact of national economic cycles. The Washington, D.C. area is the country’s sixth largest metropolitan area in population, fifth in jobs and fourth in economic output according to the report by Delta Associates. The report also states that the area has 5.2 million residents, 3.5 million jobs, a 2002 gross regional product of $236.5 billion and more jobs per household than any other metropolitan area in the country.

      Our other principal markets are Norfolk, Virginia, Baltimore, Maryland and Richmond, Virginia metropolitan areas. Norfolk is home to the largest military station in the world, according to the United States Navy, and has an even larger percentage of federal government employees than Washington, D.C. The Baltimore metropolitan area, with approximately 157 million square feet of industrial space, has recently strengthened its position as a major trade and distribution center with strong employment growth in wholesale and retail trade. Richmond, the capital of Virginia, is strategically located in the middle of the eastern seaboard, equidistant between Boston and Atlanta.

      Increased defense spending by the U.S. Government and creation of the Department of Homeland Security has begun to benefit the industrial and flex market in the southern Mid-Atlantic region. Over the two most recently completed quarters, we experienced increased leasing and reduced vacancy in our target markets, which we attribute, at least in part, to this additional spending. We believe that additional defense and homeland security related spending will continue to create further demand for industrial and flex property in our markets.

Our Strategy

      Our operating partnership was formed in 1997 to leverage our management’s knowledge of and experience in the southern Mid-Atlantic real estate market to create the leading industrial and flex property owner in the region. We believe that the large number of properties meeting our investment criteria and the fragmented ownership of industrial and flex property in the region create an opportunity for us to achieve this goal.

      We typically seek to acquire individual properties or portfolios that are smaller in transaction size than those pursued by many institutional investors, such as Aquia Commerce Center I & II, often enabling us to avoid competitively bid acquisitions. The Suburban Maryland Portfolio is a large transaction, but represents a unique opportunity for us to acquire a large portfolio of industrial and flex properties in one of our target markets. We typically finance our properties with fixed-rate first mortgage debt financing that approximates 50% to 60% of the properties’ value. Our financing strategy is flexible enough to allow us to acquire properties encumbered by non-prepayable debt representing 40% to 60% of the properties’ value, which is an amount often not suited to either private buyers, who generally prefer more debt, or institutional buyers, who generally prefer no debt at all. We believe this strategy allows us to compete effectively to acquire these types of properties.

      We intend to use our contacts, relationships and local market knowledge to continue to identify and opportunistically acquire additional industrial and flex properties in our target markets. We believe that our reputation for superior property management allows us to attract high-quality tenants to the properties that we acquire, enabling us to increase the profitability and value of our properties.

     Our Acquisition Strategy

      We intend to continue our program of acquiring industrial and flex properties in the southern Mid-Atlantic region, with a concentration on our existing markets in the Washington, D.C., Norfolk, Virginia and Baltimore, Maryland metropolitan areas. We have acquired approximately 3.0 million square feet of this type of property in our markets from a variety of sellers since our founding in 1997. Due to the size and depth of our markets, we believe we can continue this acquisition strategy in the future.

      We believe we have significant opportunities to acquire attractive properties in our target markets by pursuing properties that are either below the minimum size thresholds of most institutional investors or that are encumbered by debt in an amount that is not suited to either private buyers, who generally prefer more debt, or institutional buyers, who generally prefer no debt at all. We believe these acquisitions often yield more attractive pricing than unencumbered properties or large portfolios that attract institutional interest and more competitive bidding.

      We have developed strong relationships with both property owners and property brokers. We have had success acquiring properties from institutional owners, particularly those owning large diverse national portfolios. We have found that our knowledge of local markets and our hands-on approach to managing, leasing, renovating and repositioning properties enables us to add value to the properties that we acquire from these sellers.

      We prefer buildings with dock or drive-in access from numerous points, which allows for greater tenant-configuration possibilities, and ample parking, which allows us to market to a wider variety of tenant prospects.

      We also target properties that we believe can be converted, in whole or in part, to a higher use. With flex property in particular, we have found that, over time, the property can be improved by converting space that is primarily warehouse space into space that contains more office use. Because office rents are generally higher than warehouse rents, we have been able to add revenue and value by converting space as market demand allows.

      We intend to use units of partnership interest in our operating partnership as all or part of the consideration for some of our acquisitions. We used partnership units to acquire four of our current properties, and we expect to use this structure in the future. The operating partnership structure is attractive to potential sellers because in addition to allowing certain sellers to defer all or most of their taxable gains related to the sale of the property, it gives the seller an interest in a more diversified pool of assets. It is possible that, in making future acquisitions in return for units of partnership interest in our operating partnership, we may agree to restrictions on our ability, for a specified period of time following the acquisition, to dispose of the acquired properties in a taxable transaction.

      We have also entered into joint ventures with institutional partners to acquire properties in the past and may use joint ventures in the future. Joint ventures generally entail the acquisition of properties in conjunction with an equity partner who, in most cases, provides the majority of the equity needed for the acquisition. We only anticipate using joint ventures for transactions in certain situations, such as where the property would be disproportionately larger than the other properties in our portfolio or would otherwise have a significantly higher risk profile than our other properties.

     Our Operating Strategy

      We have developed a number of operating strategies since our founding which we believe will help us continue to be successful in the future.

      The U.S. Government and government contractors comprise a combined 48% of our annualized base rent as of April 30, 2004. We plan to continue focusing on the U.S. Government as a tenant, acquiring properties that have government leases in place and utilizing our contacts to attempt to lease available space to the U.S. Government. We have also developed a specific skill set for dealing with our government contractor tenants. We tailor certain provisions in the leases of our government contractor tenants to reflect the possibility that the tenant may lose its contract with the U.S. Government, and, when such a contingency does occur, we work with the company that replaced our former tenant on the government contract to assume the former tenant’s lease.

      Our flex properties tend to attract smaller tenants, those renting less than 15,000 square feet. As of April 30, 2004, more than 100 of our 176 tenants are small tenants (representing approximately 42% of our annualized base rent), and we have tailored our management and leasing approach to deal with the unique needs of these tenants. For example, we have implemented a streamlined lease approval process so that tenants do not have to wait to get approved. Many competing properties, especially those owned by out-of-town institutional investors have a substantially longer and more complicated lease approval process. We believe our ability to act quickly allows us to capture those tenants that cannot, or are unwilling to, wait a substantial period of time for a lease to be approved. We are able to examine the credit of a potential tenant during the lease negotiation process, and we are able to approve the terms of a lease before it is signed. Smaller tenants generally pay us a premium per square foot to occupy smaller spaces. As of April 30, 2004, the rental rates on smaller lease spaces in our portfolio were, on average, 18.5% higher than the rental rates on larger lease spaces in our portfolio on an average per square foot basis.

      We monitor our property expenses and manage how we incur and bill expenses to our tenants. Because most of our leases are triple net leases, most operating expenses, such as insurance, taxes and common area maintenance, are reimbursed to us by our tenants. We also use industrial gross leases and full service leases, which vary from our triple net leases. An industrial gross lease typically includes the base or first year’s taxes and insurance in the rent. Any increase in the taxes or insurance over the base year are generally reimbursed by the tenant. The cost of common area maintenance is also reimbursed by the tenant, as are utilities and other premises-specific costs. In a full service lease, all expenses, with the occasional exception of electricity and other utility costs, are included in the rent. Any increase in the expenses over the base year are generally reimbursed by the tenant. We have implemented collection and billing policies to assure we are collecting all expense reimbursements, and we plan our incurrence of such expenses so as to maximize recoverability in any given year.

      We generally manage all of our properties internally and do not currently, nor do we intend to, provide management services to third parties to generate fee income. We may, from time to time, outsource property management to a local management or leasing company. In that event, our internal management group will oversee the local property management company to assure continuity with our quality and service standards.

Our Real Estate Operations

      We perform asset management, leasing, property management, and accounting and finance services for our properties.

      Asset Management. We focus on maximizing the value of our portfolio, monitoring property performance and operating costs, and pursuing the disposition of selected properties, as appropriate. Our asset management team directly oversees our property portfolio and seeks to increase our operating cash flow through aggressive oversight of our leasing and property management functions.

      Leasing. Our leasing team is a key component to our success. Members of our leasing team have developed strong relationships with the General Services Administration as well as the local tenant community. We often seek to renegotiate and extend any existing leases that are below market at market rates. We also aggressively pursue new tenants for any vacant space. As necessary, we will engage a third-party broker to market vacant space within a property.

      Property Management. Our property management functions include the oversight of all day-to-day operations of a property as well as the coordination and oversight of tenant improvements and building services. Occasionally we outsource certain management and leasing functions to the extent we believe that doing so will enhance the performance of the property.

      Accounting and Finance. We perform accounting and finance functions that relate to the management of our real estate. Through our use of real estate management software, our accounting and finance team can quickly integrate a large number of properties into our portfolio without a need to substantially increase the number of accounting and finance employees. Our accounting personnel perform management of accounts payable, collection of receivables and budgeting of our operating expenses through consultation with our asset management group.

Our History

      Our operating partnership was formed in December 1997 by Douglas J. Donatelli, Louis T. Donatelli and Nicholas R. Smith, our Executive Vice President and Chief Investment Officer, to focus on the acquisition and development of industrial and flex properties, primarily in the Washington, D.C. metropolitan area. In 1997, our operating partnership acquired the four properties that became our original portfolio: Plaza 500 in Alexandria, Virginia, containing an aggregate of approximately 506,825 square feet of warehouse and office space; 6600 Business Parkway in Elkridge, Maryland, containing an aggregate of approximately 172,000 square feet of warehouse space; 13129 Airpark Road in Culpeper, Virginia, containing an aggregate of approximately 150,400 square feet of warehouse space; and Van Buren Business Park in Chantilly, Virginia, containing an aggregate of approximately 109,255 square feet of office and flex space. We paid the sellers of these properties a combination of operating partnership units and cash financed by first mortgage loans and a mezzanine loan facility from Credit Suisse First Boston. The aggregate consideration paid to the seller of Plaza 500 was $42.0 million. The aggregate consideration paid to the seller of 6600 Business Parkway was $7.5 million. The aggregate consideration paid to the seller of 13129 Airpark Road was $3.5 million. The aggregate consideration paid to the seller of Van Buren Business Park was $11.1 million.

      In 1998, we acquired two additional buildings: 4200 and 4212 Technology Court in Chantilly, Virginia, containing an aggregate of 64,064 square feet of flex space. We paid the seller of these properties aggregate consideration of $5.6 million, comprised of a combination of our operating partnership units and cash borrowed in a bridge loan. After we increased the occupancy level of the properties, the bridge loans were refinanced in September 1999 and May 2000 with fixed rate mortgage loans from Morgan Guaranty Trust.

      In 1999, we acquired ten buildings in two locations in a joint venture with an unaffiliated institutional investor. The Crossways property consists of three buildings containing an aggregate of 558,343 square feet of industrial and flex space in Chesapeake, Virginia. We acquired the Crossways portfolio from a Union Carbide Corporation pension fund for $27.7 million in cash financed by a combination of mortgage loans, mezzanine loans and equity financing from both the institutional investor who acted as our joint venture partner and from three of our executive officers, Louis T. Donatelli, Douglas J. Donatelli and Nicholas R. Smith, as well as from a relative of one of our executive officers. Newington Business Park Center consists of seven buildings containing an aggregate of 254,114 square feet of small-bay service space located in Lorton, Virginia. We acquired the Newington property from Principal Financial Group for approximately $12.5 million in cash financed by a combination of first mortgage loans, mezzanine loans and equity financing from the institutional investor who acted as our joint venture partner, and additional equity financing from Louis T. Donatelli, Douglas J. Donatelli, Nicholas R. Smith and a relative of one of our executive officers.

      We refinanced the Newington and Crossways properties in 2002 and acquired our joint venture partner’s interest. In July 2003, Louis T. Donatelli, Douglas J. Donatelli, Nicholas R. Smith, and a relative of one of our executive officers agreed to contribute their collective 5% interest in such limited liability company for units of our operating partnership in connection with our initial public offering, which increased our ownership to 100%.

      In early 2001, we entered into an agreement with an unaffiliated institutional partner in which we received a residual interest in Rumsey Center and Snowden Center, two flex properties consisting of eight buildings and an aggregate of 275,092 square feet in two locations in Columbia, Maryland. In October 2002, we acquired the property from the original institutional investor through a joint venture with a different unaffiliated institutional partner. The acquisition price in this transaction was $27.5 million, which was financed with a $22.0 million mortgage from GE Capital, mezzanine loans and equity financing from our new institutional joint venture partner and additional equity financing from our executive officers, Louis T. Donatelli, Douglas J. Donatelli, Nicholas R. Smith, Barry H. Bass, James H. Dawson, Kyung Rhee and a relative of one of our executive officers. In July 2003, Louis T. Donatelli, Douglas J. Donatelli, Nicholas R. Smith, Barry H. Bass, James H. Dawson, Kyung Rhee, and a relative of one of our executive officers agreed to contribute their collective 41.7% interest in the entity that owns a non-controlling interest in the joint venture with our institutional partner for units of our operating partnership in connection with our initial public offering. In addition, we reached agreement with our institutional partner to acquire its interest in the joint venture. These transactions increased our ownership interest in the joint venture to 100%.

      In 2002, we entered into a joint venture with an unaffiliated institutional partner to acquire Greenbrier Technology Center II, a 79,684 square foot flex property located in Chesapeake, Virginia for $6.5 million, and Norfolk Business Center, an 89,831 square foot flex property located in Norfolk, Virginia for $6.2 million. Both properties were acquired from Koll Bren Schreiber Realty Advisors in a joint venture with an unaffiliated institutional partner. The acquisition was financed with a $10.5 million first mortgage from J.P. Morgan, mezzanine loans and equity financing from the institutional partner and from Douglas J. Donatelli, Nicholas R. Smith, Barry H. Bass, James H. Dawson and Kyung Rhee. In July 2003, Douglas J. Donatelli, Nicholas R. Smith, Barry H. Bass, James H. Dawson and Kyung Rhee agreed to contribute their collective 33.1% interest in the entity that owns a non-controlling interest in the joint venture with our institutional partner for units of our operating partnership in connection with our initial public offering. In addition, we reached agreement with our institutional partner to acquire its interest in the joint venture. These transactions increased our ownership interest in the joint venture to 100%.

      In October 2003, we closed on our initial public offering. We sold 7.5 million common shares of beneficial interest at $15 per share, raising net proceeds of approximately $102 million. On November 21, 2003, we sold an additional 1.125 million common shares to cover over-allotments resulting in additional net proceeds of approximately $15.5 million. We used the net proceeds from our initial public offering to (i) acquire five additional properties; (ii) repay debt, accrued interest and prepayment fees; and (iii) acquire joint venture interests held by an institutional partner in four of our properties.

      Since our inception in 1997, we have been able to grow our management team, increase our market knowledge and contacts, increase our visibility within our markets and assemble a portfolio of quality assets. We believe that we are well positioned to grow our portfolio by taking advantage of our success over the past six years.

Our Competitive Advantage

      We believe that our business strategy and operating model distinguish us from other owners, operators and acquirors of real estate in a number of ways, including:

•	Experienced Management Team with Large Ownership Stake. Our senior management team averages more than 20 years of real estate experience in the Washington, D.C. area. Our senior management team and our trustees collectively own approximately 10.4% of the equity interests in our company prior to completion of this offering.

•	Focused Strategy. We are the only publicly traded REIT focused primarily on industrial and flex properties in the southern Mid-Atlantic region, which includes some of the largest and most stable markets for properties of this type.

•	Value-Added Management Approach. Through our hands-on approach to management, leasing, renovation and repositioning, we endeavor to add significant value to the properties that we acquire from absentee institutional landlords and smaller, less sophisticated owners, by improving tenant quality and increasing occupancy rates and net rent per square foot.

•	Strong Market Dynamics. Our target markets exhibit stable rental rates, frequent acquisition opportunities, and strong tenant bases, according to Delta Associates. We believe that additional U.S. Government spending for national defense and homeland security will increase demand for industrial and flex space in our markets by both U.S. Government agencies and government contractors.

•	Local Market Knowledge. We have established relationships with local owners, the brokerage community, prospective tenants and property managers in our markets. We believe these relationships enhance our efforts to locate attractive acquisition opportunities and lease space in our properties.

•	Acquisition Opportunities. We believe we have significant opportunities to acquire attractive properties in our target markets that are either below the minimum size thresholds of most institutional investors or that are encumbered by debt in an amount that is not suited to either private buyers, who generally prefer more debt, or institutional buyers, who prefer no debt at all. We believe these single asset or small portfolio acquisitions often yield more attractive pricing than unencumbered properties or large portfolios which attract institutional interest and more competitive bidding.

•	Favorable Lease Terms. As of April 30, 2004, 127 of our 210 leases (representing 62% of the leased space in our portfolio) are triple net leases, under which tenants are contractually obligated to reimburse us for virtually all costs of occupancy, including property taxes, utilities, insurance and maintenance. In addition, our leases generally provide for rent growth through contractual rent increases.

•	Tenant Mix. As of April 30, 2004, our tenants included the U.S. Government (25% of our annualized base rent), government contractors (23%), Fortune 500 companies (10%) and approximately 130 smaller tenants, most of which hold leases covering less than 15,000 square feet (42%). In our experience, smaller leases generally provide a premium rent per square foot. As of April 30, 2004, the rental rates on our smaller leases were, on average, over 20% higher than the rental rates on our larger leases. We believe our current tenant base provides a desirable mix of stability, diversity and rental growth potential.

•	Participation in General Services Administration’s Advanced Acquisition Program. Our Washington, D.C. area properties generally participate in the General Services Administration’s Advanced Acquisition Program (AAP), which pre-approves Washington, D.C. area landlords to lease space to government agencies. We intend to include all of our eligible properties in the AAP program.

Our Target Markets

      We intend to target acquisition properties located in four major markets in the southern Mid-Atlantic region: our existing markets of metropolitan Washington, D.C., Norfolk, Virginia, and Baltimore, Maryland, as well as the Richmond, Virginia metropolitan area. We believe that the diversity of the tenancy and economic fundamentals among these markets provide us with the ability to assemble a well-balanced portfolio within the region that will be resistant to the downturn of a particular industry or submarket.

      According to Delta Associates, the southern Mid-Atlantic market totals more than 475 million square feet of industrial and flex property, the majority of which exists in the Baltimore/ Washington corridor. The southern Mid-Atlantic region produced a gross regional product of approximately $451.5 billion in 2002.

      The following discussion of our target markets includes market data from a report prepared for us by Delta Associates.

     Washington, D.C. Market

      Washington, D.C. has the largest economy in our target region, with stability and high rates of growth attributable to the U.S. Government, the area’s major employer, and the contractors that serve it. The private sector is supported by the U.S. Government’s presence and its procurement spending, which has enhanced the region’s technology industry and tempered the negative impact of national economic cycles. The Washington, D.C. metropolitan area is the country’s sixth largest metropolitan area in population, fifth in jobs and fourth in economic output. It has 5.2 million residents, 3.5 million jobs and a 2002 gross regional product of $236.5 billion. The Washington, D.C. metropolitan area has more jobs per household than any other metropolitan area in the country.

      Washington, D.C.’s industrial and flex market totaled approximately 157.3 million square feet at December 31, 2003, with approximately 14.7 million square feet vacant, an occupancy rate of 90.7%. Flex/ warehouse space makes up the largest component of the industrial inventory at 67% of the total, while bulk warehouse space is 21% of the inventory and flex/ R&D space represents 12%. Approximately 1.4 million square feet were under construction at December 31, 2003, 48% of which was bulk warehouse space and 52% was flex/warehouse. The flex/ warehouse and flex/ R&D portion of the Washington, D.C. industrial market totaled approximately 125.0 million square feet at December 31, 2003, with 10.9 million square feet vacant, or 8.7%. The flex/ warehouse portion comprised 84% of the total flex market. The flex/ R&D inventory grew by only 117,300 square feet in 2003, and none was under construction at the end of the year. The supply of vacant flex/ R&D space grew by approximately 391,000 square feet during 2003, and the occupancy rate decreased to 87.7% from 89.6%.

      Net absorption, the increase or decrease in the amount of occupied square feet from one period to the next, of industrial space in the Washington, D.C. metropolitan area reached approximately 5.8 million square feet in 2000. In 2001, the recession and the decline of the telecommunication industry affected the area’s economy, and net absorption fell to approximately 754,000 square feet, with Northern Virginia feeling the brunt of this reduction. During 2002 and 2003, absorption has gained ground to more than 900,000 square feet per year, with increased pre-leasing activity, absorption of sublet space and some evidence that vacancies and rents have stabilized.

      Rents were generally flat in Northern Virginia in 2003, with mixed performance in suburban Maryland depending on the type of space. Overall, flex/ industrial rents in suburban Maryland declined by 1% in 2003 due to weak demand for flex/ warehouse and flex/ R&D space. By product type, bulk warehouse rents rose 1.4%, while flex/ warehouse and R&D rents dropped by 2% to 2.5%. In Northern Virginia, year end 2003 rents for bulk warehouse space averaged $7.12 per square foot, flex/ warehouse space averaged $7.81 per square foot, and flex/ R&D space averaged $12.35 per square foot. 2003 rents in Suburban Maryland for bulk warehouse space averaged $5.24 per square foot, flex/ warehouse space averaged $5.92 per square foot, and flex/ R&D space averaged $13.04 per square foot.

      The I-270 corridor submarket in Montgomery and Frederick Counties in Maryland contains 32 million square feet of industrial and flex space, or about 20% of the Washington, D.C. metropolitan area total. About 2.4 million square feet were vacant at year end 2003, or a 92.5% occupancy rate. Flex/ warehouse and flex/ R&D space account for 53% and 29% of the total, respectively. The large share of flex/ R&D space in the I-270 corridor compared to the rest of the metro area reflects the importance of the corridor’s high tech industry, particularly biotechnology.

      Approximately 561,000 square feet were under construction in the I-270 corridor submarket at December 31, 2003, of which 73% was bulk warehouse space. Frederick County accounted for 86% of the construction activity at that time. Net absorption in the I-270 corridor in 2003 was 353,000 square feet. Absorption has declined steadily since 2000, when 1.1 million square feet were absorbed, with absorption in Frederick County growing from 155,000 to 323,000 square feet while absorption in Montgomery County dropped from 949,000 to 30,000 square feet at December 31, 2003.

      In Montgomery County at year end 2003, rents averaged $9.80 per square foot for bulk warehouse space, $14.20 per square foot for flex/R&D space, and $9.00 per square foot for flex/ warehouse space. For the same period in Frederick County, rents were $5.40 per square foot for bulk warehouse, $10.20 for flex/R&D, and $6.03 for flex/ warehouse.

     Norfolk, Virginia Market

      The Norfolk metropolitan area benefits from a strategic location where the Chesapeake Bay meets the Atlantic Ocean. Norfolk is the largest market between Washington, D.C. and Atlanta and is the 27th largest metropolitan area in the nation, according to CB Richard Ellis, a national real estate brokerage firm. There are 1.7 million people in nine cities and six counties in the Norfolk metropolitan area, which is split into two submarkets (Southside and Peninsula) that are linked by bridges and tunnels. More than two-thirds of the population lives in the Southside submarket, which includes the cities of Norfolk, Virginia Beach, Portsmouth, Chesapeake and Suffolk.

      The services, government and trade sectors dominate the employment base of this area. The largest employment sector is services, which accounts for one-third of civilian jobs, including tourism, followed closely by government. Total employment in the Norfolk metropolitan area at December 31, 2003 was 1,008,070 jobs, almost 70% of which are located in the Southside submarket. Over the 1970-2003 period, employment growth averaged 2.8% per year.

      Government, including the federal sector, represents 27% of total employment, a higher percentage than even the Washington, D.C. area. More than 60% of the government jobs in the Norfolk area are federal government, with 73% of those federal jobs with the military. Military employment in the Norfolk area has grown since the mid-1990s as a result of the federal government’s base realignment and closure commission process. The region is now home to the U.S. Navy’s main East Coast base.

      Trade accounts for about 14% of Norfolk-area jobs, supported by the second busiest general cargo port on the East Coast. Construction, manufacturing (including the shipbuilding industry), and finance, insurance and real estate each account for about 7% of regional employment. The transportation, communications and utilities industries represent 5% of total jobs. With a reasonably priced labor market, the Norfolk area has been an attractive relocation market, with companies such as Avis, Panasonic, Canon, UPS, MCI, Solarex and Gateway locating there within the last ten years.

      The core industries of the Norfolk metropolitan area are defense, manufacturing, and trade and distribution. The defense sector is estimated to be 40% of the region’s gross regional product. The U.S. Navy’s share alone is estimated to be 25% of the region’s economy. The gross regional product for the Norfolk area was $62.9 billion in 2002, compared to $60.0 billion in 2001. This is an annual growth rate of 4.8%, compared to 3.8% annual growth in U.S. gross national product over the same period. Including the military, federal contracts represented 9% of the region’s gross regional product in 2002. During the 2001- 2003 period, the Norfolk area captured the eighth largest share of federal contract awards among major U.S. metropolitan areas. Of the $17.3 billion in federal contracts in the region during that time, 90% was for the military, including 80% for the U.S. Navy.

      Unemployment in the Norfolk area was 3.7% in December 2003, compared with 5.7% for the U.S. as a whole.

      The Norfolk area industrial market totaled approximately 92.2 million square feet of space at December 31, 2003, of which 5.5 million square feet were vacant, or 6% of the inventory. The industrial inventory has grown by an average of about 3.2 million square feet per year since 1998, while the overall vacancy rate has remained below 8% during that entire period. About 60% of Hampton Road’s industrial market is warehouse distribution, while manufacturing and flex/ R&D make up 25% and 15%, respectively. Space under construction at the end of 2003 totaled 200,000 square feet. Net absorption during 2003 was about 2.3 million square feet, of which approximately 1.1 million square feet was warehouse/ distribution space.

      In 2003, according to CB Richard Ellis, rents for warehouse distribution space averaged $5.89 per square foot for space up to 20,000 square feet, $5.21 per square foot for space between 20,000 and 40,000 square feet, $4.44 per square foot for space between 40,000 and 60,000 square feet and $3.15 per square foot for space over 60,000 square feet, and flex/ R&D space averaged $12.39 per square foot, up from $8 in 1998.

     Baltimore, Maryland Market

      The Baltimore metropolitan area is comprised of the City of Baltimore and six surrounding counties with an estimated 2003 population of 2.6 million residents. Baltimore, located approximately 35 miles from Washington, D.C. and linked to the larger Baltimore-Washington metro area market, is the nation’s fourth largest economic market area with some 7.8 million residents. Baltimore’s strategic location on the Chesapeake Bay and the interstate highway system makes it a distribution base for the large consumer and industrial markets in the East Coast, with overnight access to more than one-third of the nation’s population and manufacturing facilities.

      Foreign trade, distribution, manufacturing, health care and business services are major drivers of the Baltimore economy. Total employment in the Baltimore area totaled 1.6 million jobs at December 31, 2003, and job growth has averaged 1.8% per year since 1970. The largest employment sector is services, which accounts for 42% of all jobs.

      Baltimore has strengthened its position as a major trade and distribution center with strong employment growth in the wholesale and retail trade. The trucking and warehouse industry benefit from the region’s location in the middle of the Eastern seaboard, the Port of Baltimore, Baltimore-Washington International Airport and an excellent highway network. Much of the warehouse development activity is found in suburban Howard and Harford Counties, which are bisected by Interstate 95. Like most of the Northeast, Baltimore’s traditional base of manufacturing jobs continues to decline, due in part to increased productivity and consolidation of older industrial facilities. Despite this trend, area manufacturers experienced increased earnings in the 1990s and invested in plant and equipment improvements. Manufacturers with headquarters or large facilities in Baltimore include Black & Decker, International Steel Group, General Motors, McCormick, Proctor & Gamble and Westinghouse.

      Baltimore is emphasizing biotechnology for economic growth. Biotechnology research is focused on the University of Maryland Medical System complex and the Johns Hopkins medical complex, both in downtown Baltimore employing over 10,000 people. In Baltimore and the surrounding region, the biotechnology industry includes more than 200 laboratories and numerous government and non-profit research centers.

      The Baltimore metropolitan area is also impacted by federal employment and procurement activities, as it is home to the Social Security Administration, Health Care Finance Administration, National Security Agency and numerous federal contracting firms. Cuts in federal funding and employment have constrained the metropolitan area’s growth over the past decade. These changes encouraged regional economic development efforts aimed at increasing private sector employment and reducing the area’s dependence on federal employment. Those initiatives have included the expansion of Baltimore-Washington International Airport, new highway construction and an aggressive marketing effort for the Port of Baltimore.

      A strong medical and academic base, in addition to the federal government and defense contractors, supports the Baltimore area economy. The area’s gross regional product was $102.6 billion in 2002, compared to $99.8 billion in 2000, resulting in annual growth of 2.8%. In comparison, U.S. gross national product grew at a 3.8% rate during the same period.

      There were 157.6 million square feet of industrial space in the Baltimore metropolitan area at December 31, 2003, with about 17.5 million square feet vacant, or approximately 11.1% of the inventory. About 38% of Baltimore’s industrial market is bulk warehouse, while flex/ warehouse and flex/ R&D make up 55% and 7%, respectively. Space under construction at December 31, 2003 totaled approximately 1.8 million square feet, 85% of which was bulk warehouse. Net absorption declined in 2001 and 2002 as the national economy weakened, while in 2003 occupied industrial space grew by more than 2.9 million square feet. Flex/ warehouse and flex/ R&D space in the area totaled approximately 97.2 million square feet at December 31, 2003, with 9.7 million square feet vacant, or approximately 10% of the inventory. The flex/ warehouse portion represented 89% of this total. Flex space construction activity declined from 730,000 square feet at the end of 2002 to about 273,000 square feet under construction at December 2003. The occupancy rate for flex/ warehouse and flex/ R&D space increased from 88% to 90% during 2003, as the amount of vacant space declined by approximately 2.0 million square feet.

      Overall rents in every product type in the Baltimore area grew in 2003. Rents for flex/ warehouse space averaged $5.82 per square foot in 2003 compared to $5.78 in 2002, and flex/ R&D space averaged $11.40 per square foot, up 5.1% from $10.85 in 2002.

     Richmond, Virginia Market

      Richmond, the capital of Virginia, is strategically located in the middle of the state and in the middle of the eastern seaboard, equidistant between Boston and Atlanta. The Richmond metropolitan area has one million residents, 682,000 jobs and a 2002 gross regional product of $49.5 billion, according to the U.S. Conference of Mayors. Over the 1970-2003 period, employment growth averaged 3% per year, and except for national recession periods, has grown steadily. Richmond’s economy includes strong bases of trade, government, services, and manufacturing.

      Wholesale and retail trade constitutes the largest share of employment in the Richmond metro area, followed by services and government. The large base of government jobs, although declining as a percentage of total employment since 1980, has provided a measure of protection for the local economy during recessions. Service industries have shown the most dramatic growth since 1970 as a share of total employment. Manufacturing has declined significantly, accounting for 19% of all jobs in 1970 but less than 8% in 2003. Key manufacturing industries include tobacco, chemicals, printing and publishing, paper and related products, food, lumber, wood furniture and fixtures, and machinery. Banking, insurance and government are key components of the metro area economy, anchored by the state government and the Fifth District of the U.S. Federal Reserve Bank. Business and legal services, drawn by the banks and government offices, also provide a strong base of employment. With a concentration of hospitals serving the central Virginia region, health services are another large sector of the economy. Growth in the trade sector has been mainly due to population growth, and retail establishments account for the bulk of total trade employment. However, the area’s highway access to major East Coast population centers has led to a large trucking and warehouse industry serving the larger region.

      Government, trade, manufacturing and financial services account for 53% of the region’s gross regional product. The government sector, of which Virginia’s state government makes up the largest share, represents more than 22% of the gross regional product. Richmond’s total gross regional product was $49.5 billion in 2002, compared with $47.6 billion in 2001 representing an annual growth rate of 4%, compared with 3.8% growth in U.S. gross national product over the same period. The Richmond metropolitan area economy has enjoyed consistently low unemployment, even in recessionary periods, and since 1990, the unemployment rate has remained below the U.S. average. Unemployment in the Richmond metro area was 3.5% in December 2003, compared with 5.7% for the nation.

      Richmond’s industrial market grew by more than 4 million square feet during the late 1990s, led by developers such as Highwoods Properties, Liberty Property Trust and locally based Devon USA. Most industrial development during that period was high-bay distribution space.

      There were approximately 68.8 million square feet of industrial space in the Richmond metropolitan area at December 31, 2003, with about 9.6 million square feet vacant, or 14.0% of the inventory. About 57% of Richmond’s industrial market is general industrial, while warehouse distribution and flex/ R&D make up 31% and 12%, respectively. Space under construction at the end of 2003 totaled only 60,000 square feet, all of which was classified as incubator space. Net absorption during 2003 was approximately 88,000 square feet, but flex/ R&D absorption was a positive 303,000 square feet.

      Rents for warehouse/ distribution space increased to $3.98 per square foot in 2003, compared to a high of $4.52 in 2000, and flex/ R&D space rents increased to $7.81 per square foot, surpassing the previous high of $7.70 in 1999.

Our Properties

      We currently own industrial and flex properties totaling approximately 3.0 million square feet in the Washington, D.C., Baltimore, Maryland and Norfolk and Richmond, Virginia markets. Our current portfolio of properties contains a mix of single-tenant and multi-tenant industrial and flex properties. Industrial properties generally are used as warehouse, distribution and manufacturing facilities, while flex properties combine office building features with industrial property space. Flex buildings tend to be smaller than warehouses, with lower ceilings, optional rear loading docks and more attractive facades. These design features make flex properties versatile enough to accommodate a combination of office, research and development, quasi-retail sales, showroom, light assembly/ manufacturing, warehouse and distribution uses. The following table describes our current properties:

Current Properties

						Annualized
						Base Rent	Occupancy at
		No. of		Year of	Square	at April 30,	April 30,
Property	Property Type	Bldgs.	Location	Acquisition	Footage	2004	2004(1)	Primary Tenants

Plaza 500	Multi-tenant industrial	2	Alexandria, VA	1997	505,945	$5,102,327	97%	U.S. Govt.; Carolina Holdings
Van Buren Business Park	Flex	5	Herndon, VA	1997	109,233	1,234,115	63%	Fibertek
6600 Business Parkway	Single-tenant industrial	1	Elkridge, MD	1997	172,200	976,816	100%	REICO Distributors
13129 Airpark Road	Multi-tenant industrial	1	Culpeper, VA	1997	150,400	440,720	66%	Packard Humanities
4200 and 4212 Technology Court	Flex	2	Chantilly, VA	1998	64,064	790,845	91%	National Christian Foundation
Newington Business Park Center	Multi-tenant industrial	7	Lorton, VA	1999	254,114	2,245,463	99%	U.S. Government
Crossways Commerce Center I	Multi-tenant industrial	1	Chesapeake, VA	1999	352,615	1,781,745	100%	Anteon; Visteon
Crossways Commerce Center II	Flex	2	Chesapeake, VA	1999	143,736	1,387,440	97%	First Data
Coast Guard Building	Flex	1	Chesapeake, VA	1999	61,992	947,738	100%	U.S. Government
Snowden Center	Flex	4	Columbia, MD	2002	140,438	1,641,329	86%	Paratek Microwave
Rumsey Center	Flex	4	Columbia, MD	2002	134,654	1,390,116	90%	Advance Med (CSC)
Greenbrier Technology Center II	Flex	1	Chesapeake, VA	2002	79,684	1,146,833	96%	AMSEC
Norfolk Business Center	Flex	1	Norfolk, VA	2002	90,682	803,609	97%	Dataline; Verizon
Virginia Center	Flex	1	Glen Allen, VA	2003	119,672	911,196	70%	Service Partners, DaimlerChrysler
Interstate Plaza	Single-tenant industrial	1	Alexandria, VA	2003	107,320	1,262,268	100%	U.S. Government
Alexandria Corporate Park	Multi-tenant industrial	1	Alexandria, VA	2003	278,130	4.185,959	80%	U.S. Government; CACI
6251 Ammendale Road	Flex	1	Beltsville, MD	2003	86,818	516,622	38%	Lockheed Martin
Herndon Corporate Center	Flex	4	Herndon, VA	2004	127,353	2,499,648	100%	U.S. Government

Total/ Average		40			2,979,050	$29,264,788	90%

(1)	Occupancy percentage includes leases executed as of April 30, 2004 that commence in future periods. The 6251 Ammendale Road property was acquired in December 2003 with 38% occupancy at the time of acquisition.

     As of April 30, 2004, the weighted average remaining lease term for all of our current properties, based on 2004 annualized base rent, was 4.4 years.

      The following table describes the acquisition properties we have under contract to purchase:

Acquisition Properties

						Annualized
						Base
						Rent at	Occupancy at
		No. of		Purchase	Square	April 30,	April 30,
Property	Property Type	Bldgs.	Location	Price	Footage	2004	2004	Primary Tenants

Suburban Maryland Portfolio
Deer Park	Flex	4	Randallstown, MD		171,140	$1,200,407	93%	Mattei Compressors
Gateway Center	Flex	2	Gaithersburg, MD		44,307	604,935	100%	Montgomery County Auto Parts
Gateway West	Flex	4	Westminster, MD		110,147	827,342	68%	Carroll County Public Library
Girard Business Center	Flex	3	Gaithersburg, MD		123,900	1,276,194	95%	Aspen Systems Corporation
Girard Place	Flex	4	Gaithersburg, MD		175,190	1,405,502	100%	Spirent Communications
15 Worman’s Mill Court	Flex	1	Frederick, MD		39,966	385,018	100%	SAIC
20270 Goldenrod Lane	Flex	1	Germantown, MD		24,468	368,746	100%	Microlog Corporation
6900 English Muffin Way	Multi-tenant Industrial	1	Frederick, MD		165,690	1,061,001	100%	BP Solarex; Capricorn Pharma
4451 Georgia Pacific Blvd	Multi-tenant Industrial	1	Frederick, MD		169,750	1,080,658	100%	American Records Management
7561 Lindbergh Drive	Single-tenant Industrial	1	Gaithersburg, MD		36,000	283,190	100%	Thomas AAA Moving
Patrick Center	Office	1	Frederick, MD		66,706	1,238,401	97%	Miles & Stockbridge; Merrill Lynch
WestPark	Office	1	Frederick, MD		28,915	469,319	100%	U.S. Government; Batelle Memorial Institute
Woodlands Business Center	Office	1	Largo, MD		37,940	543,357	78%	SFA; Comcast Cable
Old Courthouse Square	Retail	1	Martinsburg, WV		201,350	997,041	83%	U.S. Government; Food Lion

Subtotal —		26		$123,000,000	1,395,469	$11,741,111	92%

Aquia Commerce Center I & II	Flex	2	Stafford, VA	$11,200,000	64,488	$1,475,165	100%	U.S. Government

Total/Average Acquisition
Properties		28		$134,200,000 (1)	1,459,957	$13,216,276	93%

Total/Average — Current Portfolio and Acquisition
Properties		68			4,439,007	$42,481,064	91%

(1)	Purchase price includes our assumption of approximately $79.0 million in existing debt.

     As of April 30, 2004, the weighted average remaining lease term for the acquisition properties, based on 2004 contractual base rent, was 3.5 years.

      The following is information regarding lease expirations for our current properties, as well as our current properties and acquisition properties on a combined basis, as of April 30, 2004.

Lease Expirations of our Current Properties

	Number of	2004 Annualized	Percentage of
Year of Lease Expiration	Leases Expiring	Base Rent	Annualized Base Rent

2004	30	$1,864,916	6.4%
2005	39	2,975,872	10.2
2006	33	3,208,216	11.0
2007	40	5,918,481	20.2
2008	20	3,033,998	10.4
2009	17	4,224,339	14.4
2010	7	2,638,006	9.0
2011 and thereafter	24	5,400,961	18.5

Lease Expirations of our Properties including Acquisition Properties

	Number of	2004 Annualized	Percentage of
Year of Lease Expiration	Leases Expiring	Base Rent	Annualized Base Rent

2004	56	$3,116,733	7.3%
2005	84	5,309,998	12.5
2006	74	5,455,314	12.8
2007	74	8,254,284	19.4
2008	40	3,972,948	9.4
2009	37	7,099,715	16.7
2010	10	2,926,215	6.9
2011 and thereafter	34	6,349,859	15.0

      The following charts summarize our current portfolio, as well as our current portfolio and our acquisition properties on a combined basis, by market, property type and lease type as of April 30, 2004:

Our Current Portfolio by Market

	No. of			Percentage of
	Buildings	Square Feet	Occupancy	Annualized Base Rent

Washington Market	24	1,683,377	87%	62%
Norfolk Market	6	728,709	99	21
Baltimore Market	9	447,292	93	14
Richmond Market	1	119,672	70	3

Total	40	2,979,050	90%	100%

Our Portfolio by Market Including Acquisition Properties

	No. of			Percentage of
	Buildings	Square Feet	Occupancy	Annualized Base Rent

Washington Market	44	2,862,047	91%	70%
Norfolk Market	6	728,709	99	14
Baltimore Market	17	728,579	88	14
Richmond Market	1	119,672	70	2

Total	68	4,439,007	91%	100%

Our Current Portfolio by Property Type

	No. of			Percentage of
	Buildings	Square Feet	Occupancy	Annualized Base Rent

Single-Tenant Industrial	2	279,520	100%	8%
Multi-Tenant Industrial	12	1,541,204	92	47
Flex	26	1,158,326	85	45

Total	40	2,979,050	90%	100%

Our Portfolio by Property Type Including Acquisition Properties

	No. of			Percentage of
	Buildings	Square Feet	Occupancy	Annualized Base Rent

Single-Tenant Industrial	3	315,520	100%	6%
Multi-Tenant Industrial	14	1,876,644	93	38
Flex	48	1,949,872	88	50
Office	2	95,621	98	4
Retail	1	201,350	83	2

Total	68	4,439,007	91%	100%

Our Current Portfolio by Lease Type

	No. of		Percentage of
	Leases	Square Feet(1)	Portfolio

Triple Net	127	1,643,766	62%
Industrial Gross	25	383,306	14
Full Service	58	642,100	24

Total	210	2,669,172	100%

Our Portfolio by Lease Type Including Acquisition Properties

	No. of	Square	Percentage of
	Leases	Feet(1)	Portfolio

Triple Net	281	2,777,143	69%
Industrial Gross	39	461,310	11
Full Service	89	792,665	20

Total	409	4,031,118	100%

(1)	Does not include vacant and common area space.

     At April 30, 2004, our portfolio was leased to 176 different tenants under 210 leases. Our tenants included the U.S. Government (25% of our annualized base rent), government contractors (23%), Fortune 500 companies (10%) and approximately 130 smaller tenants, most of which hold leases covering less than 15,000 square feet (42%).

      The following is information regarding our ten largest tenants (both currently and giving effect to our proposed acquisition of the acquisition properties), based on percentage of annualized base rent as of April 30, 2004:

Top Ten Tenants in Our Current Portfolio

				Percentage of
	Number of	Leased	2004 Annualized	Annualized
Tenant	Leases	Square Feet	Base Rent	Base Rent

U.S. Government	17	551,278	$7,234,625	24.7%
First Data Corp.	1	117,336	1,184,774	4.0
Carolina Holdings	1	124,501	1,053,665	3.6
REICO Distributors	1	172,200	976,816	3.3
CACI	3	46,207	952,254	3.3
Fibertek	1	28,719	586,155	2.0
Anteon International Corp	5	108,700	568,616	1.9
AMSEC LLC	1	35,631	532,602	1.8
Paratek Microwave	1	29,828	391,642	1.3
Precision Partners	1	47,495	380,581	1.3

Total	32	1,261,895	$13,861,730	47.2%

Top Ten Tenants in Our Portfolio Including Acquisition Properties

	Number			Percentage of
	of	Leased	2004 Annualized	Annualized
Tenant	Leases	Square Feet	Base Rent(1)	Base Rent

U.S. Government	21	666,202	$8,997,501	21.2%
First Data Corp.	1	117,336	1,184,774	2.8
Carolina Holdings	1	124,501	1,053,665	2.5
REICO Distributors	1	172,200	976,816	2.3
CACI	3	46,207	952,254	2.2
American Records Mngmt	1	120,000	759,732	1.8
Spirent Communications	4	70,070	622,887	1.5
Fibertek	1	28,719	586,155	1.4
Anteon International Corp	5	108,700	568,616	1.3
AMSEC	1	35,631	532,602	1.3

Total	39	1,489,566	$16,235,002	38.3%

(1)	Annualized base rent is based on rental revenue as of April 30, 2004.

Description of Properties Acquired Since Our Initial Public Offering

      Interstate Plaza, 5775 General Washington Drive, Alexandria, Virginia. Interstate Plaza, built in 1990, is a 107,320 square foot, two-story, single-tenant, distribution warehouse facility located inside the Capital Beltway about five miles south of the Pentagon in suburban Alexandria, Virginia. The property is situated on a 6.1 acre site and has 135 parking spaces. Loading is available on both levels, with two loading docks on the upper level and three loading docks and one drive-in dock on the lower level. The building is mostly warehouse space with approximately 3% office space. The ceiling heights in the warehouse are 22 feet clear on the upper level and 16 feet clear on the lower level. Interstate Plaza is located on Interstate 395, approximately one quarter mile north of the I-95/495/395 intersection. As of April 30, 2004, the property was

100% leased to the U.S. Government under an industrial gross lease expiring in 2007, with an annual base rental payment of approximately $1,262,000.

      Interstate Plaza is subject to a mortgage loan having an outstanding balance as of March 31, 2004 of $8.5 million ($9.0 million fair valued). The loan matures on January 1, 2007 and requires monthly payments of principal and interest for an annual aggregate total of $726,409 until maturity with interest computed at a rate of 7.45% (5.3% fair valued). Prepayment of the loan more than three months prior to maturity is prohibited.

      Virginia Center, 1001-1063 Technology Park Drive, Glen Allen, Virginia. Virginia Center, built in 1984, is a 119,672 square foot single-story flex office building located in the northwest quadrant submarket of Richmond, less than one mile off Interstate 95. The property is situated on 16.9 acres and has 526 parking spaces. The building has a U-shaped configuration with rear loading and 19 foot, six inch high ceilings. As of April 30, 2004, the property was approximately 70% leased to 12 tenants. The property’s major tenants are Service Partners LLC, the nation’s largest distributor of fiberglass insulation, which occupies 17,510 square feet under a triple net lease that expires in 2008 with an annual base rental payment of approximately $167,000 and an option to renew for five years; GAC National Processing Center, a mortgage loan processing center, which occupies 11,688 square feet under an industrial gross lease that expires in 2006 with an annual base rental payment of approximately $166,000 and an option to renew for five years; DaimlerChrysler Motors Corporation, which occupies 11,650 square feet under a triple net lease that expires in 2007 with an annual base rental payment of approximately $132,000 and an option to renew for two additional terms of five years each and an option to terminate the lease after 2004 for a fee equal to unamortized tenant improvement and leasing commission costs; and Professional Products, Inc., a supplier of audio, video and presentation hardware and systems, which occupies 10,550 square feet under a triple net lease that expires in 2008 with an annual base rental payment of approximately $95,000.

      Virginia Center has been pledged as collateral for our secured revolving credit line.

      6251 Ammendale Road, Beltsville, Maryland. 6251 Ammendale Road, built in 1988, is a 88,818 square foot two-story flex office building located between Route 1 and Interstate 95 in the Beltsville submarket of Prince Georges County about one mile north of the Capital Beltway. The property is situated on 13.2 acres and has 356 parking spaces. Both levels of the building are accessible on-grade for drive-in loading potential, and the second level has two common-area loading docks for multiple tenant use. As of April 30, 2004, the property was approximately 38% leased to the Lockheed Martin Corporation under a triple net lease that expires in 2005, with an annual base rental payment of approximately $517,000.

      6251 Ammendale Road is not encumbered by mortgage debt.

      Alexandria Corporate Park, 6315 Bren Mar Drive, Alexandria, Virginia. Alexandria Corporate Park, built in 1973, is a 278,130 square-foot mixed-use warehouse/flex/office facility located inside the Capital Beltway about five miles south of the Pentagon in suburban Northern Virginia. The property was originally built in 1973 as the headquarters and distribution center of Peoples Drug, and was renovated in 2001 and 2002 to accommodate multiple tenant uses. The property contains approximately 148,810 square feet of flex office space and 129,320 square feet of warehouse space. The property is situated on 13.5 acres and has approximately 850 parking spaces. The flex office areas have nine to 16 foot ceiling heights, and the warehouse areas have 20 foot clear ceiling heights. Alexandria Corporate Center is located in Fairfax County in Northern Virginia, roughly one-tenth of a mile east of Interstate 395 and one mile from the I-95/495/395 intersection. As of April 30, 2004, the property was approximately 80% leased to seven tenants. The property’s major tenants include the U.S. Government, which occupies 60,241 square feet under a full service lease which expires in 2013, with an annual base rental payment of approximately $1,802,000 and an option to renew for five years; and CACI, Inc., a government contractor, which has three leases at the property that expire in 2011: a 26,000 square foot full service lease, with annual base rental payment of approximately $544,000; a 11,839 square foot full service lease, with an annual base rental payment of approximately $239,000; and a 8,368 square foot full service lease, with an annual base rental payment of approximately $169,000. CACI has the right to terminate these leases effective September 4, 2006 with prior notice of at least 420 days and payment of an early termination fee.

      Alexandria Corporate Park has been pledged as collateral for our revolving line of credit.

      The following table sets forth the occupancy rate and the average annual rent per leased square foot for Alexandria Corporate Park as of the end of 2003:

		Average
	Occupancy	Annual Rent per
	Rate	Leased Square Foot

2003	68%	$21.12

      The following table sets forth the lease expiration schedule for Alexandria Corporate Park:

	Gross Leased Area		Annualized Rental Revenue(1)

Year of	Number of	Square		Percent of
Lease Expiration	Leases Expiring	Footage	Amount	Total

2007	1	14,862	$252,208	6%
2008	2	25,000	298,500	7
2009	—	—	—	—
2010	—	—	—	—
2011	5	102,907	1,676,985	40
2012	—	—	—	—
2013	1	60,241	1,802,266	43
2014 and thereafter	2	20,000	156,000	4
Total	11	223,010	$4,185,959	100%

(1)	Based on annualized rental revenue as of April 30, 2004.

     Herndon Corporate Center, 1145-1175 Herndon Parkway, Herndon, Virginia. Herndon Corporate Center, built in 1986, is a 127,353 total square foot suburban campus of four architecturally-similar, single-story flex/office buildings located within the Town of Herndon in Fairfax County in Northern Virginia. The property is situated on 8.9 acres and has 438 parking spaces. The four buildings within the complex are built are of similar design and shape, ranging in size from 30,042 square feet to 31,535 square feet with approximately 95% built out as office space. Herndon Corporate Center is located approximately seven miles east of the Capital Beltway in Northern Virginia along what is known as the Dulles Corridor. The Dulles Corridor consists of the Dulles Access and Toll Road running east from the Capital Beltway toward Dulles International Airport and Route 28 running north-south from the airport. The property is 100% leased to 14 tenants. The property’s major tenants include the U.S. Government, which has three leases at the property: a 20,994 square foot full service lease expiring in 2014, with annual base rental payment of approximately $384,000; a 6,611 square foot full service lease expiring in 2014, with an annual base rental payment of approximately $117,000; and a 1,800 square foot full service lease expiring in 2008, with an annual base rental payment of approximately $38,000. Other major tenants include Industrial Environmental Consulting Services, an international environmental consulting firm, which occupies 25,257 square feet under a triple net lease expiring in 2010, with an annual base rental payment of approximately $379,000, with an option to renew for two years and an option to terminate the lease after the sixth lease year (2009) for a fee equal to three months rent; and HydroGeologic, Inc., a national environmental investigation and remediation consulting firm, which occupies 19,934 square feet under a full service lease expiring in 2007, with an annual base rental payment of approximately $344,000, with an option to renew for five years.

      We purchased Herndon Corporate Center in April 2004 and assumed a mortgage loan having an outstanding balance of approximately $9.1 million (fair valued at $9.0 million). The loan matures on April 1, 2008 and requires monthly payments of principal and interest for an annual aggregate total of $603,360 until maturity with interest computed at a rate of approximately 5.1%. Prepayment of the loan more than three months prior to maturity is prohibited.

      The following table sets forth the lease expiration schedule for Herndon Corporate Center:

	Gross Leased Area		Annualized Rental Revenue(1)

Year of	Number of	Square		Percent of
Lease Expiration	Leases Expiring	Footage	Amount	Total

2004	2	6,403	$124,859	5%
2005	2	4,840	120,973	5%
2006	1	10,541	290,724	12%
2007	5	39,311	860,072	33%
2008	1	1,800	38,238	2%
2009	1	2,148	37,590	2%
2010	2	31,071	526,247	21%
2011 and thereafter	4	31,239	500,944	20%
Total	18	127,353	$2,499,648	100%

(1)	Based on annualized rental revenue as of April 30, 2004.

Description of Acquisition Properties

     Aquia Commerce Center I & II

      Aquia Commerce Center I & II, 2721 and 2723 Jefferson Davis Highway, Stafford, Virginia. Aquia Commerce Center I, built in 1988, and Aquia Commerce Center II, built in 1999, is a two-building flex/ office property located adjacent to Quantico Marine Corps Base about 20 miles south of the Capital Beltway. The property is situated on 3.4 acres and has 215 parking spaces. Aquia Commerce Center I is a two-story flex/ office building consisting of 34,111 square feet, and Commerce Center II is two-story office building consisting of 30,377 square feet. The property is 100% leased to the U.S. Government under two full service separate leases. The lease at Aquia Commerce Center I expires in 2006, with an annual base rental payment of approximately $813,000. The tenant has a one-time option to renew the lease for an additional five years. The lease at Aquia Commerce Center II expires in 2009 with an annual base rental payment of approximately $662,000. The tenant has a termination option at the end of the seventh lease year (2006) and has a one-time option to renew the lease for an additional seven years.

      We will acquire Aquia Commerce Center I subject to an existing mortgage loan having an outstanding balance as of March 31, 2004 of approximately $1.0 million which approximates its fair value. The loan matures on February 1, 2013 and requires monthly payments of principal and interest for an annual aggregate total of $164,616 until maturity, with interest computed at a rate of approximately 7.28%. Prepayment of the loan before January 31, 2006 is prohibited. Aquia Commerce Center II is not encumbered by mortgage debt.

     Suburban Maryland Portfolio

      Patrick Center, 30 West Patrick Street, Frederick, Maryland. Patrick Center, built in 1987, is a seven-story office building totaling 66,356 square feet. The property is located in the “Old Town” section of Frederick, Maryland about 35 miles north of the Capital Beltway via I-270. The building contains office space, with small retail spaces on the first floor. As of April 30, 2004, the property was 97% leased to 27 tenants. There are also five leases to telecommunications providers who lease roof rights at the property for their antennae. The major tenants at the property are Miles & Stockbridge, a regional law firm with 160 attorneys, which occupies 9,621 square feet under a full service lease expiring in 2011, with an annual base rental payment of approximately $154,000 and an option to terminate in 2009; Merrill Lynch, which occupies 7,709 square feet under a triple net lease expiring in 2007, with an annual base rental payment of approximately $141,000; Citigroup Global Markets, Inc., which occupies 5,910 square feet under a triple net lease that expires in 2008, with an annual base rental payment of approximately $95,000, a termination option in 2005 and one five-year renewal option; and Legg Mason Wood Walker, Inc., a regional financial services company headquartered in Baltimore, Maryland, which occupies 5,000 square feet under a triple net lease that expires in 2007, with an annual base rental payment of approximately $99,000.

      WestPark, 10 North Jefferson Street, Frederick, Maryland. WestPark, built in 1990, is a four-story office building totaling 28,915 square feet. The property is located in downtown Frederick, Maryland about 35 miles north of the Capital Beltway via I-270. The building contains office space with 50 exterior parking spaces. As of April 30, 2004, the property was 100% leased to 13 tenants. The major tenants at the property are the U.S. Government, which occupies 6,470 square feet under a full service lease expiring in 2008, with an annual base rental payment of approximately $99,000 and an option to terminate anytime after 2003 with 90 days advance notice; and Batelle Memorial Institute, a technical services company, which occupies 5,045 square feet under a triple net lease that expires in 2007, with an annual base rental payment of approximately $78,000.

      6900 English Muffin Way, Frederick, Maryland. 6900 English Muffin Way, built in 1998, is a 165,690 square foot, single-story, high-bay warehouse located just south of downtown Frederick, Maryland about 30 miles north of the Capital Beltway one mile from the Route 85 and I-270 exit. The property is situated on a 9.6 acre site and has 200 parking spaces. The building contains 24-foot clear warehouse space, with 5% built out as auxiliary office space. As of March 31, 2004, the property was 100% leased to five tenants. The property’s major tenant is BP Solarex, a solar energy development firm, which occupies 58,640 square feet under two triple net leases: 27,080 square feet expiring in 2005, with aggregate annual base rental payments of approximately $164,000; and 31,560 square feet expiring in December 2004 with aggregate annual base rental payments of $192,000 and two one-year options to renew the lease. Another major tenant at the property is Capricorn Pharma, Inc., a specialty pharmaceutical company, which occupies 42,080 square feet under a triple net lease expiring in 2008, with aggregate annual base rental payments of approximately $305,000, a one-time option to terminate the lease effective on April 1, 2004 and one five-year option to renew the lease.

      4451 Georgia Pacific Boulevard, Frederick, Maryland. 4451 Georgia Pacific Boulevard, built in 1997, is a 169,750 square foot, single-story, high-bay warehouse located just south of downtown Frederick, Maryland about 30 miles north of the Capital Beltway one mile from the Route 85 and I-270 exit. The property is situated on a 10.2 acre site and has 198 parking spaces. As of April 30, 2004, the property was 100% leased to four tenants. The property’s major tenant is Business Archives, Inc., formerly American Records Management, a regional records and file storage company, which occupies 120,000 square feet under a triple net lease expiring in 2009, with aggregate annual base rental payments of approximately $760,000 and one five-year option to renew the lease.

      15 Worman’s Mill Court, Frederick, Maryland. 15 Worman’s Mill Court, built in 1988, is a two-story flex office building totaling 39,966 square feet located just North of downtown Frederick, Maryland near Fort Detrick about 37 miles north of the Capital Beltway. The property is situated on 2.8 acres and has 108 parking spaces. The building is mostly built out as office and lab space with a small lower level on grade and rear loading and drive-in capabilities. As of April 30, 2004, the property was 100% leased to five tenants. The major tenant at the property is Science Applications International Corporation (SAIC), a government contractor, having two leases: 25,506 square feet under a triple net lease expiring in 2011, with an annual base rental payment of approximately $210,000 and three options to renew for five years each; and 1,786 square feet under a triple net lease expiring in 2005, with an annual base rental payment of approximately $22,000 and one three-year option to renew. Both of these leases have termination options. The lease for 25,506 square feet provides an annual option to terminate for the remaining term every May 31.

      Girard Business Center, 200 & 220 Girard Street and 504 East Diamond Avenue, Gaithersburg, Maryland. Girard Business Center, built in 1988, is a 123,900 square foot complex of three two-story flex office buildings. The property is located two miles north of downtown Gaithersburg, Maryland, is situated on 6.9 acres, and has 319 parking spaces. Each building within the complex is built out as mostly office space of similar design, ranging in size from 9,900 square feet to 60,000 square feet. As of April 30 2004, the property was approximately 95% leased to 22 tenants. The property’s major tenants include Aspen Systems Corporation, a 45-year-old integrated systems solutions firm with clients in the federal, state, local and private sectors, which occupies 30,000 square feet under a full service lease expiring in 2007, with an annual base rental payment of approximately $492,000, and an option to terminate if the U.S. Government cancels its contract and two five-year renewal options; and New Wave Technologies, Inc., a nationally-recognized, full-service distributor focusing in document imaging, rich media, automated data storage and CD/ DVD duplication solutions, which occupies 24,000 square feet under two triple net leases expiring in 2006, with an annual base rental payment of approximately $188,000 and one five-year option to renew.

      Girard Place, 602, 620, 630 & 640 East Diamond Avenue, Gaithersburg, Maryland. Girard Place, built in 1992, is a 175,190 square foot complex of four two-story flex warehouse buildings. The property is located two miles north of downtown Gaithersburg, Maryland, is situated on 13.3 acres, and has 568 parking spaces. Each building within the complex is configured with storefront entrances to the office space on upper levels and loading-dock and drive-in bay entrances to warehouse space on lower levels. As of April 30, 2004, the property was 100% leased to seven tenants. The property’s major tenant is Spirent Communications, a worldwide provider of integrated performance analysis and service assurance systems for next-generation network technologies, which occupies 70,070 square feet under four leases: a 48,070 square foot triple net lease expiring in 2005, with an annual base rental payment of approximately $432,000, and two three-year options to renew; a 12,000 square foot triple net lease expiring in 2005, with an annual base rental payment of approximately $125,000; a 3,500 square foot triple net lease expiring in 2005, with an annual base rental payment of approximately $24,000; and a 6,500 square foot triple net lease on a month-to-month basis, with a monthly base rental payment of approximately $3,500. Other major tenants include Danker Furniture, Inc., which occupies 37,760 square feet under a modified industrial gross lease expiring in 2009, with an annual base rental and operating expense payment of approximately $200,000; and Family Services Agency, Inc., a nonprofit social service and behavioral health organization serving Montgomery County, Maryland, which occupies 21,738 square feet under three leases: a 12,774 square foot triple net lease expiring in August 2004, with an annual base rental payment of approximately $122,000, and one five-year option to renew; a 6,235 square foot triple net lease expiring in 2005, with an annual base rental payment of approximately $75,000; and a 2,729 square foot triple net lease expiring in 2008, with an annual base rental payment of approximately $33,000.

      7561 Lindbergh Drive, Gaithersburg, Maryland. 7561 Lindbergh Drive, built in 1997, is a 36,000 square foot, single-story, high-bay warehouse located in the Montgomery County Airpark just off Route 124 in Gaithersburg, Maryland. The property is situated on a 5.0 acre site and has 41 parking spaces. As of April 30, 2004, the property was 100% leased to Thomas AAA Moving and Storage Company, which has a triple net lease expiring in 2009, with aggregate annual base rental payments of approximately $283,000 and three five-year options to renew the lease.

      Gateway Center, 811 and 831 Russell Avenue, Gaithersburg, Maryland. Gateway Center, built in 1997, is a two-building flex/office/retail property located off I-270 at Montgomery Village Avenue. The property is situated on 1.9 acres and has 91 parking spaces. 811 Russell Avenue is a three-story office building consisting of 32,107 square feet and 831 Russell Avenue is a single-story office/ retail building consisting of 12,200 square feet. As of April 30, 2004, the property was 100% leased to 14 tenants. The property’s major tenants include Montgomery County Auto Parts, which has a 12,200 square foot triple net lease expiring in 2012, with an annual base rental payment of approximately $156,000, with an option to renew for an additional five-year term; Dolores Zumbado, P.C., a chiropractor, who occupies 4,800 square feet under a triple net lease expiring in 2009, with an annual base rental payment of approximately $60,000, with an option to renew for two additional five-year terms; and Perlmutter Companies, a real estate development firm, which occupies 4,142 square feet under a triple net lease expiring in 2007, with an annual base rental payment of approximately $61,000, with an option to renew for two additional five-year terms.

      20270 Goldenrod Lane, Germantown, Maryland. 20270 Goldenrod Lane, built in 1986, is a flex office property located at the northeast corner of the intersection of Route 118 and Goldenrod Lane, approximately one-half mile from I-270. The property is situated on 2.9 acres and has 101 parking spaces. 20270 Goldenrod Lane is a two-story office building consisting of 24,468 rentable square feet. The property is 100% leased to The Microlog Corporation, an information technology firm that supports government and private industry through its corporate contact center products, applications and professional services. Microlog’s triple net lease expires in 2009 and has an annual base rental payment of approximately $369,000.

      Deer Park, 9631, 9633, 9635 and 9637 Liberty Road, Randallstown, Maryland. Deer Park, built in 1988 and 1995, is a four-building flex property located on the south side of Liberty Road approximately 4.3 miles northwest of the Baltimore Beltway (I-695). The property is situated on 23.9 acres and has 425 parking spaces. 9631 Liberty Road is a single-story building consisting of 55,550 rentable square feet; 9633 Liberty Road is a single-story building consisting of 32,200 rentable square feet; 9635 Liberty Road is a single-story building consisting of 50,167 square feet; and 9637 Liberty Road is a single-story building consisting of 32,860 rentable square feet. As of April 30, 2004, Deer Park was 91% leased to 31 tenants and 2 antenna tenants. The property’s major tenants include Mattei Compressors, Inc., which assembles, tests and distributes rotary vane compressors across Canada, Mexico and the United States, and occupies 15,000 square feet under a triple net lease that expires in October 2004, with an annual base rental payment of approximately $88,000 and an option to renew for one five-year term; Raimondi’s, a Baltimore-based florist, which occupies 12,500 square feet under a triple net lease that expires in 2005, with an annual base rental payment of approximately $100,000, and an option to renew for three additional four-year terms; and Coastal Business Machines, Inc., a reconditioning and repair center for uninterruptible power supplies, which occupies 19,437 square feet under two industrial gross leases that expire in 2007, with an annual base rental payment of approximately $142,000, and an option to renew for an additional three-year term.

      Woodlands Business Center, 9315 Largo Drive, Largo, MD. Woodlands Business Center, built in 1989, is a flex office property located off I-495, near FedEx Field, home of the Washington Redskins. The property is situated on 6.3 acres and has 149 parking spaces. Woodlands Business Center is a two-story office building consisting of 37,321 rentable square feet. As of April 30, 2004, the property was 78% leased to nine tenants. The property’s major tenant is Comcast Cable Communications, Inc., which occupies 7,651 square feet under a full service lease that expires in 2007 and has an annual base rental payment of approximately $166,000.

      Gateway West, 1129 and 1135 Business Parkway South, 115 and 125 Airport Drive, Westminster, Maryland. Gateway West, built between 1988 and 2002, is a four-building flex property located on the west side of Route 97 approximately 15 miles north of I-70. The property is situated on 8.0 acres and has 351 parking spaces. 1129 Business Parkway South is a single-story building consisting of 27,052 rentable square feet; 1135 Business Parkway South is a single-story building consisting of 31,727 square feet; 115 Airport Drive is a single-story building consisting of 16,300 rentable square feet; and 125 Airport Drive is a single-story building consisting of 35,068 rentable square feet. As of April 30, 2004, Gateway West was 68% leased to 11 tenants. The property’s major tenant is the Carroll County Public Library, which occupies 14,275 square feet under a triple net lease that expires in June 2005 and has an annual base rental payment of approximately $179,000.

      Old Courthouse Square, 1291 Edwin Miller Boulevard, Martinsburg, West Virginia. Old Courthouse Square, built in 1987, is a shopping center located near the intersection of U.S. Route 9 (Edwin Miller Boulevard) and U.S. Route 11 (Williamsport Road) in the city of Martinsburg. The property is situated on 19.6 acres and has 1,117 parking spaces. As of April 30, 2004 the property was 82% leased to 25 tenants. The property’s major tenants include the United States Postal Service, which occupies 43,966 square feet under a triple net lease that expires in 2010, with an annual base rental payment of approximately $188,000, with an option to renew for three additional five-year terms; Food Lion, LLC, which occupies 39,177 square feet under a triple net lease that expires in 2023, with an annual base rental payment of approximately $196,000 and an option to renew for four additional five-year terms; and Schewel Furniture, which occupies 33,515 square feet under a triple net lease that expires in 2006, with an annual base rental payment of approximately $109,000, and an option to renew for an additional five-year term.

      We will acquire the Suburban Maryland Portfolio subject to a mortgage loan having an outstanding balance as of March 31, 2004 of approximately $78.0 million (fair valued at $80.4 million). The loan matures on September 11, 2028 and requires monthly payments of principal and interest of $536,132, with the interest computed at a rate of 6.71%. Prepayment of the loan before September 11, 2008 is prohibited.

Description of Significant Existing Properties

      The Plaza 500 Center and Newington Business Park Center are the only current properties that exceed 10% of the book value of our assets or represented more than 10% of our revenues for the year ended December 31, 2003.

      Plaza 500 Center, 6295 Edsall Road, Alexandria, Virginia. Plaza 500 is a two-building, 505,945 square-foot mixed-use warehouse/flex/office facility located inside the Capital Beltway about six miles south of the Pentagon in suburban Northern Virginia. Built in 1973 as the headquarters and distribution center of Drug Fair, Inc., the property was renovated in 1989 shortly after Drug Fair vacated the property. The property contains approximately 478,379 square feet of warehouse and office space in the main building, and 28,446 square feet of warehouse space located in a pre-engineered Butler building on the rear of the property. Together with over 1,200 parking spaces, truck docks and approximately 80,000 square feet of truck storage yard, the property consists of over 34 acres. The larger of the two buildings contains 332,712 square feet of mostly high-bay, 21-foot clear-ceiling-height warehouse and showroom space, roughly 7.3% of which is built out as office, and 145,667 square feet of mostly office space configured as a two-story section utilized primarily for office occupancy. Plaza 500 is located in Fairfax County in Northern Virginia, roughly one mile east of Interstate 395 and two miles from the I-95/495/395 intersection. As of April 30, 2004, the property was approximately 97% leased to 16 tenants. The property’s major tenants include the U.S. Government, which has three leases at the property: a 70,460 square foot industrial gross lease expiring in 2009, with annual base rental payment of approximately $661,000; a 35,000 square foot industrial gross lease expiring in 2010, with an annual base rental payment of approximately $265,000; and a 13,202 square foot full service lease expiring in 2007, with an annual base rental payment of approximately $265,000. Other major tenants include Carolina Holdings LLC, the largest supplier of building materials to professionals in the U.S. with over $2.7 billion in annual sales, which occupies 124,501 square feet under a triple net lease expiring in 2010, with an annual base rental payment of approximately $1,049,000; Precision Partners, a local supplier of door and associated hardware products, which occupies 47,495 square feet under a triple net lease expiring in 2010, with an annual base rental payment of approximately $379,000; and Service Source, Inc., a regional not-for-profit organization providing employment, training and support for people with disabilities, which occupies 43,613 square feet under an industrial gross lease expiring in 2005, with an annual base rental payment of approximately $305,000 and an option to renew for ten years.

      The following table sets forth the occupancy rate and the average annual rent per leased square foot for Plaza 500 as at the end of each of the last five years:

		Average
	Occupancy	Annual Rent per
	Rate	Leased Square Foot

1999	98%	$11.39
2000	91	11.24
2001	85	10.72
2002	96	10.44
2003	97	11.65

      The following table sets forth the lease expiration schedule for Plaza 500:

	Gross Leased Area		Annualized Rental Revenue(1)

	Number of	Square		Percent of
	Leases Expiring	Footage	Amount	Total

Year of Lease Expiration
2004	1	Yard Space	$100,500	2%
2005	3	21,842	253,667	5
2006	4	56,502	700,794	14
2007	2	22,702	494,507	10
2008	1	11,000	93,500	2
2009	2	85,989	1,008,055	20
2010	5	242,298	2,111,759	40
2011 and thereafter	1	46,513	339,544	7
Total	19	486,846	$5,102,326	100%

(1)	Based on annualized rental revenue as of April 30, 2004.

     Newington Business Park Center, 8532-8540 Terminal Road, Newington, Virginia. Newington Business Park Center, built in 1986, is a 254,114 square foot complex of seven single-story, service-center warehouse buildings. The property is located in Fairfax County in Northern Virginia, is situated on 17.1 acres and has front and rear loading docks and drive-ins. Each building is built as small-bay, 20-foot 6-inch clear warehouse space of similar design and shape. Newington Business Park Center is located approximately five miles south of the Capital Beltway just off Interstate 95. As of April 30, 2004, the property was approximately 99% leased to 52 tenants. The property’s major tenants include the General Services Administration, which occupies 33,044 square feet under an industrial gross lease expiring in 2007, with an annual base rental payment of approximately $379,000 and an option to renew for five years; Henkels & McCoy, Inc., a defense contractor, which occupies 13,500 square feet under three triple net leases expiring in 2004, 2005 and 2009 with total annual base rental payments of approximately $114,000; and Tate Engineering Systems, Inc., a local engineering firm, which occupies 10,590 square feet under a triple net lease expiring in 2008, with an annual base rental payment of approximately $80,000.

      Newington Business Park Center is subject to a mortgage loan having an outstanding balance as of March 31, 2004 of approximately $16.8 million. The loan matures on October 1, 2012 and requires a $109,697 monthly payment of principal and interest until maturity with interest computed at a rate of 6.7%. Prepayment of the loan is prohibited prior to the maturity date unless the loan is defeased and a yield maintenance premium is paid to the lender.

      The following table sets forth the occupancy rate and the average annual rent per leased square foot for Newington Business Park Center as of the end of the years indicated:

		Average
	Occupancy	Annual Rent per
	Rate	Leased Square Foot

2000	94%	$8.29
2001	99	8.78
2002	98	9.69
2003	100	10.82

      The following table sets forth the lease expiration schedule for Newington Business Park Center:

	Gross Leased Area		Annualized Rental Revenue(1)

	Number of	Square		Percent of
	Leases Expiring	Footage	Amount	Total

Year of Lease Expiration
2004	6	21,813	$208,514	10%
2005	14	40,954	379,029	17
2006	13	50,187	416,483	19
2007	10	75,855	765,241	33
2008	6	25,330	226,299	10
2009	4	21,000	153,900	7
2010	—	—	—	—
2011 and thereafter	4	14,648	95,998	4
Total	57	249,787	$2,245,464	100%

(1)	Based on annualized rental revenue as of April 30, 2004.

Environmental Matters

      Under various federal, state and local environmental laws and regulations, a current or previous owner, operator or tenant of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases or threats of releases at such property, and may be held liable to a government entity or to third parties for property damage and for investigation, clean up and monitoring costs incurred by such parties in connection with the actual or threatened contamination. Such laws typically impose clean up responsibility and liability without regard to fault, or whether or not the owner, operator or tenant knew of or caused the presence of the contamination. The liability under such laws may be joint and several for the full amount of the investigation, clean-up and monitoring costs incurred or to be incurred or actions to be undertaken, although a party held jointly and severally liable may obtain contributions from other identified, solvent, responsible parties for their fair share toward these costs. These costs may be substantial, and can exceed the value of the property. The presence of contamination, or the failure to properly remediate contamination, on such property may adversely affect the ability of the owner, operator or tenant to sell or rent such property or to borrow using such property as collateral, and may adversely impact our investment on a property.

      Federal regulations require building owners and those exercising control over a building’s management to identify and warn, via signs and labels, of potential hazards posed by workplace exposure to installed asbestos-containing materials and potentially asbestos-containing materials in their building. The regulations also set forth employee training, record keeping and due diligence requirements pertaining to asbestos-containing materials and potentially asbestos-containing materials. Significant fines can be assessed for violation of these regulations. Building owners and those exercising control over a building’s management may be subject to an increased risk of personal injury lawsuits by workers and others exposed to asbestos-containing materials and potentially asbestos-containing materials as a result of the new regulations. The regulations may affect the value of a building containing asbestos-containing materials and potentially asbestos-containing materials in which we have invested. Federal, state and local laws and regulations also govern the removal, encapsulation, disturbance, handling and/or disposal of asbestos-containing materials and potentially asbestos-containing materials when such materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a building. Such laws may impose liability for improper handling or a release to the environment of asbestos-containing materials and potentially asbestos-containing materials and may provide for fines to, and for third parties to seek recovery from, owners or operators of real properties for personal injury or improper work exposure associated with asbestos-containing materials and potentially asbestos-containing materials.

      Prior to closing any property acquisition, if appropriate, we obtain such environmental assessments as may be prudent in order to attempt to identify potential environmental concerns at such properties. These assessments are carried out in accordance with an appropriate level of due diligence and generally may include a physical site inspection, a review of relevant federal, state and local environmental and health agency database records, one or more interviews with appropriate site-related personnel, review of the property’s chain of title and review of historic aerial photographs. We may also conduct limited subsurface investigations and test for substances of concern where the results of the first phase of the environmental assessments or other information indicates possible contamination or where our consultants recommend such procedures.

      We believe that our properties are in compliance in all material respects with all federal and state regulations regarding hazardous or toxic substances and other environmental matters. We have not been notified by any governmental authority of any material noncompliance, liability or claim relating to hazardous or toxic substances or other environmental matter in connection with any of our properties.

      Portions of the soil and groundwater under the Newington Business Park Center in Lorton, Virginia have been contaminated by one or more leaking underground storage tanks from an adjacent property owned by a third-party. The Virginia Department of Environmental Quality (DEQ), the state agency that regulates underground storage tanks, ordered the third-party to clean up the petroleum product contamination. A treatment system that was designed to capture contamination from both the adjacent property and the site now owned by us was installed and operated. The case was closed by the DEQ after risk-based levels of contamination were obtained but re-opened when free petroleum product was again found on top of the groundwater under the site. The third-party owner paid for further removal of free petroleum product directly from two groundwater wells at the site and subsequently requested closure of the case. This request is pending before the DEQ. We believe liability for future cleanup, if any, of this subsurface contamination most likely will be imposed on the third-party owner of the leaking underground storage tank and not us.

Competition

      We compete with other REITs, other public and private real estate companies, private real estate investors and lenders in acquiring properties. Many of these entities have greater resources than us or other competitive advantages. We also face competition in leasing or subleasing available properties to prospective tenants.

Insurance

      We carry comprehensive liability, casualty, flood and rental loss insurance covering all of our properties. We believe that the policy specifications and insured limits are appropriate given the relative risk of loss, the cost of the coverage and industry practice.

Employees

      We employed 25 employees as of March 31, 2004. We believe that our relations with our employees are good.

Legal Proceedings

      We are not involved in any litigation other than routine litigation arising in the ordinary course of business that we expect to be covered by insurance.

Other Types of Investments and Policies

      Investments in Other Securities or Entities. We have no current intention of acquiring loans secured by properties. Generally, we do not expect to engage in any significant investment activities with other entities, although prior to our formation and initial public offering we were a party to, and may in the future make additional, joint venture investments with other investors. We may also invest in the securities of other issuers in connection with acquisitions of indirect interests in properties (normally general or limited partnership or limited liability company interests in special purpose entities owning properties). We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar entities where that investment would be consistent with our investment policies and the REIT qualification requirements. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests that we must satisfy to qualify as a REIT. However, we do not anticipate investing in other issuers of securities for the purpose of exercising control or acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale. In any event, we do not intend that our investments in securities will require us to register as an “investment company” under the Investment Company Act, and we intend to divest securities before any registration would be required. We do not intend to engage in trading, underwriting, agency distribution or sales of securities of other issuers.

      Distribution Policies. We have made, and intend to make, regular quarterly distributions to holders of our common shares. We have distributed, and intend to continue to distribute, all or substantially all of our REIT taxable income each year so as to avoid paying corporate level income tax and excise tax on our earnings and to qualify for the tax benefits accorded to REITs under the Internal Revenue Code. In order to qualify as a REIT, we must distribute to our shareholders an amount at least equal to (i) 90% of our REIT taxable income (determined before the deduction for dividends paid and excluding any net capital gain) plus (ii) 90% of the excess of our net income, if any, from foreclosure property over the tax imposed on such income by the Internal Revenue Code less (iii) any excess non-cash income (as determined under the Internal Revenue Code). See “Federal Income Tax Considerations — Requirements for Qualification — Distribution Requirements.” Distributions will be authorized by our board of trustees and declared by us based on a number of factors, including:

•	actual results of operations;

•	the amount of funds from operations;

•	the timing of the investment of the proceeds of this offering;

•	the rent received from our tenants;

•	the ability of our tenants to meet the obligations under their leases;

•	debt service requirements;

•	anticipated funding requirements for acquisitions;

•	capital expenditure requirements for our properties;

•	our taxable income;

•	the annual distribution requirements under the REIT provisions of the Internal Revenue Code;

•	our operating expenses; and

•	other factors that our board of trustees may deem relevant.

      Financing Policies. We consider a number of factors when evaluating our level of indebtedness and making financing decisions, including, among others, the following:

•	the interest rate on the proposed financing;

•	the extent to which the financing affects the flexibility with which we can manage our properties;

•	prepayment penalties and restrictions on refinancing;

•	our long-term objectives with respect to the property;

•	our target investment return;

•	the terms of the existing leases;

•	the creditworthiness of tenants leasing the property;

•	the estimated market value of the property upon refinancing; and

•	the ability of particular properties, and our company as a whole, to generate cash flow to cover expected debt service.

      We will also consider the impact of individual property financings on our corporate financial structure. Among the factors we will consider are:

•	overall level of consolidated indebtedness;

•	timing of debt and lease maturities;

•	provisions that require recourse and cross-collateralization;

•	corporate financial ratios, including debt service coverage and debt to total market capitalization; and

•	the overall ratio of fixed and variable-rate debt.

      Our indebtedness may be recourse, non-recourse or cross-collateralized. If the indebtedness is recourse, our general assets may be included in the collateral. If the indebtedness is non-recourse, the collateral is limited to the particular property to which the indebtedness relates. In addition, we may invest in properties subject to existing loans secured by mortgages or similar liens on the properties. We may use the proceeds from any borrowings to refinance existing indebtedness, to finance acquisitions or the redevelopment of existing properties or for general working capital. We may incur indebtedness for other purposes when, in our opinion, it is advisable.

      Lending Policies. We do not have a policy limiting our ability to make loans to other persons. We may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold. We may make loans to joint ventures in which we may participate in the future. However, we do not intend to engage in significant lending activities.

      Equity Capital Policies. Our board of trustees has the authority, without further shareholder approval, to issue additional authorized common shares and preferred shares or otherwise raise capital, including through the issuance of senior securities, in any manner and on the terms and for the consideration it deems appropriate, including in exchange for property. Existing shareholders have no preemptive right to additional shares issued in any offering, and any offering may cause a dilution of investment. We may in the future issue common shares or units of partnership interest in our operating partnership in connection with acquisitions.

      Our board of trustees may authorize the issuance of preferred shares with terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of our common shares or otherwise might be in their best interest. Additionally, preferred shares will likely have dividend, voting, liquidation and other rights and preferences that are senior to our common shares.

      We may, under certain circumstances, upon approval by our board of trustees but without obtaining shareholder approval, repurchase common shares. Our board of trustees has no present intention of causing us to repurchase any shares, and any action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualifying as a REIT.

      In the future we may institute a dividend reinvestment plan, or DRIP, which would allow our shareholders to acquire additional common shares by automatically reinvesting their cash dividends. Common shares would be acquired pursuant to the DRIP at a price equal to the then prevailing market price, without payment of brokerage commissions or service charges. Shareholders who do not participate in the plan would continue to receive cash dividends as declared.

      Conflict of Interest Policy. We have adopted a Code of Business Conduct and Ethics that contains a policy that prohibits conflicts of interest between our officers, employees and trustees on the one hand, and our company on the other hand, except where our board of trustees waives the conflict. Waivers of our conflicts of interest policy will be disclosed to our shareholders in accordance with SEC requirements. However, we cannot assure you that these policies will be successful in eliminating the influence of these conflicts.

      Our conflicts of interest policy states that a conflict of interest exists when a person’s private interest is not aligned or interferes or appears to be not aligned or to interfere, in any way with our company’s interest. We have adopted a policy that, without the approval of a majority of the disinterested trustees, we will not, among other things:

•	acquire from or sell to any of our trustees, officers or employees, any entity in which any of our trustees, officers or employees has an interest of more than 5%, or to any family members of any of our trustees, officers or employees, any assets or other property;

•	make any loan to or borrow from any of our trustees, officers or employees, any entity in which any of our trustees, officers or employees has an interest of more than 5%, or to any family members of any of our trustees, officers or employees;

•	engage in any other transaction with any of our trustees, officers or employees, any entity in which any of our trustees, officers or employees has an interest of more than 5%, or with any family member of any of our trustees, officers or employees; or

•	permit any of our trustees or officers to make recommendations regarding or to approve compensation decisions that will personally benefit such trustees or officers or their family members.

      Our Declaration of Trust provides that in defining or interpreting the powers and duties of the trustees, reference may be made by the trustees to the Maryland General Corporate Law, or MGCL. The MGCL provides that a contract or other transaction between a corporation and any of that corporation’s directors and any other entity in which that director is also a director or has a material financial interest is not void or voidable solely on the grounds of the common directorship or interest, the fact that the director was present at the meeting at which the contract or transaction is approved or the fact that the director’s vote was counted in favor of the contract or transaction, if:

•	the fact of the common directorship or interest is disclosed to the board or a committee of the board, and the board or that committee authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even if the disinterested directors constitute less than a quorum;

•	the fact of the common directorship or interest is disclosed to shareholders entitled to vote on the contract or transaction, and the contract or transaction is approved by a majority of the votes cast by the shareholders entitled to vote on the matter, other than votes of shares owned of record or beneficially by the interested director, corporation, firm or other entity; or

•	the contract or transaction is fair and reasonable to the corporation.

MANAGEMENT

Trustees and Executive Officers

      Our board of trustees currently consists of seven members. The following is information related to our trustees and executive officers:

Name	Age	Position

Douglas J. Donatelli	43	President, Chief Executive Officer and Trustee
Louis T. Donatelli	70	Chairman of the Board of Trustees
Robert H. Arnold	60	Trustee
Richard B. Chess	50	Trustee
R. Michael McCullough	65	Trustee
Terry L. Stevens	55	Trustee
J. Roderick Heller, III	66	Trustee
Nicholas R. Smith	39	Executive Vice President and Chief Investment Officer
Barry H. Bass	40	Senior Vice President and Chief Financial Officer
James H. Dawson	47	Senior Vice President Leasing and Property Management and President of First Potomac Management Inc.
Kyung Rhee	43	Senior Vice President, Tax and Asset Management and Secretary
Michael H. Comer	38	Vice President, Finance and Chief Accounting Officer

      Douglas J. Donatelli is a co-founder of our company and has served as President, Chief Executive Officer and a member of our board since our initial public offering and of our predecessor since 1997. Prior to 1997, Mr. Donatelli served as Executive Vice President of Donatelli & Klein (“D&K”), a real estate investment firm that has acquired, redeveloped or repositioned over 3 million square feet of commercial and residential space since 1974, and President of D&K Management, D&K’s property management subsidiary, where he oversaw all of the major operational aspects of D&K’s property ownership activities. From 1985 to 1991, Mr. Donatelli also served as President of D&K Broadcasting, a communications-related subsidiary of D&K that owned Fox-network affiliated television stations. Mr. Donatelli holds a Bachelor of Science degree in Business Administration from Wake Forest University and is a member of the Urban Land Institute and National Association of Real Estate Investment Trusts. Mr. Donatelli is the son of Louis T. Donatelli.

      Louis T. Donatelli is a co-founder of our company and has served as Chairman of the Board of Trustees since our initial public offering. Mr. Donatelli is also the founder and Chairman of D&K. Mr. Donatelli is an alumnus of Villanova University and currently serves on the boards of St. Johns College High School and Rebuilding Together-Christmas in April. Mr. Donatelli is the father of Douglas J. Donatelli and uncle of Nicholas R. Smith.

      Robert H. Arnold has served as a member of the board since our initial public offering and of our predecessor since 1997. Mr. Arnold is the founder and Co-Managing Director of R.H. Arnold & Co., a New York-based investment banking firm which specializes in providing advisory services to U.S. and international investment funds, and advising corporations on capital raising, mergers, acquisitions, divestitures and valuations. Mr. Arnold has more than 30 years of financial experience including serving as the treasurer of Merrill Lynch & Co. and the chief financial officer of Merrill Lynch Capital Markets. Mr. Arnold serves on the boards of the WT Mutual Funds and Treasury Strategies, Inc. Mr. Arnold received his Bachelor of Science, Master of Science and Ph.D. degrees from Northwestern University.

      Richard B. Chess has served as a member of the board since our initial public offering and of our predecessor since 1997. Mr. Chess is an attorney and currently serves as Director — 1031 Transactions for Triple Net Properties. From 1987 to 1997, Mr. Chess was Director of Acquisitions for United Dominion Realty Trust, a real estate investment trust that invests in apartment properties. Currently, Mr. Chess is Of

Counsel to FutureLaw, LLC, a law firm located in Richmond, Virginia. Mr. Chess holds a Bachelor of Science degree from the University of Pittsburgh and a law degree from the University of Richmond School of Law.

      R. Michael McCullough has served as a member of our board since our initial public offering. Mr. McCullough was employed by Booz, Allen & Hamilton Inc., a global consulting firm, from 1965 through 1996. He was the Chairman and Chief Executive Officer of Booz, Allen & Hamilton Inc. from 1984 to 1992. From 1992 until his retirement in 1996, Mr. McCullough was the Senior Chairman of Booz, Allen & Hamilton Inc. Currently, Mr. McCullough is a trustee of Capital Automotive REIT, a real estate investment trust focused on automotive retail real estate, and a director of Watson Wyatt & Company Holdings, a global consulting firm, and National Rehabilitation Hospital. Mr. McCullough was previously a director of Charles E. Smith Residential Realty Investment Trust. Mr. McCullough received a Bachelor of Science degree in Electrical Engineering from the University of Detroit.

      Terry L. Stevens has served as a member of our board since our initial public offering. Mr. Stevens is the Vice President, Chief Financial Officer and Treasurer of Highwoods Properties, Inc. located in Raleigh, North Carolina. Mr. Stevens joined Highwoods Properties, Inc. in December of 2003. Highwoods is a fully integrated, self-administered REIT that owns office, industrial and retail properties. Prior to joining Highwoods Properties, Inc., Mr. Stevens held various executive positions with Crown American Realty Trust, an owner of retail real estate that recently merged with Pennsylvania Real Estate Investment Trust, from 1994 to 2003, including Executive Vice President, Chief Financial Officer and Trustee. From 1990 to 1994, Mr. Stevens was Director of Financial Systems Development as well as Director of Internal Audit at AlliedSignal, Inc., a large multi-national manufacturer He also spent 18 years with Price Waterhouse, an international accounting firm, including seven years as an audit partner. Mr. Stevens received a Bachelor of Science degree in Physics from Juniata College and his Masters of Business Administration from The Wharton School. He is a certified public accountant.

      J. Roderick Heller, III has served as a member of our board since our initial public offering. Mr. Heller is the Chairman of Carnton Capital Associates, a private investment corporation. From May 1986 to December 1997, Mr. Heller served as Chairman and Chief Executive Officer of NHP, Inc. and various related organizations, including the National Housing Partnership. NHP, Inc., before it was sold in December 1997, was a public company that, collectively with NHP Partners, was the nation’s largest owner and operator of apartment buildings. From January 2000 to July 2000, Mr. Heller served as the Chairman and Chief Executive Officer of Financial Passport, Inc., prior to its being acquired by Ameritrade, Inc. Mr. Heller was a partner of the law firm of Wilmer, Cutler & Pickering in Washington, D.C. from 1971 to 1982. Mr. Heller is currently a director of York International Corporation, a supplier of HVAC equipment, and CCG Information Services, Inc. Mr. Heller received a Bachelor of Arts from Princeton University, a Masters of History from Harvard University and a Juris Doctorate from Harvard Law School.

      Nicholas R. Smith is one of the founders of our company and has served as our Executive Vice President and Chief Investment Officer since our initial public offering and of our predecessor since 1997. He has over 15 years’ experience in commercial real estate in the Washington, D.C. area, including seven years with D&K and D&K Management. Prior to joining D&K, Mr. Smith was with Garrett & Smith, Inc., a real estate investment and development firm based in McLean, Virginia and Transwestern/ Carey Winston (formerly Barrueta & Associates, Inc.) a Washington-based commercial real estate brokerage and property management firm. Mr. Smith is a graduate of the Catholic University of America. He is a member of the District of Columbia Building Industry Association, the National Association of Industrial and Office Parks and the Urban Land Institute. Mr. Smith is the nephew of Mr. Louis T. Donatelli.

      Barry H. Bass has been our Senior Vice President and Chief Financial Officer since our initial public offering. Prior to joining our predecessor in 2002, Mr. Bass was a senior member of the real estate investment banking group of Legg Mason Wood Walker, Incorporated where he advised a number of public and private real estate companies in their capital raising efforts from August 1999 to June 2002. Prior to that, Mr. Bass was Executive Vice President of the Artery Organization in Bethesda, Maryland, an owner and operator of real estate assets in the Washington, D.C. area, and prior to that a Vice President of Winthrop

Financial Associates, a real estate firm with over $6 billion of assets under management, where he oversaw the company’s asset management group. Mr. Bass is a graduate of Dartmouth College and is a member of the Urban Land Institute and National Association of Real Estate Investment Trusts.

      James H. Dawson has been our Senior Vice President, Leasing and Property Management, since our initial public offering. From 1998 until June 2003, Mr. Dawson served as Senior Vice President of First Potomac Management, Inc., coordinating our company’s management and leasing activities. Prior to joining First Potomac Management, Inc., Mr. Dawson spent 18 years with Reico Distributors, a large user of industrial and flex properties in the Baltimore/ Washington corridor. At Reico, he was responsible for the construction and management of the firm’s warehouse portfolio. Mr. Dawson received his Bachelor of Science degree in Business Administration from James Madison University and is a member of the Northern Virginia Board of Realtors, the Virginia State Board of Realtors and the Institute of Real Estate Management.

      Kyung Rhee has been our Senior Vice President, Tax and Asset Management and Secretary since our initial public offering. Ms. Rhee joined our company at the inception of our predecessor from D&K, where she served as Vice President-Finance and Controller from 1993 to 1997. Prior to joining D&K, she was with First Washington Realty, Inc., in Bethesda, Maryland, and before that, she was with Lee Development Group, Inc., a real estate development and management company in Silver Spring, Maryland. Ms. Rhee received a Bachelor of Science degree in Accounting from the University of Maryland and a Masters degree in Taxation from American University. She is a member of the American Institute of Certified Public Accountants and the Maryland Association of Certified Public Accountants.

      Michael H. Comer has been our Vice President, Chief Accounting Officer since our initial public offering. Prior to joining our company, Mr. Comer was controller at Washington Real Estate Investment Trust (WRIT), a Washington, D.C.-based, diversified real estate investment trust, where from 1999 to 2003 he was responsible for overseeing the company’s accounting operations and its internal and external financial reporting. Prior to his tenure at WRIT, he was a manager in corporate accounting at The Federal Home Loan Mortgage Corp., and, prior to that position, was with KPMG LLP in Washington, D.C. where he performed audit, consultation and advisory services from 1990 to 1994. He is a certified public accountant and a graduate of the University of Maryland where he received a Bachelor of Science in Accounting. Mr. Comer is a member of the American Institute of Certified Public Accountants and a member of the National Association of Real Estate Investment Trusts.

Governance — Board of Trustees and Committees

      Our business is managed through the oversight and direction of our board of trustees. Our board of trustees consists of seven members, of whom two are executive officers, and four of whom our board of trustees has determined are “independent,” as that term is defined under our bylaws and governance guidelines and the general independence standards of the New York Stock Exchange. Our bylaws and governance guidelines and the listing standards of the New York Stock Exchange require that a majority of the members of our board will be independent. All nominees for election as trustee must be submitted to and approved by our nominating and governance committee, and satisfy the standards established by that committee for membership on our board.

      The trustees are regularly kept informed about our business at meetings of the board and its committees and through supplemental reports and communications. Our non-management trustees expect to meet regularly in executive sessions without the presence of any corporate officers. Our board seeks to maintain high governance standards.

      Our corporate governance materials, including our Code of Business Conduct and Ethics, our Governance Guidelines and the charters of our Audit Committee, Compensation Committee and Nominating & Governance Committee, are available on our Internet Web site at www.first-potomac.com. Information on our web site is not deemed to be part of this prospectus.

      The board has established three committees whose principal functions are briefly described below.

     Audit Committee

      Our board of trustees has established an audit committee, which is comprised of Terry L. Stevens (Chair), R. Michael McCullough and Richard B. Chess. Our board of trustees has determined that each of the audit committee members is independent, as that term is defined under the enhanced independence standards for audit committee members in the Securities Exchange Act of 1934 and rules thereunder, as amended, the listing standards of the NYSE and our bylaws and governance guidelines. Our board of trustees has also determined and that each of the members of the audit committee is financially literate, as such term is interpreted by our board of trustees. In addition, our board of trustees has determined that Mr. Stevens is an “audit committee financial expert” as that term is defined in the rules promulgated by the SEC pursuant to the Sarbanes-Oxley Act of 2002. The primary duties and responsibilities of the Audit Committee are to:

•	review and discuss with management and our independent public accountants our financial reports, financial statements and other financial information;

•	monitor the integrity of our financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

•	authorize the appointment, retention, compensation, evaluation and termination of independent public accountants;

•	approve professional services provided by the independent public accountants;

•	consider the range of audit and non-audit fees;

•	monitor the independence, experience and performance of our outside auditors;

•	provide an avenue of communication among the outside auditors, management and our board of trustees;

•	review the appointment, replacement, reassignment or dismissal of our internal auditors and discuss with our independent auditor any recommended changes in the planned scope of our internal audit; and

•	monitor compliance with legal and regulatory requirements.

      The specific functions and responsibilities of the audit committee are set forth in the audit committee charter adopted by our board of trustees.

     Compensation Committee

      Our board of trustees has established a compensation committee, which is comprised of R. Michael McCullough (Chair), Terry L. Stevens and J. Roderick Heller, III. Our board of trustees has determined that each of the compensation committee members is independent, as that term is defined under our bylaws, governance guidelines and the listing standards of the NYSE. The compensation committee of our board of trustees evaluates and approves compensation plans, policies and programs for our trustees and executive officers and administers our stock plan. The compensation committee operates under a written charter adopted by our board of trustees. The primary duties and responsibilities of the compensation committee are to:

•	oversee our overall compensation philosophy and structure to determine its appropriateness;

•	review and approve proposed amendments to our benefit plans;

•	review and approve corporate goals and objectives relevant to chief executive officer compensation, evaluate the chief executive officer’s performance in light of those goals and objectives, and determine and approve the chief executive officer’s compensation levels based on its evaluation; and

•	annually review and approve compensation arrangements for our executive officers.

      While it is not the policy of the committee or our board of trustees to seek approval by shareholders of all equity compensation plans that we may adopt, our board will seek the approval of shareholders prior to the adoption of any equity compensation plan whenever required by:

•	applicable law;

•	the regulations of any governmental entity or agency;

•	the terms of the plan being adopted; or

•	the rules or regulations of any exchange or quotation system on which the common shares are then listed or quoted, as the case may be.

     Nominating and Governance Committee

      Our board of trustees has established a nominating and governance committee, which is composed of Richard B. Chess (Chair), J. Roderick Heller, III and R. Michael McCullough. Our board of trustees has determined that each of the nominating and governance committee members is independent, as that term is defined under our bylaws, governance guidelines and the listing standards of the NYSE. The nominating and governance committee operates under a written charter adopted by our board of trustees. Among other duties, this committee:

•	identifies, selects, evaluates and recommends to our board of trustees candidates for service on our board of trustees;

•	makes recommendations on matters involving the general operation of our board of trustees and our corporate governance; and

•	oversees the evaluation of our board of trustees and management.

      Our board of trustees may from time to time establish other committees to facilitate the management of our company.

Interlocks

      No compensation committee interlocks or insider participation on compensation decisions exist. All members of our compensation committee are independent as defined by our bylaws and governance guidelines and the listing standards of the NYSE.

Compensation of Trustees

      As compensation for serving on our board of trustees, each of our non-employee trustees receives an annual cash fee of $16,000 and an additional $1,000 for each board meeting attended, with no additional compensation for telephonic board meetings. The chairmen of the audit, compensation and nominating and governance committees will receive annual cash fees of $5,000, $2,500, and $2,500, respectively. Members of each committee will receive $500 for each committee meeting in which they participate. In addition, each of our non-employee trustees receive an annual grant of 500 of our common shares.

      In connection with our initial public offering, Messrs. Arnold and Chess received a grant of 2,000 common shares and Messrs. Heller, McCullough and Stevens received a grant of 1,000 common shares. Messrs. Arnold and Chess received 1,000 additional common shares for their past service to the board of directors of our predecessor general partner.

      In addition, we reimburse all trustees for reasonable out-of-pocket expenses incurred in connection with their service on the board of trustees and any and all committees.

Compensation of Executive Officers

      The following table shows for the fiscal years ended December 31, 2003, 2002 and 2001, the annual and long-term compensation paid and accrued by our company and our predecessor management company, First Potomac Management, Inc., to our chief executive officer and to each of our four most highly compensated executive officers whose total annual compensation exceeded $100,000 for the periods indicated (the “named executive officers”). Information for fiscal year 2003 represents amounts paid both by our predecessor prior to our initial public offering and by us following completion of our initial public offering.

					Long-Term
	Annual Compensation				Compensation

	Fiscal			Other Annual	Options	All Other
Name and Position	Year	Salary(1)	Bonus(2)	Compensation	Granted	Compensation(3)

Douglas J. Donatelli	2003	$108,800	$73,900	$—	150,000	$509,500
President, CEO and Trustee	2002	111,200	217,800	—	—	277,700
	2001	113,300	45,200	—	—	96,000
Louis T. Donatelli	2003	85,000	50,000	—	100,000	530,700
Chairman of the Board of	2002	11,700	—	—	—	345,400
Trustees	2001	119,000	—	—	—	110,000
Nicholas R. Smith	2003	76,200	63,900	—	75,000	290,700
Executive Vice President and	2002	55,700	187,800	—	—	158,000
Chief Investment Officer	2001	78,200	45,200	—	—	54,800
Barry H. Bass	2003	108,100	60,000	—	50,000	42,300
Senior Vice President and	2002 (4)	57,300	—	—	—	—
Chief Financial Officer	2001	—	—	—	—	—
James H. Dawson	2003	104,500	104,700	—	50,000	20,800
Senior Vice President,	2002	92,800	75,200	—	—	12,300
Leasing and Property	2001	75,200	69,000	—	—	14,200
Management

(1)	Our compensation committee approved the following salaries for 2003, effective with our initial public offering, for the named officers: Douglas Donatelli, $250,000; Louis Donatelli, $130,000; Nicholas Smith, $175,000; Barry Bass, $165,000; and James Dawson, $165,000.

(2)	Bonus amounts consist of bonus payments and leasing commissions.

(3)	All other compensation includes distributions to partners from affiliated entities prior to our initial public offering. Other compensation also includes 401(k) match and automobile allowance.

(4)	Reflects compensation for the period from the commencement of his employment in June 2002 through December 31, 2002.

Employment Agreements

      We have entered into employment agreements with each of the officers named in the summary compensation table above. The employment agreements for Douglas J. Donatelli, Louis T. Donatelli and Nicholas R. Smith are for an initial three-year term from the date of our initial public offering and provide for automatic renewal of two-year terms if not terminated by either party at least 90 days prior to the end of the applicable term. The employment agreements for Barry H. Bass and James H. Dawson are for an initial two-year term and provide for automatic renewal of one-year terms if not terminated by either party at least 90 days prior to the end of the applicable term. The employment agreements provide that if a change in control occurs, the employment term will automatically be extended to the later of the (i) end of the existing employment term or (ii) the date that is equivalent to the automatic renewal term for the executive.

      The following describes the material terms of the employment agreements for Douglas J. Donatelli, Nicholas R. Smith, Barry H. Bass and James H. Dawson. The employment agreements provide the following annual base salaries: Douglas J. Donatelli, $250,000; Nicholas R. Smith, $175,000; Barry H. Bass, $165,000; and James H. Dawson, $165,000. The salaries provided under the employment agreements are reviewed annually for appropriate increases by our compensation committee. Bonuses may be granted in the discretion of our compensation committee, and there is no maximum limit on the bonus awardable to any executive in any given year. These agreements provide that the executive officers agree to devote substantially all of their business time to our operations.

      The employment agreements also provided that at the time of our initial public offering each executive would be granted an option to purchase our common shares. The option grants for each executive were as follows: Douglas J. Donatelli, 150,000 common shares; Nicholas R. Smith, 75,000 common shares; and Barry H. Bass and James H. Dawson, 50,000 common shares each. The option grants will become exercisable over a four-year period and has an exercise price of $15.00 per share, the price to the public in our initial public offering.

      These employment agreements permit us to terminate the executives’ employment with appropriate notice for or without “cause.” “Cause” is generally defined to mean:

•	conviction of, or a plea of guilty or nolo contendere to, a felony;

•	intentional and continual failure to substantially perform reasonably assigned material duties, which failure is materially and demonstrably detrimental to us and has continued for at least 30 days after written notice of demand for substantial performance has been provided;

•	willful misconduct in the performance of the executive’s duties; or

•	breach of any non-competition, non-disclosure or non-solicitation agreement in effect between the executive and our company.

      In addition, each executive has the right under his employment agreement to resign for “good reason.” “Good reason” is defined in the employment agreement to include a substantial reduction in base salary, a demotion, a material reduction in duties, the executive being based at a location other than the Washington, D.C. metropolitan area, non-renewal of the employment agreement, or any material breach of the employment agreement by us. Resignation for “good reason” entitles the executive to receive the benefits described below.

      The employment agreements referred to above provide that the executive officers will be eligible to receive the same benefits, including participation in the Company’s retirement and welfare plans to the same extent as other similarly situated employees, and such other benefits as are commensurate with their position. Participation in employee benefit plans will be subject to the terms of said benefit plans as in effect from time to time.

      When the executive’s employment ends for any reason, we will pay accrued and unpaid salary, bonuses and benefits already determined, and other existing obligations. In addition, if we terminate Douglas J. Donatelli’s or Nicholas R. Smith’s employment without cause or if the executive resigns for good reason, we will be obligated to pay the executive (i) severance equal to two times the executive’s base salary, payable over the 24 month period after the executive’s termination of employment, (ii) a pro ration of the executive’s incentive pay, and (iii) payment of premiums for group health coverage during the 24 month period after termination of employment or may elect to pay cash in lieu of such coverage in an amount equal to the after-tax cost of continuing such coverage if the coverage cannot be continued. If we terminate Barry H. Bass’s or James H. Dawson’s employment without cause or if the executive resigns for good reason, we will be obligated to pay the executive (i) severance equal to one times the executive’s base salary, payable over the 12 month period after the executive’s termination of employment, (ii) a pro ration of the executive’s incentive pay, and (iii) payment of premiums for group health coverage during the 12-month period after termination of employment or we may elect to pay cash in lieu of such coverage in an amount equal to the after-tax cost of continuing such coverage if the coverage cannot be continued. If the executive is terminated on account of death or disability, the executive will receive a pro ration of his incentive pay that covers the fiscal year of his termination. In addition, for each of the executives, in the event we terminate his employment other than for cause, on account of the executive’s disability or death, or by the executive for good reason, all of the executive’s outstanding options, restricted shares and other equity rights will become fully vested and/or exercisable, as applicable, and all outstanding options and other equity rights that have an exercise period will remain exercisable for the shorter of (i) the remaining term of the option or equity right, or (ii)(A) for Douglas J. Donatelli and Nicholas R. Smith, five years from the effective date of such termination, or (B) for Barry H. Bass and James H. Dawson, three years from the effective date of such termination. To receive the severance, the executive must execute a release of claims. An executive’s incentive pay is the greater of (i) the maximum incentive bonus for which the executive was eligible during the period that includes the executive’s date of termination or (ii) the highest aggregate bonus or incentive payment paid to the executive during any of the three calendar years prior to the executive’s termination date.

      In the event of a change in control, all outstanding options, restricted shares and other equity rights will become fully vested and exercisable for each executive officer. In the event of a change in control, Douglas J. Donatelli will be entitled to enhanced severance benefits irrespective of when his employment terminates if his employment terminates by us without cause or by him for good reason after the change in control. Nicholas R. Smith will be entitled to enhanced severance benefits if, within the two-year period after a change in control occurs, his employment is terminated without cause or he terminates on account of good reason. Barry H. Bass and James H. Dawson will be entitled to enhanced severance benefits if, within one year after a change in control occurs, their employment is terminated without cause or they terminate on account of good reason. In addition, Douglas J. Donatelli, Nicholas R. Smith, Barry H. Bass and James H. Dawson will be entitled to enhanced severance benefits if they are terminated prior to a change in control, if their employment terminates (i) within the six month period prior to a change in control or (ii) after the commencement of our company’s negotiations with a third party that ultimately results in a change in control, provided the change in control occurs within 12 months of the executive’s termination. Douglas J. Donatelli and Nicholas R. Smith will also be entitled to enhanced severance benefits if they resign for any reason during the one month period that begins after the first anniversary of the change in control. The change in control severance benefits payable to Douglas J. Donatelli and Nicholas R. Smith are as follows: (i) lump sum severance payment equal to three times the executive’s base salary, (ii) lump sum severance payment equal to three times the executive’s incentive pay, (iii) a pro ration of the executive’s incentive pay, (iv) all outstanding options and other equity rights with an exercise period will remain exercisable for the shorter of (A) the remaining term of the award, or (B) five years from the effective date of the termination following such change in control and (v) payment of premiums for group health coverage during the 36 month period after termination of employment or we may elect to pay cash in lieu of such coverage in an amount equal to the after-tax cost of continuing such coverage if the coverage cannot be continued. The change in control severance benefits payable to Barry H. Bass and James H. Dawson are as follows: (i) lump sum severance payment equal to two times the executive’s base salary, (ii) lump sum severance payment equal to two times the executive’s incentive pay, (iii) a pro ration of the executive’s incentive pay, (iv) all outstanding options and other equity rights with an exercise period will remain exercisable for the shorter of (A) the remaining term of the award, or (B) five years from the effective date of any termination following such change in control, and (v) payment of premiums for group health coverage during the 24-month period after termination of employment or we may elect to pay cash in lieu of such coverage in an amount equal to the after-tax cost of continuing such coverage if the coverage cannot be continued. To receive the enhanced severance, each executive must execute a release of claims. In general terms, a change of control occurs:

•	if a person, entity or affiliated group (with certain exceptions) acquires more than 50% of our then outstanding voting securities;

•	if we merge into another entity unless the holders of our voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent;

•	if we sell or dispose of all or substantially all of our assets;

•	if we are liquidated or dissolved; or

•	if after the effective date of the employment agreement, new trustees are subsequently elected to our board of trustees and such trustees constitute a majority of our board of trustees and have been members of our board of trustees for less than two years (with certain exceptions).

      If payments become due as a result of a change in control and the excise tax imposed by Internal Revenue Code Section 4999 applies, the terms of the employment agreements require us to gross up payments to the executive for the amount of this excise tax plus the amount of income and other taxes due as a result of the gross up payment.

      If Douglas J. Donatelli’s and Nicholas R. Smith’s employment terminates for any reason or if a change in control occurs, we will indemnify each of them in connection with personal guarantees that they have jointly and severally provided in respect of certain indebtedness.

      In connection with the employment agreements, each executive was required to execute a non-competition, confidentiality and non-solicitation agreement. This agreement provides that for the one-year period after termination of an executive’s employment for any reason, the executive will not compete with our company by working with or investing in any business or enterprise which acquires, operates or develops industrial or flex properties within Delaware, Maryland, North Carolina, Pennsylvania, Virginia, Washington, D.C. and West Virginia. This agreement also provides that for the one-year period after termination of the executive’s employment for any reason the executive will not solicit any of our operating partnership’s principal customers, encourage any of our principal customers to reduce its patronage of our company, or solicit or hire any of our employees.

      The employment agreement for Louis T. Donatelli is for an initial three-year term and provides for automatic renewal of two-year terms if not terminated by either party at least 90 days prior to the end of the applicable term. The employment agreement provides that if a change in control occurs the employment term will automatically be extended to the later of the (i) end of the existing employment term or (ii) the date that is equivalent to his automatic renewal term.

      The employment agreement provides that Louis T. Donatelli will receive an annual base salary of $130,000 and an annual non-competition payment of $50,000, which is described below. His salary will be reviewed annually for appropriate adjustments by our compensation committee. He may also receive an incentive bonus in the discretion of our compensation committee. The employment agreement provides that Louis T. Donatelli agrees to devote as much of his time, attention and energy as is necessary for him to perform his duties and responsibilities. The employment agreement provides that Louis T. Donatelli shall be permitted to continue to serve as Chairman of the Board of Donatelli & Klein, Inc. See “Certain Relationships and Related Party Transactions — The Company’s Relationship with Donatelli & Klein, Inc.”

      The employment agreement also provided that Louis T. Donatelli would be granted an option to purchase 100,000 of our common shares upon completion of our initial public offering. The option grant is exercisable over a four-year period and has an exercise price at $15.00 per share, the price to the public in our initial public offering.

      Louis T. Donatelli’s employment agreement permits our company to terminate his employment with appropriate notice for or without “cause.” In addition, he has the right under his employment agreement to resign for “good reason.” The terms “cause” and “good reason” have the same definitions as in the employment agreements for the other executives, as described above.

      The employment agreement for Louis T. Donatelli provides that he will be eligible to receive the same benefits, including participation in our retirement and welfare plans to the same extent as other similarly situated employees and such other benefits as are commensurate with his position. Participation in employee benefit plans will be subject to the terms of said benefit plans as in effect from time to time.

      If Louis T. Donatelli’s employment ends for any reason, we will pay accrued and unpaid salary, bonuses and benefits already determined, and other existing obligations. In addition, if we terminate Louis T. Donatelli’s employment without cause or if he resigns for good reason, we will be obligated to pay him (i) severance equal to two times his base salary, payable over the 24-month period after his termination of employment, (ii) a pro ration of his incentive pay, and (iii) payment of premiums for group health coverage during the 24-month period after termination of employment or we may elect to pay cash in lieu of such coverage in an amount equal to the after-tax cost of continuing such coverage if the coverage cannot be continued. If Louis T. Donatelli is terminated on account of death or disability, he will receive a pro ration of his incentive pay that covers the fiscal year of his termination. In addition, in the event we terminate his employment other than for cause, on account of his disability or death, or by him for good reason, all of his outstanding options, restricted shares and other equity rights will become fully vested and/or exercisable, as applicable, and all outstanding options and other equity rights that have an exercise period will remain exercisable for the shorter of the remaining period under the award or five years from the effective date of such termination. To receive the severance, he must execute a release of claims. Louis T. Donatelli’s incentive pay is determined in the same manner as for the other executives as described above.

      Upon a change in control, all outstanding options, restricted shares and equity securities will become fully vested and/or exercisable. Upon a change in control, Louis T. Donatelli will be entitled to enhanced severance benefits if (A) after a change in control occurs, but within the two year period after the change in control occurs, Louis T. Donatelli is terminated without cause or he terminates his employment on account of good reason, or (B) prior to a change in control, he terminates (i) within the six month period prior to a change in control or (ii) after the commencement of our company’s negotiations with a third party that ultimately results in a change in control, provided the change in control occurs within 12 months of his termination. Louis T. Donatelli will also be entitled to enhanced severance benefits if he resigns for any reason during the one month period that begins after the first anniversary of the change in control. The change in control severance benefits payable to Louis T. Donatelli are as follows: (i) lump sum severance payment equal to three times his base salary, (ii) lump sum severance payment equal to three times his incentive pay, (iii) a pro ration of his incentive pay, (iv) all outstanding options and other equity rights with an exercise period will remain exercisable for the shorter of (A) the remaining term of the award, or (B) five years from the effective date of the termination following such change in control, and (v) payment of premiums for group health coverage during the 36-month period after termination of employment or we may elect to pay cash in lieu of such coverage equal to the after-tax cost of continuing such coverage if the coverage cannot be continued. To receive the enhanced severance, he must execute a release of claims. The definition of change in control under Louis T. Donatelli’s employment agreement is the same as for the other executives described above.

      If payments become due as a result of a change in control and the excise tax imposed by Internal Revenue Code Section 4999 applies, the terms of the employment agreement require us to gross up payments to Louis T. Donatelli for the amount of this excise tax plus the amount of income and other taxes due as a result of the gross up payment.

      If Louis T. Donatelli’s employment terminates for any reason or if a change in control occurs, we will indemnify him in connection with personal guarantees that he has provided in respect of certain indebtedness that we have incurred.

      In connection with his employment agreement, Louis T. Donatelli was required to execute a non-competition, confidentiality and non-solicitation agreement. This agreement provides that for the one year period after termination of his employment for any reason, Louis T. Donatelli will not compete with our company by working with or investing in any business or enterprise which acquires, operates or develops industrial or flex properties within Delaware, Maryland, North Carolina, Pennsylvania, Virginia, Washington, D.C. and West Virginia. This agreement to not compete with us does not extend to office and retail properties. See “Certain Relationships and Related Party Transactions — The Company’s Relationship with Donatelli & Klein, Inc.” This agreement also provides that for the one-year period after termination of Louis T. Donatelli’s employment for any reason he will not solicit any of our principal customers, encourage any of our principal customers to reduce its patronage of our company, or solicit or hire any of our employees.

      The employment agreement provides that Louis T. Donatelli will receive an annual payment of $50,000 as non-compete fees associated with his agreement to the terms of the non-competition, confidentiality and non-solicitation agreement. This annual payment will be paid to Louis T. Donatelli for as long as the agreement is in effect.

Bonuses

      The compensation committee may award bonuses or establish bonus programs in its discretion, and the compensation committee is not limited in the amount of bonuses that it may award to any executive in any given year.

Equity Compensation Plan

      Our board of trustees has adopted, and our shareholders have approved, our 2003 Equity Compensation Plan, or Plan, for the purpose of attracting and retaining non-employee trustees, executive officers and other key employees, including officers and employees of our subsidiaries. The Plan provides for the issuance of options to purchase common shares, share awards, share appreciation rights, performance units and other equity-based awards. Each option granted pursuant to the Plan is designated at the time of grant as either an option intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code, referred to as a qualified incentive option, or as an option that is not intended to so qualify, referred to as a non-qualified option.

      Eligibility. All of our employees and employees of our subsidiaries and affiliates are eligible to receive grants under the Plan. In addition, our non-employee trustees and consultants and advisors who perform services for us and our subsidiaries and affiliates may receive grants under the Plan.

      Awards. The Plan authorizes the issuance of equity-based awards including options, share awards, share appreciation rights, performance units and other equity-based awards representing up to a maximum of 910,800 common shares. The Plan limits the aggregate number of common shares subject to equity-based awards that may be awarded to an individual in any calendar year to 400,000 common shares, subject to adjustment as described in the Plan.

      Vesting. Our compensation committee determines the vesting of awards granted under the Plan. In addition, our compensation committee has established a standard schedule for awards to vest with respect to 25% annually commencing on the one year anniversary of the date of grant, and 6.25% in each subsequent calendar quarter, until fully vested, unless a different vesting schedule is established by the compensation committee.

      Qualified Performance-Based Compensation. The Plan permits the compensation committee to impose and specify specific performance goals that must be met with respect to grants of share awards, performance units and equity-based awards that are intended to meet the exception for qualified performance-based compensation under Section 162(m) of the Internal Revenue Code. Prior to or soon after the beginning of the performance period, the compensation committee will establish in writing the performance goals that must be met, the applicable performance periods, the amounts to be paid if the performance goals are met and any other conditions. Forfeiture of all or part of any grant will occur if the performance goals are not met, as determined by the compensation committee.

      The performance goals, to the extent designed to meet the requirements of Section 162(m) of the Internal Revenue Code, will be determined by our compensation committee and be based on one or more of the following: share price, earnings per share, net earnings, operating earnings, return on assets, shareholder return, return on equity, growth in assets, unit volume, sales, market share, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures.

      If share awards, performance units and equity-based awards are intended to be granted as qualified performance-based compensation and are measured with respect to the fair market value of our common shares, not more than 100,000 common shares may be granted as share awards or performance shares for a performance period. If performance units are measured with respect to other criteria, the maximum amount that may be paid pursuant to the performance units or equity-based awards for a performance period is $500,000.

      Deferrals. The compensation committee may permit or require grantees to defer receipt of the payment of cash or the delivery of common shares that would otherwise be due to the grantee in connection with a grant under the Plan. The compensation committee will establish the rules and procedures applicable to any such deferrals.

      Change in Control. If we experience a change in control, unless our compensation committee determines otherwise, all outstanding options and share appreciation rights that are not exercised prior to the change in control will be assumed by, or replaced with, comparable options or rights of the surviving entity (or a parent or subsidiary of the surviving entity) and other outstanding grants will be converted to similar grants of the surviving entity (or a parent or subsidiary of the surviving entity).

      Amendment; Termination. Our board of trustees may amend or terminate the Plan at any time; provided that our shareholders must approve any amendment if such approval is required in order to comply with the Internal Revenue Code, applicable laws, or applicable stock exchange requirements. Unless terminated sooner by our board of trustees or extended with shareholder approval, the Plan will terminate on September 16, 2013.

     Outstanding Options and Restricted Shares

      The following table shows the number of options and share awards held by our named executive officers at December 31, 2003 pursuant to awards made by our board of trustees.

	Individual Grants
					Potential Realizable Value
	Number of	% of Total			at Assumed Annual Rates
	Common	Options			of Share Price Appreciation
	Shares	Granted	Exercise		for Option Term
	Underlying	to	Price per
Name of Grantee	Options(1)	Employees	Share	Expiration Date	5%	10%

Douglas J. Donatelli	150,000	29.7%	$15.00	September 16, 2013	$1,415,013	$3,585,921
Louis T. Donatelli	100,000	19.8%	$15.00	September 16, 2013	$943,342	$2,390,614
Nicholas R. Smith	75,000	14.9%	$15.00	September 16, 2013	$707,506	$1,792,960
Barry H. Bass	50,000	9.9%	$15.00	September 16, 2013	$471,671	$1,195,307
James H. Dawson	50,000	9.9%	$15.00	September 16, 2013	$471,671	$1,195,307

(1)	All options vest as follows: 25% commencing on the first anniversary of the date of grant, October 22, 2004 and 6.25% in each calendar quarter thereafter.

     Aggregated Option Exercises in 2003 and December 31, 2003 Option Values

      The following table provides information on option exercises in 2003 by the named executive officers, and the value of each officer’s unexercised options at December 31, 2003.

			Number of Shares
			Underlying Unexercised		Value of Unexercised
			Options at		In-the-Money Options at
			December 31, 2003		December 31, 2003(1)
	Shares Acquired
Name	on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Douglas J. Donatelli	—	$0	—	150,000	$0	$561,000
Louis T. Donatelli	—	0	—	100,000	0	374,000
Nicholas R. Smith	—	0	—	75,000	0	280,500
Barry H. Bass	—	0	—	50,000	0	187,000
James H. Dawson	—	0	—	50,000	0	187,000

(1)	Based on $18.74 per share closing price on the NYSE on December 31, 2003.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions Created by Our Formation in July 2003

     Contribution of FPM Management, LLC

      In July 2003, in connection with our initial public offering, First Potomac Management, Inc., which was owned by Louis T. Donatelli, Douglas J. Donatelli, Nicholas R. Smith, Barry H. Bass, James Dawson and Kyung Rhee, each of whom is an executive officer of our company, agreed to contribute all of the capital interests and no less than 90% of the profits interests in FPM Management, LLC, the entity that manages our properties, to First Potomac Realty Investment Limited Partnership, our operating partnership, in exchange for 233,333 units of partnership interest in our operating partnership, which had an aggregate value of approximately $3.5 million based on the $15.00 initial public offering price of our common shares. This transaction was completed in October 2003 subsequent to the closing of our initial public offering. Our operating partnership currently owns 100% of the capital interests in FPM Management LLC and 95.5% of the profits interests. The remaining profits interests are held by William Kenefic, Scott Dodson and George Ireland, three non-executive employees of FPM Management, LLC.

     Contribution of Interests in Rumsey Center and Snowden Center

      In connection with our acquisition of certain limited liability company interests in the entity that owned interests in Rumsey Center and Snowden Center, subsequent to our initial public offering, our operating partnership issued to Messrs. Louis T. Donatelli, Douglas J. Donatelli, Smith, Bass, Dawson and Ms. Rhee, as well as to relatives of one of our executive officers, the following numbers of units of partnership interest: 7,500, 15,000, 2,000, 10,000, 2,000, 5,000 and 2,000, respectively. These units had values, respectively, of $112,500, $225,000, $30,000, $150,000, $30,000, $75,000, and $30,000 based on the $15.00 initial public offering price for our common shares.

      The limited liability company interests that we acquired were purchased by the sellers in October 2002 in connection with, and to facilitate, our acquisition of Rumsey Center and Snowden Center. Louis T. Donatelli purchased his limited liability company interest for an investment of $75,000. Douglas J. Donatelli purchased his limited liability company interest for an investment of $150,000. Nicholas R. Smith purchased his limited liability company interest for an investment of $20,000. Barry H. Bass purchased his limited liability company interest for an investment of $100,000. James H. Dawson purchased his limited liability company interest for an investment of $20,000. Kyung Rhee purchased her limited liability company interest for an investment of $50,000. The value of the interests being contributed was determined by our executive officers, including Messrs. Louis T. Donatelli, Douglas J. Donatelli, Smith, Bass, Dawson and Ms. Rhee, the owners of the interests being contributed, based upon an assumed value for the properties of $32 million, which is the aggregate value of the properties that was agreed to between us and our unaffiliated institutional partner, whose joint venture interests in such properties we acquired upon completion of our initial public offering. The number of units issued to our executive officers for their limited liability company interests was based upon the amount that would have been distributed to each limited liability company member under the terms of the joint venture agreement if the properties had been sold for an amount equal to that assumed value, divided by the $15.00 initial public offering price of our common shares. We did not obtain appraisals of the properties or the interests contributed to our operating partnership in this transaction, and the consideration given to the holders of the contributed interests was not negotiated at arm’s length and may have exceeded the fair market value of those interests.

     Contribution of Interests in Greenbrier Technology Center II and Norfolk Business Center

      In connection with our acquisition of certain limited liability company interests in the entity that owned interests in Greenbrier Technology Center II and Norfolk Business Center, subsequent to our initial public offering, our operating partnership issued to each of Messrs. Douglas J. Donatelli, Smith, Bass, Dawson and Ms. Rhee 2,100 units of partnership interest having a value of $31,500, or $157,500 in the aggregate, based on the initial public offering price for our common shares.

      The limited liability company interests that we acquired were purchased by the sellers in October 2002 in connection with, and to facilitate, our acquisition of Greenbrier Technology Center II and Norfolk Business

Center. Each of Douglas J. Donatelli, Nicholas R. Smith, Barry H. Bass, James H. Dawson and Kyung Rhee purchased his or her interest for an investment of $20,828. We calculated the number of units payable for each of these limited liability company interests based on the initial public offering price of our common shares. The value of the interests contributed was determined by our executive officers, including Messrs. Douglas J. Donatelli, Smith, Bass, Dawson and Ms. Rhee, the owners of the interests being contributed, based upon an assumed value of $14 million, which is the aggregate value of the properties that was agreed to between us and our unaffiliated institutional partner, whose joint venture interests in such properties we acquired upon completion of the offering. The number of units issued to our executive officers for their limited liability company interests was based upon the amount that would have been distributed to each limited liability company member under the terms of the joint venture agreement if the properties had been sold for an amount equal to that assumed value, divided by the $15.00 initial public offering price of our common shares. We did not obtain appraisals of the properties or the interests contributed to our operating partnership in this transaction, and the consideration to be given to the holders of the contributed interests was not negotiated at arm’s length and may exceed the fair market value of those interests.

Contribution of Interests in Crossways Commerce Center I, Crossways Commerce Center II, Coast Guard Building and Newington Business Park Center

      In connection with our acquisition of the remaining limited liability company interests in the entity that held our interests in our Crossways Commerce Center I, Crossways Commerce Center II, Coast Guard Building and Newington Business Park Center, subsequent to our initial public offering, our operating partnership issued to (i) relatives of one of our executive officers 26,182 units of partnership interest having an aggregate value of $392,730, and (ii) to Messrs. Louis T. Donatelli, Douglas J. Donatelli and Nicholas R. Smith 6,218 units of partnership interest having an aggregate value of $93,270, both values based on the $15.00 initial public offering price for our common shares.

      The value of the interests being contributed was determined by our executive officers, including Messrs. Louis T. Donatelli, Douglas J. Donatelli, and Nicholas R. Smith, the owners of the interests being contributed, using an assumed value of $58 million, which is the same value that was used when our operating partnership acquired interests in the same limited liability companies from affiliated and unaffiliated parties in January 2003. The number of units paid to our executive officers for their limited liability company interests was based upon the amount that would have been distributed to each limited liability company member under the terms of the joint venture agreement if the properties had been sold for an amount equal to that assumed value, divided by the $15.00 initial public offering price of our common shares. We did not obtain recent appraisals of the properties or the interests contributed to our operating partnership in this transaction, and the consideration to be given to the holders of the contributed interests was not negotiated at arm’s length and may exceed the fair market value of those interests.

Our Relationship with Donatelli & Klein, Inc.

      The Chairman of our Board of Trustees, Louis T. Donatelli, beneficially owns 548,716 units of partnership interest in our operating partnership, or approximately 5.5% of the total number of units issued and outstanding, comprised of 80,297 units directly held, 85,050 units indirectly held through First Potomac Management, Inc. and 383,369 units indirectly held through Donatelli & Klein, Inc. (D&K), the general partner of Plaza 500 Limited Partnership. Mr. Donatelli is the sole shareholder of the general partner of Plaza 500 Limited Partnership. Plaza 500 Limited Partnership is one of our limited partners, and became a unitholder in December 1997 in connection with the initial formation of our operating partnership when it contributed one of our initial properties, Plaza 500, to our operating partnership. By contributing Plaza 500 to our operating partnership in exchange for units, Plaza 500 Limited Partnership was able to defer any taxable gain that it would have otherwise realized upon the transfer of Plaza 500. Certain transactions that we might undertake with regard to Plaza 500 could cause Plaza 500 Limited Partnership to recognize part or all of any taxable gain that has thus far been deferred. Mr. Donatelli will have a conflict of interest in our board of trustees’ consideration of any proposed disposition of Plaza 500 because of the tax liability that could be recognized by Plaza 500 Limited Partnership. Thus, decisions with respect to that property may not fully reflect your interests.

      In addition, Mr. Donatelli could have a conflict of interest because of the nature of the business of D&K. D&K is a real estate investment firm primarily focused on developing multifamily properties. In the past, D&K has acquired, redeveloped or repositioned commercial real estate in the Washington, D.C. metropolitan area, and thus could potentially compete with our company. Mr. Donatelli has entered into an employment contract with us under which, subject to certain limitations, he and his affiliates, including D&K, have agreed not to compete with us in acquiring, operating and developing industrial and flex properties in the Mid-Atlantic region, during the term of his employment and for an additional two-year period following his termination of employment with us.

Certain Other Relationships

      One of our trustees, Terry L. Stevens, currently serves as Vice President, Chief Financial Officer and Treasurer of Highwoods Properties, Inc., a fully integrated, North Carolina based REIT that owns, leases, manages, develops, and constructs office, industrial and retail properties, some of which are located in our target markets. Another of our trustees, Richard B. Chess, currently serves as Director — 1031 Transactions for Triple Net Properties, a real estate sponsor that invests in, acquires, repositions and develops real estate, primarily in the western United States. As a result, conflicts may arise when our company and Highwoods Properties Inc. or Triple Net Properties compete in the same markets for properties, tenants, personnel and other services.

      Certain other of our trustees and executive officers beneficially own units of interest in our operating partnership: Douglas J. Donatelli (147,191 units); Robert H. Arnold (97,948 units owned by R.H. Arnold Company, Inc.); Nicholas R. Smith (78,456 units); Barry H. Bass (39,836 units); Kyung Rhee (44,900 units); and James H. Dawson (34,718 units). We also paid $80,000 to R.H. Arnold & Company, Inc. for financial advisory services in 2003. These trustees and executive officers may have conflicting duties because, in their capacities as our trustees and executive officers, they have a duty to our company, and in our capacity as general partner of our operating partnership, they have a fiduciary duty to the limited partners, and they themselves are limited partners. Conflicts may arise when the interests of our shareholders and the limited partners of our operating partnership diverge, particularly in circumstances in which there may be an adverse tax consequence to the limited partners, such as upon the sale of assets or the repayment of indebtedness. The partnership agreement of the operating partnership contains a provision that in the event of a conflict of interest between our shareholders and the limited partners of our operating partnership, we shall endeavor in good faith to resolve the conflict in a manner not adverse to either our shareholders or the limited partners of our operating partnership, and, if we, in our sole discretion as general partner of our operating partnership, determine that a conflict cannot be resolved in a manner not adverse to either our shareholders or the limited partners of our operating partnership, the conflict will be resolved in favor of our shareholders. In addition, our board of trustees has adopted a policy that any disposition of property controlled by a trustee, or in which a trustee has an interest, must be approved by a unanimous vote of the disinterested trustees.

Convertible Notes

      On July 9, 2003, Messrs. Bass and Dawson and Ms. Rhee loaned an aggregate of $287,000 to our operating partnership to fund a portion of the expenses of our initial public offering, in return for which our operating partnership issued promissory notes that were convertible into units of our operating partnership at a conversion price of $11.00 per unit and bear interest at an annual rate of 10%. These executive officers converted their notes into units subsequent to our initial public offering. The brother-in-law of one of our executive officers also loaned $100,000 to our operating partnership in July 2003 on the same terms and also converted his notes into units upon completion of our initial public offering.

Purchase of Operating Partnership Units

      In December 2002, our operating partnership issued 6,978 units to each of Mr. Bass, Ms. Rhee and Michael Vlahos at the estimated fair value of $14.07 per unit. Mr. Bass and Ms. Rhee are executive officers of our company. Each of these persons purchased those units with a combination of cash and a promissory note maturing in December 2006 and bearing interest at 6% annually.

PRINCIPAL SHAREHOLDERS

      The following table sets forth certain information, as of April 30, 2004, regarding our common shares owned of record or known to us to be owned beneficially by each trustee, each executive officer and all trustees and executive officers as a group. Except as set forth in the footnotes to the table below, each of the shareholders identified in the table has sole voting and investment power over the common shares of our company beneficially owned by that person.

	Number of Common
	Shares Beneficially	Percent of Class	Percent of Class
Beneficial Owners	Owned(1)(2)(3)	Before Offering	After Offering

Louis T. Donatelli	553,916	6.0%	4.4%
Douglas J. Donatelli	154,108	1.8%	1.2%
Nicholas R. Smith	85,323	*	*
Kyung Rhee	46,100	*	*
Barry H. Bass	41,835	*	*
James H. Dawson	34,385	*	*
Michael H. Comer	800	*	*
Robert H. Arnold	106,948	1.2%	*
J. Roderick Heller, III	11,000	*	*
R. Michael McCullough	6,000	*	*
Richard B. Chess	5,000	*	*
Terry L. Stevens	2,500	*	*

All Trustees and Executive Officers as a group (12 persons)	1,047,915	11.7%	8.3%

*	Represents less than one percent of our issued and outstanding shares.

(1)	Assumes redemption of all limited partnership units in our operating partnership, First Potomac Realty Investment Limited Partnership, by the beneficial owner for common shares of our company. Units of our operating partnership are redeemable beginning on October 28, 2004 (or sooner upon waiver of the holding period by our board of trustees) by the holder for cash, or at our option, for our common shares. The total number of our common shares outstanding used in calculating the percentage ownership of each person assumes that none of the units of our operating partnership held by other persons are redeemed for our common shares. Units of our operating partnership are held by each person as follows: Mr. Louis T. Donatelli, 548,716, including 383,369 units held by Plaza 500 Limited Partnership of which Mr. Donatelli is the sole shareholder and chairman of the general partner; Mr. Douglas J. Donatelli, 148,708; Mr. Smith, 79,323; Ms. Rhee, 44,900; Mr. Bass, 39,835; Mr. Dawson 32,385; and Mr. Arnold, 99,948, reflecting units of our operating partnership held by R.H. Arnold & Co., Inc., which is controlled by Mr. Arnold.

(2)	Includes the following common shares of our company directly held by each person: Mr. Louis T. Donatelli, 5,200; Mr. Douglas J. Donatelli, 5,400; Mr. Smith, 6,000; Ms. Rhee, 1,200; Mr. Bass 2,000; Mr. Dawson, 2,000; Mr. Comer, 800; Mr. Arnold, 7,000; Mr. Heller, 11,000; Mr. McCullough, 6,000; Mr. Chess, 5,000; and Mr. Stevens, 2,500.

(3)	Excludes common shares of our company issuable upon exercise of outstanding options as no options of our company are exercisable within 60 days of the date of this prospectus. See “Management — Outstanding Options and Restricted Shares.”

SHARE OWNERSHIP BY CERTAIN BENEFICIAL OWNERS

      To our knowledge, based upon information available to us, beneficial owners of more than 5% of our common shares as of April 30, 2004, are as follows:

	Amount and Nature of	Percent of Class	Percent of Class
Name and Address of Beneficial Owner	Beneficial Ownership	Before Offering	After Offering

FleetBoston Financial Corporation(1)	540,800	6.3%	4.3%
100 Federal Street
Boston, MA 02110
Third Avenue Management LLC(2)	475,300	5.5%	3.8%
622 Third Avenue, 32nd Floor
New York, NY 10017

(1)	Information based on a Schedule 13G filed with the SEC on February 13, 2004 by FleetBoston Financial Corporation. The Schedule 13G indicates that the reporting entity is an investment advisor with sole voting power over 435,636 of our common shares, sole dispositive power over 539,800 of our common shares and shared dispositive power over 1,000 of our common shares.

(2)	Information based on a Schedule 13G filed with the SEC on April 7, 2004 by Third Avenue Management LLC. The Schedule 13G indicates that the reporting entity is an investment advisor with sole voting power over 474,400 of our common shares, sole dispositive power over 475,300 of our common shares and shared dispositive power over 0 of our common shares.

DESCRIPTION OF SHARES

      The following is a summary of the material terms of our shares of beneficial interest. For a complete description, we refer you to our declaration of trust and bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

      Our declaration of trust provides that we may issue up to 150,000,000 common shares of beneficial interest and 50,000,000 preferred shares of beneficial interest, par value $0.001 per share. As of March 26, 2004, 8,634,000 common shares were issued and outstanding, no preferred shares were issued and outstanding, 1,396,523 common shares were reserved for issuance upon redemption of units of partnership interest in our operating partnership, and up to a maximum of 910,800 common shares were reserved for issuance upon awards under the Equity Compensation Plan. As of March 26, 2004, there were 32 record holders and an estimated 4,800 beneficial owners of our common shares and 22 record holders of units of our operating partnership. As permitted by the Maryland statute governing real estate investment trusts formed under the laws of that state, referred to as the Maryland REIT Law, our declaration of trust contains a provision permitting our board of trustees, without any action by our shareholders, to amend the declaration of trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that we have authority to issue.

      Maryland law and our declaration of trust provide that none of our shareholders is personally liable for any of our debts, claims, demands, judgments or obligations solely by reason of that shareholder’s status as a shareholder.

Voting Rights of Common Shares

      Subject to the provisions of our declaration of trust regarding the restrictions on the transfer and ownership of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of such common shares possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a plurality of the outstanding common shares, voting as a single class, can elect all of the trustees then standing for election.

      Under the Maryland REIT Law, a Maryland REIT generally cannot dissolve, amend its declaration of trust or merge unless such action is approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter, unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the REIT’s declaration of trust. Our declaration of trust provides for approval by a majority of all the votes entitled to be cast on the matter in all situations permitting or requiring action by the shareholders except with respect to: (a) the election of trustees (which requires a plurality of all the votes cast at a meeting of our shareholders at which a quorum is present); (b) the removal of trustees (which requires the affirmative vote of the holders of a majority of our outstanding shares entitled to vote on such matters); and (c) the amendment or repeal of certain designated sections of the declaration of trust (which requires the affirmative vote of two-thirds of our outstanding shares entitled to vote on such matters). Our declaration of trust permits the trustees to amend the declaration of trust from time to time by a vote of two-thirds of the trustees to qualify as a REIT under the Internal Revenue Code or the Maryland REIT Law, without the affirmative vote or written consent of the shareholders.

Dividends, Liquidation and Other Rights

      All common shares offered by this prospectus will be duly authorized, fully paid and nonassessable. Holders of our common shares are entitled to receive dividends when authorized by our board of trustees out of assets legally available for the payment of dividends. They also are entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our shares that may be created and to the provisions of our declaration of trust regarding restrictions on transfer of our shares.

      Holders of our common shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on transfer of shares contained in our declaration of trust and to the ability of the board of trustees to create common shares with differing voting rights, all common shares will have equal dividend, liquidation and other rights.

Power to Reclassify Shares

      Our declaration of trust authorizes our board of trustees to classify any unissued preferred shares and to reclassify any previously classified but unissued common shares and preferred shares of any series from time to time in one or more series. Prior to issuance of shares of each class or series, the board of trustees is required by the Maryland REIT Law and our declaration of trust to set for each such class or series, subject to the provisions of our declaration of trust regarding the restriction on transfer of shares of beneficial interest, the terms, the preferences, conversion and other rights, including but not limited to voting powers, restrictions, limitations as to dividends or other distributions, and qualifications or terms or conditions of redemption for each such class or series. As a result, our board of trustees could authorize the issuance of preferred shares that have priority over the common shares with respect to dividends and rights upon liquidation and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of common shares or otherwise might be in their interest. As of the date hereof, no preferred shares are outstanding.

Power to Issue Additional Common Shares or Preferred Shares

      We believe that the power to issue additional common shares or preferred shares and to classify or reclassify unissued common shares or preferred shares and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. These actions can be taken without shareholder approval, unless shareholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of shares that could delay, deter or prevent a transaction or a change in control that might involve a premium price for holders of common shares or otherwise be in their interest.

Restrictions on Ownership and Transfer

      In order to qualify as a REIT under the Internal Revenue Code, our shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

      Because our board of trustees believes that it is at present essential for us to qualify as a REIT, the declaration of trust, subject to certain exceptions, contains certain restrictions on the number of our shares of beneficial interest that a person may own or be treated as owning under applicable attribution rules. Our declaration of trust generally provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than (i) 8.75% (by number or value) of our outstanding common shares or (ii) 8.75% by value of our outstanding shares of beneficial interest of all classes. However, Louis T. Donatelli and Douglas J. Donatelli, and certain persons related to either of them under the applicable ownership attribution rules, are generally permitted to own, in the aggregate, either directly or under applicable ownership attribution rules, up to 14.9% of (i) the number or value of our outstanding common shares and (ii) the value of our outstanding shares of beneficial interest of all classes.

This 14.9% limitation is, however, reduced to 9.9% immediately prior to any time that (x) Louis T. Donatelli and Douglas J. Donatelli, together with the other related persons, constructively own, pursuant to applicable provisions of the Internal Revenue Code, in the aggregate, a 10% or greater interest in a direct or indirect tenant of our company from which the board of trustees anticipates that we will derive more than $200,000 in gross income during the current taxable year and (y) as a result of this ownership, we would be treated as constructively owning, pursuant to applicable provisions of the Internal Revenue Code, a 10% or greater interest in that direct or indirect tenant.

      Our board of trustees, generally in its sole discretion, may exempt a proposed transferee from the ownership limit. However, the board of trustees may not grant such an exemption to any person if such exemption could cause us to be “closely held” within the meaning of Section 856(h) of the Internal Revenue Code or could result in a portion of our gross income in excess of a specified threshold being treated as nonqualifying income for REIT gross income test purposes. Our board of trustees may, in connection with a proposed exemption from the ownership limit, require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the board of trustees, in its sole discretion, regarding the effect of the proposed exemption on our status as a REIT. In addition, our board of trustees may subject an exemption from the ownership limit to such conditions as it determines are appropriate.

      Our declaration of trust prohibits any person from (a) beneficially or constructively owning our shares of beneficial interest if such ownership would result in us being “closely held” under Section 856(h) of the Internal Revenue Code and (b) transferring our shares of beneficial interest if such transfer would result in our shares of beneficial interest being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of beneficial interest where such ownership will or may violate any of the foregoing restrictions on transferability and ownership, or any person to whom our shares of beneficial interest are transferred in a transaction that resulted in share ownership in violation of the foregoing ownership limitations is required to give notice to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

      If any transfer of our shares of beneficial interest occurs which, if effective, would result in any person beneficially or constructively owning shares of beneficial interest in excess or in violation of the foregoing transfer or ownership limitations, then such transfer shall be void and the intended transferee shall acquire no rights in such shares; provided that this shall not preclude the settlement of transactions entered into through the facilities of the New York Stock Exchange. If, as a result of a transfer of shares of beneficial interest or another event, there would be beneficial or constructive ownership of our shares of beneficial interest in excess or in violation of the transfer or ownership limitations described above, then that number of shares of beneficial interest the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded up to the nearest whole share) shall be automatically transferred to a “charitable” trust for the exclusive benefit of one or more charitable beneficiaries. The automatic transfer shall be deemed to be effective as of the close of business on the business day, as it is defined in the declaration of trust, prior to the date of the violative transfer or other event resulting in such excess ownership or violation. Shares of beneficial interest held in the charitable trust shall be issued and outstanding shares of beneficial interest. The person who would otherwise have beneficially owned the shares of beneficial interest transferred to such charitable trust shall not benefit economically from ownership of any shares of beneficial interest held in such charitable trust, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares of beneficial interest held in such charitable trust. The trustee of the charitable trust shall have all voting rights and rights to dividends or other distributions with respect to shares of beneficial interest held in the charitable trust, which rights shall be exercised for the exclusive benefit of the beneficiary. Any dividend or other distribution paid prior to our discovery that shares of beneficial interest have been transferred to the charitable trust shall be paid by the recipient of such dividend or distribution to the trustee of the charitable trust, and any dividend or other distribution authorized but unpaid shall be paid when due to the trustee of the charitable trust. Any dividend or distribution so paid to the trustee of the charitable trust shall be held in trust for the charitable beneficiary. The person who would otherwise have beneficially owned the shares of beneficial interest transferred to such charitable trust shall have no voting rights with respect to shares of beneficial interest held in the charitable trust and, subject to Maryland law, effective as of the date that such shares of beneficial interest have been transferred to the charitable trust, the trustee shall have the authority, at the trustee’s sole discretion, (i) to rescind as void any vote cast with respect to such shares prior to our discovery that such shares have been transferred to the charitable trust and (ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible trust action, then the trustee shall not have the authority to rescind and recast such vote.

      Within 20 days of receiving notice from us that shares of beneficial interest have been transferred to the charitable trust, the trustee shall sell the shares of beneficial interest held in the charitable trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations set forth in the declaration of trust. Upon such sale, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the person who would otherwise have held the shares of beneficial interest transferred to the charitable trust and to the charitable beneficiary as follows: The person who would otherwise have held the shares of beneficial interest transferred to the charitable trust shall receive the lesser of (i) the price per share received by the trustee from the sale or other disposition of the shares held in the charitable trust or (ii) the price paid by the person who would otherwise have held the shares of beneficial interest transferred to the charitable trust in the transaction giving rise to the transfer of such shares of beneficial interest to the charitable trust, or, if such person did not give value for the shares of beneficial interest in such transaction, the market price (as defined in the declaration of trust) of such shares on the day of the event causing the shares to be held in the charitable trust. Any net sale proceeds in excess of the amount payable to the person who would otherwise have held the shares of beneficial interest transferred to the charitable trust shall be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of beneficial interest have been transferred to the charitable trust, such shares are sold by a person who would otherwise have held the shares of beneficial interest transferred to the charitable trust, then (i) such shares shall be deemed to have been sold on behalf of the charitable trust and (ii) to the extent that the person who would otherwise have held the shares of beneficial interest transferred to the charitable trust received an amount for such shares that exceeds the amount that such person was entitled to receive pursuant to the second preceding sentence, such excess shall be paid to the trustee upon demand.

      In addition, shares of beneficial interest held in the charitable trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a transaction or other event not involving a market price per share, the market price at the time of such transaction or other event) and (ii) the market price on the date we, or our designee, accept such offer. We shall have the right to accept such offer for a period of 90 days after the later of (i) the date of the transaction or other event that resulted in shares being held in the charitable trust and (ii) the date our board of trustees determines in good faith that a transaction or other event resulting in shares being held in the charitable trust has occurred if we do not receive a notice of such transaction or other event in accordance with the requirements of the declaration of trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the person who would otherwise have held the shares of beneficial interest transferred to the charitable trust.

      All certificates representing our shares of beneficial interest bear a legend referring to the restrictions described above.

      Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of all classes or series of our shares of beneficial interest, including common shares, within 30 days after January 1 of each year, is required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of beneficial interest which the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with our ownership limits. In addition, each shareholder shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

      These ownership limitations could delay, deter or prevent a transaction or a change in control that might involve a premium price for the common shares or otherwise be in the best interest of our shareholders.

Transfer Agent and Registrar

      The transfer agent and registrar for our common shares is American Stock Transfer & Trust Co.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR AMENDED AND RESTATED DECLARATION OF TRUST AND AMENDED AND RESTATED BYLAWS

      The following description of certain provisions of Maryland law and of our amended and restated declaration of trust and amended and restated bylaws is only a summary. For a complete description, we refer you to Maryland law, our amended and restated declaration of trust and amended and restated bylaws. Copies of our amended and restated declaration of trust and amended and restated bylaws are filed as exhibits to the registration statement of which this prospectus is a part.

Number of Trustees; Vacancies

      Our declaration of trust provides that the number of our trustees shall be initially seven. In accordance with our declaration of trust and bylaws, the number of trustees may only be increased or decreased by a vote of a majority of the members of our board of trustees; provided that the number shall never be less than one or greater than 15. Our bylaws provide that any vacancy (other than a vacancy created by an increase in the number of trustees) may be filled by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum. Any vacancy created by an increase in the number of trustees shall be filled by a majority of the entire board of trustees at any regular meeting or at any special meeting called for that purpose.

      Our bylaws provide that at least a majority of our trustees will be “independent,” with independence being defined in the manner established by our board of trustees and in a manner consistent with listing standards established by the New York Stock Exchange, and will be nominated by our nominating and governance committee.

Removal of Trustees

      Our declaration of trust and bylaws provide that a trustee may be removed, with or without cause, upon the affirmative vote of at least a majority of the votes entitled to be cast in the election of trustees. This provision, when coupled with the provision in our bylaws authorizing our board of trustees to fill vacant trusteeships, may preclude shareholders from removing incumbent trustees and filling the vacancies created by such removal with their own nominees.

Business Combinations

      Maryland law prohibits “business combinations” between us and an interested shareholder or an affiliate of an interested shareholder for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as:

•	any person who beneficially owns 10% or more of the voting power of our shares; or

•	an affiliate or associate of ours who, at any time within the two year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting shares.

      A person is not an interested shareholder if our board of trustees approves in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, our board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of trustees.

      After the five year prohibition, any business combination between us and an interested shareholder generally must be recommended by our board of trustees and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of our then outstanding shares of beneficial interest; and

•	two-thirds of the votes entitled to be cast by holders of our voting shares other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested shareholder.

      These super-majority vote requirements do not apply if our common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

      The statute permits various exemptions from its provisions, including business combinations that are approved by the board of trustees before the time that the interested shareholder becomes an interested shareholder.

      The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

      Our amended and restated declaration of trust contains a provision exempting the company from the application of the business combination statute. There can be no assurance that this provision will not be amended or eliminated in the future.

Control Share Acquisitions

      Maryland law provides that “control shares” of a Maryland REIT acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, or by officers or trustees who are our employees are excluded from the shares entitled to vote on the matter. “Control shares” are voting shares that, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing trustees within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

      Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

      A person who has made or proposes to make a control share acquisition may compel our board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, we may present the question at any shareholders’ meeting.

      If voting rights are not approved at the shareholders’ meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a shareholders’ meeting, the acquiror may then vote a majority of the shares entitled to vote, and all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved by or exempted by our declaration of trust or bylaws.

      Article II, Section 17 of our bylaws contains a provision exempting the application of the control share acquisition statute to any and all acquisitions by any person of our shares of beneficial interest. There can be no assurance that this provision will not be amended or eliminated at any time in the future, and may be amended or eliminated with retroactive effect.

Merger, Amendment of Declaration of Trust

      Under Maryland REIT law, a Maryland REIT generally cannot dissolve, amend its declaration of trust or merge with another entity unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter, is set forth in the REIT’s declaration of trust. Our declaration of trust provides for approval by a majority of all the votes entitled to be cast on the matter for the matters described in this paragraph, except for amendments to various provisions of the declaration of trust, the approval of which requires the affirmative vote of the holders of two-thirds of the votes entitled to be cast on the matter. Under the Maryland REIT law and our declaration of trust, our trustees are permitted, by a two-thirds vote, without any action by our shareholders, to amend the declaration of trust from time to time to qualify as a REIT under the Internal Revenue Code or the Maryland REIT law without the affirmative vote or written consent of the shareholders. As permitted by the Maryland REIT law, our declaration of trust contains a provision permitting our trustees, without any action by our shareholders, to amend the declaration of trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that we have authority to issue.

Limitation of Liability and Indemnification

      Our declaration of trust limits the liability of our trustees and officers for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the trustee or officer that was material to the cause of action adjudicated.

      Our declaration of trust authorizes us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of our present or former shareholders, employees, agents, trustees or officers or any individual who, while a shareholder, employee, agent, trustee or officer and at our request, serves or has served another entity, employee benefit plan or any other enterprise as a trustee, director, officer, partner or otherwise. The indemnification covers any claim or liability against the person. Our bylaws require us, to the maximum extent permitted by Maryland law, to indemnify each present or former shareholder, trustee or officer who is made a party to a proceeding by reason of his or her service to us.

      Maryland law permits us to indemnify our present and former trustees and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:

•	the act or omission of the trustee or officer was material to the matter giving rise to the proceeding; and

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty;

•	the trustee or officer actually received an improper personal benefit in money, property or services; or

•	in a criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful.

      However, Maryland law prohibits us from indemnifying our present and former trustees and officers for an adverse judgment in a derivative action or if the trustee or officer was adjudged to be liable for an improper personal benefit. Our bylaws and Maryland law require us, as a condition to advancing expenses in certain circumstances, to obtain:

•	a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking to repay the amount reimbursed if the standard of conduct is not met.

Operations

      We generally are prohibited from engaging in certain activities, including acquiring or holding property or engaging in any activity that would cause us to fail to qualify as a REIT.

Term and Termination

      Our declaration of trust provides for us to have a perpetual existence. Pursuant to our declaration of trust, and subject to the provisions of any of our classes or series of shares of beneficial interest then outstanding and the approval by a majority of the entire board of trustees, our shareholders, at any meeting thereof, by the affirmative vote of a majority of all of the votes entitled to be cast on the matter, may approve a plan of liquidation and dissolution.

Meetings of Shareholders

      Under our bylaws, annual meetings of shareholders are to be held at a date and time as determined by our board of trustees. Special meetings of shareholders may be called only by a majority of the trustees then in office, by the Chairman of our board of trustees, our President or our Chief Executive Officer, or by our Secretary upon the written request of the shareholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting. Our bylaws provide that except as otherwise required by law or by the rules of the public securities exchange on which our shares are then traded, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting by unanimous written consent, if that consent sets forth that action and is signed by each shareholder entitled to vote on the matter and any other shareholder entitled to notice of such meeting (but not to vote thereat) has waived in writing any right to dissent from such action.

Advance Notice of Trustee Nominations and New Business

      Our bylaws provide that, with respect to an annual meeting of shareholders, nominations of persons for election to our board of trustees and the proposal of business to be considered by shareholders at the annual meeting may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of trustees; or

•	by a shareholder who was a shareholder of record at the time of the provision of notice who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

      With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting of shareholders and nominations of persons for election to our board of trustees may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of trustees; or

•	provided that our board of trustees has determined that trustees shall be elected at such meeting, by a shareholder who was a shareholder of record at the time of the provision of notice who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

      The purpose of requiring shareholders to give advance notice of nominations and other proposals is to afford our board of trustees the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of trustees, to inform shareholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our shareholder meetings. Although the bylaws do not give our board of trustees the power to disapprove timely shareholder nominations and proposals, they may have the effect of precluding a contest for the election of trustees or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of trustees to our board of trustees or to approve its own proposal.

Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws

      The fiduciary duty and control share acquisition provisions of Maryland law (if, with respect to the control share acquisition provisions, the applicable provision in our bylaws is rescinded); the provisions of our declaration of trust on the removal of trustees and the restrictions on the transfer and ownership of shares of beneficial interest; and the provisions relating to the filling of vacancies and the advance notice provisions of our bylaws could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of the common shares or otherwise be in their best interest. The “unsolicited takeovers” provisions of the MGCL permit our board of trustees, without shareholder approval and regardless of what is currently provided in our declaration of trust or bylaws, to implement takeover defenses that we may not yet have.

PARTNERSHIP AGREEMENT

      The following is a summary of the material terms of the amended and restated agreement of limited partnership of our operating partnership, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Formation; Management

      Our operating partnership was organized as a Delaware limited partnership on August 25, 1997. Pursuant to the amended and restated limited partnership agreement, as the sole general partner of the operating partnership, we have, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of the partnership, including the ability to cause the partnership to enter into certain major transactions including acquisitions, dispositions, refinancings and selection of lessees and to cause changes in the partnership’s line of business and distribution policies. In general, we may amend the partnership agreement without the consent of the limited partners. However, except as provided in the next sentence, any amendment to the partnership agreement that would:

•	affect certain conversion rights of the limited partners adversely,

•	adversely affect the rights of the limited partners to receive distributions payable to them,

•	alter the partnership’s allocation of profit and loss to the limited partners, and

•	impose any obligation to make additional capital contributions upon the limited partners requires the consent of limited partners, other than us, holding more than 50% of the units of our operating partnership held by such partners. The partnership agreement provides that we, as general partner, shall place such restrictions as we reasonably deem appropriate on conversions and transfers of partnership units to ensure that the operating partnership does not constitute a “publicly traded partnership” taxable as a corporation for federal income tax purposes, and that we, as general partner, shall, if we determine that it is in the best interests of the operating partnership that the operating partnership not be treated as a “publicly traded partnership,” place such restrictions as we reasonably deem appropriate on conversions and transfers of partnership units to ensure that the operating partnership does not constitute a “publicly traded partnership” for federal income tax purposes.

Transferability of Interests

      In general, we may not voluntarily withdraw from the partnership or transfer or assign our interest in the partnership. We may, however, enter into a merger, consolidation or similar corporate transaction the result of which is a transfer of or change in the general partner if we receive the consent of the holders of a majority of the units of our operating partnership, excluding those held by us, the contemplated transaction provides that the limited partners receive property in an amount equal to the amount they would have received had they exercised their redemption rights with respect to our shares immediately prior to such transaction, or our successor contributes substantially all of its assets to the partnership in return for a general partnership interest or limited partnership interest in the partnership.

      With certain limited exceptions, the limited partners may not transfer their interests in the partnership, in whole or in part, without our written consent, which consent may be withheld in our sole discretion.

Capital Contribution

      The partnership agreement provides that if the partnership requires additional funds at any time in excess of funds available to the partnership from borrowing or capital contributions, we may borrow these funds from a financial institution or other lender and lend these funds to the partnership. Under the partnership agreement, we are obligated to contribute the proceeds of any offering of shares of beneficial interest as additional capital to the partnership. We are authorized to cause the partnership to issue partnership interests for less than fair market value if we have concluded in good faith that such issuance is in both the partnership’s and our best interests. If we contribute additional capital to the partnership, we will receive additional partnership interests and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. In addition, if we contribute additional capital to the partnership, we will revalue the property of the partnership to its fair market value as determined by us, and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property that has not been reflected in the capital accounts previously would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of this property for fair market value on the date of the revaluation. Our operating partnership could issue preferred partnership interests in connection with acquisitions of property or otherwise, which would have priority over common partnership interests with respect to distributions from the partnership, including the partnership interests that we own as general partner.

Redemption Rights

      Pursuant to Section 8.04 of the partnership agreement, all of the current holders of the units of our operating partnership, other than us, have redemption rights, which enable them to cause us to redeem their units into common shares of our company on a one-for-one basis, subject to adjustments for stock splits, dividends, recapitalizations and similar events, or, at our option, to redeem their units for a cash amount equal to the value of the common shares into which the units would otherwise be converted. The cash value of such common shares shall be calculated from the average of the daily market price of our common shares on the New York Stock Exchange for the ten consecutive trading day period immediately preceding the date that the holder provides notice of redemption. The current third party limited partners own, in the aggregate, 1,396,523 units of our operating partnership. Holders of units of our operating partnership are prohibited from redeeming their units on or before October 28, 2004. Notwithstanding the foregoing, a limited partner shall not be entitled to exercise its redemption rights to the extent that the issuance of common shares to the limited partner would:

•	result in any person owning, directly or indirectly, common shares in excess of the ownership limitations set forth in our declaration of trust;

•	result in our shares of beneficial interest being owned by fewer than 100 persons, as determined without reference to any rules of attribution;

•	result in our being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code;

•	cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant of our or the partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Internal Revenue Code; or

•	be likely to cause the acquisition of common shares by such redeeming limited partner to be “integrated” with any other distribution of common shares or units of our operating partnership for purposes of complying with the Securities Act.

In all cases, however, each limited partner may not exercise the redemption right:

•	for fewer than 1,000 units of our operating partnership or, if such limited partner holds fewer than 1,000 units, all of the units held by such limited partner, without our consent;

•	with respect to more than the number of units that would, upon redemption, result in such limited partner or any other person owning, directly or indirectly, common shares in excess of the applicable ownership limitation; and

•	more than two times annually.

      The partnership agreement requires that the partnership be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed by the Internal Revenue Code, other than any federal income tax liability associated with our retained capital gains, and to ensure that the partnership will not be classified as a “publicly traded partnership” taxable as a corporation under Section 7704 of the Internal Revenue Code.

      In addition to the administrative and operating costs and expenses incurred by the partnership, the partnership will pay all of our administrative costs and expenses and these expenses will be treated as expenses of the partnership. Our expenses generally include:

•	all expenses relating to our continuity of existence;

•	all expenses relating to offerings and registration of securities;

•	all expenses associated with the preparation and filing of any of our periodic reports under federal, state or local laws or regulations;

•	all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body; and

•	all of our other operating or administrative costs incurred in the ordinary course of business on behalf of the partnership.

Distributions

      The partnership agreement provides that the partnership will make cash distributions in amounts and at such times as determined by us in our sole discretion, to us and the limited partners in accordance with the respective percentage interests of the partners in the partnership.

      Upon liquidation of the partnership, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans, any remaining assets of the partnership will be distributed to the partners with positive capital accounts in accordance with their respective positive capital account balances.

Allocations

      Profits and losses of the partnership, including depreciation and amortization deductions, for each fiscal year generally are allocated to the partners in accordance with their respective percentage interests in the partnership. All of the foregoing allocations are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Internal Revenue Code and Treasury Regulations promulgated thereunder. Unless a different method is selected by us, as general partner, the partnership will use the “traditional method” under Section 704(c) of the Internal Revenue Code for allocating items with respect to which the fair market value at the time of contribution differs from the adjusted tax basis at the time of contribution.

Term

      The partnership will have perpetual existence, unless dissolved upon:

•	our bankruptcy, dissolution or withdrawal (unless the limited partners elect to continue the partnership);

•	the passage of 90 days after the sale or other disposition of all or substantially all the assets of the partnership;

•	the redemption of all units of our operating partnership, other than those held by us, if any; or

•	an election by us in our capacity as the sole general partner of our operating partnership.

Tax Matters

      Pursuant to the partnership agreement, the general partner is the tax matters partner of the partnership. Accordingly, as general partner of our operating partnership, we have authority to handle tax audits and to make tax elections under the Internal Revenue Code on behalf of the partnership.

FEDERAL INCOME TAX CONSIDERATIONS

      This section summarizes the current material federal income tax consequences to our company and to our shareholders generally resulting from the treatment of our company as a REIT. Because this section is a general summary, it does not address all of the potential tax issues that may be relevant to you in light of your particular circumstances. Hunton & Williams LLP has acted as our counsel, has reviewed this summary, and is of the opinion, based in part on representations received from us, that the discussion contained herein summarizes the federal income tax consequences that are material to a holder of our common shares. The discussion does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the limited extent discussed in “Taxation of Tax-Exempt Shareholders”), financial institutions or broker-dealers, non-U.S. individuals and foreign corporations (except to the limited extent discussed in “Taxation of Non-U.S. Shareholders”) and other persons subject to special tax rules.

      The statements in this section and the opinion of Hunton & Williams LLP, referred to as the Tax Opinion, are based on the current federal income tax laws governing qualification as a REIT. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

      This section is not a substitute for careful tax planning. Prospective investors are urged to consult their own tax advisors regarding the specific federal state, local, foreign and other tax consequences to them, in light of their own particular circumstances, of the purchase, ownership and disposition of our common shares, our election to be taxed as a REIT and the effect of potential changes in applicable tax laws.

Taxation of Our Company

      We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, effective for our short taxable year ending December 31, 2003. We believe that, commencing with such short taxable year, we have operated in such a manner to enable us to qualify for taxation as a REIT under the Internal Revenue Code and intend to continue to so operate. However, no assurances can be given that our beliefs or expectations will be fulfilled, since qualification as a REIT depends on our continuing to satisfy numerous asset, income, stock ownership and distribution tests described below, the satisfaction of which depends, in part, on our operating results.

      The sections of the Internal Revenue Code relating to qualification and operation as a REIT, and the federal income taxation of a REIT and its shareholders, are highly technical and complex. The following discussion sets forth only the material aspects of those sections. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions and the related rules and regulations.

      In connection with this offering, Hunton & Williams LLP is opining that, for federal income tax purposes, provided that we properly elect to be taxed as a REIT under the Internal Revenue Code commencing with our short taxable year ending December 31, 2003, we qualified to be taxed as a REIT for our short taxable year ending December 31, 2003 and our current and proposed method of operations as described in this prospectus and as represented to Hunton & Williams LLP by us will enable us to continue to satisfy the requirements for such qualification and taxation as a REIT under the Internal Revenue Code for future taxable years. This opinion, however, is based upon factual assumptions and representations made by us. Moreover, such qualification and taxation as a REIT depend upon our ability to meet, for each taxable year, various tests imposed under the Internal Revenue Code as discussed below. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, with respect to our current and future taxable years, no assurance can be given that the actual results of our operation will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT. See “Requirements for Qualification — Failure to Qualify.”

      As a REIT, we generally are not subject to federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and shareholder levels, that generally results from owning shares in a corporation. However, we will be subject to federal tax in the following circumstances:

•	We are subject to the corporate federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We are subject to the corporate “alternative minimum tax” on any items of tax preference that we do not distribute or allocate to shareholders.

•	We are subject to tax, at the highest corporate rate, on:

•	net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•	We are subject to a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “— Requirements for Qualification — Gross Income Tests,” but nonetheless continue to qualify as a REIT because we meet other requirements, we will be subject to a 100% tax on:

•	the greater of (1) the amount by which we fail the 75% gross income test, or (2) the excess of 90% of our gross income over the amount of gross income attributable to sources that qualify under the 95% gross income test, multiplied, in either case, by

•	a fraction intended to reflect our profitability.

•	If we fail to distribute during a calendar year at least the sum of: (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income from earlier periods, then we will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the shareholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm’s-length basis.

•	If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition, and

•	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

Requirements for Qualification

      To qualify as a REIT, we must elect to be treated as a REIT, and we must meet various (a) organizational requirements, (b) gross income tests, (c) asset tests, and (d) annual distribution requirements.

      Organizational Requirements. A REIT is a corporation, trust or association that meets each of the following requirements:

      (1) It is managed by one or more trustees or directors;

      (2) Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

      (3) It would be taxable as a domestic corporation, but for Sections 856 through 860 of the Internal Revenue Code;

      (4) It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

      (5) At least 100 persons are beneficial owners of its shares or ownership certificates (determined without reference to any rules of attribution);

      (6) Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year; and

      (7) It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status.

      We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining information concerning the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. Our declaration of trust provides for restrictions regarding the ownership and transfer of the common shares so that we should continue to satisfy these requirements. The provisions of the declaration of trust restricting the ownership and transfer of the common shares are described in “Description of Shares — Restrictions on Ownership and Transfer.”

      For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.

      We will not qualify as a REIT for any year if at the close of such year we have undistributed “earnings and profits” accumulated in any non-REIT year for which we or our predecessor, First Potomac Realty Investment Trust, Inc., as the case may be, did not qualify as an S corporation for federal income tax purposes. Although we believe that we and our predecessor corporation have qualified as an S corporation for federal income tax purposes for all tax years prior to our initial public offering, if it is determined that we or our predecessor corporation did not so qualify, we may inadvertently fail to qualify as a REIT. Any such failure to qualify may also prevent us from qualifying as a REIT for any of the following four taxable years.

      A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A

“qualified REIT subsidiary” is a corporation, all of the capital stock of which is owned by the REIT and that has not elected to be a taxable REIT subsidiary. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

      An unincorporated domestic entity, such as a partnership, that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities and items of income of our operating partnership and any other partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, is treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

      A REIT is permitted to own up to 100% of the stock of one or more “taxable REIT subsidiaries.” A taxable REIT subsidiary is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary. A taxable REIT subsidiary will pay income tax at regular corporate rates on any income that it earns. In addition, the taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a taxable REIT subsidiary and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We may engage in activities indirectly through a taxable REIT subsidiary as necessary or convenient to avoid obtaining the benefit of income or services that would jeopardize our REIT status if we engaged in the activities directly. In particular, we would likely engage in activities through a taxable REIT subsidiary if we wished to provide services to unrelated parties which might produce income that does not qualify under the gross income tests described below. We might also dispose of an unwanted asset through a taxable REIT subsidiary as necessary or convenient to avoid the 100% tax on income from prohibited transactions. See description below under “Prohibited Transactions.”

      Our operating partnership holds a portion of its interest in the Plaza 500, Van Buren Business Park, 6600 Business Parkway, and 13129 Airpark Road properties through entities with respect to which we made taxable REIT subsidiary elections and that, therefore, are subject to federal and state income taxes on their net income at the standard corporate rates. In addition, certain of our management activities may be conducted in the future through taxable REIT subsidiaries which will be subject to federal and state income taxes on their net income at the standard corporate rates.

      Gross Income Tests. We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property, or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets; and

•	income derived from the temporary investment of new capital that is attributable to the issuance of our shares of beneficial interest or a public offering of our debt with a maturity date of at least five years and that we receive during the one year period beginning on the date on which we received such new capital.

      Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities, income from certain hedging instruments or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. The following paragraphs discuss the specific application of the gross income tests to us.

      Rents from Real Property. Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met.

      First, the rent must not be based in whole or in part on the income or profits of any person. Participating rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:

•	are fixed at the time the leases are entered into;

•	are not renegotiated during the term of the leases in a manner that has the effect of basing rent on income or profits; and

•	conform with normal business practice.

      More generally, the rent will not qualify as “rents from real property” if, considering the relevant lease and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the rent on income or profits. We have represented to Hunton & Williams LLP that we intend to set and accept rents which are fixed dollar amounts or a fixed percentage of gross revenue, and not to any extent by reference to any person’s income or profits, in compliance with the rules above.

      Second, we must not own, actually or constructively, 10% or more of the stock or the assets or net profits of any tenant, referred to as a related party tenant, other than a taxable REIT subsidiary. The constructive ownership rules generally provide that, if 10% or more in value of our shares is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. We do not own any stock or any assets or net profits of any tenant directly. In addition, our declaration of trust prohibits transfers of our shares that would cause us to own actually or constructively, 10% or more of the ownership interests in a tenant. We should, therefore, never own, actually or constructively, 10% or more of any tenant other than a taxable REIT subsidiary. We have represented to Hunton & Williams LLP that we will not rent any property to a related-party tenant. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our shares, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a tenant other than a taxable REIT subsidiary at some future date.

      As described above, we currently have two taxable REIT subsidiaries. Under an exception to the related-party tenant rule described in the preceding paragraph, rent that we receive from a taxable REIT subsidiary will qualify as “rents from real property” as long as (1) at least 90% of the leased space in the property is leased to persons other than taxable REIT subsidiaries and related-party tenants, and (2) the amount paid by the taxable REIT subsidiary to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. If in the future we receive rent from a taxable REIT subsidiary, we will seek to comply with this exception.

      Third, the rent attributable to the personal property leased in connection with a lease of real property must not be greater than 15% of the total rent received under the lease. The rent attributable to personal property under a lease is the amount that bears the same ratio to total rent under the lease for the taxable year as the average of the fair market values of the leased personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property covered by the lease at the beginning and at the end of such taxable year (the “personal property ratio”). With respect to each of our leases, we believe that the personal property ratio generally is less than 15%. Where that is not, or may in the future not be, the case, we believe that any income attributable to personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the Internal Revenue Service would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus lose our REIT status.

      Fourth, we cannot furnish or render noncustomary services to the tenants of our properties, or manage or operate our properties, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Finally, we may own up to 100% of the stock of one or more taxable REIT subsidiaries, which may provide noncustomary services to our tenants without tainting our rents from the related properties. We have not performed, and do not intend to perform, any services other than customary ones for our tenants, other than services provided through independent contractors or taxable REIT subsidiaries.

      If a portion of the rent we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. If rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT status. By contrast, in the following circumstances, none of the rent from a lease of property would qualify as “rents from real property”: (1) the rent is considered based on the income or profits of the tenant; (2) the lessee is a related party tenant or fails to qualify for the exception to the related-party tenant rule for qualifying taxable REIT subsidiaries; or (3) we furnish noncustomary services to the tenants of the property, or manage or operate the property, other than through a qualifying independent contractor or a taxable REIT subsidiary. In any of these circumstances, we could lose our REIT status because we would be unable to satisfy either the 75% or 95% gross income test.

      Tenants may be required to pay, besides base rent, reimbursements for certain amounts we are obligated to pay to third parties (such as a lessee’s proportionate share of a property’s operational or capital expenses), penalties for nonpayment or late payment of rent or additions to rent. These and other similar payments should qualify as “rents from real property.” To the extent they do not, they should be treated as interest that qualifies for the 95% gross income test.

      Interest. The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely because it is based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based on the profit or net cash proceeds from the sale of the property securing the loan constitutes a “shared appreciation provision,” income attributable to such participation feature will be treated as gain from the sale of the secured property.

      Prohibited Transactions. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets are held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” We may, however, form or acquire a taxable REIT subsidiary to hold and dispose of those properties we conclude may not fall within the safe-harbor provisions.

      Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property acquired by a REIT as the result of the REIT’s having bid on the property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law after actual or imminent default on a lease of the property or on indebtedness secured by the property (any such proceeding or agreement referred to as a “Repossession Action”). Property acquired by a Repossession Action will not be considered “foreclosure property” if (a) the REIT held or acquired the property subject to a lease or securing indebtedness for sale to customers in the ordinary course of business or (b) the lease or loan was acquired or entered into with intent to take Repossession Action or in circumstances where the REIT had reason to know a default would occur. The determination of such intent or reason to know must be based on all relevant facts and circumstances. In no case will property be considered “foreclosure property” unless the REIT makes a proper election to treat the property as foreclosure property.

      A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property (or longer if an extension is granted by the Secretary of the Treasury). This period (as extended, if applicable) terminates, and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

      Hedging Transactions. From time to time, we have entered, and in the future may enter, into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Any periodic income or gain from the disposition of any financial instrument for these or similar transactions to hedge indebtedness we incur to acquire or carry “real estate assets” should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Since the financial markets continually introduce new and innovative instruments related to risk-sharing or trading, it is not entirely clear which such instruments will generate income which will be considered qualifying income for purposes of the gross income tests. We intend to structure any hedging or similar transactions so as not to jeopardize our status as a REIT.

      Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet these tests is due to reasonable cause and not to willful neglect;

•	we attach a schedule of the sources of our income to our tax return; and

•	any incorrect information on the schedule is not due to fraud with intent to evade tax.

      We cannot with certainty predict whether any failure to meet these tests will qualify for the relief provisions. As discussed above in “Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of (1) the amount by which we fail the 75% gross income test, or (2) the excess of 90% of our gross income over the amount of gross income attributable to sources that qualify under 95% gross income test, multiplied, in either case, by a fraction intended to reflect our profitability.

      Asset Tests. To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.

      First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgages on real property;

•	stock in other REITs; and

•	investments in stock or debt instruments during the one year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five year term.

      Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets.

      Third, of our investments included in the 75% asset class, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities.

      Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more taxable REIT subsidiaries.

      Fifth, no more than 25% of the value of our total assets may consist of the securities of taxable REIT subsidiaries and other taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

      For purposes of the second and third asset tests, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or taxable REIT subsidiary, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that certain “straight debt” securities are not treated as “securities” for purposes of the 10% value test (for example, qualifying debt securities of a partnership or REIT in which neither we nor any taxable REIT subsidiary of ours owns an equity interest or of a partnership if we own at least 20% profits interest in the partnership).

      We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

      If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

      Distribution Requirements. Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount not less than:

•	the sum of

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction or our net capital gain or loss, and

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income.

      We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year, pay the distribution on or before the first regular dividend payment date after such declaration and elect on our tax return the dollar amount of such dividend treated as paid in the prior year.

      We will pay federal income tax on taxable income, including net capital gain, we do not distribute to shareholders. In addition, we will incur a 4% nondeductible excise tax on the excess of a specified required distribution over amounts we actually distribute if we distribute an amount less than the required distribution during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year. The required distribution must not be less than the sum of:

•	85% of our REIT ordinary income for the year,

•	95% of our REIT capital gain income for the year, and

•	any undistributed taxable income from prior periods.

      We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “— Taxation of Taxable U.S. Shareholders.” If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

      It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the 4% nondeductible excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred shares.

      Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest based upon the amount of any deduction we take for deficiency dividends.

      Recordkeeping Requirements. We must maintain certain records in order to qualify as a REIT. In addition, to avoid paying a penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of the outstanding common shares. We intend to comply with these requirements.

      Failure to Qualify. If we failed to qualify as a REIT in any taxable year and no relief provision applied, we would have the following consequences. We would be subject to federal income tax and any applicable alternative minimum tax at rates applicable to regular C corporations on our taxable income, determined without reduction for amounts distributed to shareholders. We would not be required to make any distributions to shareholders, and any distributions to shareholders would be taxable as dividend income to the extent of our current and accumulated earnings and profits. In such event, to the extent of our current and accumulated earnings and profits, all distributions to most domestic noncorporate stockholders would be eligible to be treated as qualified dividend income, which currently is taxed at capital gains rates. Corporate shareholders could be eligible for a dividends-received deduction if certain conditions are satisfied. Unless we qualified for relief under specific statutory provisions, we would not be permitted to elect taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT.

      Taxable REIT Subsidiaries. As described above, we may own up to 100% of the stock of one or more taxable REIT subsidiaries. A taxable REIT subsidiary is a fully taxable corporation that is permitted to have income that would not be qualifying income if earned directly by us. A taxable REIT subsidiary may provide services to our tenants and engage in activities unrelated to our tenants, such as third-party management, development, and other independent business activities.

      We and any corporate subsidiary in which we own stock must make an election for the subsidiary to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary directly or indirectly owns securities of a corporation with more than 35% of the value or voting power of all outstanding securities of the corporation, the corporation will automatically also be treated as a taxable REIT subsidiary. Overall, no more than 20% of the value of our assets may consist of securities of one or more taxable REIT subsidiaries, and no more than 25% of the value of our assets may consist of the securities of taxable REIT subsidiaries and other taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

      Rent we receive from our taxable REIT subsidiaries will qualify as “rents from real property” as long as at least 90% of the leased space in the property is leased to persons other than taxable REIT subsidiaries and related party tenants, and the amount paid by the taxable REIT subsidiary to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. The taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to us to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a taxable REIT subsidiary and us or our tenants that are not conducted on an arm’s-length basis.

      Our operating partnership holds a portion of its interest in the Plaza 500, Van Buren Business Park, 6600 Business Parkway, and 13129 Airpark Road properties through entities with respect to which we have made taxable REIT subsidiary elections and that, therefore, are subject to federal and state income taxes on their net income at the standard corporate rates. In addition, certain of our management activities may be conducted in the future through taxable REIT subsidiaries which will be subject to federal and state income taxes on their net income at the standard corporate rates.

      State and Local Taxes. We and/or our shareholders may be subject to taxation by various states and localities, including those in which we or a shareholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, shareholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in the common shares.

Taxation of Taxable U.S. Shareholders

      As long as we qualify as a REIT, a taxable “U.S. shareholder” will be required to take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. shareholder will not qualify for the dividends-received deduction generally available to corporations. The term “U.S. shareholder” means a holder of the common shares that, for U.S. federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or of a political subdivision of the United States;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

      If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds our common shares, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common shares, you should consult your tax advisor regarding the consequences of the ownership and disposition of our common shares by the partnership.

      Distributions to a U.S. shareholder which we designate as capital gain dividends will generally be treated as long-term capital gain, without regard to the period for which the U.S. shareholder has held its common shares. We generally will designate our capital gain dividends as either 15% or 25% rate distributions. A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

      We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. shareholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. shareholder would increase the basis in its common shares by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

      A U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. shareholder’s common shares. Instead, the distribution will reduce the adjusted basis of the shares, and any amount in excess of both our current and accumulated earnings and profits and the adjusted basis will be treated as capital gain, long-term if the shares have been held for more than one year, provided the shares are a capital asset in the hands of the U.S. shareholder. In addition, any distribution we declare in October, November, or December of any year that is payable to a U.S. shareholder of record on a specified date in any of those months will be treated as paid by us and received by the U.S. shareholder on December 31 of the year, provided we actually pay the distribution during January of the following calendar year.

      Dividends paid to a U.S. shareholder generally will not qualify for the new 15% tax rate for “qualified dividend income.” The Jobs and Growth Tax Relief Reconciliation Act of 2003 reduced the maximum tax rate for qualified dividend income from 38.6% to 15% for tax years 2003 through 2008. Without future congressional action, the maximum tax rate on qualified dividend income will move to 35% in 2009 and 39.6% in 2011. Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to most noncorporate U.S. shareholders. Because a REIT is not generally subject to federal income tax on the portion of its REIT taxable income distributed to its shareholders, our dividends generally will not be eligible for the new 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will be taxed at the higher rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends, if any, that are (i) attributable to dividends received by us from non-REIT corporations, such as our taxable REIT subsidiaries, and (ii) attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a U.S. shareholder must hold our common shares for more than 60 days during the 120-day period beginning on the date that is 60 days before the date on which our common shares becomes ex-dividend.

      Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of common shares will not be treated as passive activity income; shareholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the shareholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of common shares generally will be treated as investment income for purposes of the investment interest limitations. We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

      Taxation of U.S. Shareholders on the Disposition of Common Shares. In general, a U.S. shareholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our common shares as long-term capital gain or loss if the U.S. shareholder has held the shares for more than one year, and otherwise as short-term capital gain or loss. However, a U.S. shareholder must treat any loss upon a sale or exchange of common shares held for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us which the U.S. shareholder treats as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of common shares may be disallowed if the U.S. shareholder purchases other common shares within 30 days before or after the disposition.

      Capital Gains and Losses. The tax-rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is currently 35.0%. The maximum tax rate on long-term capital gain applicable to most noncorporate U.S. shareholders through 2008 is 15% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property” (i.e., generally, depreciable real property) is 25% to the extent the gain would have been treated as ordinary income if the property were “section 1245 property” (i.e., generally, depreciable personal property). We generally may designate whether a distribution we designate as capital gain dividends (and any retained capital gain that we are deemed to distribute) is taxable to non-corporate shareholders at a 15% or 25% rate. The characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum of $3,000 annually. A non-corporate taxpayer may carry unused capital losses forward indefinitely. A corporate taxpayer must pay tax on its net capital gain at corporate ordinary-income rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses carried back three years and forward five years.

      Information Reporting Requirements and Backup Withholding. We will report to our shareholders and to the Internal Revenue Service the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any. A shareholder may be subject to backup withholding at a rate of up to 28% with respect to distributions unless the holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

      A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us. For a discussion of the backup withholding rules as applied to non-U.S. shareholders, see “Taxation of Non-U.S. Shareholders.”

Taxation of Tax-Exempt Shareholders

      Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, referred to as pension trusts, generally are exempt from federal income taxation. However, they are subject to taxation on their “unrelated business taxable income.” While many investments in real estate generate unrelated business taxable income, the Internal Revenue Service has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts we distribute to tax-exempt shareholders generally should not constitute unrelated business taxable income. However, if a tax-exempt shareholder were to finance its acquisition of common shares with debt, a portion of the income it received from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit-sharing trust that owns more than 10% of our shares of beneficial interest (by value) must treat a percentage of the dividends it receives from us as unrelated business taxable income. The percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. This rule applies to a pension trust holding more than 10% of our shares only if:

•	the percentage of our dividends which the tax-exempt trust must treat as unrelated business taxable income is at least 5%;

•	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our shares of beneficial interest be owned by five or fewer individuals, which modification allows the beneficiaries of the pension trust to be treated as holding shares in proportion to their actual interests in the pension trust; and

•	either of the following applies:

•	one pension trust owns more than 25% of the value of our shares of beneficial interest; or

•	one or more pension trusts each individually holding more than 10% of the value of our shares of beneficial interest collectively owns more than 50% of the value of our shares of beneficial interest.

Taxation of Non-U.S. Shareholders

      The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders are complex. This section is only a summary of such rules. We urge non-U.S. shareholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of common shares, including any reporting requirements.

      A non-U.S. shareholder that receives a distribution which (a) is not attributable to gain from our sale or exchange of “United States real property interests” (defined below) and (b) we do not designate a capital gain dividend (or retained capital gain) will recognize ordinary income to the extent of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, a non-U.S. shareholder generally will be subject to federal income tax at graduated rates on any distribution treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, in the same manner as U.S. shareholders are taxed on distributions. A corporate non-U.S. shareholder may, in addition, be subject to the 30% branch profits tax. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. shareholder unless:

•	a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

•	the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

      A non-U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of the shareholder’s common shares. Instead, the excess portion of the distribution will reduce the adjusted basis of the shares. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its shares, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of common shares, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. shareholder may obtain a refund of amounts we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

      We may be required to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. We will, therefore, withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

      For any year in which we qualify as a REIT, a non-U.S. shareholder will incur tax on distributions attributable to gain from our sale or exchange of “United States real property interests” under the “FIRPTA” provisions of the Internal Revenue Code. The term “United States real property interests” includes interests in real property and shares in corporations at least 50% of whose assets consist of interests in real property. Under the FIRPTA rules, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of United States real property interests as if the gain were effectively connected with the conduct of a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. shareholder may receive a credit against our tax liability for the amount we withhold.

      A non-U.S. shareholder generally will not incur tax under FIRPTA with respect to gain on a sale of common shares as long as, at all times, non-U.S. persons hold, directly or indirectly, less than 50% in value of the outstanding common shares. We cannot assure you that this test will be met. In addition, a non-U.S. shareholder that owned, actually or constructively, 5% or less of the outstanding common shares at all times during a specified testing period will not incur tax under FIRPTA on gain from a sale of common shares if the shares are “regularly traded” on an established securities market. Because our common shares are regularly traded on an established securities market, we expect that a non-U.S. shareholder generally will not incur tax under FIRPTA on gain from a sale of common shares unless it owns or has owned more than 5% of the common shares at any time during the five year period to such sale. Any gain subject to tax under FIRPTA will be treated in the same manner as it would be in the hands of U.S. shareholders subject to alternative minimum tax, but under a special alternative minimum tax in the case of nonresident alien individuals.

      A non-U.S. shareholder generally will incur tax on gain not subject to FIRPTA if:

•	the gain is effectively connected with the conduct of the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to the gain; or

•	the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. shareholder will incur a 30% tax on capital gains.

Other Tax Consequences

      Tax Aspects of Our Investments in the Operating Partnership. The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investment in our operating partnership and any subsidiary partnerships or limited liability companies we form or acquire that are treated as partnerships for federal income tax purposes, each individually referred to as a “Partnership” and, collectively, as “Partnerships.” The following discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

      Classification as Partnerships. We are entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member), rather than as a corporation or an association taxable as a corporation. An organization with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under the Treasury regulations relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly traded” partnership.

      Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity does not make an election, it generally will be treated as a partnership for federal income tax purposes. We intend that each Partnership will be classified as a partnership for federal income tax purposes (or else a disregarded entity where there are not at least two separate beneficial owners).

      A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or a substantial equivalent). A publicly traded partnership is generally treated as a corporation for federal income tax purposes, but will not be so treated if during each taxable year beginning after December 31, 1987 at least 90% of the partnership’s gross income consisted of specified passive income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”).

      Treasury regulations, referred to as PTP regulations, provide limited safe harbors from treatment as a publicly traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. For the determination of the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in the partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership should qualify for the private placement exclusion.

      We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that the Partnerships will be classified as partnerships for federal income tax purposes. If for any reason a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we likely would not be able to qualify as a REIT. See “— Requirements for Qualification — Gross Income Tests” and “— Requirements for Qualification — Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “— Requirements for Qualification — Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and Their Partners

      Partners, Not the Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. We will therefore take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for each taxable year of the Partnership ending with or within our taxable year, even if we receive no distribution from the Partnership for that year or a distribution less than our share of taxable income. Similarly, even if we receive a distribution, it may not be taxable if the distribution does not exceed our adjusted tax basis in our interest in the Partnership.

      Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

      Tax Allocations With Respect to Contributed Properties. Income, gain, loss, and deduction attributable to (a) appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership or (b) property revalued on the books of a partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss, referred to as “built-in gain” or “built-in loss,” is generally equal to the difference between the fair market value of the contributed or revalued property at the time of contribution or revaluation and the adjusted tax basis of such property at that time, referred to as a book-tax difference. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Unless we as general partner select a different method, our operating partnership will use the traditional method for allocating items with respect to which there is a book-tax difference.

      Basis in Partnership Interest. Our adjusted tax basis in any partnership interest we own generally will be:

•	the amount of cash and the basis of any other property we contribute to the partnership;

•	increased by our allocable share of the partnership’s income (including tax-exempt income) and our allocable share of indebtedness of the partnership; and

•	reduced, but not below zero, by our allocable share of the partnership’s loss, the amount of cash and the basis of property distributed to us, and constructive distributions resulting from a reduction in our share of indebtedness of the partnership.

      Loss allocated to us in excess of our basis in a partnership interest will not be taken into account until we again have basis sufficient to absorb the loss. A reduction of our share of partnership indebtedness will be treated as a constructive cash distribution to us, and will reduce our adjusted tax basis. Distributions, including constructive distributions, in excess of the basis of our partnership interest will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

      Depreciation Deductions Available to Partnerships. The initial tax basis of property is the amount of cash and the basis of property given as consideration for the property. A partnership in which we are a partner generally will depreciate property for federal income tax purposes under the modified accelerated cost recovery system of depreciation, referred to as MACRS. Under MACRS, the partnership generally will depreciate furnishings and equipment over a seven year recovery period using a 200% declining balance method and a half-year convention. If, however, the partnership places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. Tax legislation enacted last year provides a first-year “bonus” depreciation deduction equal to 50% of the adjusted basis of qualified property placed in service after May 5, 2003, which includes qualified leasehold improvement property with a recovery period of less than 20 years, such as furnishings and equipment. “Qualified leasehold improvement property” generally includes improvements made to the interior of nonresidential real property that are placed in service more than three years after the date the building was placed in service. Under MACRS, the partnership generally will depreciate buildings and improvements over a 39 year recovery period using a straight line method and a mid-month convention. The operating partnership’s initial basis in properties acquired in exchange for units of the operating partnership should be the same as the transferor’s basis in such properties on the date of acquisition by the partnership. Although the law is not entirely clear, the partnership generally will depreciate such property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. The partnership’s tax depreciation deductions will be allocated among the partners in accordance with their respective interests in the partnership, except to the extent that the partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed or revalued properties that results in our receiving a disproportionate share of such deductions.

      Sale of a Partnership’s Property. Generally, any gain realized by a Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of the gain treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed or revalued properties will be allocated first to the partners who contributed the properties or who were partners at the time of revaluation, to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners’ built-in gain or loss on contributed or revalued properties is the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution or revaluation. Any remaining gain or loss recognized by the Partnership on the disposition of contributed or revalued properties, and any gain or loss recognized by the Partnership on the disposition of other properties, will be allocated among the partners in accordance with their percentage interests in the Partnership.

      Our share of any Partnership gain from the sale of inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction subject to a 100% tax. Income from a prohibited transaction may have an adverse effect on our ability to satisfy the gross income tests for REIT status. See “— Requirements for Qualification — Gross Income Tests.” We do not presently intend to acquire or hold, or to allow any Partnership to acquire or hold, any property that is likely to be treated as inventory or property held primarily for sale to customers in the ordinary course of our, or the Partnership’s, trade or business.

UNDERWRITING

      Subject to the terms and conditions set forth in an underwriting agreement with KeyBanc Capital Markets, a division of McDonald Investments Inc., as representative for the underwriters named in the agreement, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the number of common shares set forth opposite its name in the table below.

Underwriter	Number of Shares

KeyBanc Capital Markets, a division of McDonald Investments Inc

Total	4,000,000

      Under the terms of the underwriting agreement, the underwriters are committed to purchase all of these common shares if any shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

      The underwriting agreement provides that the underwriters’ obligations to purchase the common shares depend on the satisfaction of the conditions contained in the underwriting agreement. The conditions contained in the underwriting agreement include the requirement that the representations and warranties made by us to the underwriters are true, that there is no material change in the financial markets and that we deliver to the underwriters customary closing documents.

      The underwriters propose to offer our common shares directly to the public at $18.65 per share and to certain dealers at such price less a concession not in excess of $           per share. The underwriters may allow, and such dealers may reallow, a concession not in excess of $           per share to other dealers. If all of the shares are not sold at the public offering price, the representative of the underwriters may change the public offering price and the other selling terms.

      The following table shows the per share and total underwriting discount that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 600,000 additional common shares.

		Total Number	Total With
	Per Share	Without Option Exercised	Option Exercised

Public offering price	$	$	$
Underwriting discount
Proceeds to us (before expenses)

      We estimate that the total expenses related to this offering payable by us, excluding underwriting discounts, will be approximately $750,000.

      We have granted the underwriters an option to purchase up to 600,000 additional common shares at the public offering price less the underwriting discount. The underwriters may exercise the option for 30 days from the date of this prospectus solely to cover any over-allotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional common shares proportionate to that underwriter’s initial amount reflected in the above table.

      Our common shares are listed on the New York Stock Exchange under the symbol “FPO.”

      We, our officers and our trustees have agreed with the underwriters, for a period of 90 days after the date of this prospectus, subject to certain exceptions, not to offer, sell, hedge or otherwise dispose of any common shares or any securities convertible into or exchangeable for common shares, without the prior written consent of KeyBanc Capital Markets. However, KeyBanc Capital Markets may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements.

      Until the distribution of common shares is completed, Securities and Exchange Commission rules may limit the underwriters and selling group members from bidding for and purchasing our common shares. However, the underwriters may engage in transactions that stabilize the price of the common shares, such as bids or purchases of shares in the open market while the offering is in progress to peg, fix, or maintain that price. These transactions also may include short sales and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from us in the offering. The underwriters may reduce that short position by purchasing shares in the open market and by exercising all or part of the over-allotment option described above. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the over-allotment option granted to them. “Naked” short sales are any sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in the offering.

      The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

      Neither we nor the underwriters make any representation or prediction as to the effect the transactions described above may have on the price of our common shares. Any of these activities may have the effect of preventing or retarding a decline in the market price of our common shares. They may also cause the price of our common shares to be higher than the price that would otherwise exist on the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them without notice at any time.

      KeyBank National Association, an affiliate of KeyBanc Capital Markets, has committed, subject to customary conditions, to provide us up to $35.0 million under a bridge loan to fund a portion of the purchase price of the Suburban Maryland Portfolio if we acquire the Suburban Maryland Portfolio prior to the completion of this offering. In addition, KeyBank is one of the lenders under our existing $50.0 million secured revolving line of credit. A portion of the proceeds we receive in this offering will be used to repay any amounts outstanding under the bridge loan and any debt that we owe under our revolving line of credit. KeyBank has received and will continue to receive customary compensation in connection with these lending arrangements. Some of the underwriters and their affiliates also have engaged in, and may in the future engage in, investment banking and other transactions with us and perform services for us in the ordinary course of their business. They have received customary fees and commissions for these transactions.

LEGAL MATTERS

      Certain legal matters will be passed upon for us by Hunton & Williams LLP and for the underwriters by Calfee, Halter & Griswold LLP.

EXPERTS

      The consolidated financial statements and schedule of real estate and accumulated depreciation of First Potomac Realty Trust (and its predecessor, First Potomac Predecessor) as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003 and the statements of revenues and certain expenses for the year ended December 31, 2001 of Greenbrier Technology Center II, Norfolk Business Center, Rumsey Center and Snowden Center and the statements of revenues and certain expenses for the year ended December 31, 2002 of Interstate Plaza, Virginia Center and Alexandria Corporate Park and the statements of revenues and certain expenses for the year ended December 31, 2003 of Herndon Corporate Center, Aquia Commerce Center I & II and the Suburban Maryland Portfolio have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

      Delta Associates prepared a report for us relating to the industrial and flex property market in the southern Mid-Atlantic region. Information in this prospectus relating to this market is derived from, and is subject to the qualifications and assumptions in, the Delta Associates’ report and is included in reliance on Delta Associates’ authority as experts on such matters.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the common shares to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the common shares to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of an contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement each statement is qualified in all respects by reference to the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you on the SEC’s web site at www.sec.gov.

      We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and will file periodic reports, proxy statements and will make available to our shareholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

INDEX TO FINANCIAL STATEMENTS

Page

First Potomac Realty Trust and Subsidiaries:
Unaudited Pro Forma Consolidated Information:
Pro Forma Consolidated Balance Sheet as of March 31, 2004	F-3
Notes to Pro Forma Consolidated Balance Sheet	F-4
Pro Forma Consolidated Statement of Operations for the Three Months Ended March 31, 2004	F-5
Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2003	F-6
Notes to Pro Forma Consolidated Statements of Operations	F-7
First Potomac Realty Trust and Subsidiaries:
Report of Independent Registered Public Accounting Firm	F-9
Consolidated and Combined Balance Sheets as of March 31, 2004 (unaudited) and December 31, 2003 and 2002	F-10
Consolidated and Combined Statements of Operations for the Three Months Ended March 31, 2004 and 2003 (unaudited) and for the Years Ended December 31, 2003, 2002 and 2001	F-11
Consolidated and Combined Statements of Shareholders’ Equity and Partners’ Capital for the Three Months Ended March 31, 2004 (unaudited) and the Years Ended December 31, 2003, 2002 and 2001	F-12
Consolidated and Combined Statements of Cash Flows for the Three Months Ended March 31, 2004 and 2003 (unaudited) and for Years Ended December 31, 2003, 2002 and 2001	F-13
Notes to Consolidated and Combined Financial Statements	F-14
Schedule of Real Estate and Accumulated Depreciation	F-29
Herndon Corporate Center:
Report of Independent Registered Public Accounting Firm	F-31
Statements of Revenues and Certain Expenses for the Three Months Ended March 31, 2004 (unaudited) and Year Ended December 31, 2003	F-32
Notes to Statements of Revenues and Certain Expenses	F-33
Aquia Commerce Center I & II:
Report of Independent Registered Public Accounting Firm	F-34
Statements of Revenues and Certain Expenses for the Three Months Ended March 31, 2004 (unaudited) and Year Ended December 31, 2003	F-35
Notes to Statements of Revenues and Certain Expenses	F-36
Suburban Maryland Portfolio:
Report of Independent Registered Public Accounting Firm	F-37
Statements of Revenues and Certain Expenses for the Three Months Ended March 31, 2004 (unaudited) and Year Ended December 31, 2003	F-38
Notes to Statements of Revenues and Certain Expenses	F-39
Greenbrier Technology Center II:
Report of Independent Registered Public Accounting Firm	F-41
Statements of Revenues and Certain Expenses for the Nine Months Ended September 30, 2002 (unaudited) and Year Ended December 31, 2001	F-42
Notes to Statements of Revenues and Certain Expenses	F-43

FIRST POTOMAC REALTY TRUST

PRO FORMA CONSOLIDATED BALANCE SHEET

As of March 31, 2004
(Unaudited)

		Herndon Corp.				Suburban Maryland
	Historical	Center			Aquia	Portfolio		Pro Forma
	First Potomac	Acquisition		Offering	Acquisition	Acquisition	Other	First Potomac
	Realty Trust	(A)	Subtotal	(B)	(C)	(D)	(E)	Realty Trust

Assets
Rental Property, net	$206,939,622	$18,634,774	$225,574,396	$—	$10,313,534	$121,094,953	$—	$356,982,883
Cash and cash equivalents	8,748,900	(6,884,000)	1,864,900	70,124,000	(10,150,000)	(46,000,000)	(4,500,000)	11,338,900
Escrows and reserves	2,568,143	—	2,568,143	—	—	—	—	2,568,143
Accounts and other receivables, net of allowance for doubtful accounts	681,682	—	681,682	—	—	—	—	681,682
Accrued straight-line rents, net	1,878,111	—	1,878,111	—	—	—	—	1,878,111
Deferred costs, net	3,102,956	—	3,102,956	—	—	—	—	3,102,956
Prepaid expenses and other assets	2,685,432	—	2,685,432	—	—	—	—	2,685,432
Intangibles assets, net	9,305,659	1,735,733	11,041,392	—	1,073,962	7,391,463	—	19,506,817

Total assets	$235,910,505	$13,486,507	$249,397,012	$70,124,000	$1,237,496	$82,486,416	$(4,500,000)	$398,744,924

Liabilities, Minority Interest and Shareholders’ Equity
Mortgage loans and notes payable	$120,543,017	$8,954,358	$129,497,375	$—	$1,050,000	$80,441,164	$—	$210,988,539
Line of credit	—	4,500,000	4,500,000	—	—	—	(4,500,000)	—
Accounts payable and accrued expenses	1,318,710	—	1,318,710	—	—	—	—	1,318,710
Accrued interest	432,073	—	432,073	—	—	—	—	432,073
Rents received in advance	1,041,462	—	1,041,462	—	—	—	—	1,041,462
Tenant security deposits	1,072,657	—	1,072,657	—	—	—	—	1,072,657
Deferred market rent	704,457	32,149	736,606	—	187,496	2,045,252	—	2,969,354

Total liabilities	125,112,376	13,486,507	138,598,883	—	1,237,496	82,486,416	(4,500,000)	217,822,795
Minority interest	19,699,747	—	19,699,747	—	—	—	—	19,699,747
Shareholders’ equity	91,098,382	—	91,098,382	70,124,000	—	—	—	161,222,382

Total liabilities and shareholders’ equity	$235,910,505	$13,486,507	$249,397,012	$70,124,000	$1,237,496	$82,486,416	$(4,500,000)	$398,744,924

NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET

Presentation

      The accompanying unaudited Pro Forma Consolidated Balance Sheet of the Company as of March 31, 2004 reflects adjustments for completed acquisitions and to reflect the Company’s proposed public offering of common shares and related transactions:

      The Pro Forma Consolidated Balance Sheet assumes all of the following occurred on March 31, 2004:

•	Public offering of 4,000,000 common shares at $18.65 per share, with net proceeds of $70.1 million;

•	The acquisition of Herndon Corporate Center for $20.7 million, which occurred on April 27, 2004;

•	The acquisitions of the Suburban Maryland Portfolio and Aquia Commerce Center I & II that are currently under contract to purchase for an aggregate of approximately $134 million; and

•	Repayment of $4.5 million of debt outstanding on the Company’s revolving line of credit using proceeds from the offering. This debt was incurred to partially fund the acquisition of Herndon Corporate Center.

      In the opinion of the Company’s management, all material adjustments necessary to reflect the effects of the preceding transactions have been made. The unaudited Pro Forma Consolidated Balance Sheet is presented for illustrative purposes only and is not necessarily indicative of what the actual financial position would have been had the common share offering and other transactions described above occurred on March 31, 2004, nor does it purport to represent the future financial position of the Company.

Notes and Management Assumptions

      (A) Reflects the Company’s acquisition of Herndon Corporate Center. The Company acquired this property at a purchase price of $20.7 million on April 27, 2004. This acquisition was funded through assumption of a $9.1 million mortgage, fair valued at $9.0 million, a $4.5 million borrowing on the Company’s revolving line of credit facility and available cash. The purchase price of this property has been allocated among the building (on an as-if vacant basis), land, tenant improvements, customer and tenant relationships, the origination value of leases and the fair value of at, above or below market leases in accordance with SFAS No. 141, “Business Combinations”.

      (B) Represents proceeds from public offering of 4,000,000 common shares at $18.65 per share, net of estimated transaction costs of approximately $4.5 million.

      (C) Reflects the Company’s probable acquisition of Aquia Commerce Center I & II, currently under contract to purchase for $11.2 million. The acquisition of this property will be funded through assumption of a $1.0 million mortgage, which approximates its fair value, with the balance to be paid in cash. The purchase price of this property has been allocated among the building (on an as-if vacant basis), land, tenant improvements, customer and tenant relationships, the origination value of leases and the fair value of at, above or below market leases in accordance with SFAS No. 141, “Business Combinations”. If our acquisition of Aquia Commerce Center I & II is completed before we complete this offering, we will use amounts available under our revolving line of credit to finance the cash portion of the purchase price. We will use the proceeds from this offering to repay these borrowings.

      (D) Reflects the Company’s probable acquisition of the Suburban Maryland Portfolio, currently under contract to purchase for $123 million. The acquisition of this property will be funded through assumption of a $78 million mortgage, fair valued at $80 million, with the balance to be paid in cash. The purchase price of this property has been allocated among the buildings (on an as-if vacant basis), land, tenant improvements, customer and tenant relationships, the origination value of leases and the fair value of at, above or below market leases in accordance with SFAS No. 141, “Business Combinations”.

      (E) Reflects the repayment of $4.5 million outstanding under the Company’s revolving line of credit drawn to fund the acquisition of Herndon Corporate Center.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For Three Months Ended
March 31, 2004
(Unaudited)

				Suburban
				Maryland
		Herndon Corp		Portfolio and
	Historical	Center		Aquia		Pro Forma
	First Potomac	Acquisition		Acquisitions	Other	First Potomac
	Realty Trust	(A)	Subtotal	(B)	(C)	Realty Trust

Revenues
Rental	$6,651,804	$504,735	$7,156,539	$3,323,715	$—	$10,480,254
Tenant Reimbursement	1,060,695	50,071	1,110,766	687,357	—	1,798,123

Total revenue	7,712,499	554,806	8,267,305	4,011,072	—	12,278,377
Operating Expenses
Property operating	1,631,794	164,674	1,796,468	790,856	6,078	2,593,402
Taxes and insurance	709,137	36,461	745,598	364,303	—	1,109,901
General and administrative	720,098	—	720,098	—	—	720,098
Depreciation and amortization	2,604,911	204,777	2,809,688	1,478,738	—	4,288,426

Total operating expenses	5,665,940	405,912	6,071,852	2,633,897	6,078	8,711,827

Operating income	2,046,559	148,894	2,195,453	1,377,175	(6,078)	3,566,550
Other expenses (income)
Interest expense	2,067,606	135,725	2,203,331	1,233,252	—	3,436,583
Interest and other income	(35,062)	—	(35,062)	—	—	(35,062)
Loss on early retirement of debt	212,250	—	212,250	—	—	212,250

Total other expenses	2,244,794	135,725	2,380,519	1,233,252	—	3,613,771
Minority interest	(27,629)	1,310	(26,319)	14,320	7,300	(4,699)

Net income (loss)	$(170,606)	$11,859	$(158,747)	$129,603	$(13,378)	$(42,522)

Loss per share — Basic and diluted	$(0.02)					$(0.00)
Weighted average common shares outstanding — basic and diluted	8,634,000					12,634,000

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For Year Ended
December 31, 2003
(Unaudited)

					Suburban
					Maryland
		Fourth	Herndon Corp		Portfolio and
	Historical	Quarter 2003	Center		Aquia		Pro Forma
	First Potomac	Acquisitions	Acquisition		Acquisitions	Other	First Potomac
	Realty Trust	(D)	(A)	Subtotal	(B)	(C)	Realty Trust

Revenues
Rental	$15,341,194	$10,390,591	$1,704,467	$27,436,252	$13,155,351	$—	$40,591,603
Tenant Reimbursement	3,021,575	1,445,816	203,563	4,670,954	3,407,515	—	8,078,469

Total revenue	18,362,769	11,836,407	1,908,030	32,107,206	16,562,866	—	48,670,072
Operating Expenses
Property operating	3,338,647	2,636,577	440,082	6,415,306	2,827,921	(50,604)	9,192,623
Taxes and insurance	1,573,812	979,714	167,957	2,721,483	1,446,715	—	4,168,198
General and administrative	4,306,466	—	—	4,306,466	—	(1,150,000)	3,156,466
Depreciation and amortization	5,128,079	5,295,127	819,106	11,242,312	5,914,950	—	17,157,262

Total operating expenses	14,347,004	8,911,418	1,427,145	24,685,567	10,189,586	(1,200,604)	33,674,549

Operating income	4,015,765	2,924,989	480,885	7,421,639	6,373,280	1,200,604	14,995,523
Other expenses (income)
Interest expense	11,074,922	1,189,486	542,899	12,807,307	4,933,002	(4,027,194)	13,713,115
Interest and other income	(221,626)	72,671	—	(148,955)	—	—	(148,955)
Equity in earnings	46,953	—	—	46,953	—	(46,953)	—
Loss on early retirement of debt	4,566,782	—	—	4,566,782	—	—	4,566,782

Total other expenses	15,467,031	1,262,157	542,899	17,272,087	4,933,002	(4,074,147)	18,130,942
Minority interests	(1,308,038)	165,452	(6,170)	(1,148,756)	143,308	693,475	(311,973)

Net income (loss)	$(10,143,228)	$1,497,380	$(55,844)	$(8,701,692)	$1,296,970	$4,581,276	$(2,823,446)

Loss per share-
Basic and diluted	$(0.73)						$(0.22)
Weighted average common shares outstanding — basic and diluted	8,177,478						12,634,000

NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

Presentation

      The accompanying unaudited Pro Forma Consolidated Statements of Operations of the Company for the three months ended March 31, 2004 and the year ended December 31, 2003 are based on the Consolidated and Combined Historical Statements of Operations of the Company and the First Potomac Predecessor adjusted for completed acquisitions, the application of the net proceeds from our initial public offering and related transactions and to reflect the Company’s proposed public offering of common shares and related transactions:

      The Pro Forma Consolidated Statements of Operations for the three months ended March 31, 2004 and the year ended December 31, 2003 assumes that all of the following occurred on January 1, 2003:

•	Initial public offering of 8,625,000 common shares at $15.00 per share, with net proceeds of $118 million;

•	Repayment of approximately $34.6 million of debt using proceeds from the initial public offering of common shares;

•	Acquisition of FPM Management, LLC and the related termination charge of $1.4 million to extinguish the acquired management contracts;

•	Public offering of 4,000,000 common shares at $18.65 per share, with net proceeds of $70.1 million;

•	The fourth quarter 2003 acquisitions of Rumsey Center, Snowden Center,Greenbrier Technology Center II, Norfolk Business Center, Virginia Center, Interstate Plaza, Alexandria Corporate Park and 6251 Ammendale Road;

•	The acquisition of Herndon Corporate Center for $20.7 million;

•	The acquisitions of the Suburban Maryland Portfolio and Aquia Commerce Center I & II that are currently under contract to purchase for an aggregate of approximately $134 million; and

•	Repayment of $4.5 million of debt outstanding on the Company’s revolving line of credit borrowed to partially fund the acquisition of Herndon Corporate Center.

      In the opinion of the Company’s management, all material adjustments necessary to reflect the effects of the preceding transactions have been made. The unaudited Pro Forma Consolidated and Combined Statement of Operations are presented for illustrative purposes only and are not necessarily indicative of what the actual financial position would have been had the common share offering and other transactions described above occurred on January 1, 2003, nor does it purport to represent the future financial position of the Company.

Notes and Management Assumptions

      (A) Reflects the operating results of Herndon Corporate Center, including depreciation and amortization expense and a reduction to rental revenue related to allocation of the purchase price of the building to tenant improvements, customer and tenant relationships, the origination value of leases and the fair value of at, above or below market leases in accordance with SFAS No. 141. Interest expense results from assumed debt with a fair value of $9.0 million and an effective interest rate of 5.7 percent. The adjustment to minority interest reflects the minority unitholders, or limited partners, allocable share of the property’s operating results.

      (B) Reflects the operating results of the Suburban Maryland Portfolio and Aquia Commerce Center I & II, including depreciation and amortization expense and a reduction to rental revenue related to allocation of the purchase price of the property to tenant improvements, customer and tenant relationships, the origination value of leases and the fair value of at, above or below market leases in accordance with SFAS No. 141. Interest expense results from assumed debt with fair values of $80 million and $1 million and effective interest rates of 6.0 and 6.5 percent, respectively. The adjustment to minority interest reflects the minority unitholders, or limited partners, allocable share of the properties operating results.

      (C) Represents the elimination of property management fees of acquired properties paid to third parties ($0.2 million and $0.7 million for the three months ended March 31, 2004 and the year ended December 31, 2003, respectively), offset by estimated additional compensation and other costs directly associated with managing the anticipated increase in the Company’s portfolio.

      Reflects additional public company general and administrative costs for compensation, reporting, legal and accounting expenses for the year ended December 31, 2003, offset by the elimination of the $1.4 million termination charge related to the extinguishment of management contracts upon the acquisition of FPM Management, LLC.

      Reflects the reduction in interest expense from the repayment of approximately $34.6 million of debt with an interest rate of 15 percent.

      Reflects the elimination of previously recorded equity method losses from properties the Company acquired in the fourth quarter of 2003.

      (D) Reflects the operating results of acquisitions completed in the fourth quarter of 2003 including Rumsey Center, Snowden Center, Greenbrier Technology II, Norfolk Business Center, Virginia Center, Interstate Plaza, Alexandria Corporate Park and 6251 Ammendale Road. The adjustment to minority interest reflects the minority unitholders’, or limited partners’, allocable share of the property’s operating results.

Report of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

First Potomac Realty Trust:

      We have audited the accompanying consolidated and combined balance sheets of First Potomac Realty Trust (and its predecessor, First Potomac Predecessor) and subsidiaries as of December 31, 2003 and 2002, and the related consolidated and combined statements of operations, shareholders equity and partners’ capital and cash flows for each of the years in the three-year period ended December 31, 2003. In connection with our audits of the consolidated and combined financial statements, we have also audited the financial statement schedule of real estate and accumulated depreciation. These consolidated and combined financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated and combined financial statements and financial statement schedule based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated and combined financial statements referred to above present fairly, in all material respects, the financial position of First Potomac Realty Trust (and its predecessor, First Potomac Predecessor) and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated and combined financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

McLean, Virginia

February 13, 2004 except as to Note 12,
     which is as of April 27, 2004

FIRST POTOMAC REALTY TRUST

CONSOLIDATED AND COMBINED BALANCE SHEETS

			First Potomac
	First Potomac Realty Trust		Predecessor

	March 31, 2004	December 31, 2003	December 31, 2002

	(unaudited)
Assets
Rental property, net	$206,939,622	$208,334,677	$104,635,593
Cash and cash equivalents	8,748,900	16,307,508	1,222,400
Escrows and reserves	2,568,143	3,422,473	3,313,248
Accounts and other receivables, net of allowance for doubtful accounts	681,682	575,362	303,395
Accrued straight-line rents, net	1,878,111	1,805,679	1,475,520
Deferred costs, net	3,102,956	3,205,534	3,394,940
Prepaid expenses and other assets	2,685,432	773,040	139,654
Intangible assets, net	9,305,659	9,723,735	1,435,678
Investment in real estate entities	—	—	10,671,994

Total assets	$235,910,505	$244,148,008	$126,592,422

Liabilities, Shareholders’ Equity and Partners’ Capital
Accounts payable and accrued expenses	$1,318,710	$1,525,992	$390,639
Accrued interest	432,073	151,861	2,382,065
Rents received in advance	1,041,462	801,640	238,434
Tenant security deposits	1,072,657	1,025,645	552,123
Mortgage loans and other debt	120,543,017	127,840,126	123,937,710
Deferred market rent	704,457	803,428	—

Total liabilities	125,112,376	132,148,692	127,500,971
Minority interest	19,699,747	19,866,928	416,014
Shareholders’ equity (deficit):
Common stock, $0.001 par value, 100,000,000 shares authorized: 8,634,000 and 2,000 shares issued and outstanding, respectively	8,634	8,634	20
Additional paid-in capital	117,525,629	117,525,629	1,980
Deficit	(26,435,881)	(25,401,875)	(3,925,549)

Total shareholders’ equity (deficit)	91,098,382	92,132,388	(3,923,549)
Partners’ capital	—	—	2,598,986

Total liabilities, shareholders’ equity and partners’ capital	$235,910,505	$244,148,008	$126,592,422

See accompanying notes to consolidated and combined financial statements.

FIRST POTOMAC REALTY TRUST

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,		Years ended December 31,

	2004	2003	2003	2002	2001

	(unaudited)
Revenues
Rental income	$6,651,804	$3,688,283	$15,341,194	$9,844,553	$8,184,640
Tenant reimbursements and other	1,060,695	625,657	3,021,575	1,668,721	1,483,401

Total revenues	7,712,499	4,313,940	18,362,769	11,513,274	9,668,041

Operating expenses
Property operating	1,631,794	648,261	3,338,647	1,541,627	1,324,715
Real estate taxes & insurance	709,137	399,883	1,573,812	1,098,457	937,732
General & administrative	720,098	542,742	4,306,466	2,314,421	2,352,057
Depreciation & amortization	2,604,911	1,064,243	5,128,079	2,639,058	1,496,712

Total operating expenses	5,665,940	2,655,129	14,347,004	7,593,563	6,111,216
Operating income	2,046,559	1,658,811	4,015,765	3,919,711	3,556,825

Other expenses (income)
Interest expense	2,067,606	2,749,027	11,074,922	8,431,981	6,515,208
Interest & other income	(35,062)	(99,617)	(221,626)	(624,951)	(325,079)
Equity in (earnings) losses of investees	—	54	46,953	114,786	(86,047)
Loss on write-off of assets	—	—	—	306,786	—
Loss on early retirement of debt	212,250	—	4,566,782	116,408	—

Total other expenses	2,244,794	2,649,464	15,467,031	8,345,010	6,104,082
Minority interests	(27,629)	(82,758)	(1,308,038)	1,700,232	—

Net loss	$(170,606)	$(907,895)	$(10,143,228)	$(6,125,531)	$(2,547,257)

Net loss per share(1)
Basic and diluted	$(0.02)		$(0.73)
Weighted average shares outstanding — basic and diluted	8,634,000		8,177,478

(1)	Net loss per share for 2003 is calculated on the $(5,938,371) loss incurred subsequent to the initial public offering that closed on October 28, 2003 through December 31, 2003.

See accompanying notes to consolidated and combined financial statements.

FIRST POTOMAC REALTY TRUST

CONSOLIDATED AND COMBINED STATEMENTS OF SHAREHOLDERS’ EQUITY AND

PARTNERS’ CAPITAL
Three Months Ended March 31, 2004 (Unaudited) and Years Ended December 31, 2003, 2002 and 2001

							Total
					Partners’ Capital		Shareholders’
				Total			Equity and
	Par	Additional		Shareholders’	General	Limited	Partners’
	Value	Paid-in Capital	Deficit	Equity	Partners	Partners	Capital

Balances at January 1, 2001	$20	$1,980	$(2,772,280)	$(2,770,280)	$110,266	$11,766,132	$9,106,118
Dividends paid to shareholders	—	—	(197,097)	(197,097)	—	—	(197,097)
Contributions from partners	—	—	—	—	—	—	—
Distributions to partners	—	—	—	—	—	—	—
Net loss	—	—	156,053	156,053	(27,063)	(2,676,247)	(2,547,257)

Balances at December 31, 2001	20	1,980	(2,813,324)	(2,811,324)	83,203	9,089,885	6,361,764
Dividends paid to shareholders	—	—	(626,596)	(626,596)	—	—	(626,596)
Redemption of partnership units	—	—	—	—	—	(1,034,168)	(1,034,168)
Issuance of partnership units	—	—	—	—	—	(192,552)	(192,552)
Contributions from partners	—	—	—	—	—	294,520	294,520
Distributions to partners	—	—	—	—	(2,000)	—	(2,000)
Net loss	—	—	(485,629)	(485,629)	(56,370)	(5,583,532)	(6,125,531)

Balances at December 31, 2002	20	1,980	(3,925,549)	(3,923,549)	24,833	2,574,153	(1,324,563)
Sale of common stock	—	252,112	—	252,112	—	—	252,112
Dividends paid to shareholders	—	—	(1,419,232)	(1,419,232)	—	—	(1,419,232)
Issuance of partnership units	—	—	—	—	—	2,693,151	2,693,151
Distributions to partners	—	—	—	—	—	(289,070)	(289,070)
Net loss	—	—	(576,114)	(576,114)	(36,288)	(3,592,456)	(4,204,858)

Balances at October 28, 2003	20	254,092	(5,920,895)	(5,666,783)	(11,455)	1,385,778	(4,292,460)
Conversion of historical capital to minority interest upon the public offering of common stock	(20)	(254,092)	(13,542,609)	(13,796,721)	11,455	(1,385,778)	(15,171,044)
Issuance of common stock	8,634	117,525,629	—	117,534,263	—	—	117,534,263
Net loss	—	—	(5,938,371)	(5,938,371)	—	—	(5,938,371)

Balances at December 31, 2003	8,634	117,525,629	(25,401,875)	92,132,388	—	—	92,132,388
Dividends paid to shareholders (unaudited)	—	—	(863,400)	(863,400)	—	—	(863,400)
Net loss (unaudited)	—	—	(170,606)	(170,606)	—	—	(170,606)

Balance at March 31, 2004 (unaudited)	$8,634	$117,525,629	$(26,435,881)	$91,098,382	$—	$—	$91,098,382

See accompanying notes to the consolidated and combined financial statements.

FIRST POTOMAC REALTY TRUST

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

	Three months ended
	March 31,		Years ended December 31,

	2004	2003	2003	2002	2001

	(unaudited)
Cash flow from operating activities
Net loss	$(170,606)	$(907,895)	$(10,143,228)	$(6,125,531)	$(2,547,257)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	2,786,330	1,109,231	5,522,741	3,303,106	1,778,724
Amortization of deferred lease liability	(3,225)	—	(111,431)	17,566	—
Minority interest	(27,629)	(82,758)	(1,308,038)	1,700,232	—
Loss from early retirement of debt	212,250	—	1,566,782	116,408	—
Loss on write-off of assets	—	—	—	306,786	—
Equity in losses of investees	—	54	46,953	114,786	(86,047)
Changes in assets and liabilities, net of acquisitions:
Escrows and reserves	854,330	(12,239)	(1,976,579)	(770,142)	(1,952,363)
Accounts and other receivables	(106,320)	(106,568)	(41,062)	379,232	(132,611)
Accrued straight-line rents	(72,432)	(246,622)	(137,498)	(175,834)	60,525
Prepaid expenses and other assets	(1,912,392)	(33,796)	(375,202)	825,885	300,578
Tenant security deposits	47,012	(987)	2,770	544,787	(2,296)
Advances to affiliates	—	—	—	—	21,744
Accounts payable and accrued expenses	(207,282)	894,556	(2,680,716)	(635,375)	435,710
Accrued interest	280,212	221,563	(2,230,204)	1,392,162	278,771
Rent received in advance	239,822	(211,728)	360,343	46,697	16,798
Deferred costs	(150,632)	(456,753)	(1,195,863)	(448,580)	—
Deferred market rent liability	(98,971)	—	368,979	—	—

Total adjustments	1,841,073	1,073,953	(2,188,025)	6,717,716	719,533

Net cash provided by (used in) operating activities	1,670,467	166,058	(12,331,253)	592,185	(1,827,724)

Cash flows from investing activities
Distributions from investments in real estate entities	—	2,231,653	2,728,207	258,361	121,695
Contributions to investments in real estate entities	—	—	—	(11,859,155)	—
Additions to rental property and other assets	(739,353)	(335,062)	(50,681,769)	(729,817)	(214,636)
Acquisition of additional interest in subsidiaries, net	—	—	(2,006,617)	(3,911,445)	—

Net cash (used in) provided by investing activities	(739,353)	1,896,591	(49,960,179)	(16,242,056)	(92,941)

Cash flows from financing activities
Net proceeds from public offering	—	—	117,429,263	—	—
Deferred financing costs	(189,661)	—	(681,447)	(1,422,766)	(1,424,381)
Proceeds from debt	—	—	982,530	60,329,206	19,850,000
Repayments of debt	(7,297,109)	(2,167,593)	(38,645,504)	(41,963,960)	(16,390,457)
Acquisition of partnership units	—	—	—	(981,734)	—
Proceeds from sale of partnership units	—	—	—	435,896	—
Contributions from minority partners	—	—	—	539,140	—
Contributions from partners	—	—	—	294,520	—
Distributions to partners	—	—	(289,070)	(2,000)	—
Dividends to shareholders	(863,400)	—	(1,419,232)	(626,596)	(197,097)
Distributions to minority interests	(139,552)	—	—	—	—

Net cash (used in) provided by financing activities	(8,489,722)	(2,167,593)	77,376,540	16,601,706	1,838,065

Net increase (decrease) in cash and cash equivalents	(7,558,608)	(104,944)	15,085,108	951,835	(82,600)
Cash and cash equivalents at beginning of period	16,307,508	670,277	1,222,400	270,565	353,165

Cash and cash equivalents at end of period	$8,748,900	$565,333	$16,307,508	$1,222,400	$270,565

See accompanying notes to consolidated and combined financial statements.

FIRST POTOMAC REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

March 31, 2004 (Unaudited) and December 31, 2003, 2002 and 2001

(1)  Summary of Significant Accounting Policies

     (a) Description of Business

      First Potomac Realty Trust (the “Company” or “we”) is a self-managed, self-administered Maryland real estate investment trust (“REIT”). The Company owns and operates industrial and flex properties in the Washington, D.C. metropolitan area and other major markets in Virginia and Maryland, which we collectively refer to as the southern Mid-Atlantic region.

      The Company was formed in July 2003 to be the successor general partner to First Potomac Realty Investment Trust, Inc., the general partner of First Potomac Realty Investment Limited Partnership, the Company’s operating partnership (“Operating Partnership”). The Company owns all of its properties and conducts its business through the Operating Partnership. The Company is the sole general partner of and owns an 86.1% interest in the Operating Partnership at December 31, 2003. The remaining interests in the Operating Partnership consist of limited partnership interests that are presented as minority interests.

      First Potomac Predecessor is not a legal entity but rather a combination of the following entities that comprised the historical operations of the Company:

•	First Potomac Realty Investment Trust, Inc. (Trust, Inc.), the general partner of its Operating Partnership since 1997;

•	First Potomac Realty Investment Limited Partnership (FPR), its Operating Partnership; and

•	First Potomac Management, Inc. (FPM), the property management company that managed all of its assets.

      On October 28, 2003, the Company closed on its initial public offering. The Company sold 7.5 million Common Shares of beneficial interest at $15.00 per share, raising net proceeds of approximately $102 million. On November 21, 2003, the Company sold an additional 1.125 million shares to cover over-allotments resulting in additional net proceeds of $15.5 million. As of December 31, 2003, the Company had used approximately $102 million of the $118 million in net proceeds from the IPO to (i) acquire four additional properties ($60 million) net of $9 million of indebtedness assumed; (ii) repay debt, including accrued interest and prepayment fees ($41 million); and (iii) acquire joint venture interests held by an institutional partner in four of the Company’s properties ($1 million). The Company subsequently repaid an additional $7 million of debt and intends to use the remaining proceeds for general corporate and working capital purposes, including possible future acquisitions.

      As of March 31, 2004, the Company owned a 17-property portfolio consisting of 36 buildings totaling approximately 2.9 million square feet.

     (b) Principles of Consolidation and Combination

      The combined financial statements of First Potomac Predecessor include the financial statements of Trust, Inc., FPR and FPM as these entities were under the common control of a single group of owners, Louis and Douglas Donatelli, father and son (the Control Group). Prior to the initial public offering, Trust, Inc. was the sole general partner of FPR. FPM managed all the properties held by FPR. The Control Group owned 80 percent of Trust, Inc., 48 percent of FPR (representing 100 percent of the voting interests) and 64 percent of FPM. The combined entities are referred to as the First Potomac Predecessor in the financial statements. All intercompany balances and transactions have been eliminated in consolidation.

      The consolidated financial statements of the Company include the accounts of the Company, the Operating Partnership, the subsidiaries of the Operating Partnership and FPM Management LLC. Ownership

FIRST POTOMAC REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

March 31, 2004 (Unaudited) and December 31, 2003, 2002 and 2001

interests acquired from the Control Group are recorded at their historical cost basis. Acquisitions of ownership interests of other parties are recorded at fair value. Purchase accounting was applied to the assets and liabilities related to real estate entities for which the Company acquired additional interests.

 (c) Revenue Recognition

      The Company recognizes revenue from rentals on a straight-line basis over the life of the respective leases in accordance with SFAS No. 13, “Accounting for Leases”. Accrued straight-line rents represent the difference between rental revenue recognized on a straight-line basis over the term of the respective lease agreements and the rental payments contractually due for leases that contain abatement or fixed periodic increases. The Company considers current information and events regarding the tenants’ ability to repay their obligations in determining if accrued straight-line rents are ultimately collectible. The uncollectible portion of accrued straight-line rents is charged to rental revenues in the period in which the determination is made.

      Tenant leases generally contain provisions under which the tenants reimburse the Company for a portion of property operating expenses and real estate taxes incurred by the Company. The Company records a provision for losses on estimated uncollectible accounts receivable based on analysis of risk of loss on specific accounts.

     (d) Cash and Cash Equivalents

      The Company considers all highly liquid investments with a maturity of 90 days or less at the date of purchase to be cash equivalents.

     (e) Escrows and Reserves

      Escrows and reserves represent cash restricted for debt service, real estate taxes, insurance, capital items and tenant security deposits.

     (f) Deferred Costs

      Financing costs related to long-term debt are deferred and amortized over the life of the debt using a method that approximates the interest method. Leasing costs related to the execution of tenant leases are deferred and amortized over the remaining life of the related leases. Accumulated amortization of these costs was $2,175,907 and $786,979 at December 31, 2003 and 2002, respectively.

     (g) Rental Property

      Rental property is carried at cost less accumulated depreciation and impairment losses, where appropriate. Depreciation of rental properties is computed on a straight-line basis over the estimated useful lives of the assets. The estimated lives of the Company’s assets by class are as follows:

Buildings	39 years
Building improvements	5 to 15 years
Tenant improvements	Lesser of the terms of the leases or useful lives of the assets
Furniture, fixtures and equipment	5 to 15 years

      If events or changes in circumstances indicate that the carrying value of a rental property may be impaired, the Company assesses impairment based on whether it is probable that estimated undiscounted future cash flows from each individual property are less than its net book value. If a property is impaired, a loss is recorded for the difference between the fair value and net book value of the building.

FIRST POTOMAC REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

March 31, 2004 (Unaudited) and December 31, 2003, 2002 and 2001

      The Company will classify a building as held for sale in the period in which it has made the decision to dispose of the building, a binding agreement to purchase the property has been signed under which the buyer has committed a significant amount of nonrefundable cash and no significant financing contingencies exist which could cause the transaction not to be completed in a timely manner. If these criteria are met, the Company will record an impairment loss if the fair value reduced by selling costs is lower than the carrying amount of the building, and we will cease incurring depreciation. The Company will classify the impairment loss, together with the building’s operating results, as discontinued operations on its statement of operations and classify the assets and related liabilities as held-for-sale on the balance sheet.

(h)	Purchase Accounting for Acquisition of Rental Property and Additional Interests in Real Estate Entities

      Purchase accounting was applied to the acquisition of rental property and to the assets and liabilities related to real estate entities for which the Company acquired additional interests. Ownership interests acquired from related, common owners, are accounted for at their historical cost basis. Acquisitions of ownership interests and rental property of other parties are accounted for at fair value. For purchases of rental property and additional interests that were consummated subsequent to June 30, 2001, the effective date of Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations, the fair value of the real estate acquired was determined on an as if vacant building basis. That value is allocated between land and building based on management’s estimate of the fair value of those components for each type of property and to tenant improvements based on the net carrying value of the tenant improvements, which approximates their fair value. The difference between the purchase price and the fair value of the tangible assets on an as if vacant basis was allocated as follows:

•	origination value of leases based on the unamortized capitalized leasing costs at the date of the acquisition, which approximates the market value of the lease origination costs had the in-place leases been originated on the date of acquisition; and

•	the value of above and below market in-place leases based on the present values (using a discount rate that reflects the risks associated with the leases acquired) of the difference between the contractual rent amounts and market rents over the remaining non-cancellable lease terms, ranging from one to 12 years.

•	the intangible value of tenant or customer relationships.

•	the remainder of the purchase price is allocated to the in-place leases and represents absorption costs for the estimated lease-up period in which vacancy and foregone revenue are incurred.

     (i) Investments in Real Estate Entities

      Investments in real estate entities represent equity investments in ventures or partnerships not controlled by the Company. The control factors the Company considers include the ability of other partners or members to participate in or block management decisions. Subsequent to the initial public offering in October 2003, the Company acquired the remaining ownership interests in the entities in which a third party held a controlling interest. Prior to these acquisitions of interests, and for the year ended December 31, 2002, First Potomac Predecessor accounted for these investments using the equity method. As of December 31, 2003 the Company had no real estate investments that were accounted for as an unconsolidated investment using the equity method.

FIRST POTOMAC REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

March 31, 2004 (Unaudited) and December 31, 2003, 2002 and 2001

     (j) Intangibles

      In conjunction with the initial public offering and related formation transactions, First Potomac Management, Inc. contributed all of the capital interests in FPM Management LLC, the entity that manages our properties, to the operating partnership. The acquisition of FPM Management LLC and its in-place workforce was accounted for as a business combination. The $3.5 million purchase price, based upon the price of the initial public offering of our Common Shares, was allocated between the value of the acquired in-place workforce ($2.1 million) and a termination charge of $1.4 million related to the extinguishment of the acquired management contracts. The $2.1 million fair value of the in-place workforce acquired from third parties has been classified as goodwill in accordance with SFAS No. 141, “Business Combinations”. Goodwill is assessed for impairment annually and in interim periods if certain events occur indicating the carrying value is impaired. The Company will recognize an impairment loss when the discounted expected future cash flows associated with management contracts is less than the carrying cost of the goodwill in accordance with SFAS No. 142, “Goodwill and Other Intangibles”. No impairment loss was incurred or recorded for the year ended December 31, 2003.

      Other intangible assets include the value of tenant or customer relationships, and the origination value of leases in accordance with SFAS No. 141, “Business Combinations.” Customer relationship values are determined based on our evaluation of the specific characteristics of each tenant’s lease and our overall relationship with the tenant. Characteristics we consider include the nature and extent of our existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals. The value of customer relationship intangibles is amortized to expense over the lesser of the initial lease term and any expected renewal periods or the remaining useful life of the building. We determine the fair value of the cost of acquiring existing tenants by estimating the lease commissions avoided by having in-place tenants and avoided lost operating income for the estimated period required to lease the space occupied by existing tenants at the acquisition date. The cost of acquiring existing tenants is amortized to expense over the initial term of the respective leases. Should a tenant terminate its lease, the unamortized portion of the in-place lease value is charged to expense. Accumulated amortization of intangible assets related to the value of acquired real estate was $1,597,250 and $63,020 at December 31, 2003 and December 31, 2002, respectively.

      Deferred market rent liability consists of the net effect of leases with above or below market rents. Above market and below market in-place lease values are determined on a lease by lease basis based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (a) the contractual amounts to be paid under the lease and (b) our estimate of the fair market lease rate for the corresponding space over the remaining non-cancellable terms of the related leases. The capitalized below market lease values are amortized as an increase to rental income over the initial term and any below market renewal periods of the related leases. Capitalized above market lease values are amortized as a decrease to rental income over the initial term of the related leases.

     (k) Derivatives

      The Company uses interest rate protection or “cap” agreements to reduce the impact of interest rate changes. Under the terms of these agreements, the Company will make an initial premium payment to a counterparty in exchange for the right to receive payments from them if interest rates exceed specified levels during the term of the agreement. The Company is subject to market risk for changes in interest rates and credit risk in the event of non-performance by the counterparty. The Company will only enter into these agreements with highly rated institutional counterparts and do not expect that any counterparties will fail to meet contractual obligations.

FIRST POTOMAC REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

March 31, 2004 (Unaudited) and December 31, 2003, 2002 and 2001

      All derivatives are recognized as assets or liabilities at fair value with the offset to accumulated other comprehensive income in shareholders’ equity for effective hedging relationships. For derivative financial instruments not designated as cash flow hedge instruments, realized and unrealized changes in fair value are recognized in current period earnings.

      The Company has interest rate cap agreements in the notional amount of $25.5 million providing that the maximum rate payable, or cap, attributable to the LIBOR portion of its related debt’s interest rate, exclusive of the spread is 5% through November and December 2005. Any increases in LIBOR as of March 31, 2004 in excess of approximately 400 basis points would have no impact on interest expense as the interest rate protection agreement caps LIBOR at a 5% maximum rate. The Company’s cap agreements have not been designated as cash flow hedges. These agreements have been recorded at their fair value as a component of prepaid and other assets.

     (l) Income Taxes

      The combined companies operate as a limited partnership or have elected to be taxed as subchapter S corporations for federal income tax purposes. As a result, the Company generally is not subject to federal income taxation at the corporate level as taxable income is the direct responsibility of the partners or shareholders. Accordingly, no provision has been made for state or federal income taxes in the accompanying combined financial statements.

      The Company revoked its S election the day prior to the completion of the initial public offering. The Company was taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, effective for the short taxable year beginning on the date of the revocation of the S election and ending December 31, 2003. The Company believes that, commencing with the short taxable year, it is organized and operating in such a manner to enable it to qualify for taxation as a REIT under the Internal Revenue Code.

      In conjunction with its initial public offering, the Company elected to be taxed as a REIT. To maintain its status as a REIT, the Company is required to distribute at least 90% of its ordinary taxable income annually to its shareholders. The Company intends to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and any nondeductible excise tax.

      The Company did not distribute any dividends in 2003 subsequent to the initial public offering through December 31, 2003. The Company paid its first dividend in February 2004 for the partial period of the fourth quarter of 2003 following its initial public offering.

     (m) Minority Interest

      Minority interest relates to the interests in First Potomac Realty Investment Limited Partnership, the Company’s Operating Partnership, not owned by the Company. The Company owned 86.1% of the total operating units outstanding as of December 31, 2003 and March 31, 2004. The remaining interests in the Operating Partnership are owned by limited partners who contributed properties and other assets to the Operating Partnership in exchange for partnership units. The minority interest arising from the limited partners’ ownership interests was 13.9% of the total operating units outstanding at December 31, 2003. Limited partners will have the right to tender their units for redemption beginning 12 months after the initial public offering in exchange for, at the Company’s option, Common Shares or an equivalent amount of cash. Unitholders will receive distributions per unit equivalent to the per share distributions consistent with that made to the Company’s common shareholders.

FIRST POTOMAC REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

March 31, 2004 (Unaudited) and December 31, 2003, 2002 and 2001

     (n) Earnings Per Share

      Basic earnings per share (“EPS”) is calculated by dividing net income by the weighted average number of the Company’s Common Shares outstanding. Diluted EPS is computed after adjusting the basic EPS computation for the effect of diluted common equivalent shares outstanding during the period. The dilutive effects of stock options are computed using the treasury stock method.

      For the period from October 28, 2003 (date of closing of public offering) through December 31, 2003, the Company’s loss per share was $(0.73) calculated based on weighted average shares outstanding over the period of 8,177,478 and a loss for the period of $(5,938,371). There is no dilutive effect from stock options or operating units held by third-parties for this period.

     (o) Stock Based Compensation

      In compliance with SFAS No. 123, “Accounting for Stock Based Compensation,” the Company has elected to follow the intrinsic value-based method of accounting prescribed by the Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations, in accounting for its fixed plan share options. As such, compensation expense would be recorded only if the current market price of the underlying shares on the date of grant exceeded the exercise price.

      No compensation expense has been recognized for options granted under the Equity Compensation Plan adopted by the Board of Trustees in 2003. Under SFAS No. 123, compensation expense of $38,348 and $44,024 would have been recorded during the period from October 28, 2003 (date of adoption of Plan) through December 31, 2003 and for the three months ended March 31, 2004, respectively, for the Equity Compensation Plan based upon the fair value of the option awards.

      Pro forma net loss and net loss per share would have been as follows:

	March 31, 2004	December 31, 2003

Net loss, as reported	$(170,606)	$(5,938,371)
Add: stock-based compensation included in reported net income	—	—
Deduct: total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(44,024)	(38,348)

Pro forma net loss	$(214,630)	$(5,976,719)
Net loss per share, as reported — basic and diluted	$(0.02)	$(0.73)
Pro forma net loss per share — basic and diluted	$(0.02)	$(0.73)

     (p) Use of Estimates

      The preparation of financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

FIRST POTOMAC REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

March 31, 2004 (Unaudited) and December 31, 2003, 2002 and 2001

     (q) Reclassifications

      Certain prior year amounts have been reclassified to conform to the current year presentation.

     (r) Application of New Accounting Standards

      In December 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (revised), an interpretation of ARB No. 51. This Interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the Interpretation. The Interpretation applies immediately to variable interests in variable interest entities created after January 31, 2003, and to variable interests in variable interest entities obtained after January 31, 2003. The Company adopted FIN No. 46 in 2003.

      In May 2003 the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” or SFAS No. 150, establishing standards for classification and measurement of certain financial instruments with characteristics of both debt and equity. This statement was effective for financial instruments entered into or modified after May 31, 2003, and otherwise was effective at the beginning of the first interim period beginning after June 15, 2003. The FASB subsequently deferred indefinitely the provisions of SFAS No. 150 which apply to mandatorily redeemable non-controlling minority interests in consolidated entities. The Company adopted the requirements of this standard effective July 1, 2003.

      In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections,” or SFAS No. 145. This standard, among other changes, rescinds FASB Statement No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” which had permitted that gains and losses from extinguishment of debt be aggregated and classified as extraordinary. SFAS No. 145 requires that the use of debt extinguishment as part of an entity’s risk management strategy does not meet the criteria for classification as an extraordinary item. This standard is effective for fiscal years beginning after the Company adopted the requirements of this standard effective January 1, 2003. The Company retired approximately $31 million in debt, including prepayment fees, in October 2003. The loss associated with the prepayment fees and the write-off of deferred financing costs is included in income from continuing operations for 2003 and the three months ended March 31, 2004.

(2)  Rental Property

      Rental property represents 17 industrial and flex rental properties located in Maryland and Virginia. Rental property is comprised of the following:

		December 31,

	March 31, 2004	2003	2002

	(unaudited)
Land	$46,330,294	$46,329,766	$20,913,938
Buildings and improvements	166,473,610	166,366,219	91,053,884
Tenant improvements	3,943,709	3,410,698	1,486,954
Furniture, fixtures and equipment	10,268,497	10,253,915	3,802,743

	227,016,110	226,360,598	117,257,519
Less: accumulated depreciation	(20,076,488)	(18,025,921)	(12,621,926)

	$206,939,622	$208,334,677	$104,635,593

FIRST POTOMAC REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

March 31, 2004 (Unaudited) and December 31, 2003, 2002 and 2001

(3)  Acquisitions

      The Company acquired the following properties in 2003:

					Percent	Contractual
		Acquisition		Square	Leased at	Purchase
Property	Location	Date	Property Type	Feet	12/31/03	Price

Virginia Center	Glen Allen, VA	10/29/03	Flex	119,672	63%	$9,525,000
Interstate Plaza	Alexandria, VA	12/01/03	Single-tenant industrial	107,320	100%	$12,000,000
Alexandria Corporate Park	Alexandria, VA	12/23/03	Multi-tenant industrial	278,130	68%	$40,000,000
6251 Ammendale Road	Beltsville, MD	12/24/03	Flex	86,818	38%	$6,100,000

      The aggregate purchase cost of significant assets and all other properties acquired was allocated as follows:

	Alexandria
	Corporate Park	Other Acquisitions	Total

Land	$10,045,499	$5,251,915	$15,297,414
Acquired tenant improvements	596,703	220,877	817,580
Building and tenant improvements	26,645,977	20,855,595	47,501,572
In-place lease intangible	2,774,240	1,829,547	4,603,787
Customer relations intangible	233,351	44,123	277,474
Deferred market rent liability	(113,774)	(57,417)	(171,191)

	$40,181,996	$28,144,640	$68,326,636

      During 2003, the Company also acquired the remaining ownership interests in the entities that owned several of its properties as discussed further in Note (4).

Pro Forma Financial Information

      The pro forma financial information set forth below presents results as if all of the Company’s 2003 and 2002 acquisitions and the initial public offering occurred on January 1, 2002. The formation transactions that occurred subsequent to the initial public offering, including the acquisition of capital interests in FPM Management, LLC, the acquisition of ownership interests in entities that owned interests in several of the Company’s properties, and the repayment of debt, including non-recurring prepayment penalties and writing off unamortized debt costs, are also assumed to have occurred on January 1, 2002 for purposes of this pro forma presentation.

      The unaudited pro forma information is not necessarily indicative of the results that actually would have occurred nor does it intend to indicate future operating results.

	For the Year Ended
	December 31,

	2003	2002

Pro forma total revenues	$29,982,177	$28,295,402
Pro forma net income (loss)	1,344,520	(5,097,057)
Pro forma diluted earnings (loss) per share	$0.15	$(0.59)

(4)  Investments in Real Estate Entities

      As of October 31, 2003, the Company had no real estate investments that were accounted for as an unconsolidated investment using the equity method. On October 31, 2003, the Company acquired the

FIRST POTOMAC REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

March 31, 2004 (Unaudited) and December 31, 2003, 2002 and 2001

remaining joint venture ownership interest in the entities that owned Rumsey Center, Snowden Center, Greenbrier Technology Center II and Norfolk Business Center. The Company assumed $32.5 million of mortgage debt encumbering these properties. The fair value of assets acquired and liabilities assumed with this acquisition of interests is as follows:

October 31, 2003

Fair value of assets acquired	$47,381,279
Liabilities assumed	(44,381,279)

Cash paid and units issued	$3,000,000

      Investments in real estate entities consisted of the following as of December 31, 2002:

	Effective
	Ownership	Company’s	Affiliates’
	Interest	Investment	Debt	Assets

Greenbrier Holding Associates, LLC	55%	$2,431,905	$10,500,000	2 industrial/flex properties
Columbia Holding Associates, LLC	48%	8,240,089	22,000,000	2 industrial/flex properties

		$10,671,994	$32,500,000

      On October 17, 2002, the Company acquired a 67% interest in an entity that owns a non-controlling equity interest in Greenbrier Holding Associates, LLC which owns the Greenbrier Technology Center II and Norfolk Business Center properties which resulted in an effective ownership interest of 55% in Greenbrier Holding Associates, LLC.

      On October 30, 2002, the Company acquired a 58% interest in an entity that owns a non-controlling equity interest in Columbia Holding Associates, LLC which owns the Rumsey Center and Snowden Center properties, which resulted in an effective ownership interest of 48% in Columbia Holding Associates, LLC.

      During 2002, the Company acquired the controlling interest in Kristina Way Investments, LLC and Newington Terminal, LLC. These LLC’s own the Crossways Commerce Center I and II, Coast Guard Building and Newington Business Park Center. Due to the Company’s ability to exercise total control over these minority owned subsidiaries subsequent to these acquisitions, these investments were consolidated as of September 9, 2002. Effective January 1, 2003, members of Kristina Way Investments, LLC and Newington Terminal, LLC (Kristina Way and Newington, respectively) transferred their ownership interests in Kristina Way and Newington to the Company in exchange for 304,230 units of limited partnership interests of First Potomac Realty Investment Limited Partnership issued at its fair value on the date of transfer of $14.07 per unit. Effective with this transfer, the Company owns a 94.8% interest in Kristina Way and Newington. On October 31, 2003 the Company acquired the remaining 5.2% outside ownership interest in the entities that owned interests in Crossways Commerce Center I, Crossways Commerce Center II, Coast Guard Building and Newington Business Park. The fair value of assets acquired and liabilities assumed in these transactions is as follows:

	September 9, 2002	January 1, 2003	October 31, 2003

Fair value of assets acquired	$9,043,338	$4,280,516	$392,730
Fair value of liabilities assumed	(4,155,614)	—	—

Cash paid and units issued	$4,887,724	$4,280,516	$392,730

FIRST POTOMAC REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

March 31, 2004 (Unaudited) and December 31, 2003, 2002 and 2001

      Summary financial information for these real estate entities is as follows as of and for the year ended December 31, 2002:

Rental property, net	$40,044,531
Other assets	6,709,953
Long-term debt	32,500,000
Other liabilities	1,171,843
Revenue	1,098,488
Operating and other expenses	628,637
Interest expense	231,925
Depreciation and amortization	404,034
Net loss	(166,108)

(5)  Mortgage Loans and Other Debt

      The Company’s borrowings consisted of the following:

		December 31,

	March 31, 2004	2003	2002

	(unaudited)
Lines of credit, at variable interest rates	—	—	$1,129,886
Mortgage debt with interest rates ranging from 6.7% to 8.5% maturing at various dates through October 2012	$120,543,017	$127,840,126	87,313,423
Mezzanine loans with interest rates ranging from 10% to 15%, maturing in 2007	—	—	34,865,953
Note payable, with a rate of 6%, maturing in October 2006	—	—	628,448

	$120,543,017	$127,840,126	$123,937,710

     (a) Lines of Credit

      The Company had no lines of credit outstanding as of December 31, 2003 or March 31, 2004. On April 26, 2004, the Company borrowed $4.5 million on its revolving line of credit to partially fund the acquisition of Herndon Corporate Center that closed on April 27, 2004.

      The Company had five lines of credit outstanding as of December 31, 2002 as follows:

Borrowing	Amount
Capacity	Outstanding	Interest Rate	Maturity

$200,000	$192,839	Prime + 1%	11/17/2005
300,000	137,047	Prime + 1%	1/17/2004
300,000	300,000	Prime + 0.75%	Due on demand
300,000	300,000	Prime + 0.75%	Due on demand
400,000	200,000	Prime + 0.75%	Due on demand

$1,500,000	$1,129,886

      On December 31, 2003, the Company entered into a three-year, $50 million secured revolving credit facility agreement with Fleet National Bank as the lead arranger. Availability under this facility is based upon the value of the unencumbered assets that we pledge to secure the facility, and therefore is subject to our

FIRST POTOMAC REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

March 31, 2004 (Unaudited) and December 31, 2003, 2002 and 2001

ability to provide unencumbered assets as collateral. On March 27, 2004, the Company pledged Alexandria Corporate Park and Virginia Center as collateral for the facility, giving us approximately $35 million in availability. The facility has a one-year extension option and the Company has the option to increase the facility by $50 million. The facility bears interest at LIBOR (1.12% at March 31, 2004) plus 190 to 250 basis points. The exact interest rate payable by the Company under the facility depends upon the ratio of the total amount of borrowings under the facility to the value of the assets pledged by the Company as security under the facility. Generally, if this ratio exceeds 65%, the Company may not make any additional borrowings under the facility. The Company’s operating partnership is the borrower under the facility, and First Potomac Realty Trust is the guarantor. The Company uses the facility to, among other things, finance the acquisition of properties, fund tenant improvements and capital expenditures and provide working capital for other corporate purposes.

     (b) Mortgage Debt

      During 2003, in conjunction with acquisitions of rental property and ownership interests, the Company assumed $32.5 million in debt encumbering Rumsey Center, Snowden Center, Greenbrier Technology Center II and Norfolk Business Center and $9.1 million related to the acquisition of Interstate Plaza. On January 30, 2004, the Company repaid $7.0 million of the $22.0 million loan encumbering our Rumsey Center and Snowden Center properties.

      The Company’s mortgage debt is recourse solely to specific assets. The Company had 10 properties that secured mortgage debt at December 31, 2003 and March 31, 2004.

      Future minimum principal payments on the Company’s mortgage loans after giving effect to the subsequent event described in Note (12) as of March 31, 2004 and December 31, 2003 are as follows:

	March 31, 2004	December 31, 2003

	(unaudited)
2004	$1,000,405	$1,297,514
2005	11,894,468	11,894,468
2006	16,471,550	16,471,550
2007	1,416,059	1,416,059
2008	1,504,315	1,504,315
Thereafter	88,256,220	88,256,220

	$120,543,017	$120,840,126

     (c)  Mezzanine loans

      Mezzanine debt outstanding was $34.9 million at December 31, 2002. Subsequent to the initial public offering that closed on October 28, 2003, the Company paid in full all outstanding mezzanine financing. Mezzanine loans were secured by the Company’s ownership interests in related subsidiary entities.

     (d)  Notes payable

      In conjunction with a lawsuit settlement during 2002, First Potomac Predecessor completed a partial redemption of a partnership interest held by a limited partner in Plaza 500 Limited Partnership. The total redemption amount was $981,734, which represented the fair value of the partnership interest received. First Potomac Predecessor paid $300,000 at settlement and issued a note payable for the balance. The note bears interest at a fixed rate of 6% per annum and has an unpaid principal balance of $628,448 at December 31,

FIRST POTOMAC REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

March 31, 2004 (Unaudited) and December 31, 2003, 2002 and 2001

2003. The note was scheduled to mature in October 2006 and was repaid subsequent to the initial public offering.

      During 2003, the Company borrowed $737,000 from various partners of First Potomac Predecessor or other related parties. These loans bore interest at 12% and were repaid subsequent to the initial public offering. The Company recognized $31,550 of interest expense related to these loans during 2003.

(6)  Commitments and Contingencies

      The Company’s rental properties are subject to non-cancelable operating leases generating future minimum rental payments as follows as of December 31, 2003:

		Percent of square feet
	Future minimum rents	under leases expiring

2004	$25,925,207	10%
2005	23,486,345	7%
2006	20,217,299	12%
2007	16,612,382	19%
2008	12,627,538	11%
Thereafter	22,715,614	41%

Total	$121,584,385	100%

      At December 31, 2003, the rental properties were approximately 89% leased.

      Additionally, the Company rents office space under a non-cancelable operating lease. Future minimum rental payments under this lease are as follows:

Future minimum rents

2004	$231,377
2005	238,318
2006	245,468
2007	252,832
2008	260,414
Thereafter	544,450

Total	$1,772,859

(7)  Fair Value of Financial Instruments

      The carrying amounts of cash, accounts and other receivables and accounts payable approximate their fair values because of their short-term maturities. Fair value information relating to mortgage debt, mezzanine debt, the lines of credit and note payable as of is as follows:

	March 31, 2004	December 31, 2003	December 31, 2002

	(unaudited)
Mortgage debt	$126,724,101	$135,929,279	$90,074,274
Mezzanine debt	—	—	38,829,082
Lines of credit and note payable	—	—	1,558,334

FIRST POTOMAC REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

March 31, 2004 (Unaudited) and December 31, 2003, 2002 and 2001

(8)  Stock Based Compensation

      The Company adopted the 2003 Equity Compensation Plan (“the Plan”) during 2003. The Plan provides for the issuance of options to purchase Common Shares, share awards, share appreciation rights, performance units and other equity-based awards. Options granted under the plan may be either qualified or non-qualified options, and all employees and non-employee trustees are eligible to receive grants. The Plan authorized the issuance of 903,800 common share equity awards, and 398,800 were available for award as of December 31, 2003. Outstanding awards vest 25 percent on the first anniversary of the date of grant and 6.25 percent in each subsequent calendar quarter thereafter until fully vested.

      The following summarizes the activity in the Equity Compensation Plan for the period from October 28, 2003 (date of adoption of plan) through December 31, 2003:

		Weighted Average
	Shares	Exercise Price

Options outstanding, beginning of year	—	—
Options granted	505,000	$15.00
Options exercised	—	—
Options forfeited	—	—

Options outstanding, end of year	505,000	$15.00

Options exercisable, end of year	—	—

Weighted average fair value of options granted during the year (calculated as of the grant date):	$1.62

      The fair value determination was calculated using the Black-Scholes option-pricing model to value all stock options granted in 2003 using the following assumptions:

Weighted average risk free interest rate	3%
Expected volatility	20%
Expected dividend yield	5%
Weighted average expected life of options	5 years

      The Company also granted Common Shares to non-executive trustees in October 2003 upon completion of the initial public offering. The non-executive trustees collectively received 7,000 Common Shares at the initial public offering price of $15 per share. Trustee share grants are fully vested upon issuance, and compensation expense of $105,000 was recognized at the date of issuance.

(9)  Segment Information

      The Company operates in one segment, industrial and flex office properties. All of the Company’s properties are located in the southern Mid-Atlantic region of the United States of America. As of March 31, 2004, December 31, 2003 and December 31, 2002, the Company’s tenant base contained one significant tenant, the United States Federal Government, which leased 25%, 25% and 8% of the Company’s total rentable square feet, respectively.

FIRST POTOMAC REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

March 31, 2004 (Unaudited) and December 31, 2003, 2002 and 2001

(10) Supplemental Disclosure of Cash Flow Information

      Supplemental disclosures of cash flow information for the three months ended March 31 and the years ended December 31 are as follows:

	March 31,		December 31,

	2004	2003	2003	2002	2001

	(unaudited)
Cash paid for interest	$1,666,948	$2,481,221	$9,785,451	$4,147,984	$5,954,426
Non-cash investing and financing activities:
Issuance of notes payable related to redemption of units	—	—	—	628,228	—
Redemption of units to settle note receivable	—	—	—	52,434	—
Units issued for notes receivable	—	—	—	192,552	—
Deferral of financing costs due to lender	—	—	—	400,000	—
Issuance of units in exchange for limited partnership interests	—	—	$20,758,952	—	—

(11) Quarterly Financial Information (unaudited)

	2003

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Fiscal Year

Revenue	4,313,940	4,516,452	3,936,645	5,595,732	18,362,769
Operating expense	2,655,129	2,590,595	2,858,025	6,243,255	14,347,004
Net loss	(907,895)	(1,319,529)	(1,590,562)	(6,325,242)	(10,143,228)

	2002

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Fiscal Year

Revenue	2,262,949	2,154,683	3,433,549	3,662,093	11,513,274
Operating expense	1,362,580	1,418,981	2,082,350	2,729,652	7,593,563
Net loss	(533,464)	(769,473)	(4,072,177)	(750,417)	(6,125,531)

(12) Subsequent Events

      On January 30, 2004, the Company repaid $7.0 million of the $22.0 million loan encumbering our Rumsey Center and Snowden Center properties. As part of this transaction, the Company negotiated a reduction in the loan’s interest rate and extended the loan’s maturity date by one year. As a result of this restructuring the outstanding principal balance was reduced to $15.0 million, the loan’s maturity date was extended to December 31, 2006 and the effective interest rate was reduced from 4.57% to 3.47% (by reducing the LIBOR floor from 2.0% to 1.1% and reducing the spread from 257 basis points to 235 basis points). No prepayment penalties were incurred as a result of this transaction.

FIRST POTOMAC REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

March 31, 2004 (Unaudited) and December 31, 2003, 2002 and 2001

      On April 27, 2004, the Company acquired Herndon Corporate Center, a 127,353 square-foot, single-story flex property located in Herndon, Virginia for approximately $21 million. The acquisition was financed using available cash, a draw of the Company’s revolving line of credit and the assumption of a $9.1 million, fixed-rate first mortgage loan. The property is 98% leased to 14 tenants, with the U.S. Government being the largest tenant, occupying 23% of the space.

SCHEDULE III

FIRST POTOMAC REALTY TRUST

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2003

					Initial Costs		Net
							Improvements
				Encumbrances at		Building and	Since
Description	Location	Date Acquired	Type	December 31, 2003	Land	Improvements	Acquisition

13129 Airpark Road	Culpeper, VA	December 1997	Industrial	$2,159,739	$442,487	$3,102,535	$387,385
Plaza 500	Alexandria, VA	December 1997	Industrial/Flex	25,720,523	6,264,922	35,432,808	788,733
6600 Business Parkway	Elkridge, MD	December 1997	Industrial	4,594,353	2,613,622	5,111,476	147,187
Van Buren Business Park	Herndon, VA	December 1997	Office/Flex	6,793,359	3,592,331	7,652,253	740,482
4200 Technology Court	Chantilly, VA	October 1998	Office/Flex	1,835,315	528,288	2,420,769	53,001
4212 Technology Court	Chantilly, VA	October 1999	Office/Flex	1,779,393	528,288	2,423,140	98,362
Crossways Commerce Center	Chesapeake, VA	December 1999	Industrial/Flex	26,620,596	5,160,349	23,659,730	1,938,811
Newington Business Park	Lorton, VA	December 1999	Industrial	16,792,213	3,135,288	10,353,839	3,832,825
Greenbrier Technology Center	Chesapeake, VA	October 2002	Industrial/Flex	5,400,000	1,364,896	5,119,431	25,200
Norfolk Business Center	Norfolk, VA	October 2002	Industrial/Flex	5,100,000	1,323,104	4,966,622	—
Rumsey Center	Columbia, MD	October 2002	Industrial/Flex	9,150,000	2,674,564	10,195,631	177,135
Snowden Center	Columbia, MD	October 2002	Industrial/Flex	12,850,000	3,404,213	12,824,291	259,993
Virginia Center Technology Park	Glen Allen, VA	October 2003	Industrial/Flex	—	1,922,331	7,026,353	952
Interstate Plaza	Alexandria, VA	December 2003	Industrial	9,044,635	2,185,346	8,972,257	—
Alexandria Corporate Park	Alexandria, VA	December 2003	Office/Flex/Industrial	—	10,045,499	27,242,680	—
Ammendale Park	Beltsville, MD	December 2003	Office/Flex/Industrial	—	1,144,238	5,076,951	—

				$127,840,126	$46,329,766	$171,580,766	$8,450,066

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Gross Amount at End of Year			Lives on
				Which
		Building and	Accumulated	Depreciation
Description	Land	Improvements	Depreciation	is Computed

13129 Airpark Road	$442,487	$3,489,920	$(539,892)	5-39
Plaza 500	6,264,922	36,221,541	(5,806,094)	5-39
6600 Business Parkway	2,613,622	5,258,663	(820,400)	5-39
Van Buren Business Park	3,592,331	8,392,735	(1,385,506)	5-39
4200 Technology Court	528,288	2,473,770	(348,468)	5-39
4212 Technology Court	528,288	2,521,502	(330,387)	5-39
Crossways Commerce Center	5,160,349	25,598,541	(4,486,852)	5-39
Newington Business Park	3,135,288	14,186,664	(2,095,423)	5-39
Greenbrier Technology Center	1,364,896	5,144,631	(415,894)	5-39
Norfolk Business Center	1,323,104	4,966,622	(426,886)	5-39
Rumsey Center	2,674,564	10,372,766	(569,753)	5-39
Snowden Center	3,404,213	13,084,284	(690,142)	5-39
Virginia Center Technology Park	1,922,331	7,027,305	(63,092)	5-39
Interstate Plaza	2,185,346	8,972,257	(23,884)	5-39
Alexandria Corporate Park	10,045,499	27,242,680	(16,843)	5-39
Ammendale Park	1,144,238	5,076,951	(6,405)	5-39

	$46,329,766	$180,030,832	$(18,025,921)

      The tax basis of the assets above is $181,111,082 at December 31, 2003.

Reconciliation of Real Estate

      The following table reconciles the real estate investments for the three years ended December 31, 2003:

	2003	2002	2001

Balance at beginning of year	$117,257,519	$71,854,726	$71,640,768
Acquisitions	108,802,817	44,928,133	—
Capital expenditures	1,239,348	729,817	213,958
Dispositions	(939,086)	(255,157)	—

Balance at end of year	$226,360,598	$117,257,519	$71,854,726

Reconciliation of Accumulated Depreciation

      The following table reconciles the real estate investments for the three years ended December 31, 2003:

	2003	2002	2001

Balance at beginning of year	$12,621,926	$6,089,191	$4,670,875
Acquisitions	3,985,850	4,262,603	—
Capital expenditures	2,261,131	2,331,465	1,418,316
Dispositions	(842,986)	(61,333)	—

Balance at end of year	$18,025,921	$12,621,926	$6,089,191

Report of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

First Potomac Realty Trust:

      We have audited the accompanying statement of revenues and certain expenses (as defined in note 2) of Herndon Corporate Center for the year ended December 31, 2003. This financial statement is the responsibility of management. Our responsibility is to express an opinion on this financial statement based on our audit.

      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues and certain expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of revenues and certain expenses. We believe that our audit provides a reasonable basis for our opinion.

      The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission Rule 3-14 of Regulation S-X and is not intended to be a complete presentation of the revenues and expenses of Herndon Corporate Center. As described in note 2, the accompanying statement of revenues and certain expenses excludes some expenses of the property and may not be comparable with those expenses resulting from the proposed future operations of Herndon Corporate Center.

      In our opinion, the statement referred to above presents fairly, in all material respects, the revenues and certain expenses (as defined in note 2) of Herndon Corporate Center for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/S/ KPMG LLP

McLean, Virginia

April 27, 2004

HERNDON CORPORATE CENTER

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

Three months ended March 31, 2004 (unaudited) and Year ended December 31, 2003

	2004	2003

	(unaudited)
Revenues:
Rental	$497,549	$1,675,725
Other	50,071	203,563

	547,620	1,879,288
Certain expenses:
Management fees	14,937	58,911
Janitorial	33,268	77,154
Utilities	76,767	157,771
Insurance	3,386	12,825
Landscaping	15,753	23,476
Security	2,879	18,916
Real estate taxes	33,075	145,709
Repairs and maintenance	21,070	103,854

	201,135	598,616

Revenues in excess of certain expenses	$346,485	$1,280,672

See accompanying notes to statement of revenues and certain expenses.

HERNDON CORPORATE CENTER

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

Three months ended March 31, 2004 (unaudited) and Year ended December 31, 2003

(1)  Background

      During April 2004, First Potomac Realty Trust formed Herndon Corporate Center, LLC, (the Company) a Delaware limited liability company for the purpose of owning and holding commercial rental properties. The Company is 100% owned by First Potomac Realty Trust.

      On April 27, 2004, First Potomac Realty Trust purchased Herndon Corporate Center, a multi-tenant industrial property located in Herndon, Virginia. The building contains approximately 127,000 rentable square feet and is 96% leased at December 31, 2003.

(2)  Summary of Significant Accounting Policies and Other Matters

     (a) Basis of Presentation

      The accompanying statement of revenues and certain expenses relates to Herndon Corporate Center and has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission. The statement excludes mortgage interest and depreciation and amortization and accordingly, the statement is not representative of the actual operations for the period presented and also may not be comparable to the expenses expected to be incurred by First Potomac Realty Trust in the proposed future operations of Herndon Corporate Center.

     (b) Revenue Recognition

      Base rental revenues are recognized on a straight-line basis over the terms of the respective leases.

     (c) Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and judgments that affect the revenues and expenses recognized during the reporting period. Actual results could differ from those estimates.

(3) Management Fees

      Herndon Corporate Center has a management agreement that provides for management fees of 4% of gross revenues as defined, and for reimbursement of certain direct costs, including on-site management costs incurred in operating the buildings. Management fee expenses during the three months ended March 31, 2004 and the year ended December 31, 2003 were $14,937 (unaudited) and $58,911, respectively.

(4) Tenant Leases

      Space in Herndon Corporate Center is leased to approximately 13 tenants. During January 2004, approximately 2,100 square feet was rented to an additional tenant whose lease expires in 2009. The total minimum rents to be received from tenants under noncancelable operating leases are as follows:

2004	$1,978,843
2005	1,860,491
2006	1,874,520
2007	1,356,272
2008	642,220
Thereafter	1,014,745

Total	$8,727,091

Report of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

First Potomac Realty Trust:

      We have audited the accompanying statement of revenues and certain expenses (as defined in note 2) of Aquia Commerce Center I & II for the year ended December 31, 2003. This financial statement is the responsibility of management. Our responsibility is to express an opinion on this financial statement based on our audit.

      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues and certain expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of revenues and certain expenses. We believe that our audit provides a reasonable basis for our opinion.

      The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission Rule 3-14 of Regulation S-X and is not intended to be a complete presentation of the revenues and expenses of Aquia Commerce Center I & II. As described in note 2, the accompanying statement of revenues and certain expenses excludes some expenses of the property and may not be comparable with those expenses resulting from the proposed future operations of Aquia Commerce Center I & II.

      In our opinion, the statement referred to above presents fairly, in all material respects, the revenues and certain expenses (as defined in note 2) of Aquia Commerce Center I & II for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

McLean, Virginia

April 27, 2004

AQUIA COMMERCE CENTER I & II

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

Three months ended March 31, 2004 (unaudited) and Year ended December 31, 2003

	2004	2003

	(unaudited)
Revenues:
Rental	$361,631	$1,446,493
Other	10,092	46,511

	371,723	1,493,004

Certain Expenses:
Management Fees	14,869	59,502
Janitorial	23,996	93,263
Utilities	36,370	106,923
Insurance	1,885	7,153
Security	150	900
Real estate taxes	16,178	63,122
Repairs and maintenance	6,289	29,355
Other	—	4,479

	99,737	364,697

Revenues in excess of certain expenses	$271,986	$1,128,307

See accompanying notes to statement of revenues and certain expenses.

AQUIA COMMERCE CENTER I & II

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

Three months ended March 31, 2004 (unaudited) and Year ended December 31, 2003

(1)  Background

      Aquia Commerce Center I & II consists of two flex office properties located in Stafford County, Virginia. Aquia Commerce Center I & II contain 34,111 and 30,377 square feet, respectively, and are 100 percent occupied by the United States Government under non-cancellable operating leases at December 31, 2003. These leases expire from 2006 to 2009 with 5 to 7 year renewal options available at the discretion of the landlord.

(2)  Summary of Significant Accounting Policies and Other Matters

     (a)  Basis of Presentation

      The accompanying statement of revenues and certain expenses relates to Aquia Commerce Center I & II and has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission. The statement excludes mortgage interest and depreciation and amortization and accordingly, the statement is not representative of the actual operations for the period presented and also may not be comparable to the expenses expected to be incurred in the future operations of Aquia Commerce Center I & II.

     (b)  Revenue Recognition

      Base rental revenues are recognized on a straight-line basis over the terms of the respective leases.

     (c)  Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and judgments that affect the revenues and expenses recognized during the reporting period. Actual results could differ from those estimates.

(3)  Management Fees

      Aquia Commerce Center I & II has a management agreement that provides for management fees of 4 percent of gross revenues as defined, and for reimbursement of certain direct costs, including on-site management costs incurred in operating the buildings. Management fee expenses during the three months ended March 31, 2004 and the year ended December 31, 2003 were $14,869 (unaudited) and $59,502, respectively.

(4)  Tenant Leases

      The total minimum rents to be received from tenants under noncancelable operating leases in effect at December 31, 2003 are as follows:

2004	$1,475,172
2005	1,475,172
2006	729,537
2007	661,752
2008	661,752
Thereafter	661,752

Total	$5,665,137

Report of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

First Potomac Realty Trust

      We have audited the accompanying statement of revenues and certain expenses (as defined in note 2) of the Suburban Maryland Portfolio for the year ended December 31, 2003. This financial statement is the responsibility of management. Our responsibility is to express an opinion on this financial statement based on our audit.

      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues and certain expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of revenues and certain expenses. We believe that our audit provides a reasonable basis for our opinion.

      The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission Rule 3-14 of Regulation S-X and is not intended to be a complete presentation of the revenues and expenses of the Suburban Maryland Portfolio. As described in note 2, the accompanying statement of revenues and certain expenses excludes some expenses of the property and may not be comparable with those resulting from the proposed future operations of the Suburban Maryland Portfolio.

      In our opinion, the statement referred to above presents fairly, in all material respects, the revenues and certain expenses (as defined in note 2) of the Suburban Maryland Portfolio for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

McLean, Virginia

April 27, 2004

SUBURBAN MARYLAND PORTFOLIO

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

Three months ended March 31, 2004 (unaudited) and Year ended December 31, 2003

	2004	2003

	(unaudited)
Revenues:
Minimum rental	$2,806,858	$11,087,954
Operating expense recoveries	630,802	2,963,860
Other	46,463	397,144

	3,484,123	14,448,958

Certain expenses:
Management fees	139,116	582,191
Janitorial	66,170	259,081
Utilities	140,747	512,759
Insurance	22,133	102,821
Landscaping	65,064	274,173
Security	17,404	79,237
Real estate taxes	324,107	1,273,619
Repairs and maintenance	280,681	826,057

	1,055,422	3,909,938

Revenues in excess of certain expenses	$2,428,701	$10,539,020

SUBURBAN MARYLAND PORTFOLIO

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

Three months ended March 31, 2004 (unaudited) and Year ended December 31, 2003

(1)  Background

      The Suburban Maryland Portfolio consists of thirteen flex and commercial office and industrial properties located in Maryland and one retail property located in West Virginia. These buildings contain approximately 1,397,000 square feet and are approximately 94% percent leased subject to non-cancelable operating leases expiring through 2023 primarily to the government contractors and professional services firms. Certain leases contain renewal options available at the discretion of the landlord or the tenant upon the satisfaction of certain criteria.

(2)  Summary of Significant Accounting Policies and Other Matters

     (a)  Basis of Presentation

      The accompanying statement of revenues and certain expenses relates to the Suburban Maryland Portfolio and has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission. The statement includes the revenues and certain expenses of the properties known as:

6900 English Muffin Way

Patrick Center
WestPark
Girard Business Center
7561 Lindbergh Drive
Woodlands Business Center
Deer Park
Georgia Pacific Blvd.
15 Worman’s Mill Court
Gateway Center
Girard Place
20270 Goldenrod Lane
Old Courthouse Square
Gateway West

      The statement of revenues and certain expenses excludes mortgage interest and depreciation and amortization and accordingly, the statement is not representative of the actual operations for the period presented and also may not be comparable to the expenses expected to be incurred by First Potomac Realty Trust in the proposed future operations of the Suburban Maryland Portfolio. All intercompany balances and transactions have been eliminated in combination.

     (b)  Revenue Recognition

      Minimum rental revenues are recognized on a straight-line basis over the terms of the respective leases.

     (c)  Use of Estimates

      The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and judgments that affect the revenues and expenses recognized during the reporting period. Actual results could differ from those estimates.

(3)  Management Fees

      The Suburban Maryland Portfolio has a management agreement that provides for management fees of 4 percent of gross revenues, as defined, and for reimbursement of certain direct costs, including on-site management costs incurred in operating the buildings. Management fee expenses during the three months ended March 31, 2004 and the year ended December 31, 2003 were $139,116 (unaudited) and $582,191, respectively.

SUBURBAN MARYLAND PORTFOLIO

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES — (Continued)

(4)  Tenant Leases

      Space in the properties comprising the Suburban Maryland Portfolio is leased to 182 tenants. The total minimum rents to be received from tenants under non-cancelable operating leases in effect at December 31, 2003 are as follows:

		Percentage of
		Leased Space
	Rental Due	Expiring

2004	$10,718,135	6%
2005	9,013,026	8%
2006	7,349,138	13%
2007	5,751,888	10%
2008	4,182,403	14%
Thereafter	9,443,009	49%

Total	$46,457,599	100%

Report of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

First Potomac Realty Trust:

      We have audited the accompanying statement of revenues and certain expenses (as defined in note 2) of Greenbrier Technology Center II for the year ended December 31, 2001. This statement is the responsibility of management. Our responsibility is to express an opinion on this statement based on our audit.

      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues and certain expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of revenues and certain expenses. We believe that our audit provides a reasonable basis for our opinion.

      The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission Rule 3-14 of Regulation S-X and is not intended to be a complete presentation of the revenues and expenses of Greenbrier Technology Center II. As described in note 2, the accompanying statement of revenues and certain expenses excludes some expenses of the property, and may not be comparable with those expenses resulting from the proposed future operations of Greenbrier Technology Center II.

      In our opinion, the statement referred to above presents fairly, in all material respects, the revenues and certain expenses (described in note 2) of Greenbrier Technology Center II for the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

/S/ KPMG LLP

McLean, Virginia

June 20, 2003

GREENBRIER TECHNOLOGY CENTER II

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

Nine months ended September 30, 2002 (unaudited) and Year ended December 31, 2001

	2002	2001

	(unaudited)
Revenues:
Rental	$730,769	$918,008
Other	43,315	49,926

	774,084	967,934

Certain expenses:
Management fees (Note 4)	24,379	33,667
Janitorial	34,859	43,993
Utilities	80,102	126,738
Insurance	9,716	11,251
Security	1,828	2,097
Other	19,226	7,431
Real estate taxes	60,424	79,776
Repairs and maintenance	60,497	92,773

	291,031	397,726

Revenues in excess of certain expenses	$483,053	$570,208

See accompanying notes to statement of revenues and certain expenses.

GREENBRIER TECHNOLOGY CENTER II

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

Nine months ended September 30, 2002 (unaudited) and Year ended December 31, 2001

(1)  Background

      Effective October 11, 2002, Greenbrier Holding Associates, LLC (Greenbrier Holding) was formed as a Delaware limited liability company for the purpose of owning and holding commercial rental properties. First Potomac (Predecessor) is a non-controlling member of Greenbrier Holding.

      On October 17, 2002, Greenbrier Holding purchased an industrial/flex office property in Chesapeake, Virginia. The building (Greenbrier Technology Center II) has an aggregate of approximately 80,000 rentable square feet.

(2)  Summary of Significant Accounting Policies and Other Matters

     (a)  Basis of Presentation

      The accompanying statement of revenues and certain expenses relates to Greenbrier Technology Center II and has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission. The statement excludes mortgage interest and depreciation and amortization, and accordingly, the statement is not representative of the actual operations for the period presented and also may not be comparable to the expenses expected to be incurred by Greenbrier Holding in the proposed future operations of Greenbrier Technology Center II.

     (b)  Revenue Recognition

      The straight-line basis is used to recognize rent revenues over the terms of the respective leases.

     (c)  Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and judgments that affect the revenues and expenses recognized during the reporting period. Actual results could differ from those estimates.

(3)  Tenant Leases

      Greenbrier Technology Center II is leased to approximately seven tenants at December 31, 2001. The total minimum rents to be received from tenants under noncancelable operating leases in effect at December 31, 2001, are as follows:

2002	$881,322
2003	797,602
2004	734,639
2005	296,105

Total	$2,709,668

(4)  Management Fees

      Greenbrier Technology Center II has a management agreement that provides for management fees of a percentage of rental revenues as defined, and for reimbursement of certain direct costs, including on-site management costs incurred in operating the buildings. Management fee expenses during the nine months ended September 30, 2002 and the year ended December 31, 2001 were $24,379 (unaudited) and $33,667, respectively.

Report of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

First Potomac Realty Trust:

      We have audited the accompanying statement of revenues and certain expenses (as defined in note 2) of Norfolk Business Center for the year ended December 31, 2001. This statement is the responsibility of management. Our responsibility is to express an opinion on this statement based on our audit.

      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues and certain expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of revenues and certain expenses. We believe that our audit provides a reasonable basis for our opinion.

      The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission Rule 3-14 of Regulation S-X and is not intended to be a complete presentation of the revenues and expenses of Norfolk Business Center. As described in note 2, the accompanying statement of revenues and certain expenses excludes some expenses of the property, and may not be comparable with those expenses resulting from the proposed future operations of Norfolk Business Center.

      In our opinion, the statement referred to above presents fairly, in all material respects, the revenues and certain expenses (described in note 2) of Norfolk Business Center for the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

McLean, Virginia

June 20, 2003

NORFOLK BUSINESS CENTER

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

Nine months ended September 30, 2002 (unaudited) and Year ended December 31, 2001

	2002	2001

	(unaudited)
Revenues:
Rental	$557,204	$632,364
Other	153,478	218,021

	710,682	850,385

Certain expenses:
Management fees (Note 4)	23,434	29,689
Utilities	69,144	40,996
Insurance	8,965	9,316
Real estate taxes	54,057	69,368
Repairs and maintenance	34,142	67,252

	189,742	216,621

Revenues in excess of certain expenses	$520,940	$633,764

See accompanying notes to statement of revenues and certain expenses.

NORFOLK BUSINESS CENTER

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

Nine months ended September 30, 2002 (unaudited) and Year ended December 31, 2001

(1)  Background

      Effective October 11, 2002, Greenbrier Holding Associates, LLC (Greenbrier Holding) was formed as a Delaware limited liability company for the purpose of owning and holding commercial rental properties. First Potomac (Predecessor) is a non-controlling member of Greenbrier Holding.

      On October 17, 2002, Greenbrier Holding purchased an industrial/flex office property in Norfolk, Virginia. The building (Norfolk Business Center) has an aggregate of approximately 90,000 rentable square feet.

(2)  Summary of Significant Accounting Policies and Other Matters

     (a)  Basis of Presentation

      The accompanying statement of revenues and certain expenses relates to Norfolk Business Center and has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission. The statement excludes mortgage interest and depreciation and amortization, and accordingly, the statement is not representative of the actual operations for the period presented and also may not be comparable to the expenses expected to be incurred by Greenbrier Holding in the proposed future operations of Norfolk Business Center.

     (b)  Revenue Recognition

      The straight-line basis is used to recognize rent revenues over the terms of the respective leases.

     (c)  Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and judgments that affect the revenues and expenses recognized during the reporting period. Actual results could differ from those estimates.

(3)  Tenant Leases

      Norfolk Business Center is leased to approximately six tenants at December 31, 2001. The total minimum rents to be received from tenants under noncancelable operating leases in effect at December 31, 2001 are as follows:

2002	$619,239
2003	588,527
2004	441,852
2005	197,408
2006	82,969
Thereafter	248,907

Total	$2,178,902

(4)  Management Fees

      Norfolk Business Center has a management agreement that provides for management fees of a percentage of rental revenues as defined, and for reimbursement of certain direct costs, including on-site management costs incurred in operating the buildings. Management fee expenses during the nine months ended September 30, 2002 and the year ended December 31, 2001 were $23,434 (unaudited) and $29,689, respectively.

Report of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

First Potomac Realty Trust:

      We have audited the accompanying statement of revenues and certain expenses (as defined in note 2) of Rumsey Center for the year ended December 31, 2001. This statement is the responsibility of management. Our responsibility is to express an opinion on this statement based on our audit.

      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues and certain expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of revenues and certain expenses. We believe that our audit provides a reasonable basis for our opinion.

      The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission Rule 3-14 of Regulation S-X and is not intended to be a complete presentation of the revenues and expenses of Rumsey Center. As described in note 2, the accompanying statement of revenues and certain expenses excludes some expenses of the property, and may not be comparable with those expenses resulting from the proposed future operations of Rumsey Center.

      In our opinion, the statement referred to above presents fairly, in all material respects, the revenues and certain expenses (as defined in note 2) of Rumsey Center for the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

/S/ KPMG LLP

McLean, Virginia

June 20, 2003

RUMSEY CENTER

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

Nine months ended September 30, 2002 (unaudited) and Year ended December 31, 2001

	2002	2001

	(unaudited)
Revenues:
Rental Income	$984,378	$943,669
Other	115,704	110,048

	1,100,082	1,053,717

Certain expenses:
Management fee (Note 4)	46,956	425,567
General and administrative expenses	2,401	829
Professional fees	3,205	23,176
Leasing and promotion expenses	3,442	4,626
Utility expense	16,150	29,500
Repair and maintenance expense	60,483	49,539
Real estate taxes	68,704	104,557
Janitorial expense	1,054	10,154
Security and safety expense	3,792	13,015
Insurance expense	14,945	14,944

	221,132	675,907

Revenues in excess of certain expenses	$878,950	$377,810

See accompanying notes to statement of revenues and certain expenses.

RUMSEY CENTER

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

Nine months ended September 30, 2002 (unaudited) and Year ended December 31, 2001

(1)  Background

      Effective October 25, 2002, Columbia Holding Associates, LLC (Columbia Holding) was formed as a Delaware limited liability company for the purpose of owning and holding commercial rental properties. First Potomac (Predecessor) is a non-controlling member of Columbia Holding.

      On October 30, 2002, Columbia Holding purchased four buildings in Columbia, Maryland. The buildings (Rumsey Center) consist of industrial/flex office property with an aggregate of approximately 135,000 rentable square feet.

(2)  Summary of Significant Accounting Policies and Other Matters

     (a) Basis of Presentation

      The accompanying statement of revenues and certain expenses relates to Rumsey Center and has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission. The statement excludes mortgage interest and depreciation and amortization, and accordingly, the statement is not representative of the actual operations for the period presented and also may not be comparable to the expenses expected to be incurred by Columbia Holding in the proposed future operations of Rumsey Center.

     (b) Revenue Recognition

      The straight-line basis is used to recognize rent revenues over the terms of the respective leases.

     (c) Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and judgments that affect the revenues and expenses recognized during the reporting period. Actual results could differ from those estimates.

(3)  Tenant Leases

      Rumsey Center is occupied by approximately 13 tenants at December 31, 2001. The total minimum rents to be received from tenants under noncancelable operating leases in effect at December 31, 2001, are as follows:

2002	$917,998
2003	851,463
2004	637,803
2005	267,105
2006	163,594
Thereafter	180,246

Total	$3,018,209

(4)  Management Fees

      Rumsey Center has a management agreement that provides for management fees of a percentage of rental revenues as defined, and for reimbursement of certain direct costs, including on-site management costs incurred in operating the buildings. Management fee expenses during the nine months ended September 30, 2002 and the year ended December 31, 2001 were $46,956 (unaudited) and $425,567, respectively.

Report of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

First Potomac Realty Trust:

      We have audited the accompanying statement of revenues and certain expenses (as defined in note 2) of Snowden Center for the year ended December 31, 2001. This statement is the responsibility of management. Our responsibility is to express an opinion on this statement based on our audit.

      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues and certain expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of revenues and certain expenses. We believe that our audit provides a reasonable basis for our opinion.

      The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission Rule 3-14 of Regulation S-X and is not intended to be a complete presentation of the revenues and expenses of Snowden Center. As described in note 2, the accompanying statement of revenues and certain expenses excludes some expenses of the property, and may not be comparable with those expenses resulting from the proposed future operations of Snowden Center.

      In our opinion, the statement referred to above presents fairly, in all material respects, the revenues and certain expenses (as defined in note 2) of Snowden Center for the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

McLean, Virginia

June 20, 2003

SNOWDEN CENTER

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

Nine months ended September 30, 2002 (unaudited) and Year ended December 31, 2001

	2002	2001

	(unaudited)
Revenues:
Rental Income	$1,311,534	$1,271,093
Other	263,510	889,600

	1,575,044	2,160,693

Certain expenses:
Management fee (Note 4)	62,920	694,564
General and administrative expenses	1,443	1,010
Professional fees	3,668	37,967
Leasing and promotion expenses	4,000	4,560
Utility expense	19,768	29,794
Repair and maintenance expense	95,558	72,157
Real estate taxes	106,473	142,174
Janitorial expense	10,425	11,050
Security and safety expense	4,798	13,419
Insurance expense	18,720	24,067

	327,773	1,030,762

Revenues in excess of certain expenses	$1,247,271	$1,129,931

See accompanying notes to statement of revenues and certain expenses.

SNOWDEN CENTER

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

Nine months ended September 30, 2002 (unaudited) and Year ended December 31, 2001

(1)  Background

      Effective October 25, 2002, Columbia Holding Associates, LLC (Columbia Holding) was formed as a Delaware limited liability company for the purpose of owning and holding commercial rental properties. First Potomac (Predecessor) is a non-controlling member of Columbia Holding.

      On October 30, 2002, Columbia Holding purchased four buildings in Columbia, Maryland. The buildings (Snowden Center) consist of industrial/flex office property with an aggregate of approximately 140,000 rentable square feet.

(2)  Summary of Significant Accounting Policies and Other Matters

     (a)  Basis of Presentation

      The accompanying statement of revenues and certain expenses relates to Snowden Center and has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission. The statement excludes mortgage interest and depreciation and amortization, and accordingly, the statement is not representative of the actual operations for the period presented and also may not be comparable to the expenses expected to be incurred by Columbia Holding in the proposed future operations of Snowden Center.

     (b)  Revenue Recognition

      The straight-line basis is used to recognize rent revenues over the terms of the respective leases.

     (c)  Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and judgments that affect the revenues and expenses recognized during the reporting period. Actual results could differ from those estimates.

(3)  Tenant Leases

      Snowden Center is occupied by approximately 25 tenants at December 31, 2001. The total minimum rents to be received from tenants under noncancelable operating leases in effect at December 31, 2001, are as follows:

2002	$1,423,592
2003	1,140,271
2004	779,324
2005	586,397
2006	346,520
Thereafter	354,511

Total	$4,630,615

(4)  Management Fees

      Snowden Center has a management agreement that provides for management fees of a percentage of rental revenues as defined, and for reimbursement of certain direct costs, including on-site management costs incurred in operating the buildings. Management fee expenses during the nine months ended September 30, 2002 and the year ended December 31, 2001 were $62,920 (unaudited) and $694,564, respectively.

Report of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

First Potomac Realty Trust:

      We have audited the accompanying statement of revenues and certain expenses (as defined in note 2) of Interstate Plaza for the year ended December 31, 2002. This statement is the responsibility of management. Our responsibility is to express an opinion on this statement based on our audit.

      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues and certain expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of revenues and certain expenses. We believe that our audit provides a reasonable basis for our opinion.

      The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission Rule 3-14 of Regulation S-X and is not intended to be a complete presentation of revenues and expenses of Interstate Plaza. As described in note 2, the accompanying statement of revenues and certain expenses excludes some expenses of the property, and may not be comparable with those resulting from the proposed future operations of Interstate Plaza.

      In our opinion, the statement referred to above presents fairly, in all material respects, the revenues and certain expenses (as defined in note 2) of Interstate Plaza for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/S/ KPMG LLP

McLean, Virginia

August 26, 2003

INTERSTATE PLAZA

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

Six months ended June 30, 2003 (unaudited) and Year ended December 31, 2002

	2003	2002

	(unaudited)
Revenues:
Rental	$632,267	$1,268,380
Certain expenses:
Management fee (Note 4)	12,624	25,368
General and administrative	4,344	4,673
Repair	14,875	42,518
Maintenance	15,850	25,582

	47,693	98,141

Revenues in excess of certain expenses	$584,574	$1,170,239

See accompanying notes to statement of revenues and certain expenses.

INTERSTATE PLAZA

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

Six months ended June 30, 2003 (unaudited) and Year ended December 31, 2002

(1)  Background

      Interstate Plaza consists of a single industrial/flex office property located in Fairfax County, Virginia. The building contains approximately 107,000 rentable square feet. As of December 31, 2002, one tenant, the United States Department of Defense, occupied the entire building.

(2)  Summary of Significant Accounting Policies and Other Matters

     (a)  Basis of Presentation

      The accompanying statement of revenues and certain expenses relates to Interstate Plaza and has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission. The statement excludes mortgage interest and depreciation and amortization, and accordingly, the statement is not representative of the actual operations for the period presented and also may not be comparable to the expenses expected to be incurred in the proposed future operations of Interstate Plaza.

     (b)  Revenue Recognition

      The straight-line basis is used to recognize rent revenues over the terms of the respective leases.

     (c)  Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and judgments that affect the revenues and expenses recognized during the reporting period. Actual results could differ from those estimates.

(3)  Tenant Leases

      During 2002, Interstate Plaza was leased to the United States Department of Defense. Certain operating expenses, including utilities, insurance, security and real estate taxes, are defined within the lease agreement as being “triple-net”. Triple-net expenses are the responsibility of, and are billed by the vendor directly to, the tenant. Accordingly, these expenses are not reflected on the statements of revenues and certain expenses. The total minimum rents to be received under the noncancelable operating lease in effect at December 31, 2002, are as follows:

2003	$1,269,452
2004	1,270,804
2005	1,270,804
2006	1,270,804
2007	1,270,804

Total	$6,352,668

(4)  Management Fees

      Interstate Plaza has a management agreement that provides for management fees of a percentage of rental revenues as defined, and for reimbursement of certain direct costs, including on-site management costs incurred in operating the buildings. Management fees earned during the six months ended June 30, 2003 and the year ended December 31, 2002 were $12,624 (unaudited) and $25,368, respectively.

Report of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

First Potomac Realty Trust:

      We have audited the accompanying statement of revenues and certain expenses (as defined in note 2) of Virginia Center for the year ended December 31, 2002. This statement is the responsibility of management. Our responsibility is to express an opinion on this statement based on our audit.

      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues and certain expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of revenues and certain expenses. We believe that our audit provides a reasonable basis for our opinion.

      The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission Rule 3-14 of Regulation S-X and is not intended to be a complete presentation of revenues and expenses of Virginia Center. As described in note 2, the accompanying statement of revenues and certain expenses excludes some expenses of the property, and may not be comparable with those resulting from the proposed future operations of Virginia Center.

      In our opinion, the statement referred to above presents fairly, in all material respects, the revenues and certain expenses (as defined in note 2) of Virginia Center for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

McLean, Virginia

August 26, 2003

VIRGINIA CENTER

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

Six months ended June 30, 2003 (Unaudited) and Year Ended December 31, 2002

	2003	2002

	(Unaudited)
Revenues:
Rental Income	$482,904	$1,115,485
Other	117,666	208,991

	600,570	1,324,476

Certain expenses:
Management fee (Note 4)	17,307	42,962
Insurance	3,222	9,241
Utilities	20,979	41,042
Repair and maintenance	35,831	71,841
Real estate taxes	40,667	85,165
Janitorial	14,107	30,693
Security	38,011	41,454
Other	3,711	13,659

	173,835	336,057

Revenues in excess of certain expenses	$426,735	$988,419

See accompanying notes to statement of revenues and certain expenses.

VIRGINIA CENTER

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

Six months ended June 30, 2003 (Unaudited) and Year Ended December 31, 2002

(1)  Background

      Virginia Center consists of a single industrial/flex office property located in Henrico County, Virginia. The building contains approximately 119,672 rentable square feet. As of December 31, 2002, the building was occupied by 13 tenants.

(2)  Summary of Significant Accounting Policies and Other Matters

     (a) Basis of Presentation

      The accompanying statement of revenues and certain expenses relates to Virginia Center and has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission. The statement excludes mortgage interest and depreciation and amortization, and accordingly, the statement is not representative of the actual operations for the period presented and also may not be comparable to the expenses expected to be incurred in the proposed future operations of Virginia Center.

     (b) Revenue Recognition

      The straight-line basis is used to recognize rent revenues over the terms of the respective leases.

     (c) Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and judgments that affect the revenues and expenses recognized during the reporting period. Actual results could differ from those estimates

(3)  Tenant Leases

      Total minimum rents to be received from tenants under noncancelable operating leases in effect at December 31, 2002 are as follows:

2003	$913,047
2004	660,845
2005	580,922
2006	381,702
2007	169,208
Thereafter	35,660

Total	$2,741,384

(4)  Management Fees

      Virginia Center has a management agreement that provides for management fees of a percentage of rental revenues as defined, and for reimbursement of certain direct costs, including on-site management costs incurred in operating the buildings. Management fees earned during the six months ended June 30, 2003 and the year ended December 31, 2002 were $17,307 (unaudited) and $42,962, respectively.

Report of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

First Potomac Realty Trust:

      We have audited the accompanying statement of revenues and certain expenses (as defined in note 2) of Alexandria Corporate Park for the year ended December 31, 2002. This financial statement is the responsibility of management. Our responsibility is to express an opinion on this financial statement based on our audit.

      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues and certain expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of revenues and certain expenses. We believe that our audit provides a reasonable basis for our opinion.

      The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission Rule 3-14 of Regulation S-X and is not intended to be a complete presentation of Alexandria Corporate Park’s revenues and expenses. As described in note 2, the accompanying statement of revenues and certain expenses excludes certain expenses that would not be comparable with those resulting from the proposed future operations of Alexandria Corporate Park.

      In our opinion, the statement referred to above presents fairly, in all material respects, the revenues and certain expenses (described in note 2) of Alexandria Corporate Park for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

McLean, Virginia

February 14, 2004

ALEXANDRIA CORPORATE PARK

STATEMENT OF REVENUES AND CERTAIN EXPENSES

Nine Months Ended September 30, 2003 (unaudited) and Year Ended December 31, 2002

	2003	2002

	(unaudited)
Revenues
Rental	$1,556,333	$1,638,605
Other	351,893	166,344

	1,908,226	1,804,949

Certain expenses
Management fees	59,400	79,200
Janitorial	60,185	82,652
Utilities	193,554	243,390
Insurance	32,566	50,012
Landscaping	82,486	54,701
Security	8,232	31,725
Real estate taxes	80,298	91,695
Repairs and maintenance	91,884	135,081

	608,605	768,456

Revenues in excess of certain expenses	$1,299,621	$1,036,493

See accompanying notes to statement of revenues and certain expenses.

ALEXANDRIA CORPORATE PARK

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES

Nine months ended September 30, 2003 (unaudited) and
Year ended December 31, 2002

(1) Background

      Effective December 15, 2003, First Potomac Realty Trust, Inc. (First Potomac) formed Bren Mar, LLC (the Company) as a Delaware limited liability company for the purpose of owning and holding commercial rental properties. The Company is 100% owned by First Potomac.

      On December 23, 2003, First Potomac purchased Alexandria Corporate Park, a multi-tenant industrial property in Alexandria, Virginia. The building contains 278,000 rentable square feet. The building was approximately 32 percent leased at December 31, 2002.

(2) Summary of Significant Accounting Policies and Other Matters

     (a) Basis of Presentation

      The accompanying statement of revenues and certain expenses relates to Alexandria Corporate Park and has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission. Accordingly, it is not representative of the actual operations for the period presented as certain expenses, which may not be comparable to the expenses expected to be incurred by First Potomac in the proposed future operations of Alexandria Corporate Park, have been excluded. Expenses excluded consist of mortgage interest and depreciation and amortization.

     (b) Revenue Recognition

      The straight-line basis is used to recognize rent revenues over the terms of the respective leases.

     (c) Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and judgments that affect the revenues and expenses recognized during the reporting period. Actual results could differ from those estimates.

(3) Management Fees

      Alexandria Corporate Park has a management agreement that provides for management fees of $6,600 per month over the term of the agreement. Management fee expenses during the nine months ended September 30, 2003 (unaudited) and the year ended December 31, 2002 were $59,400 and $79,200.

(4) Tenant Leases

      Space in Alexandria Corporate Park is leased to 4 tenants. The total minimum rents to be received from tenants under noncancelable operating leases in effect at December 31, 2002:

2003	$1,765,498
2004	1,948,767
2005	2,007,344
2006	2,086,208
2007	1,920,757
Thereafter	5,743,660

Total	$15,472,234

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.     Other Expenses of Issuance and Distribution.

      The following table sets forth the costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by the Registrant.

Securities and Exchange Commission registration fee	$10,870
NASD filing fee	9,079
NYSE listing fee	44,300
Printing and engraving fees	150,000
Legal fees and expenses	300,000
Accounting fees and expenses	200,000
Blue sky fees and expenses	1,000
Transfer Agent and Registrar fees	2,500
Miscellaneous	32,251

Total	$750,000

*	To be filed by amendment.

      All expenses, except the Securities and Exchange Commission registration fee and the NASD filing fee, are estimated.

Item 32.     Sales to Special Parties.

      Not applicable.

Item 33.     Recent Sales of Unregistered Securities.

      In the preceding three years, we have issued the following securities that were not registered under the Securities Act:

      On December 15, 2002, our operating partnership issued 6,978 units of limited partnership interest to Mr. Barry H. Bass, Ms. Kyung Rhee and Mr. Michael H. Vlahos for $14.07 per unit. Each of these persons purchased such units with a combination of cash and promissory notes, each note bearing interest at 6% annually and maturing on December 15, 2006. Our operating partnership relied upon the exemptions from registration set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

      On July 9, 2003, Messrs. Bass and Dawson and Ms. Rhee loaned an aggregate of $287,000 to our operating partnership, in return for which our operating partnership issued promissory notes that were convertible into units of our operating partnership at a conversion price of $11.00 per unit and bear interest at an annual rate of 10% in a private placement designed to raise funds to pay for expenses relating to our initial public offering. While the promissory notes had three-year terms, our executive officers agreed to convert their notes upon completion of our initial public offering. On the same date, the brother-in-law of one of our executive officers also loaned $100,000 to our operating partnership in July 2003 on the same terms. Our operating partnership relied upon the exemptions from registration set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

      Pursuant to contribution agreements entered into on July 18, 2003, First Potomac Management, Inc., which was owned by Louis T. Donatelli, Douglas J. Donatelli, Nicholas R. Smith, Barry H. Bass, James Dawson and Kyung Rhee, each of whom is an executive officer of our company, agreed to contribute all of the capital interests and no less than 90% of the profits interests in FPM Management, LLC, the entity that manages our properties, to our operating partnership in exchange for 233,333 units of partnership interest having an aggregate value of $3.5 million based upon the $15.00 initial public offering price of our common shares. The contribution of the interests in FPM Management, LLC was conditioned upon and completed promptly following the closing of our initial public offering. The operating partnership relied upon exemptions from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

      On July 17, 2003, our operating partnership agreed to acquire interests in the company that held our interests in Rumsey Center and Snowden Center and issued 43,500 units of our operating partnership, having an aggregate value of $652,500 based upon the $15.00 initial public offering price of our common shares to certain of our trustees and executive officers, as well as to relatives of one of our executive officers, who had co-invested with our operating partnership in the acquisition of these properties. Our operating partnership relied upon exemptions from registration set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

      On July 17, 2003, our operating partnership agreed to acquire the remaining interests in the company that held our interests in Greenbrier Technology Center II and Norfolk Business Center and issued an aggregate of 10,500 units of our operating partnership, having an aggregate value of $157,500 based on the $15.00 initial public offering price of our common shares, to certain of our trustees and executive officers who had co-invested with our operating partnership in the acquisition of these properties. Our operating partnership relied upon exemptions from registration set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

      On July 17, 2003, our operating partnership agreed to acquire the remaining interests in the company that held our interests in Crossways Commerce Center I, Crossways Commerce Center II, Coast Guard Building and Newington Business Park Center from (i) relatives of one of our executive officers and (ii) Messrs. Louis T. Donatelli and Douglas J. Donatelli and issued 26,162 and 6,218 units of our operating partnership, respectively, to such parties, such units having aggregate values of $392,730 and $93,270, respectively, based on the $15.00 initial public offering price of our common shares. Our operating partnership relied upon exemptions from registration set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

      On July 17, 2003, First Potomac Realty Investment Trust, Inc. and the shareholders of First Potomac Realty Investment Trust, Inc. — Douglas J. Donatelli, Louis T. Donatelli and Nicholas R. Smith (the “Founders”) — entered into an agreement and plan of merger to merge with and into First Potomac Realty Trust, whereby the Founders received an identical number of common shares in exchange for the common stock that they held in First Potomac Realty Investment Trust, Inc. (an aggregate of 1,000 common shares). First Potomac Realty Trust relied upon exemptions from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

      On January 1, 2003, our operating partnership acquired the remaining interests in the entities that held our interests in Crossways Commerce Center I, Crossways Commerce Center II, Coast Guard Building and Newington Business Park Center that it did not previously own and issued 304,230 units of our operating partnership, having an aggregate value of $4,563,450 based on the $15.00 initial public offering price of our common shares, to certain of our trustees, executive officers and outside investors who had co-invested with our operating partnership in the acquisition of these properties. Our operating partnership relied upon exemptions from registration set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

      On September 17, 2003, our board of trustees approved the grant of options to purchase our common shares under our Equity Compensation Plan to the following executive officers in the following amounts: Louis T. Donatelli (100,000 common shares), Douglas J. Donatelli (150,000 common shares), Nicholas R. Smith (75,000 common shares), James H. Dawson (50,000 common shares), Barry H. Bass (50,000 common shares), Kyung Rhee (30,000 common shares) and Michael H. Comer (30,000 common shares). First Potomac Realty Trust relied upon Rule 701 of the Securities Act.

      On September 17, 2003, our board of trustees approved the grant of share awards under our Equity Compensation Plan to the following non-executive trustees in the following amounts: Robert H. Arnold (2,000 common shares), Richard B. Chess (2,000 common shares) and Messrs. McCullough, Stevens and Heller (1,000 common shares each). First Potomac Realty Trust relied upon Rule 701 of the Securities Act.

Item 34.     Indemnification of Trustees and Officers.

      The Maryland REIT Law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) a final judgment based upon a finding of active or deliberate dishonesty by the trustee or officer that was material to the cause of action adjudicated. Our declaration of trust contains a provision which limits the liability of our trustees and officers to the maximum extent permitted by Maryland law.

      Our declaration of trust permits us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former shareholder, employee, agent, trustee or officer or (b) any individual who, while a trustee, shareholder, employee, agent, or officer and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former shareholder, employee, agent, trustee or officer of our company. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former shareholder, trustee or officer who is made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a trustee or officer of our company and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his or her service in that capacity, against any claim or liability to which he or she may become subject by reason of such status. Our declaration of trust and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of our company in any of the capacities described above. Maryland law requires us to indemnify a present or former shareholder, trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity.

      The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law (the “MGCL”) for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right if the corporation or if the trustee or officer was adjudged to be liable for an improper personal benefit. In accordance with the MGCL and our bylaws, our bylaws require us, as a condition to advancing expenses, to obtain (a) a written affirmation by the trustee or officer of his good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by or on his or her behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the applicable standard of conduct was not met.

Item 35.     Treatment of Proceeds from Stock Being Registered.

      None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36.     Financial Statements and Exhibits.

      (a) Financial Statements. See page F-1 for an index of the financial statements included in the Registration Statement.

      (b) Exhibits. The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-11:

EXHIBIT LIST

Exhibit		Description of Document

1	.1*	Form of Underwriting Agreement
3	.1**	Amended and Restated Declaration of Trust of the Registrant.
3	.2**	Amended and Restated Bylaws of the Registrant.
3	.3**	Amended and Restated Agreement of Limited Partnership of First Potomac Realty Investment, L.P. dated September 15, 2003.
5	.1*	Opinion of with respect to the legality of the shares being registered.
8	.1*	Opinion of Hunton & Williams LLP with respect to tax matters.
10	.1**	Deed of Trust Note between FPR Holdings Limited Partnership, as borrower, and Credit Suisse First Boston Mortgage Capital LLC, as lender, dated December 23, 1997.
10	.2**	Deed of Trust, Assignment of Leases and Rents and Security Agreement between FPR Holdings Limited Partnership, as borrower, and Credit Suisse First Boston Mortgage Capital LLC, as lender, dated December 23, 1997.
10	.3**	Fixed Rate Note between Techcourt, LLC, as borrower, and Morgan Guaranty Trust Company of New York, as lender, dated September 17, 1999.
10	.4**	Deed of Trust and Security Agreement between Techcourt, LLC, as borrower, and Morgan Guaranty Trust Company of New York, as lender, dated September 17, 1999.
10	.5**	Fixed Rate Note between 4212 Techcourt, LLC, as borrower, and Morgan Guaranty Trust Company of New York, as lender, dated May 23, 2000.
10	.6**	Deed of Trust and Security Agreement between 4212 Techcourt, LLC, as borrower, and Morgan Guaranty Trust Company of New York, as lender, dated May 23, 2000.
10	.7**	Fixed Rate Note between Newington Terminal Associates LLC, as borrower, and Salomon Brothers Realty Corp., as assignee of Suburban Capital Markets, Inc., as lender, dated September 6, 2002.
10	.8**	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing between Newington Terminal Associates, LLC, as borrower, and Salomon Brothers Realty Corp., as assignee of Suburban Capital Markets, Inc., as lender, dated September 6, 2002.
10	.9**	Fixed Rate Note between Crossways Associates LLC, as borrower, and Salomon Brothers Realty Corp., as assignee of Suburban Capital Markets, Inc., as lender, dated September 6, 2002.
10	.10**	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing between Crossways Associates LLC, as borrower, and Salomon Brothers Realty Corp., as assignee of Suburban Capital Markets, Inc., as lender, dated September 6, 2002.
10	.11**	Promissory Note between Norfolk First LLC and GTC II First LLC, as borrowers, and JP Morgan Chase Bank, as lender, dated October 17, 2002.
10	.12**	Deed of Trust and Security Agreement by and between GTC II First LLC, as borrower, and JP Morgan Chase Bank, as lender, dated October 17, 2002.

Exhibit		Description of Document

10	.13**	Deed of Trust and Security Agreement by and between Norfolk First LLC, as borrower, and JP Morgan Chase Bank, as lender, dated October 17, 2002.
10	.14**	Contribution Agreement, dated July 18, 2003, by and between the Investors in Rumsey/ Snowden Holding LLC and First Potomac Realty Investment Limited Partnership.
10	.15**	Contribution Agreement, dated July 18, 2003, by and between the Investors in Greenbrier/ Norfolk Holding LLC and First Potomac Realty Investment Limited Partnership.
10	.16**	Contribution Agreement, dated July 18, 2003, by and between the Investors in Kristina Way, LLC and Newington Terminal Associates LLC and First Potomac Realty Investment Limited Partnership.
10	.17**	Contribution Agreement between First Potomac Management, Inc., as Contributor, and FPM Management, LLC, as acquiror, dated July 18, 2003.
10	.18**	Contribution Agreement between First Potomac Management, Inc., as contributor, and First Potomac Realty Investment Limited Partnership, as acquiror, dated July 18, 2003.
10	.19**†	Employment Agreement, dated October 8, 2003, by and between Douglas J. Donatelli and the Registrant.
10	.20**†	Employment Agreement, dated October 8, 2003, by and between Nicholas R. Smith and the Registrant.
10	.21**†	Employment Agreement, dated October 8, 2003, by and between Barry H. Bass and the Registrant.
10	.22**†	Employment Agreement, dated October 8, 2003, by and between James H. Dawson and the Registrant.
10	.23**†	Employment Agreement, dated October 8, 2003, by and between Louis T. Donatelli and the Registrant.
10	.24**†	Equity Incentive Plan.
10	.25**	Real Estate Purchase and Sale Agreement between Principal Life Insurance Company, as the Seller, and First Potomac Realty Investment Limited Partnership as the Buyer, dated as of September 10, 2003.
10	.26**	Contract of Sale between Elman Alexandria Associates, L.P., as the Seller and First Potomac Realty Trust, as the Buyer, dated as of September 19, 2003.
10	.27***	Revolving Credit Agreement between First Potomac Realty Investment Limited Partnership and Fleet National Bank.
10	.28***	First Amendment to Revolving Credit Agreement
10	.29****	Second Amendment to Revolving Credit Agreement by and among First Potomac Realty Investment Limited Partnership, as borrower, and Fleet National Bank and KeyBank National Association, as lenders, dated April 14, 2004.
10	.30****	Agreement of Purchase and Sale by and between Aquia Commerce Center, L.C., as seller, and First Potomac Realty Investment Limited Partnership, as purchaser, dated as of March 12, 2004.
10	.31****	Agreement of Purchase and Sale by and between Aquia Commerce Center II, L.C., as seller, and First Potomac Realty Investment Limited Partnership, as purchaser, dated as of March 12, 2004.
10	.32****	Promissory Note between Aquia Commerce Center, L.C., as borrower, and GMAC Commercial Mortgage Corporation, as lender, dated as of January 12, 1998.
10	.33****	Deed of Trust, Assignment of Rents and Security Agreement by and among Aquia Commerce Center, L.C., as trustor, Thomas R. Petty, as trustee, and GMAC Commercial Mortgage Corporation, as beneficiary, dated January 9, 1998.
10	.34****	Amended and Restated Promissory Note Secured by Deed of Trust by and between Butera Properties, LLC, as maker, and Credit Suisse First Boston Mortgage Capital LLC, as lender, dated August 28, 1998.

Exhibit		Description of Document

10	.35****	Amended and Restated Consolidated Promissory Note Secured by Deed of Trust by and among Butera Properties, LLC, Butera Properties II, LLC, Butera Gateway Center, LLC Butera Girard Place, LLC, Butera Girard Business Center, LLC, Butera Goldenrod Lane, LLC, Thirty West LLP, TRB, Inc., Woodstone Assoc., collectively referred to as maker, and Credit Suisse First Boston Mortgage Capital LLC, as lender, dated August 28, 1998.
10	.36****	Amended and Restated Deed of Trust and Security Agreement by and among Butera Properties, LLC, as grantor, Barbara G. Blitz, as trustee, and Credit Suisse First Boston Mortgage Capital LLC, as grantee, dated as of August 28, 1998.
10	.37****	Agreement of Purchase and Sale of Membership Interests and Properties and Escrow Instructions by and among Butera Properties, LLC, Butera Properties II, LLC, Butera Girard Business Center, LLC, Butera Gateway Center, LLC, Butera Girard Place, LLC, Butera Goldenrod Lane, LLC, TRB, Inc., Woodstone Associates, Thirty Pat, LLC, Butera Equity, LLC, Kimmel Equity, LLC, Butera Properties, Inc., Butera Properties II, Inc., Butera Girard Business Center, Inc., Butera Gateway Center, Inc., Butera Girard Place, Inc., Butera Goldenrod Lane, Inc., RIP Investments LP, Butera Gateway West II, LLC, and First Potomac Realty Investment Limited Partnership, FP Realty Investment Manager, Inc., FP WestPark, LLC and FP Patrick Center, LLC, dated as of May 27, 2004.
21	.1*	Subsidiaries of the Registrant.
23	.1*	Consent of (included in its opinion filed as Exhibit 5.1 hereto).
23	.2*	Consent of Hunton & Williams LLP (included in its opinion filed as Exhibit 8.1 hereto).
23	.3****	Consent of KPMG LLP (independent auditors).
23	.4****	Consent of Delta Associates, Inc.
24	.1****	Power of attorney (included in the signature page to this Registration Statement).

*	To be filed by amendment.

**	Incorporated by reference to the exhibits to our Registration Statement on Form S-11 (Registration No. 333-107172).

***	Incorporated by reference to the exhibits to our Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC on March 30, 2004.

****	Filed herewith.

†	Management compensation contract.

Item 37.     Undertakings.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to trustees, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to

Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933, shall be deemed to part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bethesda, State of Maryland, on the 27th day of May, 2004.

FIRST POTOMAC REALTY TRUST

By:	/s/ DOUGLAS J. DONATELLI

Douglas J. Donatelli
President and Chief Executive Officer

POWER OF ATTORNEY

      Each of the trustees and officers of First Potomac Realty Trust whose signature appears below hereby appoints Douglas J. Donatelli and Barry H. Bass and each of them, as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments to this registration statement, making such changes in the registration statement as appropriate, file a 462(b) registration statement and generally do all such things in their behalf in their capacities as officers and trustees to enable First Potomac Realty Trust to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ LOUIS T. DONATELLI Louis T. Donatelli	Chairman of the Board of Trustees	May 27, 2004

/s/ DOUGLAS J. DONATELLI Douglas J. Donatelli	President, Chief Executive Officer and Trustee (Principal Executive Officer)	May 27, 2004

/s/ BARRY H. BASS Barry H. Bass	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 27, 2004

/s/ RICHARD B. CHESS Richard B. Chess	Trustee	May 27, 2004

/s/ ROBERT H. ARNOLD Robert H. Arnold	Trustee	May 27, 2004

J. Roderick Heller, III	Trustee

Signature	Title	Date

/s/ R. MICHAEL MCCULLOUGH R. Michael McCullough	Trustee	May 27, 2004

/s/ TERRY L. STEVENS Terry L. Stevens	Trustee	May 27, 2004

EXHIBIT INDEX

Exhibit		Description of Document

1	.1*	Form of Underwriting Agreement.
3	.1**	Amended and Restated Declaration of Trust of the Registrant.
3	.2**	Amended and Restated Bylaws of the Registrant.
3	.3**	Amended and Restated Agreement of Limited Partnership of First Potomac Realty Investment, L.P. dated September 15, 2003.
5	.1*	Opinion of with respect to the legality of the shares being registered.
8	.1*	Opinion of Hunton & Williams LLP with respect to tax matters.
10	.1**	Deed of Trust Note between FPR Holdings Limited Partnership, as borrower, and Credit Suisse First Boston Mortgage Capital LLC, as lender, dated December 23, 1997.
10	.2**	Deed of Trust, Assignment of Leases and Rents and Security Agreement between FPR Holdings Limited Partnership, as borrower, and Credit Suisse First Boston Mortgage Capital LLC, as lender, dated December 23, 1997.
10	.3**	Fixed Rate Note between Techcourt, LLC, as borrower, and Morgan Guaranty Trust Company of New York, as lender, dated September 17, 1999.
10	.4**	Deed of Trust and Security Agreement between Techcourt, LLC, as borrower, and Morgan Guaranty Trust Company of New York, as lender, dated September 17, 1999.
10	.5**	Fixed Rate Note between 4212 Techcourt, LLC, as borrower, and Morgan Guaranty Trust Company of New York, as lender, dated May 23, 2000.
10	.6**	Deed of Trust and Security Agreement between 4212 Techcourt, LLC, as borrower, and Morgan Guaranty Trust Company of New York, as lender, dated May 23, 2000.
10	.7**	Fixed Rate Note between Newington Terminal Associates LLC, as borrower, and Salomon Brothers Realty Corp., as assignee of Suburban Capital Markets, Inc., as lender, dated September 6, 2002.
10	.8**	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing between Newington Terminal Associates, LLC, as borrower, and Salomon Brothers Realty Corp., as assignee of Suburban Capital Markets, Inc., as lender, dated September 6, 2002.
10	.9**	Fixed Rate Note between Crossways Associates LLC, as borrower, and Salomon Brothers Realty Corp., as assignee of Suburban Capital Markets, Inc., as lender, dated September 6, 2002.
10	.10**	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing between Crossways Associates LLC, as borrower, and Salomon Brothers Realty Corp., as assignee of Suburban Capital Markets, Inc., as lender, dated September 6, 2002.
10	.11**	Promissory Note between Norfolk First LLC and GTC II First LLC, as borrowers, and JP Morgan Chase Bank, as lender, dated October 17, 2002.
10	.12**	Deed of Trust and Security Agreement by and between GTC II First LLC, as borrower, and JP Morgan Chase Bank, as lender, dated October 17, 2002.
10	.13**	Deed of Trust and Security Agreement by and between Norfolk First LLC, as borrower, and JP Morgan Chase Bank, as lender, dated October 17, 2002.
10	.14**	Contribution Agreement, dated July 18, 2003, by and between the Investors in Rumsey/ Snowden Holding LLC and First Potomac Realty Investment Limited Partnership.
10	.15**	Contribution Agreement, dated July 18, 2003, by and between the Investors in Greenbrier/ Norfolk Holding LLC and First Potomac Realty Investment Limited Partnership.
10	.16**	Contribution Agreement, dated July 18, 2003, by and between the Investors in Kristina Way, LLC and Newington Terminal Associates LLC and First Potomac Realty Investment Limited Partnership.
10	.17**	Contribution Agreement between First Potomac Management, Inc., as contributor, and FPM Management, LLC, as acquiror, dated July 18, 2003.

Exhibit		Description of Document

10	.18**	Contribution Agreement between First Potomac Management, Inc., as contributor, and First Potomac Realty Investment Limited Partnership, as acquiror, dated July 18, 2003.
10	.19**†	Employment Agreement, dated October 8, 2003, by and between Douglas J. Donatelli and the Registrant.
10	.20**†	Employment Agreement, dated October 8, 2003, by and between Nicholas R. Smith and the Registrant.
10	.21**†	Employment Agreement, dated October 8, 2003, by and between Barry H. Bass and the Registrant.
10	.22**†	Employment Agreement, dated October 8, 2003, by and between James H. Dawson and the Registrant.
10	.23**†	Employment Agreement, dated October 8, 2003, by and between Louis T. Donatelli and the Registrant.
10	.24**†	Equity Incentive Plan.
10	.25**	Real Estate Purchase and Sale Agreement between Principal Life Insurance Company, as Seller, and First Potomac Realty Investment Limited Partnership as the Buyer, dated as of September 10, 2003.
10	.26**	Contract of Sale between Elman Alexandria Associates, L.P., as the Seller, and First Potomac Realty Trust, as the Buyer, dated as of September 19, 2003.
10	.27***	Revolving Credit Agreement between First Potomac Realty Investment Limited Partnership and Fleet National Bank.
10	.28***	First Amendment to Revolving Credit Agreement
10	.29****	Second Amendment to Revolving Credit Agreement by and among First Potomac Realty Investment Limited Partnership, as borrower, and Fleet National Bank and KeyBank National Association, as lenders, dated April 14, 2004.
10	.30****	Agreement of Purchase and Sale by and between Aquia Commerce Center, L.C., as seller, and First Potomac Realty Investment Limited Partnership, as purchaser, dated as of March 12, 2004.
10	.31****	Agreement of Purchase and Sale by and between Aquia Commerce Center II, L.C., as seller, and First Potomac Realty Investment Limited Partnership, as purchaser, dated as of March 12, 2004.
10	.32****	Promissory Note between Aquia Commerce Center, L.C., as borrower, and GMAC Commercial Mortgage Corporation, as lender, dated as of January 12, 1998.
10	.33****	Deed of Trust, Assignment of Rents and Security Agreement by and among Aquia Commerce Center, L.C., as trustor, Thomas R. Petty, as trustee, and GMAC Commercial Mortgage Corporation, as beneficiary, dated January 9, 1998.
10	.34****	Amended and Restated Promissory Note Secured by Deed of Trust by and between Butera Properties, LLC, as maker, and Credit Suisse First Boston Mortgage Capital LLC, as lender, dated August 28, 1998.
10	.35****	Amended and Restated Consolidated Promissory Note Secured by Deed of Trust by and among Butera Properties, LLC, Butera Properties II, LLC, Butera Gateway Center, LLC Butera Girard Place, LLC, Butera Girard Business Center, LLC, Butera Goldenrod Lane, LLC, Thirty West LLP, TRB, Inc., Woodstone Assoc., collectively referred to as maker, and Credit Suisse First Boston Mortgage Capital LLC, as lender, dated August 28, 1998.
10	.36****	Amended and Restated Deed of Trust and Security Agreement by and among Butera Properties, LLC, as grantor, Barbara G. Blitz, as trustee, and Credit Suisse First Boston Mortgage Capital LLC, as grantee, dated as of August 28, 1998.

Exhibit		Description of Document

10	.37****	Agreement of Purchase and Sale of Membership Interests and Properties and Escrow Instructions by and among Butera Properties, LLC, Butera Properties II, LLC, Butera Girard Business Center, LLC, Butera Gateway Center, LLC, Butera Girard Place, LLC, Butera Goldenrod Lane, LLC, TRB, Inc., Woodstone Associates, Thirty Pat, LLC, Butera Equity, LLC, Kimmel Equity, LLC, Butera Properties, Inc., Butera Properties II, Inc., Butera Girard Business Center, Inc., Butera Gateway Center, Inc., Butera Girard Place, Inc., Butera Goldenrod Lane, Inc., RIP Investments LP, Butera Gateway West II, LLC, and First Potomac Realty Investment Limited Partnership, FP Realty Investment Manager, Inc., FP WestPark, LLC and FP Patrick Center, LLC, dated as of May 27, 2004.
21	.1*	Subsidiaries of the Registrant.
23	.1*	Consent of (included in its opinion filed as Exhibit 5.1 hereto).
23	.2*	Consent of Hunton & Williams LLP (included in its opinion filed as Exhibit 8.1 hereto).
23	.3****	Consent of KPMG LLP (independent auditors).
23	.4****	Consent of Delta Associates, Inc.
24	.1****	Power of attorney (included in the signature page to this Registration Statement).

*	To be filed by amendment.

**	Incorporated by reference to the exhibits to our Registration Statement on Form S-11 (Registration No. 333-107172).

***	Incorporated by reference to the exhibits to our Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC on March 30, 2004.

****	Filed herewith.

†	Management compensation contract.